As filed with the Securities and Exchange Commission on February 25, 2004 Registration No. 333-112720

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO THE

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Semiconductor Manufacturing International Corporation

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	3674	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

18 Zhangjiang Road

Pudong New Area

Shanghai 201203

People’s Republic of China

Attn: Richard R. Chang, Chief Executive Officer

(+86-21) 5080-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

Tel: (212) 894-8440

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carmen Chang James B. Bucher Shearman & Sterling LLP 1080 Marsh Road Menlo Park, California 94025 Tel: (650) 838-3600 Fax: (650) 838-3699

Jon L Christianson

Skadden, Arps, Slate, Meagher & Flom LLP

East Wing Office, Level 4

China World Trade Center

No. 1, Jian Guo Men Wai Avenue

Beijing, China 100004

Tel: (86-10) 6505-5511

Fax: (86-10) 6505-5522

Gregory C. Smith Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 Tel: (650) 470-4500 Fax: (650) 470-4570

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Ordinary shares, par value US$0.0004 per share(4)	2,875,000,150	$0.35	$1,006,250,053	$127,491.88

(1)	Includes (a) shares that may be purchased by the underwriters pursuant to an overallotment option and (b) all shares initially offered and sold outside the United States that may be resold from time to time in the United States. The shares are not being registered for the purpose of sales outside the United States. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(3)	This amount was previously paid in full.
(4)	American Depositary Shares issuable on deposit of the shares registered hereby will be registered under a separate registration statement on Form F-6. Each American Depositary Share represents 50 ordinary shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2004

Semiconductor Manufacturing International Corporation

(Incorporated in the Cayman Islands with limited liability)

86,363,640 American Depositary Shares

Representing 4,318,182,000 Ordinary Shares (par value US$0.0004 per share)

Semiconductor Manufacturing International Corporation is offering American depositary shares, or ADSs. Each ADS represents 50 ordinary shares. We are selling 56,060,600 ADSs, representing 2,803,030,000 ordinary shares, and certain of our shareholders referred to in this prospectus as selling shareholders are selling 30,303,040 ADSs, representing 1,515,152,000 ordinary shares. This is our initial public offering. The selling shareholders identified in this prospectus have granted to the underwriters an option to purchase a maximum of 13,636,360 additional ADSs, representing 681,818,000 ordinary shares, to cover overallotments, if any. We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders, including any proceeds from the underwriters’ exercise of their overallotment option, if any. We currently estimate that the initial public offering price per ADS will be between US$15.50 and US$17.50, which is equivalent to between HK$2.41 and HK$2.72 per ordinary share at the exchange rate of HK$7.7755 to US$1.00, the noon buying rate on February 23, 2004.

This offering of ADSs is part of a global offering of an aggregate of 4,545,455,000 ordinary shares, including a Hong Kong public offering of 227,273,000 ordinary shares.

We have applied to list the ADSs on the New York Stock Exchange under the symbol “SMI.” We have applied for the listing of the ordinary shares on The Stock Exchange of Hong Kong Limited under the stock code “981.”

Investing in the ordinary shares or the ADSs involves risks. See “Risk Factors” beginning on page 10.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us	Proceeds to Selling Shareholders
Per ADS	US$	US$	US$	US$
Per ordinary share	HK$	HK$	HK$	HK$
Total		US$	US$	US$

The information in the above table excludes ordinary shares offered in the Hong Kong public offering, with aggregate proceeds to us of HK$            , and also excludes proceeds to the selling shareholders from the underwriters’ exercise of their overallotment option, if any.

The ordinary shares will be ready for delivery in Hong Kong on or around March 18, 2004, and the ADSs will be ready for delivery in New York, New York on or around March 17, 2004.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Deutsche Bank Securities

The date of this prospectus is             , 2004

SMIC: The Foundry For Your Vision

Beijing
Tianjin
Shanghai

Artist's impression

Our Technologies

Logic • Mixed Signal • RF • High Voltage • DRAM • SRAM
Flash • EEPROM • Specialty Memory • LCoS • System-on-Chip

Our Customers

Broadcom • Elite Semiconductor • Fujitsu • Infineon • Marvell Semiconductor
Samsung • STMicroelectronics • Texas Instruments

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

Dealer Prospectus Delivery Obligation

Until            , 2004, 25 days after the date of this prospectus, all dealers that buy, sell or trade the shares or ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Conventions That Apply to This Prospectus

References in this prospectus to:

•	“China” or the “PRC” are to the People’s Republic of China, excluding for the purpose of this prospectus Hong Kong, Macau and Taiwan;

•	“HK$” are to Hong Kong dollars;

•	“Rmb” are to Renminbi, the legal currency of China;

•	“US$” are to U.S. dollars;

•	“SEHK” or “Hong Kong Stock Exchange” are to The Stock Exchange of Hong Kong Limited; and

•	“NYSE” or “New York Stock Exchange” are to the New York Stock Exchange, Inc.

All references in this prospectus to silicon wafer quantities are to 8-inch wafer equivalents, unless otherwise specified. Conversion of quantities of 12-inch wafers to 8-inch wafer equivalents is achieved by multiplying the number of 12-inch wafers by 2.25. When we refer to the capacity of wafer fabrication

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facilities, we are referring to the installed capacity based on specifications established by the manufacturers of the equipment used in those facilities.

References to key process technology nodes, such as 0.35 micron, 0.25 micron, 0.18 micron, 0.15 micron, and 0.13 micron, include the stated resolution of the process technology, as well as intermediate resolutions down to but not including the next key process technology node of finer resolution. For example, when we state “0.25 micron process technology,” that also includes 0.22 micron, 0.21 micron, 0.20 micron and 0.19 micron technologies. “0.18 micron process technology” also includes 0.17 micron and 0.16 micron technologies.

References to “U.S. GAAP” mean the generally accepted accounting principles in the United States. Unless otherwise indicated, our financial information presented in this prospectus has been prepared in accordance with U.S. GAAP.

The “Glossary of Technical Terms” contained in Annex A of this prospectus sets forth the description of certain technical terms and definitions used in this prospectus.

Solely for the convenience of the reader, this prospectus contains translations of certain Hong Kong dollar and Renminbi amounts into U.S. dollars at specified rates. All translations from Hong Kong dollars and Renminbi to U.S. dollars were made (unless otherwise indicated) at the noon buying rates in The City of New York for cable transfers in Hong Kong dollars and Renminbi per US$1.00 as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise stated, the translations of Hong Kong dollars and Renminbi into U.S. dollars have been made at the noon buying rates in effect on February 23, 2004, which were HK$7.7755 to US$1.00 and Rmb 8.2772 to US$1.00. No representation is made that the Hong Kong dollar, Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars, Hong Kong dollars or Renminbi, as the case may be, at any particular rate or at all. See “Risk Factors—Risks Related to Conducting Operations in China—Devaluation or appreciation in the value of the Renminbi or restrictions on convertibility of the Renminbi could adversely affect our operating results” and “Risk Factors—Risks Related to Our Financial Condition and Business—Exchange rate fluctuations could increase our costs, which could adversely affect our operating results and the value of our ADSs” for a discussion of the effects on our company of fluctuating exchange rates.

Except as otherwise indicated, all information contained in this prospectus assumes:

•	a 10-for-1 share split to be effected in the form of a share dividend immediately after the conversion of our preference shares into ordinary shares and immediately prior to the completion of the global offering;

•	the conversion of (i) all of our convertible preference shares issued or issuable as of December 31, 2003 into 13,299,009,450 post-split ordinary shares, which amount assumes the closings as of December 31, 2003 of the subscriptions for Series C convertible preference shares convertible into 547,499,980 post-split ordinary shares, which have closed or which we expect to close in the first quarter of 2004, (ii) the Series D convertible preference shares issued in January 2004 to Motorola, Inc. and its subsidiary, Motorola (China) Electronics Limited, or MCEL, which are convertible into 1,605,174,900 post-split ordinary shares and which were issued in connection with our acquisition of assets constituting Motorola’s fab in Tianjin, China, and (iii) the Series D convertible preference shares, which are convertible into 39,290,830 post-split ordinary shares and which are issuable to two of our technology partners upon the closing of our technology transactions with them, which we anticipate will occur in the first quarter of 2004;

ii

•	the conversion of our convertible preference shares into ordinary shares upon the closing of the global offering at the following approximate conversion rates:

Series A convertible preference shares	1 to 1
Series A-2 convertible preference shares	1 to 1
Series B convertible preference shares	1 to 1.09
Series C convertible preference shares	1 to 1.75
Series D convertible preference shares	1 to 1.68

•	the redemption of all of our outstanding Series A-1 non-convertible preference shares immediately prior to the closing of the global offering;

•	the filing of our Ninth Amended and Restated Memorandum and Articles of Association following conversion of our preference shares, which increases our authorized number of ordinary shares to 50,000,000,000 and creates 5,000,000,000 undesignated preference shares; and

•	no exercise by the representatives of the underwriters’ right to purchase up to an additional 681,818,000 ordinary shares to cover overallotments.

The automatic conversion of our convertible preference shares into ordinary shares shall be deemed to occur immediately prior to the adoption of our Ninth Amended and Restated Memorandum and Articles of Association, which in turn shall be deemed to occur immediately prior to the implementation of our 10-for-1 share split in the form of a share dividend. Accordingly, when we give information in this prospectus relating to the number and per share prices of preference shares, such information is given on a pre-split basis. However, when we give information relating to the number of ordinary shares, such information is given on a post-split basis. For example, if, prior to the share split, a shareholder owned ten convertible preference shares each of which converted into five ordinary shares, then we would disclose in the prospectus that such shareholder’s convertible preference share ownership was ten, but if we presented his share ownership on an as-converted basis, we would disclose that he owned five hundred ordinary shares.

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and related notes appearing elsewhere in this prospectus. You should read the entire prospectus carefully in evaluating an investment in our securities. Please see “Annex A—Glossary of Technical Terms” for a description of certain technical terms and definitions used in this prospectus.

Overview

We are one of the leading semiconductor foundries in the world. As a foundry, we fabricate semiconductors for customers based on their own or third parties’ integrated circuit designs. We were founded in April 2000 and within three years have developed the capabilities to offer a wide range of leading edge integrated wafer manufacturing services, including copper interconnects capabilities, to our global customer base. We operate 8-inch wafer fabrication facilities in the Zhangjiang High-Tech Park in Shanghai, China and, as a result of a recent acquisition, an 8-inch wafer fab in Tianjin, China. These fabs had an aggregate capacity as of December 31, 2003 of 49,000 8-inch wafers per month for wafer fabrication and 9,000 wafers per month for copper interconnects, which positions us as a leading foundry in China. In addition, we are currently constructing 12-inch wafer fabrication facilities in Beijing, which we believe will be the first 12-inch fabs in China. Fab 1 at our facility in Shanghai was selected as one of the two “Top Fabs of 2003” by Semiconductor International, a leading industry publication. In addition, we were ranked second in a readers’ poll of top global foundries of 2003 conducted by Silicon Strategies, another leading semiconductor industry publication.

We currently provide semiconductor fabrication services using 0.35 micron to 0.13 micron process technology for the following devices:

•	logic technologies, including standard logic, mixed-signal, radio frequency and high voltage circuits;

•	memory technologies, including dynamic random access memory, static random access memory, flash, electronically erasable programmable read-only memory and mask read-only memory; and

•	specialty technologies, including liquid crystal on silicon, complementary metal oxide silicon image sensor and system-on-chip.

We intend to expand our capabilities in the fabrication of semiconductor wafers using both high-end logic and memory technologies. In addition to wafer fabrication, our service offerings include a comprehensive portfolio of intellectual property consisting of libraries and circuit design blocks, design support, mask-making and wafer probing. We also work with our partners to provide assembly and testing services.

We have a global and diversified customer base that includes integrated device manufacturers, such as Fujitsu Limited, Infineon Technologies AG, Samsung Electronics Co., Ltd., STMicroelectronics Pte. Ltd. and Texas Instruments Incorporated, and fabless semiconductor companies, such as Broadcom Corporation, Elite Semiconductor Memory Technology Inc. and Marvell Semiconductor, Inc. The foregoing is not intended to identify our top customers, but rather to provide a representative sampling of our customer base.

In recent years, fabless semiconductor companies have grown both in terms of their geographic reach as well as their overall worldwide sales. In addition, integrated device manufacturers have increasingly outsourced their manufacturing requirements for complex and high performance semiconductor devices to semiconductor foundries in order to become more cost competitive. Semiconductor foundries have emerged as key strategic partners to fabless semiconductor companies and integrated device manufacturers, enabling the manufacturing of increasingly more complex, higher performance semiconductor devices at lower costs. According to IC Insights, a leading semiconductor industry publication, the compound annual growth rate of the semiconductor foundry industry in terms of worldwide sales is projected to be 21.8% from 1998 to 2008, compared to 9.5% for the semiconductor industry as a whole for the same period. We believe that we are well positioned to benefit from the growth of fabless semiconductor companies and the increase in outsourcing by integrated device manufacturers, particularly because our facilities are equipped to manufacture integrated circuits using leading edge technologies at competitive costs.

China has emerged as a global manufacturing center for electronic products that are sold both within China and abroad. In addition, according to China’s Ministry of Information Industry, the domestic market for electronic information products in China has grown in terms of overall sales from US$20.2 billion in 1999 to US$77.1 billion in 2002. An increasing proportion of the semiconductors required for these products has been sourced in China. We believe our position as a leading foundry in China will allow us to take advantage of this growth in local semiconductor sourcing to meet domestic Chinese demand as well as for use in electronic products for export.

Our Solutions and Competitive Advantages

We offer a wide range of integrated manufacturing services and solutions to our global customers to assist them in bringing their products to market rapidly and cost effectively. Our solutions and competitive advantages include the following:

•	Leading edge process technology capabilities;

•	Flexible and customizable manufacturing;

•	Integrated one-stop manufacturing service;

•	Proximity to electronics manufacturing supply chain in China;

•	Cost-effective services;

•	Focus on high quality customer service; and

•	Strong management team, corporate culture and availability of qualified personnel.

Our Strategy

The key elements of our strategy consist of the following:

•	Capitalize on our first mover advantage to capture semiconductor industry growth opportunities in China;

•	Target a diversified and global customer base;

•	Maintain leading edge technology and innovation through internal research and development and strategic alliances and partnerships;

•	Provide high quality customer service; and

•	Shift product mix to logic wafers while maintaining expertise in dynamic random access memory technology.

Risks of Investment

See “Risk Factors” beginning on page 10 for a description of the risks relating to an investment in our shares or ADSs.

Corporate Information

We are a limited liability company that was incorporated in the Cayman Islands in April 2000. Our principal executive offices are located at 18 Zhangjiang Road, Pudong New Area, Shanghai 201203, China. Our telephone number in Shanghai is (+86-21) 5080-2000. Investor inquiries should be directed to our Investor Relations Department at (+86-21) 5080-2000, extension 16012. Our website is www.smics.com. Information contained on our website does not constitute part of this prospectus.

The Global Offering

ADSs offered by us	56,060,600 ADSs, representing 2,803,030,000 ordinary shares.

ADSs offered by the selling shareholders	30,303,040 ADSs, representing 1,515,152,000 ordinary shares.
Global offering

The global offering consists of the offering of a total of 4,545,455,000 ordinary shares, including ordinary shares represented by ADSs, pursuant to the U.S. offering, the international offering and the Hong Kong public offering.

U.S. offering	ADSs in a public offering in the United States and on a private placement basis in Canada.

International offering	ADSs outside the United States and Canada, including to professional and institutional investors in Hong Kong and in a public offering without listing in Japan.

Hong Kong public offering	227,273,000 ordinary shares in a public offering in Hong Kong.

If the number of ordinary shares validly applied for in the Hong Kong public offering is 15 times or more but less than 50 times, 50 times or more but less than 100 times, or 100 times or more than the number of ordinary shares initially available for subscription in the Hong Kong public offering, then we will reallocate an additional 113,636,000 ordinary shares, 340,909,000 ordinary shares or 681,818,000 ordinary shares, respectively, to the Hong Kong public offering from the U.S. offering and/or the international offering in a manner the underwriters consider appropriate. Any unsold ordinary shares in the Hong Kong public offering may be reallocated to the U.S. offering and/or the international offering.

Global coordinator	Credit Suisse First Boston (Hong Kong) Limited.

Joint bookrunners	Credit Suisse First Boston (Hong Kong) Limited and Deutsche Bank AG, Hong Kong Branch.

Election of American depositary shares or ordinary shares	Purchasers in the U.S. and international offerings may elect to take delivery of our ordinary shares in lieu of ADSs.

Overallotment option

The selling shareholders have granted an option to the underwriters to purchase up to 13,636,360 additional ADSs, representing 681,818,000 ordinary shares, exercisable in whole or in part by the representatives of the underwriters to cover overallotments, if any. We will not receive any proceeds from the exercise of the underwriters’ overallotment option.

American depositary shares	Each ADS represents 50 ordinary shares, which will be held by JPMorgan Chase Bank as depositary. The ADSs will be evidenced by American depositary receipts, or ADRs. To understand the terms of the ADRs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” That section describes the deposit agreement under which the ADRs are issued. We also encourage you to read the deposit agreement, which is an exhibit to the registration statement of which this prospectus forms a part.

Price per ADS and per ordinary share in the U.S. and international offerings

We currently estimate that the initial public offering price per ADS will be between US$15.50 and US$17.50, which is equivalent to between HK$2.41 and HK$2.72 per ordinary share at the exchange rate of HK$7.7755 to US$1.00, the noon buying rate on February 23, 2004.

The initial public offering price for ADSs under the U.S. and international offerings is payable in U.S. dollars.

Price per ordinary share in the Hong Kong public offering

The initial public offering price per ordinary share in the Hong Kong public offering, when increased by a 1% brokerage fee, a 0.005% Hong Kong Securities and Futures Commission transaction levy, a 0.002% investor compensation levy and a 0.005% Hong Kong Stock Exchange trading fee payable by purchasers, is effectively equivalent to the initial public offering price per ADS in the U.S. and international offerings, based on an exchange rate of HK$7.7755 to US$1.00, the noon buying rate on February 23, 2004, and adjusted for the ratio of 50 ordinary shares per ADS.

The initial public offering price for ordinary shares in the Hong Kong public offering is payable in Hong Kong dollars.

Timing of the global offering	The following is a tentative timetable of various events in the global offering (Hong Kong time):

Commencement of the Hong Kong public offering	March 8, 2004

Closing of the Hong Kong public offering	March 11, 2004

Pricing of the global offering	March 11, 2004

Final allocation of ordinary shares under the Hong Kong public offering	March 16, 2004

Commencement of trading of ADSs on the New York Stock Exchange	March 17, 2004

Commencement of trading of ordinary shares on the Hong Kong Stock Exchange	March 18, 2004

Five business day gap between pricing and trading of ordinary shares	The ordinary shares offered in the global offering will not commence trading on the Hong Kong Stock Exchange until all of the conditions contained in the underwriting agreement for the Hong Kong public offering have been satisfied, which is expected to be five business days in Hong Kong after the date of pricing of the ordinary shares. The ADSs offered in the U.S. and international offerings are expected to commence trading on the New York Stock Exchange on the business day in New York immediately preceding the day when trading of the ordinary shares commences on the Hong Kong Stock Exchange. You will not be able to sell or otherwise deal in the ordinary shares or ADSs prior to the commencement of their trading on the Hong Kong Stock Exchange or the New York Stock Exchange, respectively.

Use of proceeds

We intend to use the proceeds of this offering for constructing and ramping up our Beijing fabs, upgrading the technology and increasing the capacity at our Shanghai and Tianjin fabs and for general corporate purposes. We may use a portion of the proceeds of the global offering to fund strategic acquisitions or investments. See “Use of Proceeds.”

Listings	We have applied to list the ADSs on the New York Stock Exchange under the symbol “SMI” and the ordinary shares on the Hong Kong Stock Exchange under the stock code “981.”

Dividend policy	We do not intend to pay dividends on our ordinary shares for the foreseeable future.

ADS depositary	JPMorgan Chase Bank.

Lock-up and monetization	We and all of our securityholders have agreed to a lock-up of our securities for a period of 180 days after the date of this prospectus. See “Underwriting.”

In addition, substantially all of our larger securityholders have agreed to a further lock-up of securities, subject to certain exceptions, for a period equal to the shorter of three years from the expiration of the 180-day lock-up period and the date on which these securityholders collectively own less than 10% of our ordinary shares. The purpose of these additional monetization restrictions is to provide a mechanism following completion of the global offering for orderly sales of our securities by some of our larger shareholders, which sales are consistent with our expected need to raise capital. See “Related Party Transactions — Registration Rights Agreement” for more information on this additional lock-up.

Ordinary shares to be outstanding immediately after the global offering

The number of ordinary shares to be outstanding immediately following the global offering is 18,216,373,180, based on (i) 13,541,604,450 post-split ordinary shares issued or issuable as of December 31, 2003, (ii) 1,605,174,900 post-split ordinary shares issuable upon conversion of Series D convertible preference shares issued in connection with our acquisition in January 2004 of the assets constituting Motorola’s fab in Tianjin, China, and (iii) 39,290,830 post-split ordinary shares issuable upon conversion of Series D convertible preference shares issuable in connection with the closing of our transactions with two technology partners, which we anticipate will occur in the first quarter of 2004, and excludes the following post-split as-converted shares:

•	583,813,880 ordinary shares issuable upon the exercise of options outstanding as of December 31, 2003, with exercise prices ranging from US$0.005 to US$0.35 per share (on a post-split basis);

•	623,380 ordinary shares issuable upon conversion of Series B convertible preference shares issuable upon exercise of a warrant outstanding as of December 31, 2003, which warrant is automatically exercised upon the attainment of certain milestones and has an exercise price of US$3.50 per convertible preference share;

•	17,272,730 ordinary shares issuable upon conversion of Series B convertible preference shares issuable upon exercise of a warrant outstanding as of December 31, 2003, which warrant is automatically exercised upon the attainment of certain milestones and has an exercise price of US$3.00 per convertible preference share;

•	314,999,280 ordinary shares issuable upon conversion of Series C convertible preference shares issuable upon exercise of a warrant outstanding as of December 31, 2003, with an exercise price of US$0.01 per convertible preference share, which warrant is not exercisable prior to and shall terminate upon the completion of the global offering;

•	11,978,920 ordinary shares issuable upon conversion of Series D convertible preference shares issuable upon exercise of a warrant outstanding as of December 31, 2003, with an exercise price of US$0.01 per convertible preference share, which warrant will remain outstanding after completion of the global offering if the price to the public in the global offering is less than US$0.35 per ordinary share (on a post-split basis); and

•	413,451,380 ordinary shares reserved for future grants under our employee stock option plans as of December 31, 2003.

Assuming that all of the options and warrants outstanding as of December 31, 2003 that do not terminate upon completion of the global offering are exercised, including 160,517,470 ordinary shares issuable upon conversion of warrants issued in connection with the acquisition of the assets constituting Motorola’s fab in Tianjin, China, the number of ordinary shares to be outstanding immediately following the global offering would be 18,990,579,560.

Summary Consolidated Financial Data

The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, both of which are included elsewhere in this prospectus. The summary consolidated financial data presented below has been prepared in accordance with U.S. GAAP. The summary consolidated financial data presented below as of and for the years ended December 31, 2001, 2002 and 2003 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The quarterly consolidated financial data presented below has been derived from unaudited consolidated financial statements not included in this prospectus. In our opinion, all adjustments necessary for a fair presentation of the quarterly consolidated financial data are contained in the financial statements that are included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	For the year ended December 31,
	2001	2002	2003
	(in US$ thousands, except for per share and per ADS data)
Income Statement Data:
Sales	$—	$50,315	$365,823
Cost of sales(1)	—	(105,238)	(363,241)

Gross profit (loss)	—	(54,923)	2,582

Operating expenses:
Research and development	(9,326)	(37,459)	(32,070)
General and administrative	(16,870)	(17,782)	(27,912)
Selling and marketing	(751)	(4,371)	(9,447)
Amortization of deferred stock compensation	(712)	(1,769)	(5,900)

Total operating expenses	(27,659)	(61,381)	(75,329)

Loss from operations	(27,659)	(116,304)	(72,747)
Other income (expenses):
Interest income	18,681	10,980	5,616
Interest expense	—	(176)	(1,425)
Other, net	384	2,897	2,411
Subsidy income	5,942	—	—

Total other income, net	25,007	13,701	6,602

Net loss	(2,652)	(102,603)	(66,145)

Deemed dividend on preference shares(2)	—	—	(37,117)

Loss attributable to holders of ordinary shares	$(2,652)	$(102,603)	$(103,262)

Net loss per share, basic and diluted	$(0.33)	$(12.74)	$(11.35)

Ordinary shares used in calculating basic and diluted net loss per share(3)(4)	8,000,000	8,053,580	9,098,320

Pro forma basic and diluted net loss per share on a post-split basis (unaudited)			$(0.01)

Shares used in calculating pro forma basic and diluted net loss per share on a post-split basis (unaudited)			10,914,204,700

Net loss per ADS, basic and diluted			$(56.75)

ADSs used in calculating basic and diluted net loss per share(4)			1,819,664

(1)	Including amortization of deferred stock compensation for employees directly involved in manufacturing activities.
(2)	Deemed dividend represents the difference between the sale and conversion prices of warrants and Series C convertible preference shares we issued in the third and fourth quarters of 2003 and their respective fair market values.
(3)	Anti-dilutive preference shares, options and warrants were excluded from the weighted average ordinary shares outstanding for the diluted per share calculation. For 2001, 2002 and 2003, basic loss per share did not differ from diluted loss per share.
(4)	Share and per share information for the 10-for-1 share split to be effected after the conversion of our preference shares into ordinary shares and upon completion of the global offering has been excluded from the weighted average ordinary shares and ADSs outstanding for the basic and diluted per share and per ADS calculation.

	As of December 31,
	2001	2002	2003
	(in US$ thousands)
Balance Sheet Data:
Cash and cash equivalents	$178,920	$91,864	$445,276
Short-term investments	—	27,709	27,165
Accounts receivable, net of allowances	—	20,110	90,539
Inventories	4,749	39,826	69,924
Total current assets	235,196	185,067	680,882
Land use rights, net	48,913	49,354	41,935
Plant and equipment, net	478,950	1,290,910	1,523,564
Total assets	763,059	1,540,078	2,290,506
Total current liabilities	249,071	263,655	325,430
Total long-term liabilities	—	405,432	479,961
Total liabilities	249,071	669,087	805,391
Stockholders’ equity	$513,988	$870,991	$1,485,115

	For the year ended December 31,
	2001	2002	2003
	(in US$ thousands, except percentages and operating data)
Cash Flow Data:
Net loss	$(2,652)	$(102,603)	$(66,145)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,445	84,537	233,905
Net cash provided by (used in) operating activities	3,360	(48,802)	114,270
Purchases of plant and equipment	(459,779)	(761,704)	(453,097)
Net cash used in investing activities	(501,779)	(751,144)	(454,498)
Net cash provided by financing activities	583,152	712,925	693,497
Net increase (decrease) in cash and cash equivalents	$84,630	$(87,056)	$353,412

Other Financial Data:
Gross margin	—	(109.2)%	0.7%
Operating margin	—	(231.2)%	(19.9)%
Net margin	—	(203.9)%	(18.1)%

Operating Data:
Wafers shipped (in units):
Logic(1)	—	26,419	188,316
Total(2)	—	82,486	476,451
Average selling price (in US$):
Logic(1)	—	$794	$896
Total(2)	—	$558	$733

(1)	Excluding copper interconnects and memory wafers.
(2)	Including logic, memory, copper interconnects and all other wafers.

	For the three months ended
	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec 31, 2003
	(in US$ thousands, except for percentages and operating data)
Income Statement Data:
Sales	$560	$6,441	$18,917	$24,397	$38,442	$75,193	$107,141	$145,047
Cost of sales(1)	(4,426)	(16,887)	(36,989)	(46,936)	(63,495)	(88,645)	(96,768)	(114,333)

Gross profit (loss)	(3,866)	(10,446)	(18,072)	(22,539)	(25,053)	(13,452)	10,373	30,714

Operating expenses:
Research and development	(3,275)	(6,042)	(16,500)	(11,642)	(6,339)	(8,118)	(8,272)	(9,341)
General and administrative	(2,528)	(5,763)	(2,408)	(7,083)	(3,916)	(2,849)	(8,896)	(12,251)
Selling and marketing	(401)	(781)	(941)	(2,248)	(2,145)	(2,285)	(2,747)	(2,270)
Amortization of deferred stock compensation	(171)	(410)	(553)	(635)	(879)	(1,199)	(1,587)	(2,235)

Total operating expenses	(6,375)	(12,996)	(20,402)	(21,608)	(13,279)	(14,451)	(21,502)	(26,097)

Income (loss) from operations	(10,241)	(23,442)	(38,474)	(44,147)	(38,332)	(27,903)	(11,129)	4,617
Other income (expenses):
Interest income	6,209	1,417	2,778	576	678	392	1,563	2,983
Interest expense	—	—	(44)	(132)	(146)	(146)	(207)	(926)
Other, net	696	(116)	395	1,922	(252)	(2,857)	1,317	4,203
Subsidy income	—	—	—	—	—	—	—	—

Total other income (expenses), net	6,905	1,301	3,129	2,366	280	(2,611)	2,673	6,260

Net income (loss)	(3,336)	(22,141)	(35,345)	(41,781)	(38,052)	(30,514)	(8,456)	10,877
Deemed dividend on preference shares(2)	—	—	—	—	—	—	(34,586)	(2,531)

Income (loss) attributable to holders of ordinary shares	$(3,336)	$(22,141)	$(35,345)	$(41,781)	$(38,052)	$(30,514)	$(43,042)	$8,346

Other Financial Data:
Gross margin	(690.4)%	(162.2)%	(95.5)%	(92.4)%	(65.2)%	(17.9)%	9.7%	21.2%
Operating margin	(1,828.8)%	(363.9)%	(203.4)%	(181.0)%	(99.7)%	(37.1)%	(10.4)%	3.2%
Net margin	(595.7)%	(343.8)%	(186.8)%	(171.3)%	(99.0)%	(40.6)%	(7.9)%	7.5%

Operating Data:
Wafers shipped (in units):
Logic(3)	208	5,512	9,490	11,209	11,577	28,607	55,678	92,454
Total(4)	220	7,919	26,185	48,162	74,596	117,950	130,780	153,125
Average selling price (in US$):
Logic(3)	$627	$756	$906	$721	$635	$797	$883	$967
Total(4)	$684	$682	$667	$477	$494	$614	$771	$910
Average utilization rate	72%	89%	92%	99%	88%	97%	93%	97%

(1)	Including amortization of deferred stock compensation for employees directly involved in manufacturing activities.
(2)	Deemed dividend represents the difference between the sale and conversion prices of warrants and Series C convertible preference shares we issued in the third and fourth quarters of 2003 and their respective fair market values.
(3)	Excluding copper interconnects and memory wafers.
(4)	Including logic, memory, copper interconnects and all other wafers.

RISK FACTORS

An investment in our ordinary shares or ADSs involves a high degree of risk. You should carefully consider the following information about risks, together with the other information contained in this prospectus, including our consolidated financial statements and related notes, before you decide to buy our ordinary shares or ADSs. If any of the circumstances or events described below actually arises or occurs, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our ordinary shares or ADSs could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks described below and elsewhere in this prospectus.

Risks Related to Our Financial Condition and Business

Our short operating history makes it difficult to evaluate our business and prospects.

We were founded in April 2000 and did not commence commercial production until January 2002. Because of our limited operating history, there may not be an adequate basis upon which to evaluate our future operating results and prospects, and we have only limited insight into the trends that may emerge that may adversely affect our business and operating results.

We have incurred significant operating losses since our inception, may continue to incur substantial operating losses in the future and may not be able to achieve or maintain profitability, primarily due to our high fixed costs and correspondingly high levels of depreciation expenses.

Since we were founded in April 2000, we have incurred significant operating losses. Our losses from operations were US$0.9 million in 2000, US$27.7 million in 2001, US$116.3 million in 2002 and US$72.7 million in 2003. We may continue to incur substantial operating losses in the future, primarily because our business is characterized by high fixed costs relating to equipment purchases, which result in correspondingly high levels of depreciation expenses. In the next two years, we will continue to incur high capital expenditures and depreciation expenses as we equip and ramp up our new fabs in Beijing, expand our capacity in Shanghai and upgrade and expand the capacity of our recently acquired fab in Tianjin. Thereafter, we expect to continue to incur high capital expenditures and depreciation expenses as we expand our capacity and construct new fabs. Our operating losses may continue or increase in the future and we may not become profitable. Even if profitability is achieved, we may not be able to maintain such profitability.

The cyclical nature of the semiconductor industry and periodic overcapacity in the industry make our business and operating results particularly vulnerable to economic downturns.

The semiconductor industry has historically been highly cyclical and, at various times, has experienced significant downturns characterized by fluctuations in end-user demand, reduced demand for integrated circuits, rapid erosion of average selling prices and production overcapacity. Companies in the semiconductor industry have expanded aggressively during periods of increased demand in order to have the capacity needed to meet expected demand in the future. If actual demand does not increase or declines, or if companies in the industry expand too aggressively in light of the actual increase in demand, the industry will generally experience a period in which industry-wide capacity exceeds demand. If industry-wide capacity exceeds demand, our operations would be subject to more intense competition, and our results of operations may suffer because of the resulting pricing pressure and capacity underutilization. Severe pricing pressure could result in the overall foundry industry becoming less profitable, at least for the duration of the downturn, and could prevent us from achieving, or if achieved, maintaining, profitability. For example, from 2001 to mid-2003, the semiconductor industry experienced a downturn due to a number of factors, including a slowdown in the global economy and in the communications sector in particular. We expect that industry cyclicality will continue. In addition, a slowdown in the growth in demand for, or the continued reduction in selling prices of, devices that use semiconductors may decrease the demand for our services and reduce our profit margins. If we cannot take appropriate or effective actions in a timely manner during future downturns, such as reducing our costs to sufficiently offset declines in demand for our services, our business and operating results may be adversely affected.

Our results of operations may fluctuate from quarter to quarter, which may make it difficult to predict our future performance and may result in a decline in the prices of our ordinary shares and ADSs if we fail to meet our expectations or those of public market analysts and investors in these periods.

Our sales, expenses and results of operations may fluctuate significantly from quarter to quarter due to a number of factors, many of which are outside our control. Our business and operations are subject to a number of factors, including:

•	our customers’ sales outlook, purchasing patterns and inventory adjustments based on general economic conditions or other factors;

•	the loss of one or more key customers or the significant reduction or postponement of orders from such customers;

•	timing of new technology development and the qualification of this technology by our customers;

•	timing of our expansion and development of our facilities;

•	our ability to obtain equipment and raw materials; and

•	our ability to obtain financing in a timely manner.

Due to the factors noted above and other risks discussed in this section, many of which are beyond our control, you should not rely on quarter-to-quarter comparisons to predict our future performance. Unfavorable changes in any of the above factors may adversely affect our business and operating results. In addition, our operating results may be below the expectations of public market analysts and investors in some future periods. In this event, the price of our ordinary shares and ADSs may decline.

If the recent trend of increasing demand for foundry services reverses or slows down, we may achieve a lower rate of return on investments than anticipated and our business and operating results will be adversely affected.

The demand for foundry services by IDMs, fabless semiconductor companies and systems companies has been increasing in recent years. We have made and are planning to make significant investments in anticipation of the continuation of this trend. A reversal of, or slowdown in, this trend will likely result in a lower rate of return on our investments than anticipated. For example, if IDMs change their strategy and target greater internal production or become dissatisfied with the services of independent foundry service providers, such as our company, they may reduce their outsourcing of wafer fabrication. In addition, in the event of an industry downturn, in order to maintain their equipment’s utilization rates, these IDMs may allocate a smaller portion of their fabricating needs to foundry service providers and perform a greater amount of foundry services for system companies and fabless semiconductor companies. If this occurs, our business and operating results will be adversely affected.

If we are unable to maintain high capacity utilization, optimize the technology and product mix of our services or improve our yields, our margins may substantially decline, thereby adversely affecting our operating results.

Our ability to achieve and maintain profitability depends, in part, on our ability to:

•	maintain high capacity utilization, which is the actual number of wafers we produce in relation to our capacity;

•	optimize our technology and product mix, which is the relative number of wafers fabricated utilizing higher margin technologies as compared to commodity and lower margin technologies; and

•	continuously maintain and improve our yield, which is the percentage of usable fabricated devices on a wafer.

Our capacity utilization affects our operating results because a large percentage of our costs are fixed. In general, more advanced technologies sell for higher prices and higher margins. Therefore, our technology and product mix has a direct impact upon our average selling prices and overall margins. Our yields directly affect our ability to attract and retain customers, as well as the price of our services. If we are unable to maintain high capacity utilization, optimize the technology and product mix of our wafer production and continuously improve our yields, our margins may substantially decline, thereby adversely affecting our operating results.

Our rapid growth has presented significant challenges to our management and administrative systems and resources, and we may experience difficulties managing our growth, particularly as we handle the additional responsibilities of becoming a public company, which may adversely affect our business and operating results.

Since our inception in 2000, we have grown rapidly. Our wafers shipped and sales grew from zero in 2000 to 476,451 wafers and US$365.8 million in 2003. During this period, we constructed and initiated commercial production at three fabs, and the range of process technologies we offered grew significantly. In addition, we recently acquired one fab, and are in the process of constructing additional fabs. At December 31, 2000, we had 122 employees; at December 31, 2001, we had 1,476 employees; at December 31, 2002, we had 3,193 employees; and at December 31, 2003, we had 4,443 employees. We plan to hire a significant number of additional employees as our newly acquired fab in Tianjin ramps up and fabs currently under construction become operational. This expansion has presented, and continues to present, significant challenges for our management and administrative systems and resources. If we fail to develop and maintain management and administrative systems and resources sufficient to keep pace with our planned growth or to handle the additional responsibilities of becoming a public company, we may experience difficulties managing our growth and our business and operating results could be adversely affected.

If we lose one or more of our key personnel without obtaining adequate replacements in a timely manner or if we are unable to retain and recruit skilled personnel, our operations could become disrupted and the growth of our business could be delayed or restricted.

Our success depends on the continued service of our key executive officers, and in particular, Richard R. Chang, our President and Chief Executive Officer. We do not carry key person insurance on any of our personnel. If we lose the services of any of our key executive officers, it could be very difficult to find, relocate and integrate adequate replacement personnel into our operations, which could seriously harm our operations and the growth of our business.

We will require an increased number of experienced executives, engineers and other skilled employees in the future to implement our growth plans. There is intense competition for the services of these personnel in the semiconductor industry. In addition, we expect demand for skilled and experienced personnel in China to increase in the future as new wafer fabrication facilities and other similar high technology businesses are established there. If we are unable to retain our existing personnel or attract, assimilate and retain new experienced personnel in the future, our operations could become disrupted and the growth of our business could be delayed or restricted.

Our customers generally do not place purchase orders far in advance, which makes it difficult for us to predict our future sales, adjust our production costs and efficiently allocate our capacity on a timely basis and could therefore have an adverse effect on our business and operating results.

Our customers generally do not place purchase orders far in advance of the required shipping dates. In addition, due to the cyclical nature of the semiconductor industry, our customers’ purchase orders have varied significantly from period to period. As a result, we do not typically operate with any significant backlog, which makes it difficult for us to forecast our sales in future periods. Also, since our cost of sales and operating expenses have high fixed cost components, including depreciation and employee costs, we may be unable to adjust our cost structure in a timely manner to compensate for shortfalls in sales. Our current and anticipated customers may not place orders with us in accordance with our expectations or at all. As a result, it may be difficult to plan our capacity, which requires significant lead time to ramp-up and cannot be altered easily. If our capacity does not match our customer demand, we will either be burdened with expensive and unutilized overcapacity or unable to support our customers’ requirements, both of which would have an adverse effect on our business and results of operations.

Our sales cycles can be long, which could adversely affect our operating results and cause our income stream to be unpredictable.

Our sales cycles, which measure the time between our first contact with a customer and the first shipment of product orders to the customer, vary substantially and can last as long as one year or more, particularly for new technologies. Sales cycles to IDM customers typically take relatively longer since they usually require our engineers to become familiar with the customer’s proprietary technology before production can commence. In addition, even after we make initial product shipments, it may take the customer several more months to reach full production of that product using our foundry services. As a result of these long sales cycles, we may be required to invest substantial time and incur significant expenses in advance of the receipt of any product order and related revenue. Orders ultimately received may not be in accordance with our expectation with respect to product, volume, price or other terms, which could adversely affect our operating results and cause our income stream to be unpredictable.

We must consistently anticipate trends in technology development or else we will be unable to maintain or increase our business and operating margins.

The semiconductor industry is developing rapidly and the related technology is constantly evolving. If we are unable to anticipate the trends in technology development and rapidly develop and implement new and innovative technology that our customers require, we may not be able to produce sufficiently advanced products at competitive prices. As the life cycle for a process technology matures, the average selling price falls. Accordingly, unless we continually upgrade our capability to manufacture any new products that our customers design, our customers may use the services of our competitors instead of ours and the average selling prices of our wafers may fall, which would adversely affect our business and operating margins.

Our sales are dependent upon a small number of customers and any decrease in sales to any of them could adversely affect our results of operations.

We have been dependent on a small number of customers for a substantial portion of our business. For the year ended December 31, 2003, our five largest customers accounted for approximately 57% of our total sales. We expect that we will continue to be dependent upon a relatively limited number of customers for a significant portion of our sales. Sales generated from these customers, individually or in the aggregate, may not reach or exceed our expectations or historical levels in any future period. Our sales could be significantly reduced if any of these customers cancels or reduces its orders, significantly changes its product delivery schedule or demands lower prices, which would have an adverse effect on our results of operations.

Since the proceeds from the global offering, as well as our operating cash flows, will not be sufficient to cover our planned capital expenditures, including the cost of expanding our Shanghai and Tianjin facilities and constructing our Beijing fabs, we will require additional external financing, which may not be available on acceptable terms or at all. Any failure to raise adequate funds in a timely manner could adversely affect our business and operating results.

We currently expect our capital expenditures in 2004 and 2005 to total approximately US$1,950 million and US$1,373 million, respectively. These capital expenditures will be used primarily to expand our operations in Shanghai and Tianjin and complete the construction, equipping and ramp-up of our Fab 4, Fab 5 and Fab 6C in Beijing. In addition, our actual expenditures may exceed our planned expenditures for a variety of reasons, including changes in our business plan, our process technology, market conditions, equipment prices, customer requirements or interest rates. Future acquisitions, mergers or other developments also may require additional financing. The amount of capital required to meet our growth and development targets is difficult to predict in the highly cyclical and rapidly changing semiconductor industry.

Our operating cash flows are currently insufficient to meet our capital expenditure requirements. In addition, we expect that our aggregate net proceeds from the global offering will be approximately US$960.0 million, which will not be sufficient to meet our expected capital expenditures in 2004 and 2005. As such, we plan to fund the shortfall of approximately US$2,363.0 million through income from operations and external financing, including offerings of equity, equity-linked securities and debt securities, as well as bank loans. Our ability to obtain external financing is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for financing activities of semiconductor companies;

•	our future stock price; and

•	our future credit rating.

External financing may not be available in a timely manner, on acceptable terms, or at all. Since our expansion in Shanghai and Tianjin and the addition of our Beijing fabs are key components of our overall business strategy, any failure to raise adequate funds could adversely affect our business and operating results.

The construction and equipping of new fabs and the expansion of existing fabs are subject to certain risks that could result in delays or cost overruns, which could require us to expend additional capital and adversely affect our business and operating results.

Our Beijing fabs are currently in various stages of construction and equipment move-in, and we plan to continue to expand our business through the development of new fabs, in particular using the additional land we have available at our Shanghai and Beijing sites. We also plan to expand the capacity at our existing fabs in Shanghai and Tianjin. There are a number of events that could delay these expansion projects or increase the costs of building and equipping these or future fabs in accordance with our plans. Such potential events include, but are not limited to:

•	shortages and late delivery of building materials and facility equipment;

•	delays in the delivery, installation, commissioning and qualification of our manufacturing equipment;

•	seasonal factors, such as a long and intensive wet season that limits construction;

•	labor disputes;

•	design or construction changes with respect to building spaces or equipment layout;

•	delays in securing the necessary governmental approvals and land use rights; and

•	technological, capacity and other changes to our plans for new fabs necessitated by changes in market conditions.

As a result, our projections relating to capacity, process technology capabilities or technology developments may significantly differ from actual capacity, process technology capabilities or technology developments.

Delays in the construction and equipping or expansion of any of our fabs could result in the loss or delayed receipt of earnings, an increase in financing costs, or the failure to meet profit and earnings projections, any of which would adversely affect our business and operating results.

If we cannot compete successfully in our industry, particularly in China, our results of operations and financial condition will be adversely affected.

The worldwide semiconductor foundry industry is highly competitive. We compete with other foundries, such as Taiwan Semiconductor Manufacturing Company Limited, or TSMC, United Microelectronics Corporation, or UMC, and Chartered Semiconductor Manufacturing Ltd., or Chartered Semiconductor, as well as the foundry services offered by some IDMs, such as IBM. We also compete with smaller semiconductor foundries in China, Korea, Malaysia and other countries. Some of our competitors have greater access to capital and substantially higher capacity, longer or more established relationships with their customers, superior research and development capability, and greater marketing and other resources than we do. As a result, these companies may be able to compete more aggressively over a longer period of time than we can.

Both TSMC and UMC have announced plans to build or acquire fabs in mainland China in order to compete for the growing domestic market in China. We understand that the ability of these companies to proceed with such plans is subject to restrictions by their home jurisdiction. Such restrictions could be reduced or lifted at any time, which may lead to increased domestic competition with such competitors and adversely affect our business and operating results.

Our ability to compete successfully depends to some extent upon factors outside of our control, including import and export controls, exchange controls, exchange rate fluctuations, interest rate fluctuations and political developments. If we cannot compete successfully in our industry and are unable to maintain our position as a leading foundry in China, our results of operations and financial condition will be adversely affected.

We may be unable to obtain in a timely manner and at a reasonable cost the equipment necessary for our business and therefore may be unable to achieve our expansion plans or meet our customers’ orders, which could negatively impact our competitiveness, financial condition and results of operations.

The semiconductor industry is capital-intensive and requires investment in advanced equipment that is available from a limited number of manufacturers. The market for equipment used in semiconductor foundries is characterized, from time to time, by significant demand, limited supply and long delivery cycles. Our business plan depends upon our ability to obtain our required equipment in a timely manner and at acceptable prices. During times of significant demand for the types of equipment we use, lead times for delivery can be as long as one year. Shortages of equipment could result in an increase in equipment prices and longer delivery times. If we are unable to obtain equipment in a timely manner and at a reasonable cost, we may be unable to achieve our expansion plans or meet our customers’ orders, which could negatively impact our competitiveness, financial condition and results of operations.

We expect to have an ongoing need to obtain licenses for the proprietary technology of others, which subjects us to the payment of license fees and potential delays in the development and marketing of our products.

While we continue to develop and pursue patent protection for our own technologies, we expect to continue to rely on third party license arrangements to enable us to manufacture certain advanced wafers. To date, we have been granted seven patents, all in Taiwan, whereas we believe our competitors and other industry participants have been issued numerous patents concerning wafer fabrication in multiple jurisdictions. Our limited patent portfolio may in the future adversely affect our ability to obtain licenses to the proprietary technology of others on favorable license terms due to our inability to offer cross-licensing arrangements. The fees associated with such licenses are not presently determinable, but could adversely affect our financial condition and operating results. They might also render our products less competitive. If for any reason we are unable to license necessary technology on acceptable terms, it may become necessary for us to develop alternative technology internally, which could be costly and delay the marketing and delivery of key products and therefore have an adverse effect on our business and operating results. In addition, we may be unable to independently develop the technology required by our customers on a timely basis or at all.

We may be subject to claims of intellectual property rights infringement owing to the nature of our industry, our limited patent portfolio and limitations of the indemnification provisions in our technology license agreements. These claims could adversely affect our business and operating results.

There is frequent intellectual property litigation, involving patents, copyrights, trade secrets, mask works and other intellectual property subject matter, in our industry. In some cases, a company can avoid or settle litigation on favorable terms because it possesses patents that can be asserted against the plaintiff. The limited size of our current patent portfolio will not likely place us in such a bargaining position. Moreover, some of our technology license agreements with our major technology partners do not provide for us to be indemnified in the event that the processes we license pursuant to such agreements infringe third party intellectual property rights. We could be sued for allegedly infringing one or more patents as to which we will be unable to obtain a license and unable to design around. As a result, we would be foreclosed from manufacturing or selling the products which are dependent upon such technology, which could have a material adverse effect on our business. We may litigate the issues of whether these patents are valid or infringed, but in the event of a loss we could be required to pay substantial monetary damages and be enjoined from further production or sale of such products.

If we are unable to successfully defend pending patent and trade secret litigation by TSMC, we may be required to pay damages, obtain a license from TSMC or discontinue sales of certain of our products in the United States.

We are currently the subject of a lawsuit in the United States brought by TSMC in December 2003 relating to alleged infringement of five U.S. patents and misappropriation of alleged technical and operational trade secrets relating to methods for conducting semiconductor fab operations and manufacturing integrated circuits. Prior to the start of the lawsuit in the United States, TSMC had instituted a legal proceeding in Taiwan in January 2002 that alleged improper hiring practices and trade secret misappropriation. In the Taiwan proceeding, the Hsinchu District Court in Taiwan issued an ex parte provisional injunction that prohibits our wholly owned subsidiary, Semiconductor Manufacturing International (Shanghai) Corporation, from improperly soliciting or hiring certain categories of employees of TSMC or causing such employees to divulge to us, or use, trade secrets of TSMC. According to the TSMC complaint filed in the United States, the Taiwan provisional injunction has no territorial effect outside of Taiwan. The provisional injunction may be challenged by us at any time, but we have thus far seen no cause for engaging in that litigation, and to date the provisional injunction has not adversely affected our operations.

In the event TSMC were to succeed on its patent infringement claim in the United States, we may be ordered to pay damages for past infringement, discontinue sales of certain of our products in the United States and, as to future sales, either enter into a license agreement with TSMC or incur the cost of designing around the patent claims that were found valid and infringed. If TSMC were to succeed on its trade secrets claim, it could seek damages or an injunction, the materiality of which would depend on the amount, nature and significance of the trade secrets we would be found to have misappropriated. The occurrence of any of these events could have a material adverse effect on our business and operating results and, in any event, the cost of litigation could be substantial.

If our relationships with our technology partners deteriorate or we are unable to enter into new technology alliances, we may not be able to continue providing our customers with leading edge process technology, which could adversely affect our competitive position and operating results.

Enhancing our process technologies is critical to our ability to provide high quality services for our customers. We intend to continue to advance our process technologies through internal research and development efforts and technology alliances with other companies. Although we have an internal research and development team focused on developing new process technologies, we depend upon our technology partners to advance our portfolio of process technologies. We currently have joint technology development arrangements and technology sharing arrangements with several companies and research institutes. If we are unable to continue our technology alliances with these entities, or maintain on mutually beneficial terms any of our other joint development arrangements, research and development alliances and other similar agreements, or are unable to enter into new technology alliances with other leading developers of semiconductor technology, we may not be able to continue providing our customers with leading edge process technology, which could adversely affect our competitive position and operating results.

We may be unable to integrate successfully the Beijing fabs and the assets acquired from Motorola (China) Electronics Limited with our existing operations in Shanghai in a timely manner, which could adversely affect our operating results.

The ramp-up of our Beijing fabs and our acquisition of assets constituting an 8-inch wafer fab in Tianjin from MCEL, involve the integration of new facilities with our existing operations in Shanghai. Our facilities are located in three different locations and have different operating configurations.

The challenges of combining our Beijing and Tianjin fabs’ operations with our Shanghai operations include integrating personnel with diverse business backgrounds, combining different corporate cultures and managing a geographically dispersed organization. Since most of our Tianjin employees previously worked for MCEL, it will require additional time for them to become familiar with our corporate culture and become fully integrated. Operating in three different locations also requires us to liaise with three different sets of local and municipal governmental authorities, which places additional administrative burdens on our management. In addition, we are currently in the process of obtaining the approval of the Chinese governmental authorities to defer our capital contribution to SMIC Tianjin’s registered capital until such time as the transfer of title to the land use rights, buildings and equipment of SMIC Tianjin has been approved by or registered with the relevant Chinese governmental authorities. If such approval to defer our capital contribution is not granted, the validity of SMIC Tianjin’s certificate of approval under Chinese law could be affected, and SMIC Tianjin could be subject to various administrative sanctions, including the possible revocation of its business license.

As a result of these factors, we may be unable to complete successfully this integration in a timely manner, which could adversely affect our operating results.

Global or regional economic, political and social conditions could adversely affect our business and operating results.

External factors such as potential terrorist attacks, acts of war, financial crises or geopolitical and social turmoil in those parts of the world that serve as markets for our products could significantly adversely affect our business and operating results in ways that cannot presently be predicted. These uncertainties could make it difficult for our customers and us to accurately plan future business activities. More generally, these geopolitical, social and economic conditions could result in increased volatility in worldwide financial markets and economies that could adversely impact our sales. We are not insured for losses and interruptions caused by terrorist acts or acts of war. Therefore, any of these events or circumstances could adversely affect our business and operating results.

A possible recurrence of a severe acute respiratory syndrome outbreak may materially and adversely affect our business and results of operations.

From March to July 2003, China, Hong Kong, Singapore, Taiwan and certain other areas in Asia experienced an outbreak of a new and contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. According to the World Health Organization, over 8,422 cases of SARS and 916 deaths had been reported in 29 countries from November 2002 to August 2003. A recurrent outbreak could potentially disrupt our operations if any of our employees in any of our fabs is suspected to have contracted SARS, and the fab is identified as a possible source of spreading SARS infection. We may be required to quarantine the employees that have been suspected of becoming infected, as well as any others that had come into contact with them. We may also be required to disinfect the affected fab and therefore suffer a temporary suspension of production. Any quarantine or suspension of production at any of our fabs will affect our overall operations and results of operations. Furthermore, such an outbreak would likely restrict the level of economic activity in affected areas, which would also adversely affect our business and results of operations. We will follow instructions of local health authorities in the event of a subsequent SARS outbreak or if any of our employees contract SARS and currently also have SARS infection outbreak management procedures in place.

Exchange rate fluctuations could increase our costs, which could adversely affect our operating results and the value of our ADSs.

Our financial statements are prepared in U.S. dollars. Our sales are generally denominated in U.S. dollars and our operating expenses and capital expenditures are generally denominated in U.S. dollars, Japanese Yen, Euros and Renminbi. Although we enter into foreign currency forward exchange contracts, we are still affected by fluctuations in exchange rates between the U.S. dollar and each of the Japanese Yen and the Euro. Any significant fluctuations among these currencies may lead to an increase in our costs, which could adversely affect our operating results. See “—Risks Related to Conducting Operations in China—Devaluation or appreciation in the value of the Renminbi or restrictions on convertibility of the Renminbi could adversely affect our business and operating results” for a discussion of risks relating to the Renminbi.

Fluctuations in the exchange rate of the Hong Kong dollar against the U.S. dollar will affect the U.S. dollar value of the ADSs, since our ordinary shares will be listed and traded on the Hong Kong Stock Exchange and the price of such shares will be denominated in Hong Kong dollars. While the Hong Kong government has continued to pursue a fixed exchange rate policy, with the Hong Kong dollar pegged at approximately HK$7.80 to US$1.00, we cannot assure you that such policy will be maintained. Exchange rate fluctuations also will affect the amount of U.S. dollars received upon the payment of any cash dividends or other distributions paid in Hong Kong dollars and the Hong Kong dollar proceeds received from any sales of ordinary shares. Therefore, such fluctuations could also adversely affect the value of our ADSs.

Risks Related to Manufacturing

Our manufacturing processes are highly complex, costly and potentially vulnerable to impurities and other disruptions, which could significantly increase our costs and delay product shipments to our customers.

Our manufacturing processes are highly complex, require advanced and costly equipment, demand a high degree of precision and may have to be modified to improve yields and product performance. Dust and other impurities, difficulties in the fabrication process or defects with respect to the equipment or facilities used can lower yields, cause quality control problems, interrupt production or result in losses of products in process. As system complexity has increased and process technology has become more advanced, manufacturing tolerances have been reduced and requirements for precision have become even more demanding. As a result, we may experience production difficulties, which could significantly increase our costs and delay product shipments to our customers.

We may have difficulty in ramping up production, which could cause delays in product deliveries and loss of customers and adversely affect our business and operating results.

As is common in the semiconductor industry, we may experience difficulty in ramping up production at new or existing facilities, such as the new fabs we are building in Beijing and the newly acquired Fab 7 in Tianjin in which we expect to add a significant amount of new equipment. This could be due to a variety of factors, including hiring and training of new personnel, implementing new fabrication processes, recalibrating and requalifying existing processes and the inability to achieve required yield levels.

In the future, we may face construction delays or interruptions, infrastructure failure, or delays in upgrading or expanding existing facilities or changing our process technologies, which may adversely affect our ability to ramp up production in accordance with our plans. Our failure to ramp up our production on a timely basis could cause delays in product deliveries, which may result in the loss of customers and sales. It could also prevent us from recouping our investments in a timely manner or at all, and adversely affect our business and operating results.

If we are unable to obtain raw materials and spare parts in a timely manner, our production schedules could be delayed and our costs could increase.

We depend on suppliers of raw materials, such as silicon wafers, gases and chemicals, and spare equipment parts, in order to maintain our production processes. To maintain operations, we must obtain from our suppliers sufficient quantities of quality raw materials and spare equipment parts at acceptable prices and in a timely manner. The most important raw material used in our production is silicon in the form of raw wafers. We currently purchase approximately 80% of our overall raw wafer requirements from three raw wafer suppliers. In addition, substantially all of our gas and chemicals requirements currently must be sourced from outside China. We may not be able to obtain adequate supplies of raw materials and spare parts in a timely manner and at a reasonable cost. In addition, from time to time, we may need to reject raw materials and parts that do not meet our specifications, resulting in potential delays or declines in output. If the supply of raw materials and necessary spare parts is substantially reduced or if there are significant increases in their prices, we may incur additional costs to acquire sufficient quantities of these parts and materials to maintain our production schedules and commitments to customers.

Our production may be interrupted, limited or delayed if we cannot maintain sufficient sources of fresh water and electricity, which could adversely affect our business and operating results.

The semiconductor fabrication process requires extensive amounts of fresh water and a stable source of electricity. As our production capabilities increase and our business grows, our requirements for these factors will grow substantially. While we have not, to date, experienced any instances of lack of sufficient supplies of water or material disruptions in the electricity supply to any of our fabs, we may not have access to sufficient supplies of water and electricity to accommodate our planned growth. Droughts, pipeline interruptions, power interruptions, electricity shortages or government intervention, particularly in the form of rationing, are factors that could restrict our access to these utilities in the areas in which our fabs are located. In particular, our Fab 7 in Tianjin and our fabs under construction in Beijing are located in areas that are susceptible to severe water shortages during the summer months. If there is an insufficient supply of fresh water or electricity to satisfy our requirements, we may need to limit or delay our production, which could adversely affect our business and operating results. In addition, a power outage, even of very limited duration, could result in a loss of wafers in production and a deterioration in yield.

We are subject to the risk of damage due to fires or explosions because the materials we use in our manufacturing processes are highly flammable. Such damage could temporarily reduce our manufacturing capacity, thereby adversely affecting our business and operating results.

We use highly flammable materials such as silane and hydrogen in our manufacturing processes and are therefore subject to the risk of loss arising from explosions and fires. While we have not, to date, experienced any explosion or fire due to the nature of our raw materials, the risk of explosion and fire associated with these materials cannot be completely eliminated. Although we maintain comprehensive fire insurance and insurance for loss of property and loss of profit resulting from business interruption, our insurance coverage may not be sufficient to cover all of our potential losses due to an explosion or fire. If any of our fabs were to be damaged or cease operations as a result of an explosion or fire, it would temporarily reduce our manufacturing capacity, which could adversely affect our business and operating results.

Our new Beijing fabs will be located in an area that is susceptible to seasonal dust storms, which could create impurities in the production process at these facilities and require us to spend additional capital to further insulate these fabs from dust, thereby adversely affecting our business and operating results.

The location of our new fabs in Beijing will make them susceptible to seasonal dust storms, which could cause dust particles to enter the buildings and affect the production process. Although we are constructing precautionary filtration systems, these may not adequately insulate the fabs against dust contamination. If dust were to affect production in the Beijing fabs, we could experience quality control problems, losses of products in process and delays in shipping products to our customers. In addition, we may have to spend additional capital to further insulate the Beijing fabs from dust if our current precautionary measures are insufficient. The occurrence of any of these events could adversely affect our business and operating results.

Our operations may be delayed or interrupted and our business could suffer as a result of steps we may be required to take in order to comply with environmental regulations.

We are subject to a variety of Chinese environmental regulations relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in our production processes. Any failure or any claim that we have failed to comply with these regulations could cause delays in our production and capacity expansion and affect our company’s public image, either of which could harm our business. In addition, any failure to comply with these regulations could subject us to substantial fines or other liabilities or require us to suspend or adversely modify our operations.

Risks Related to Conducting Operations in China

Our business is subject to extensive government regulation and benefits from certain government incentives, and changes in these regulations or incentives could adversely affect our business and operating results.

The Chinese government has broad discretion and authority to regulate the technology industry in China. China’s government has also implemented policies from time to time to regulate economic expansion in China. The economy of China has been transitioning from a planned economy to a market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industrial development. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. New regulations or the readjustment of previously implemented regulations could require us to change our business plan, increase our costs or limit our ability to sell products and conduct activities in China, which could adversely affect our business and operating results.

In addition, the Chinese government and provincial and local governments have provided, and continue to provide, various incentives to domestic companies in the semiconductor industry, including our company, in order to encourage development of the industry. Such incentives include tax rebates, reduced tax rates, favorable lending policies and other measures. Any of these incentives could be reduced or eliminated by governmental authorities at any time. Any such reduction or elimination of incentives currently provided to us could adversely affect our business and operating results.

Because our business model depends on growth in the electronics manufacturing supply chain in China, any slowdown in this growth could adversely affect our business and operating results.

Our business is dependent upon the economy and the business environment in China. In particular, our growth strategy is based upon the assumption that demand in China for devices that use semiconductors will continue to grow. Therefore, any slowdown in the growth of consumer demand in China for products that use semiconductors, such as computers, mobile phones or other consumer electronics, could have a serious adverse effect on our business. In addition, our business plan assumes that an increasing number of non-domestic IDMs, fabless semiconductor companies and systems companies will establish operations in China. Any decline in the rate of migration to China of semiconductor design companies or companies that require semiconductors as components for their products could adversely affect our business and operating results.

Limits placed on exports into China could substantially harm our business and operating results.

The growth of our business will depend on the ability of our suppliers to export, and our ability to import, equipment, materials, spare parts, process know-how and other technologies and hardware into China. Any restrictions placed on the import and export of these products and technologies could adversely impact our growth and substantially harm our business. In particular, the United States requires our suppliers and us to obtain licenses to export certain products, equipment, materials, spare parts and technologies from that country. If we or our suppliers are unable to obtain export licenses in a timely manner, our business and operating results could be adversely affected.

In July 1996, thirty-three countries ratified the Wassenaar Arrangement on Export Controls for Conventional Arms and Dual-Use Goods and Technologies, which established a worldwide arrangement to restrict the transfer of conventional arms and dual-use goods and technologies. Under the terms of the Wassenaar Arrangement, the participating countries, including the United States, have restricted exports to China of technology, equipment, materials and spare parts that potentially may be used for military purposes in addition to their commercial applications. To the extent that technology, equipment, materials or spare parts used in our manufacturing processes are or become subject to the restrictions of the arrangement, our ability to procure these products and technology could be impaired, which could adversely affect our business and operating results. There could also be a change in the export license regulatory regime in the countries from which we purchase our equipment, materials and spare parts that could delay our ability to obtain export licenses for the equipment, materials, spare parts and technology we require to conduct our business.

Devaluation or appreciation in the value of the Renminbi or restrictions on convertibility of the Renminbi could adversely affect our business and operating results.

The value of the Renminbi is subject to changes in China’s governmental policies and to international economic and political developments. Since 1994, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, has been based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. The Renminbi to U.S. dollar exchange rate experienced significant volatility prior to 1994, including periods of sharp devaluation, and the Chinese government remains under international pressure to allow this rate to float. The exchange rate may become volatile and the Renminbi may be devalued again against the U.S. dollar or other currencies, or the Renminbi may be permitted to enter into a full or limited free float, which may result in an appreciation in the value of the Renminbi against the U.S. dollar, any of which could have an adverse affect on our business and operating results.

In the past, financial markets in many Asian countries have experienced severe volatility and, as a result, some Asian currencies have experienced significant devaluation from time to time. The devaluation of some Asian currencies may have the effect of rendering exports from China more expensive and less competitive and therefore place pressure on China’s government to devalue the Renminbi. An appreciation in the value of the Renminbi could have a similar effect. Any devaluation of the Renminbi could result in an increase in volatility of Asian currency and capital markets. Future volatility of Asian financial markets could have an adverse impact on our ability to expand our product sales into Asian markets outside of China.

We receive a portion of our sales in Renminbi, which is currently not a freely convertible currency. For the year ended December 31, 2002, approximately 2.6% of our sales were denominated in Renminbi, while approximately 2.0% of our sales were denominated in Renminbi for the year ended December 31, 2003. While we have used these proceeds for the payment of our Renminbi expenses, we may in the future need to convert these sales into foreign currencies to allow us to purchase imported materials and equipment, particularly as we expect the proportion of our sales to China-based companies to increase in the future. Under China’s existing foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade may be made in foreign currencies without government approval, except for certain procedural requirements. The Chinese government may, however, at its discretion, restrict access in the future to foreign currencies for current account transactions and prohibit us from converting our Renminbi sales into foreign currencies. If this were to occur, we might not be able to meet our foreign currency payment obligations.

China’s entry into the World Trade Organization has resulted in lower Chinese tariff levels, which benefit our competitors from outside China and could adversely affect our business and operating results.

As a result of joining the World Trade Organization, or WTO, China has reduced its average rate of import tariffs to 11.5% in 2003 and will further reduce it to 10% by 2008. The import tariff for some information technology-related products has been reduced to zero. As a consequence, we expect stronger competition in China from our foreign competitors, particularly in terms of product pricing, which could adversely affect our business and operating results.

China’s legal system embodies uncertainties that could adversely affect our business and operating results.

Since 1979, many new laws and regulations covering general economic matters have been promulgated in China. Despite this activity to develop the legal system, China’s system of laws is not yet complete.

Even where adequate law exists in China, enforcement of existing laws or contracts based on existing law may be uncertain and sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary in many cases creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes.

Our activities in China will be subject to administrative review and approval by various national and local agencies of China’s government. See “Regulation.” Because of the changes occurring in China’s legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities. Failure to obtain the requisite governmental approval for any of our activities could adversely affect our business and operating results.

Our corporate structure may restrict our ability to receive dividends from, and transfer funds to, our Chinese operating subsidiaries, which could restrict our ability to act in response to changing market conditions and reallocate funds from one Chinese subsidiary to another in a timely manner.

We are a Cayman Islands holding company and substantially all of our operations are conducted through our Chinese operating subsidiaries, Semiconductor Manufacturing International (Shanghai) Corporation, or SMIC Shanghai, Semiconductor Manufacturing International (Beijing) Corporation, or SMIC Beijing, and Semiconductor Manufacturing International (Tianjin) Corporation, or SMIC Tianjin. The ability of these subsidiaries to make dividend and other payments to us may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations. In particular, under Chinese law, these operating subsidiaries may only pay dividends after 10% of their net profit has been set aside as reserve funds, unless such reserves have reached at least 50% of their respective registered capital. In addition, the profit available for distribution from our Chinese operating subsidiaries is determined in accordance with generally accepted accounting principles in China. This calculation may differ from one performed in accordance with U.S. GAAP. As a result, we may not have sufficient distributions from our Chinese subsidiaries to enable necessary profit distributions to us or any distributions to our shareholders in the future, which calculation would be based upon our financial statements prepared under U.S. GAAP.

Distributions by our Chinese subsidiaries to us other than as dividends may be subject to governmental approval and taxation. Any transfer of funds from our company to our Chinese subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval of Chinese governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority. In addition, it is not permitted under Chinese law for our Chinese subsidiaries to directly lend money to each other. Therefore, it is difficult to change our capital expenditure plans once the relevant funds have been remitted from our company to our Chinese subsidiaries. These limitations on the free flow of funds between us and our Chinese subsidiaries could restrict our ability to act in response to changing market conditions and reallocate funds from one Chinese subsidiary to another in a timely manner.

Risks Related to Ownership of Our Shares and ADSs and Our Trading Markets

Future sales of securities by us or our shareholders may decrease the value of your investment.

Before the global offering, there has not been a public market for our ordinary shares or ADSs. Future sales by us or our existing shareholders of substantial amounts of our ordinary shares or ADSs in the public markets after the global offering could adversely affect market prices prevailing from time to time. Only a limited number of the shares currently outstanding will be available for sale immediately after the global offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse or if these restrictions are waived or breached, future sales of substantial amounts of our ordinary shares or

ADSs, including shares issued upon exercise of outstanding options and warrants in the public markets in the United States or Hong Kong, or the possibility of such sales, could negatively impact the market price in either the United States or Hong Kong of our ordinary shares and ADSs and our ability to raise equity capital in the future. See “Shares Eligible for Future Sale” and “Related Party Transactions—Registration Rights Agreement.”

There has been no prior market for our shares or ADSs and the offering contemplated by this prospectus may not result in an active or liquid market for these securities, which could adversely affect the market price of our shares or ADSs.

Prior to this offering, there has not been a public market for our shares or ADSs. The ADSs have been approved for listing on the New York Stock Exchange, and the Hong Kong Stock Exchange has granted approval in principle for our application to list our shares. This approval in principle from the Hong Kong Stock Exchange constitutes a conditional approval for the Hong Kong offering that is subject to the satisfaction of the relevant documentary requirements of the Hong Kong Stock Exchange Listing Rules, satisfaction of the Listing Division of the Hong Kong Stock Exchange with the contents of the prospectus and any other conditions or amendments that the Hong Kong Stock Exchange Listing Committee may request prior to commencement of trading of the ordinary shares on the Hong Kong Stock Exchange. However, an active public market may not develop or be sustained after the global offering. If an active market for our shares or ADSs does not develop after the global offering, the market price and liquidity of our shares or ADSs may be adversely affected.

The initial public offering price may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for the shares and the ADSs has been determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Investors may not be able to resell their shares or ADSs at or above the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and market prices of technology companies have been and continue to be extremely volatile. Volatility in the price of our shares and ADSs may be caused by factors outside our control and may be unrelated or disproportionate to our operating results.

Holders of our ADSs will not have the same voting rights as the holders of our shares and may not receive voting materials in time to be able to exercise their right to vote.

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

The laws of the Cayman Islands and China may not provide our shareholders with benefits provided to shareholders of corporations incorporated in the United States.

Our corporate affairs are governed by our memorandum and articles of association, by the Companies Law (2003 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. See “Description of Share Capital—Differences in Corporate Law.”

It may be difficult for you to enforce any judgment obtained in the United States against our company, which may limit the remedies otherwise available to our shareholders.

Substantially all of our assets are located outside the United States. Almost all of our current operations are conducted in China. Moreover, most of our directors and officers are nationals or residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of the Cayman Islands or China would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands or China, respectively, against us or such persons predicated upon the securities laws of the United States or any state thereof. See “Enforceability of Civil Liabilities.”

The market prices of our shares and ADSs could fall during the five-business day period between pricing and trading of our shares and ADSs as a result of adverse market conditions or other adverse developments occuring during this period.

The initial price to the public of our shares and ADSs sold in this offering will be determined on the date of pricing. However, the ordinary shares will not commence trading on the Hong Kong Stock Exchange until they are delivered, which is expected to be five Hong Kong business days after the pricing date. Trading of ADSs on the New York Stock Exchange will not commence until one day prior to commencement of trading of our ordinary shares on the Hong Kong Stock Exchange. As a result, investors may not be able to sell or otherwise deal in our ordinary shares or ADSs during such period, and thus are subject to the risk that the market prices of our ordinary shares and ADSs could fall before trading begins as a result of adverse market conditions or other adverse developments occurring during such period.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including particularly in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business,” contains forward-looking statements. These statements relate to future events or our future financial performance, capacity or technology developments, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by such terminology as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. All forward-looking statements contained in this prospectus are qualified by reference to the cautionary statements set forth under this caption “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We estimate that our net proceeds from the global offering will be approximately US$960.0 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and assuming an initial public offering price of US$16.50 per ADS, the midpoint of the range set forth on the cover page of this prospectus. We will not receive any of the proceeds from the sale of shares being sold by the selling shareholders, including the proceeds resulting from the underwriters’ exercise of the overallotment option, if any. We plan to use:

•	approximately US$403.0 million of the net proceeds for constructing and ramping up our Beijing fabs; and

•	approximately US$557.0 million of the net proceeds for upgrading the technology and increasing the capacity at our Shanghai and Tianjin fabs.

We anticipate that we will use the remaining net proceeds, if any, for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds to fund possible investments in, or acquisitions of, complementary businesses, products or technologies or to establish joint ventures. Accordingly, our management will have broad discretion in applying the net proceeds of the global offering. Pending these uses, we intend to invest the net proceeds in interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDENDS AND DIVIDEND POLICY

Since our inception, we have not declared or paid any cash dividends on our ordinary shares. We intend to retain any earnings for use in our business and do not currently intend to pay cash dividends on our ordinary shares. Dividends, if any, on the outstanding shares will be declared by and subject to the discretion of our board of directors and must be approved at our annual general meeting of shareholders. The timing, amount and form of future dividends, if any, will also depend, among other things, on:

•	our results of operations and cash flow;

•	our future prospects;

•	our capital requirements and surplus;

•	our financial condition;

•	general business conditions;

•	contractual restrictions on the payment of dividends by us to our shareholders or by our subsidiaries to us; and

•	other factors deemed relevant by our board of directors.

Our ability to pay cash dividends will also depend upon the amount of distributions, if any, received by us from our three wholly owned Chinese operating subsidiaries. Under the applicable requirements of Chinese Company Law, our Chinese subsidiaries may only distribute dividends after they have made allowances for:

•	recovery of losses, if any;

•	allocation to the statutory common reserve funds;

•	allocation to staff and workers’ bonus and welfare funds; and

•	allocation to a discretionary common reserve fund if approved by our shareholders.

More specifically, these operating subsidiaries may only pay dividends after 10% of their net profit has been set aside as statutory common reserves and a discretionary percentage of their net profit has been set aside for the staff and workers’ bonus and welfare funds. These operating subsidiaries are not required to set aside any of their net profit as statutory common reserves if such reserves are at least 50% of their respective registered capital. Furthermore, if they record no net income for a year, they generally may not distribute dividends for that year.

CAPITALIZATION

The following table sets forth our short-term borrowings (unsecured) and capitalization as of December 31, 2003 presented on:

•	an actual basis;

•	a pro forma basis to reflect (i) the conversion of all our convertible preference shares issued or issuable as of December 31, 2003 into 13,299,009,450 post-split ordinary shares, (ii) the conversion into 1,605,174,900 post-split ordinary shares of the Series D convertible preference shares issued in connection with our acquisition in January 2004 of the assets constituting Motorola’s fab in Tianjin, China, (iii) the conversion into 39,290,830 post-split ordinary shares of the Series D convertible preference shares issuable upon the closing of our transactions with two technology partners, which we anticipate will occur in the first quarter of 2004, (iv) the redemption of all our outstanding Series A-1 non-convertible preference shares, and (v) a 10-for-1 share split to be effected in the form of a share dividend; and

•	a pro forma as-adjusted basis to give effect to (i) the sale of the ordinary shares and ADSs in the global offering at an assumed initial public offering price of HK$2.57 per share, or US$16.50 per ADS, and (ii) the application of the estimated net proceeds therefrom.

	December 31, 2003
	Actual	Pro forma	Pro forma as adjusted
	(in US$ thousands)
Short-term borrowings (unsecured)(1)	$80,369	$80,369	$80,369

Long-term debt (secured)(1)	$479,961	$479,961	$479,961

Stockholders’ equity:
Preference shares, US$0.0004 par value. Authorized: nil shares actual, 5,000,000,000 shares on a pro forma basis and on a pro forma as-adjusted basis; issued and outstanding: nil shares on an actual, pro forma and a pro forma as-adjusted basis:	—	—	—
Series A convertible preference shares, US$0.0004 par value. Authorized: 1,000,000,000 shares actual, nil shares on a pro forma basis and on a pro forma as-adjusted basis; issued and outstanding: 954,977,374 shares actual, nil shares on a pro forma basis and on a pro forma as-adjusted basis	382	—	—
Series A-1 non-convertible preference shares, US$0.00001 par value. Authorized: 1,000,000,000 shares actual, nil shares on a pro forma basis and on a pro forma as-adjusted basis; issued and outstanding or issuable: 219,499,674 shares actual, nil shares on a pro forma basis and on a pro forma as-adjusted basis	2	—	—
Series A-2 convertible preference shares, US$0.0004 par value. Authorized: 42,373,000 shares actual, nil shares on a pro forma basis and on a pro forma as-adjusted basis; issued and outstanding: 42,373,000 shares actual, nil shares on a pro forma basis and on a pro forma as-adjusted basis	17	—	—
Series B convertible preference shares, US$0.0004 par value. Authorized: 50,000,000 shares actual, nil shares on a pro forma basis and on a pro forma as-adjusted basis; issued and outstanding: 2,350,000 shares actual, nil shares on a pro forma basis and on a pro forma as-adjusted basis	1	—	—
Series C convertible preference shares, US$0.0004 par value. Authorized: 215,285,714 shares actual, nil shares on a pro forma basis and on a pro forma as-adjusted basis; issued and outstanding or issuable: 181,718,858 shares actual, nil shares on a pro forma basis and on a pro forma as-adjusted basis	73	—	—
Series D convertible preference shares, US$0.0004 par value. Authorized: 122,142,857 shares actual, nil shares on a pro forma basis and on a pro forma as-adjusted basis; issued and outstanding or issuable: 7,142,857 shares actual, nil shares on a pro forma basis and on a pro forma as-adjusted basis.	3	—	—
Ordinary shares, US$0.0004 par value. Authorized: 2,245,494,480 shares actual, 50,000,000,000 on a pro forma basis and on a pro forma as-adjusted basis; issued and outstanding: 24,259,500 shares actual, 15,186,739,790 on a pro forma basis and 18,217,042,790 on a pro forma as-adjusted basis(2)	10	6,075	7,287
Warrants	37,840	37,840	37,840
Additional paid-in capital	1,835,907	2,176,712	3,175,500
Subscription receivable from stockholders	(105,420)	(105,420)	(105,420)
Notes receivable from stockholders	(36,026)	(36,026)	(36,026)
Accumulated other comprehensive income	200	200	200
Deferred stock compensation	(40,583)	(40,583)	(40,583)
Accumulated deficit	(207,291)	(207,291)	(207,291)

Total stockholders’ equity	$1,485,115	$1,831,507	$2,831,507

Total capitalization	$1,965,076	$2,311,468	$3,311,468

(1)	None of our short-term borrowings or long-term debt is guaranteed.
(2)	Because the ratio at which our outstanding Series B convertible preference shares increases from time to time upon the issuance of Series C convertible preference shares and Series D convertible preference shares and because such shares have been issued between December 31, 2003 and the date of this prospectus, the pro forma and pro forma as-adjusted ordinary share amounts are based on the conversion of the Series B convertible preference shares outstanding as of December 31, 2003 into ordinary shares at a conversion rate of 1.12.

The number of actual, pro forma and pro forma as-adjusted shares to be issued or issuable immediately following the global offering excludes the following post-split as-converted shares:

•	583,813,880 ordinary shares issuable upon the exercise of options outstanding as of December 31, 2003, with exercise prices ranging from US$0.005 to US$0.35 per share (on a post-split basis);

•	623,380 ordinary shares issuable upon conversion of Series B convertible preference shares issuable upon exercise of a warrant outstanding as of December 31, 2003, which warrant is automatically exercised upon the attainment of certain milestones and has an exercise price of US$3.50 per convertible preference share;

•	17,272,730 ordinary shares issuable upon conversion of Series B convertible preference shares issuable upon exercise of a warrant outstanding as of December 31, 2003, which warrant is automatically exercised upon the attainment of certain milestones and has an exercise price of US$3.00 per convertible preference share;

•	314,999,280 ordinary shares issuable upon conversion of Series C convertible preference shares issuable upon exercise of warrants issued or issuable as of December 31, 2003, with exercise prices of US$0.01 per convertible preference share, which warrants are not exercisable prior to and shall terminate upon the completion of the global offering;

•	11,978,920 ordinary shares issuable upon conversion of Series D convertible preference shares issuable upon exercise of a warrant outstanding as of December 31, 2003, with an exercise price of US$0.01 per convertible preference share, which warrant will remain outstanding after completion of the global offering if the price to the public in the global offering is less than US$0.35 per ordinary share (on a post-split basis); and

•	413,451,380 ordinary shares reserved for future grants under our employee stock option plans as of December 31, 2003.

DILUTION

As of December 31, 2003, our net tangible book value per ADS was US$5.18. Net tangible book value per ADS represents total tangible assets minus total liabilities divided by the total number of ADS equivalents outstanding. After giving effect to the sale of the ADSs and ordinary shares offered in the global offering (at an assumed initial public offering price of US$16.50 per ADS) and after deducting underwriting discounts and commissions and other estimated expenses of the global offering, the net tangible book value per ADS would increase to US$7.36 per ADS. This represents an immediate increase in net tangible book value of US$2.18 per ADS equivalent to our existing shareholders, and an immediate dilution of US$9.14 per ADS equivalent to purchasers of ADSs or ordinary shares purchasing at the assumed initial public offering price.

The following table illustrates this dilution:

Assumed initial public offering price per ADS	US$	16.50

Net tangible book value per ADS equivalent as of December 31, 2003	US$	5.18
Increase per ADS equivalent attributable to the sale of the ADSs and the ordinary shares	US$	2.18

Pro forma net tangible book value per ADS after the global offering	US$	7.36

Dilution per ADS equivalent to purchasers of ADSs or the ordinary shares	US$	9.14

The following table sets forth our existing shareholders, the number and percentage of total outstanding ordinary shares purchased, the total consideration and the average price per share and per ADS:

	Shares purchased		Total consideration			Average price per share		Average price per ADS
	Number	Percent	Amount		Percent
	(in millions)		(in millions)
Existing shareholders	15,186	83.4%	US$	2,126	68.0%	US$	0.14	US$	7.00
Purchasers of ordinary shares or ADSs	3,030	16.6%	US$	1,000	32.0%	US$	0.33	US$	16.50

Total	18,216	100.0%	US$	3,126	100.0%

The number of ordinary shares to be outstanding immediately following the global offering is 18,216,373,180, based on (i) 13,541,604,450 post-split ordinary shares issued or issuable as of December 31, 2003, (ii) 1,605,174,900 post-split ordinary shares issuable upon conversion of Series D convertible preference shares issued in connection with our acquisition in January 2004 of the assets constituting Motorola’s fab in Tianjin, China, and (iii) 39,290,830 post-split ordinary shares issuable upon conversion of Series D convertible preference shares issuable in connection with the closing of our transactions with two technology partners, which we anticipate will occur in the first quarter of 2004, and excludes the following post-split as-converted shares:

•	583,813,880 ordinary shares issuable upon the exercise of options outstanding as of December 31, 2003, with exercise prices ranging from US$0.005 to US$0.35 per share (on a post-split basis);

•	623,380 ordinary shares issuable upon conversion of Series B convertible preference shares issuable upon exercise of a warrant outstanding as of December 31, 2003, which warrant is automatically exercised upon the attainment of certain milestones and has an exercise price of US$3.50 per convertible preference share;

•	17,272,730 ordinary shares issuable upon conversion of Series B convertible preference shares issuable upon exercise of a warrant outstanding as of December 31, 2003, which warrant is automatically exercised upon the attainment of certain milestones and has an exercise price of US$3.00 per convertible preference share;

•	314,999,280 ordinary shares issuable upon conversion of Series C convertible preference shares issuable upon exercise of warrants issued or issuable as of December 31, 2003, with exercise prices of US$0.01 per convertible preference share, which warrants are not exercisable prior to and shall terminate upon the completion of the global offering;

•	11,978,920 ordinary shares issuable upon conversion of Series D convertible preference shares issuable upon exercise of a warrant outstanding as of December 31, 2003, with an exercise price of US$0.01 per convertible preference share, which warrant will remain outstanding after completion of the global offering if the price to the public in the global offering is less than US$0.35 per ordinary share (on a post-split basis); and

•	413,451,380 ordinary shares reserved for future grants under our employee stock option plans as of December 31, 2003.

After giving effect to the issuance of (i) 1,605,174,900 ordinary shares issuable upon conversion of Series D convertible preference shares issued in connection with our acquisition in January 2004 of the assets constituting Motorola’s fab in Tianjin, China, (ii) 160,517,470 ordinary shares issuable upon conversion of warrants to purchase Series D convertible preference shares issued in connection with the same acquisition, and (iii) 39,290,830 ordinary shares issuable upon conversion of Series D convertible preference shares issuable upon the closing of our transactions with two technology partners, which we anticipate will occur in the first quarter of 2004, and assuming that all of the outstanding options and warrants that do not terminate upon completion of the global offering are exercised, the number of ordinary shares to be outstanding immediately following the global offering would increase to 18,990,579,560, and purchasers of ADSs or ordinary shares in the global offering would experience an additional dilution of US$1.98 per ADS equivalent or US$0.04 per ordinary share.

SELLING SHAREHOLDERS

In addition to sales of ADSs by us, 30,303,040 ADSs are being sold by the persons named in the table below as selling shareholders in the global offering. Each ADS represents 50 ordinary shares. The selling shareholders have also granted to the underwriters an option, exercisable in whole or in part at the discretion of the representatives, at any time, from time to time, on or before             , 2004, to purchase up to an additional 13,636,360 ADSs at the initial price to the public per ADS less the underwriting discount solely to cover overallotments, if any.

The table below sets forth the maximum number of ordinary shares (on a post-split as-converted basis) proposed to be sold in the global offering by:

•	each shareholder who is known by us to beneficially own more than 5% of our outstanding or issuable ordinary shares (on a post-split as-converted basis);

•	entities affiliated with our directors; and

•	other shareholders who have elected to offer their ordinary shares in the global offering.

Amounts set forth in the table below reflect the maximum amounts each selling shareholder has elected to sell in the global offering if the actual initial public offering price is within the estimate of the initial public offering price range set forth on the cover page of this prospectus. The aggregate of such amounts exceeds the number of shares to be sold by the selling shareholders as set forth on the cover page of this prospectus and the first paragraph of this section as the aggregate amounts sold by selling shareholders may be reduced by us and/or the underwriters in our sole discretion. We and/or the underwriters may limit or deny the ability of any selling shareholder to sell its shares in the global offering for any reason, including in the event that any of the documents to be executed by or on behalf of such selling shareholder, including legal opinions, are not duly executed and delivered to us and/or the underwriters in form, substance and time acceptable to us and the underwriters. In addition, the list of selling shareholders and the number of shares being offered may be changed or adjusted in our discretion.

None of our directors or executive officers will be selling any of their shares in the global offering in their individual capacity. For information concerning the beneficial ownership of each person known by us to beneficially own more than 5% of our outstanding or issuable ordinary shares (on a post-split as-converted basis), see “Principal Shareholders.”

The percentage of beneficial ownership of our ordinary shares before the global offering is based on 15,186,070,180 post-split ordinary shares, which includes:

•	13,541,604,450 ordinary shares outstanding or issuable upon conversion of convertible preference shares outstanding or issuable as of December 31, 2003;

•	1,605,174,900 ordinary shares issuable upon conversion of convertible preference shares issued in January 2004 to Motorola and its subsidiary, MCEL, upon the closing of certain transactions relating to our acquisition of the assets constituting Motorola’s fab in Tianjin, China; and

•	39,290,830 ordinary shares issuable upon conversion of convertible preference shares issuable to two other technology partners upon the closing of our technology transactions with them, which we anticipate will occur in the first quarter of 2004.

The percentage of beneficial ownership of our ordinary shares after the global offering is based on 18,216,373,180 post-split ordinary shares outstanding after the global offering.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission and generally includes voting power or investment power with respect to securities. Unless otherwise indicated, we believe that the beneficial owner has sole voting and investment power over such shares. All options and warrants exercisable into ordinary shares or preference shares convertible into ordinary shares within 60 days following December 31, 2003 are deemed to be outstanding and beneficially owned by the shareholder holding such options or warrants for the purpose of computing the number of shares beneficially owned by such shareholder.

The table below assumes the exercise in full of the underwriters’ overallotment option to purchase up to 681,818,000 post-split ordinary shares. The address of each of the selling shareholders listed below is: c/o Semiconductor Manufacturing International Corporation, 18 Zhangjiang Road, Pudong New Area, Shanghai 201203, People’s Republic of China, Attn: Chief Financial Officer.

	Beneficial Ownership Before Global Offering		Maximum Number of Ordinary Shares Being Offered	Beneficial Ownership After Global Offering (Assuming Sale of Maximum Number of Ordinary Shares)
Name	Number of Ordinary Shares	%		Number of Ordinary Shares	%
Greater Than 5% Shareholders
Motorola, Inc. and Motorola (China) Electronics Limited(1)	1,724,964,070	11.4%	454,546,000	1,270,418,070	7.0%
Global Growth Fund and International Equity Income Fund(2)	1,125,011,250	7.4%	112,500,000	1,012,511,250	5.6%
Beijing Beida Jade Bird Software System Company(3)†	1,027,505,390	6.8%	240,000,000	787,505,390	4.3%

Subtotal	3,877,480,710	25.5%	807,046,000	3,070,434,710	16.9%

Entities Affiliated with Directors
Asia Pacific Associates III, Ltd.(4)	633,098,760	4.2%	94,965,000	538,133,760	3.0%
The Goldman Sachs Group, Inc.(5)	450,004,440	3.0%	299,990,000	150,014,440	*
Platinum Creative Group Limited(6)†	423,730,000	2.8%	156,000,000	267,730,000	1.5%
Integrated Silicon Solution, Inc.(7)†	366,340,490	2.4%	60,000,000	306,340,490	1.7%
Pacven Walden Management Co., Ltd.(8)	318,168,760	2.1%	38,180,000	279,988,760	1.5%
AsiaVest Partners TCW/YFY Ltd.(9)†	219,970,000	1.5%	60,000,000	159,970,000	*
Vertex Management (II) Pte Ltd(10)	190,001,790	1.3%	66,500,000	123,501,790	*
Creative Technology Ltd(11)†	140,000,900	*	70,000,000	70,000,900	*
Cresciendo Investments Limited(12)	90,000,900	*	36,000,000	54,000,900	*
Singapore Technologies Semiconductors Pte Ltd(13)†	90,000,900	*	31,500,000	58,500,900	*
Flextronics International Ltd.(14)†	49,999,990	*	25,000,000	24,999,990	*
WIIG-Japan Management Co., Ltd(15)	27,666,850	*	3,320,000	24,346,850	*
Vertex Israel II Management Ltd.(16)	24,999,950	*	24,999,000	950	*
AP3 Co-Investment Partners, LDC(17)†	18,000,010	*	2,700,000	15,300,010	*
Seed Ventures III Pte. Ltd.(18)†	11,066,730	*	1,330,000	9,736,730	*

Subtotal	3,053,050,470	20.1%	970,484,000	2,082,566,470	11.4%

Other Selling Shareholders
Fortune Technology Fund II Ltd.†	417,603,960	2.8%	83,320,000	334,283,960	1.8%
Government of Singapore Investment Corporation Pte Ltd.(19)	343,071,600	2.3%	343,070,000	1,600	*
Managing members of Oak Investment entities(20)	250,000,000	1.7%	87,500,000	162,500,000	*
Fastcash Finance Ltd.†	187,740,270	1.2%	28,000,000	159,740,270	*
Westward Holdings Ltd.†	163,981,640	1.1%	24,590,000	139,391,640	*
Advanced Tech International Ltd.†	155,012,150	1.0%	23,000,000	132,012,150	*
Top Spot Ltd.†	138,447,210	*	6,920,000	131,527,210	*
Expert Gold Investments Ltd.†	130,772,900	*	32,000,000	98,772,900	*
PROCIFIC†	125,000,000	*	18,750,000	106,250,000	*
Superb Consultants Limited†	107,362,070	*	30,000,000	77,362,070	*
Harvest Equity Company Limited†	101,251,010	*	35,500,000	65,751,010	*
Citicorp International Finance Corporation(21)†	100,000,010	*	100,000,000	10	*
Hanover Technology Limited†	90,000,900	*	27,000,000	63,000,900	*
Towin Limited†	90,000,900	*	30,000,000	60,000,900	*
Strong Fortune Corporation†	81,000,810	*	40,000,000	41,000,810	*

	Beneficial Ownership Before Global Offering *			Maximum Number of Ordinary Shares Being Offered		Beneficial Ownership After Global Offering (Assuming Sale of Maximum Number of Ordinary Shares)
Name	Number of Ordinary Shares		%			Number of Ordinary Shares		%
Prodigy Fund SPC-Prodigy Strategic Investment Fund X Segregated Portfolio(22)	75,000,000		*	25,000,000		50,000,000		*
Pearlville Company Ltd.†	60,000,000		*	17,000,000		43,000,000		*
Shanghai International Shanghai Growth Investment Limited†	54,000,540		*	18,000,000		36,000,540		*
Technology Associates Management Company, Ltd.†	50,550,470		*	45,000,000		5,550,470		*
Dixon R. Doll and Katsujin David Chao(23)	50,000,000		*	12,500,000		37,500,000		*
General Motors Investment Management Corporation(24)	50,000,000		*	7,500,000		42,500,000		*
Temasek Holdings (Private) Limited(25)†	49,915,130		*	24,950,000		24,965,130		*
Good Work Consultants Limited†	45,000,450		*	13,500,000		31,500,450		*
System Com. Co., Ltd.†	45,000,450		*	15,000,000		30,000,450		*
CMF Technology Fund I Ltd.†	39,000,000		*	19,500,000		19,500,000		*
Sabine Chen and I. Cheng Liu(26)	37,000,260		*	13,500,000		23,500,260		*
Always Happy Co., Ltd.†	35,950,190		*	17,970,000		17,980,190		*
AAA Capital Management, Inc.†	30,000,000		*	10,000,000		20,000,000		*
Palace Gate Ltd.†	28,395,280		*	2,840,000		25,555,280		*
Wider Choice Enterprises Limited†	27,000,270		*	13,500,000		13,500,270		*
Ease Investment Co., Ltd.†	27,000,270		*	8,100,000		18,900,270		*
Anfu Holdings Ltd.†	27,000,000		*	13,500,000		13,500,000		*
Sycamore Management Corporation(27)†	25,000,010		*	12,500,000		12,500,010		*
Sim Wong Hoo	25,000,010		*	12,500,000		12,500,010		*
First Capital Limited(28)†	20,000,020		*	7,000,000		13,000,020		*
Tang Shi Ming Wang (29)	20,000,000		*	10,000,000		10,000,000		*
Fair Chance Ltd.†	18,298,350		*	5,400,000		12,898,350		*
Huitung Investments (BVI) Limited†	18,000,180		*	9,000,000		9,000,180		*
New Found Developments Limited†	18,000,180		*	9,000,000		9,000,180		*
Grandtime Associates Limited†	18,000,180		*	9,000,000		9,000,180		*
Shareholders that in the aggregate hold less than 1% of our outstanding ordinary shares(30)	135,700,190		*	51,740,000		83,960,190		*
Subtotal	3,510,057,860		23.1%	1,313,150,000		2,196,907,860		12.1%

All Selling Shareholders as a Group	10,440,589,040		68.8%	3,090,680,000	(31)	7,349,909,040		40.4%

All Directors and Executive Officers as a Group (17 persons)(32)	9,378,018,420	(33)	61.7%	1,777,530,000	(34)	7,600,488,420	(33)	41.7%

*	Represents less than 1%.
†	It is our understanding that the board of directors of the selling shareholder has sole voting and investment power with respect to its shares.
(1)	Consists of shares registered in the name of and being sold by Motorola and its subsidiary, MCEL. It is our understanding that voting and investment control over our shares beneficially owned by Motorola and MCEL are maintained by the respective boards of directors of Motorola and MCEL, which have the power to delegate such authority. All such delegations are revocable by the Motorola and MCEL boards at any time. The number of shares owned by Motorola and MCEL excludes 172,496,390 ordinary shares (on a post-split as-converted basis) issuable to Motorola and MCEL upon the exercise of warrants to purchase Series D convertible preference shares, which warrants will remain outstanding after completion of the global offering if the price to the public in the global offering is less than US$0.35 per ordinary share (on a post-split basis) and will become exercisable on March 31, 2005 for ordinary shares. Motorola is entitled to appoint one member to our board. For more information, see “Principal Shareholders” and “Related Party Transactions.”

(2)	Consists of shares registered in the name of and being sold by Homer Investment Holdings Ltd., Asset Success Investments Limited, Easy Street Investments Limited, Seaboard Investments Limited, Visible Profit Investments Limited and Whole Gain Investments Limited. Our director, Yen-Pong Jou, is the designee of Homer Investment Holdings Ltd. and a director of each of these entities, all of which are affiliated with Global Growth Fund and International Equity Income Fund. Global Growth Fund and International Equity Income Fund are managed by Deutsche International Corporate Services Limited and Deutsche International Trust Corporation (C.I.) Limited. Deutsche International Corporate Services Limited and Deutsche International Trust Corporation (C.I.) Limited are affiliates of Deutsche Bank AG, Hong Kong Branch, a joint bookrunner and international underwriter in the global offering and Deutsche Bank Securities Inc., a U.S. underwriter in the global offering. Accordingly, Deutsche International Corporate Services Limited, Deutsche International Trust Corporation (C.I.) Limited, Deutsche Bank AG and Deutsche Bank Securities Inc. may be deemed to beneficially own such securities. For more information, see “Principal Shareholders.”
(3)	Consists of shares registered in the name of and being sold by Beida Jade Bird Universal Sci-Tech (Cayman) Development Company Limited. The number of shares owned by Beijing Beida Jade Bird Software System Company assumes the closing of the subscription of 27,857,142 Series C convertible preference shares by Beida Microelectronics Investment Ltd. and assumes 487,499,990 ordinary shares issuable upon conversion of the Series C convertible preference shares are registered in the name of Beida Microelectronics Investment Ltd. None of these 487,499,990 shares are being offered in the global offering. For more information on this subscription, see “Related Party Transactions — Beijing Beida Jade Bird.” Our director, Yang Yuan Wang, is the designee of Beida Jade Bird Universal Sci-Tech (Cayman) Development Company Limited and is a director of Beida Microelectronics Investment Ltd. Both Jade Bird Universal Sci-Tech (Cayman) Development Company Limited and Beida Microelectronics Investment Ltd. are entities ultimately controlled by Beijing Beida Jade Bird Software System Company. For more information, see “Principal Shareholders” and “Related Party Transactions.”
(4)	Consists of shares registered in the name of and being sold by Asia Pacific Growth Fund III, L.P. Asia Pacific Associates III, Ltd. is the general partner of Asia Pacific Growth Fund III, L.P. Voting and investment power of shares in our company is held by the investment committee of Asia Pacific Associates III, Ltd. Asia Pacific Growth Fund III, L.P. is an affiliate of H&Q Asia Pacific. Our director, Ta-Lin Hsu, is the founder and chairman of H&Q Asia Pacific. For a discussion of the number of shares held by entities affiliated with H&Q Asia Pacific, see “Related Party Transactions.”
(5)	Consists of shares registered in the name of and being sold by GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P. and Stone Street Fund 2000, L.P. An affiliate of The Goldman Sachs Group, Inc. acts as the general partner, managing general partner or investment manager of each of these investment partnerships. Each of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co., a wholly owned subsidiary of The Goldman Sachs Group, Inc., disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group, Inc. and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. David Tse Young Chou, one of our directors and an executive director of Goldman Sachs (Asia) L.L.C., a wholly owned subsidiary of The Goldman Sachs Group, Inc., disclaims beneficial ownership of shares held by such investment partnerships, except to the extent of his pecuniary interest therein, if any.
(6)	Our director Philip Richard Nicholls is a designee and director of Platinum Creative Group Limited.
(7)	Our director Jimmy Shueh-Mien Lee is a co-founder, chairman of the board and chief executive officer of Integrated Silicon Solution, Inc. and our director Lip-Bu Tan is a director of Integrated Silicon Solution, Inc. From time to time, we provide foundry services to Integrated Silicon Solution, Inc. For a description of these services, see “Related Party Transactions — Integrated Silicon Solution, Inc.”
(8)	Consists of shares registered in the name of and being sold by Pacven Walden Ventures V, L.P., Pacven Walden Ventures Parallel V-A C.V., Pacven Walden Ventures Parallel V-B C.V., Pacven Walden Venture V Associates Fund, L.P. and Pacven Walden Venture V-QP Associates Fund, L.P. Pacven Walden Management V, Co., Ltd. serves as the general partner for each of these entities. The controlling shareholder of Pacven Walden Management V, Co., Ltd. is Pacven Walden Management Co., Ltd., for which voting and investment control is held by its sole director, Lip-Bu Tan. Lip-Bu Tan is a director of our company, the chairman of Walden International, an affiliate of Pacven Walden Management Co., Ltd., and a director of Pacven Walden Management V, Co., Ltd. For a discussion of the number of shares held by entities affiliated with Walden International, see “Related Party Transactions.”
(9)	Consists of shares registered in the name of and being sold by Taiwan Special Opportunities Fund III. AsiaVest Partners TCW/YFY Ltd. is a joint venture between AsiaVest Investment Ltd. and TCW (TSOP), Ltd. and the fund manager of Taiwan Special Opportunities Fund III. Our director Henry Shaw is the Executive Managing Director of AsiaVest Partners TCW/YFY Ltd. For a discussion of the number of shares held by entities affiliated with AsiaVest Partners TCW/YFY Ltd., see “Related Party Transactions.”
(10)

Consists of shares registered in the name of and being sold by Vertex Technology Fund (III) Ltd. Vertex Management (II) Pte Ltd is the fund manager of Vertex Technology Fund (III) Ltd. The investment committee of Vertex Management (II) Pte Ltd has the voting and investment power pertaining to Vertex Technology Fund (III) Ltd’s interest in our shares. Vertex Technology (II) Pte Ltd is 100% owned by Vickers Capital Limited. Vickers Capital Limited and Vertex Technology Fund (III) Ltd are 100% owned by Vertex Venture Holdings Ltd. Vertex Venture Holdings Ltd is 100% owned by Ellensburg Holding Pte Ltd; and Ellensburg Holding Pte Ltd is 100% owned by Singapore Technologies Pte Ltd. Vickers Capital Limited, Vertex Venture Holdings Ltd, Ellensburg Holding Pte Ltd and Singapore Technologies Pte Ltd disclaim beneficial ownership of our shares held by Vertex Technology Fund (III) Ltd, except to the extent of their respective pecuniary interests therein. Prior to the completion of the global offering, Vertex Venture Holdings Ltd has the right to designate and have elected one member to our board of directors. See “Related Party Transactions” for a more detailed discussion regarding this right to designate a board member. Our former director, Kheng Nam Lee, is a director of Vickers Capital Limited, Vertex Management (II) Pte Ltd and Vertex Technology Fund (III) Ltd. For a discussion of the number of shares held by entities affiliated with Vertex Venture Holdings Ltd, see “Related Party Transactions.”

(11)	Consists of shares registered in the name of and being sold by CTI II Limited. CTI II Limited is a subsidiary of Creative Technology Ltd. Our director Lip-Bu Tan is a director of Creative Technology Ltd.
(12)	The investment committee of Cresciendo Investments Limited has the voting and investment powers pertaining to Cresciendo Investments Limited’s interest in our shares. Cresciendo Investments Limited is 64.63% owned by Vertex Venture Holdings Ltd and 35.37% owned by Ellensburg Holding Pte Ltd. Vertex Venture Holdings Ltd is 100% owned by Ellensburg Holding Pte Ltd; and Ellensburg Holding Pte Ltd is 100% owned by Singapore Technologies Pte Ltd. Vertex Venture Holdings Ltd, Ellensburg Holding Pte Ltd and Singapore Technologies Pte Ltd disclaim beneficial ownership of our shares held by Cresciendo Investments Limited, except to the extent of their respective pecuniary interests therein. Prior to the completion of the global offering, Vertex Venture Holdings Ltd has the right to designate and have elected one member to our board of directors. See “Related Party Transactions” for a more detailed discussion regarding this right to designate a board member and a discussion of the number of shares held by entities affiliated with Vertex Venture Holdings Ltd.
(13)	Consists of shares registered in the name of and being sold by Vertex Technology Fund (III) Ltd. These shares are held by Vertex Technology Fund (III) Ltd in trust for Singapore Technologies Semiconductors Pte Ltd. Singapore Technologies Semiconductors Pte Ltd is affiliated with Vertex Venture Holdings Ltd. Prior to the completion of the global offering, Vertex Venture Holdings Ltd has the right to designate and have elected one member to our board of directors. See “Related Party Transactions” for a more detailed discussion regarding this right to designate a board member. Our former director, Kheng Nam Lee, is a director of Vickers Capital Limited, Vertex Management (II) Pte Ltd and Vertex Technology Fund (III) Ltd, each a subsidiary of Singapore Technologies Semiconductors Pte Ltd. For a discussion of the number of ordinary shares held by shareholders affiliated with Vertex Venture Holdings Ltd, see “Related Party Transactions”.
(14)	Our director Lip-Bu Tan is a director of Flextronics International, Ltd.
(15)	Consists of shares registered in the name of and being sold by WIIG-Nikko IT LLC. WIIG-Nikko IT LLC is controlled by WIIG-Japan Management Co., Ltd, for which voting and investment power is held by its two directors, Lip-Bu Tan and Kok Onn Chia. Lip-Bu Tan is a director of our company and the chairman of Walden International. For a discussion of the number of shares held by entities affiliated with Walden International, see “Related Party Transactions.”
(16)	Consists of shares registered in the name of and being sold by Vertex Israel II (A) Fund L.P., Vertex Israel II (B) Fund L.P., Vertex Israel II Discount Fund L.P., Vertex Israel II (C.I.) Fund L.P. and Vertex Israel II (C.I.) Executive Fund L.P. Vertex Israel II Fund is the general partner of each of these funds. Voting and investment power of these shares is held by the investment committee of Vertex Israel II Management Ltd., which is the general partner of Vertex Israel II Fund. The investment committee of Vertex Israel II Management Ltd. has voting and investment power pertaining to each of the limited partnership’s interest in our shares. Vertex Israel II Management Ltd. is a majority-owned subsidiary of Vickers Capital Limited. Vickers Capital Limited is 100% owned by Vertex Venture Holdings Ltd. Vertex Venture Holdings Ltd is 100% owned by Ellensburg Holding Pte Ltd and Ellensburg Holding Pte Ltd is 100% owned by Singapore Technologies Pte Ltd. Vickers Capital Limited, Vertex Venture Holdings Ltd, Ellensburg Holding Pte Ltd and Singapore Technologies Pte Ltd disclaim beneficial ownership of the shares held by each of the limited partnerships, except to the extent of their respective pecuniary interests therein. Prior to the completion of the global offering, Vertex Venture Holdings Ltd has the right to designate and have elected one member to our board of directors. See “Related Party Transactions” for a more detailed discussion regarding this right to designate a board member and a discussion of the number of shares held by entities affiliated with Vertex Venture Holdings Ltd. Our former director, Kheng Nam Lee, is a director of Vickers Capital Limited.
(17)	AP3 Co-Investment Partners, LDC is an affiliate of H&Q Asia Pacific. Our director Ta-Lin Hsu is the founder and chairman of H&Q Asia Pacific. For a discussion of the number of ordinary shares held by entities affiliated with H&Q Asia Pacific, see “Related Party Transactions.”
(18)	Lip-Bu Tan is a director of our company and the chairman of Walden International, an affiliate of Seed Ventures III Pte. Ltd. For a discussion of the number of shares held by entities affiliated with Walden International, see “Related Party Transactions.”
(19)	Consists of shares registered in the name of and being sold by Tetrad Ventures Pte Ltd.
(20)	Consists of shares registered in the name of and being sold by Oak Investment Partners X, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak Investment Partners IX, L.P. and Oak X Affiliates Fund, L.P. The respective general partner of each of these entities is a limited liability company. The managing members of each of these limited liability companies share voting and investment power with respect to shares held by each of the limited partnerships. The managing members of each of these limited liability companies are Fredric W. Harman, Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, Gerald R. Gallagher and David B. Walrod. These managing members disclaim beneficial ownership of shares held by the limited partnerships, except to the extent of their respective pecuniary interests therein.
(21)	Citicorp International Finance Corporation transferred its shares in our company to Co-Investment Limited Partnership I on January 26, 2004, which transfer has not yet been recorded by us in our share register. As transferee under the terms of such transfer, Co-Investment Limited Partnership I may be deemed to share investment and voting power over the shares with Citicorp International Finance Corporation. Citicorp International Finance Corporation retains sole investment and voting power over such shares transferred to Co-Investment Limited Partnership I by virtue of its ownership of all the voting interest in Co-Investment Limited Partnership I.

(22)	It is our understanding that voting and investment power of these shares is held by the board of directors of Prodigy Fund SPC and the investment manager, Prodigy Asset Management Co.
(23)	Consists of shares registered in the name of and being sold by DCM III, L.P., DCM III-A, L.P. and DCM Affiliates Fund III, L.P. DCM Investment Management III, LLC is the general partner of each of these partnerships. Dixon R. Doll and Katsujin David Chao are managing members of DCM Investment Management III, LLC and share voting and investment power with respect to shares in our company. Dixon R. Doll and Katsujin David Chao disclaim beneficial ownership of the shares held by the partnerships, except to the extent of their respective pecuniary interests therein.
(24)	Consists of shares registered in the name of and being sold by GM Capital Partners I, L.P. and JPMorgan Chase Bank, as trustee for First Plaza Group Trust. GM Partners I LLC is the general partner of GM Capital Partners I, L.P. and General Motors Investment Management Corporation, or GMIMCO, is the managing member of GM Capital Partners I, L.P. It is our understanding that voting and investment power of our shares registered in the name of GM Capital Partners I, L.P. is held by the investment committee of GMIMCO. First Plaza Group Trust is a pension trust formed pursuant to the laws of the State of New York for the benefit of certain employee benefit plans of General Motors Corporation, its subsidiaries and unrelated employers. Shares in our company registered in the name of JPMorgan Chase Bank, as trustee for First Plaza Group Trust may be deemed to be owned beneficially by GMIMCO, a wholly-owned subsidiary of General Motors Corporation. GMIMCO is serving as investment manager with respect to these shares and in that capacity it has the sole power to direct the trustee as to the voting and disposition of these shares. Because of the trustee’s limited role, beneficial ownership of these shares by the trustee is disclaimed.
(25)	Consists of shares registered in the name of and being sold by Hong Lim Investments Pte Ltd. Hong Lim Investments Pte Ltd is a wholly owned subsidiary of Temasek Capital (Private) Limited, which is a wholly owned subsidiary of Temasek Holdings (Private) Limited.
(26)	Consists of shares registered in the name of and being sold by Taurus International Corporation. It is our understanding that Sabine Chen and I. Cheng Liu share the voting and investment power of our shares.
(27)	Consists of shares registered in the name of and being sold by AsiaStar IT Fund, L.P. Sycamore Management Corporation is the general partner of AsiaStar Partners, L.P., which is the general partner of AsiaStar IT Fund, L.P.
(28)	Consists of shares registered in the name of and being sold by CHIAM International Limited.
(29)	Consists of shares registered in the name of and being sold by Victoria Eight Developments Limited.
(30)	Consists of the aggregate holding of the 21 shareholders with the smallest ownership interests in our company prior to the global offering who are selling in the global offering.
(31)	The aggregate amount the selling shareholders have elected to sell in the global offering if the actual initial public offering price is within the estimate of the initial public offering price range set forth on the cover page of this prospectus and the first paragraph of this section exceeds the number of shares offered by the selling shareholders as set forth on the cover page of this prospectus by 1, 575,528,000 ordinary shares (893,710,000 shares if the underwriters exercise their overallotment option in full).
(32)	None of our directors or executive officers will be selling any of their shares in the global offering in their individual capacity. Further, each of our directors disclaims beneficial ownership of the shares beneficially owned by shareholders listed under “Greater Than 5% Shareholders” and “Entities Affiliated with Directors” in the table above, except to the extent of such director’s pecuniary interest therein, if any.
(33)	Represents the number of shares beneficially owned by all directors and officers as well as by shareholders listed under “Greater Than 5% Shareholders” and “Entities Affiliated with Directors” in the table above. Excludes Lai Xing Cai, who will not become a director until the completion of the global offering, but includes shares beneficially owned by the two executive officers appointed after December 31, 2003, Jenny Wang and Toshiaki Ikoma, and shares subject to options granted to directors and executive officers between December 31, 2003 and February 16, 2004 as further described in “Principal Shareholders.”
(34)	Represents the maximum number of ordinary shares being offered by shareholders listed under “Greater Than 5% Shareholders” and “Entities Affiliated with Directors” in the table above.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, both of which are included elsewhere in this prospectus. The selected consolidated financial data presented below has been prepared in accordance with U.S. GAAP. The selected consolidated financial data presented below as of and for the years ended December 31, 2001, 2002 and 2003 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 2000 and for the period from April 3, 2000 (inception) through December 31, 2000 is derived from audited consolidated financial statements not included in this prospectus. The quarterly consolidated financial data presented below has been derived from unaudited consolidated financial statements not included in this prospectus. In our opinion, all adjustments necessary for a fair presentation of the quarterly consolidated financial data are included in the accompanying financial statements. The historical results are not necessarily indicative of results to be expected in any future period.

	For the period from April 3, 2000 (inception) through December 31, 2000	For the year ended December 31,
		2001	2002	2003
	(in US$ thousands, except for per share and per ADS data)
Income Statement Data:
Sales	$—	$—	$50,315	$365,823
Cost of sales(1)	—	—	(105,238)	(363,241)

Gross profit (loss)	—	—	(54,923)	2,582

Operating expenses:
Research and development	—	(9,326)	(37,459)	(32,070)
General and administrative	(929)	(16,870)	(17,782)	(27,912)
Selling and marketing	—	(751)	(4,371)	(9,447)
Amortization of deferred stock compensation	—	(712)	(1,769)	(5,900)

Total operating expenses	(929)	(27,659)	(61,381)	(75,329)

Loss from operations	(929)	(27,659)	(116,304)	(72,747)

Other income (expenses):
Interest income	2,153	18,681	10,980	5,616
Interest expense	—	—	(176)	(1,425)
Other, net	2	384	2,897	2,411
Subsidy income	—	5,942	—	—

Total other income, net	2,155	25,007	13,701	6,602

Net income (loss)	1,226	(2,652)	(102,603)	(66,145)

Deemed dividend on preference shares(2)	—	—	—	(37,117)

Income (loss) attributable to holders of ordinary shares	$1,226	$(2,652)	$(102,603)	$(103,262)

Income (loss) per share, basic and diluted	$0.15	$(0.33)	$(12.74)	$(11.35)

Ordinary shares used in calculating basic and diluted net loss per share(3)(4)	8,000,000	8,000,000	8,053,580	9,098,320

Pro forma basic and diluted net loss per share on a post-split basis (unaudited)				$(0.01)

Shares used in calculating pro forma basic and diluted net loss per share on a post-split basis (unaudited)				10,914,204,700

Net loss per ADS, basic and diluted				$(56.75)

ADSs used in calculating basic and diluted net loss per share(4)				1,819,664

(1)	Including amortization of deferred stock compensation for employees directly involved in manufacturing activities.
(2)	Deemed dividend represents the difference between the sale and conversion prices of warrants and Series C convertible preference shares we issued in the third and fourth quarters of 2003 and their respective fair market values.
(3)	Anti-dilutive preference shares, options and warrants were excluded from the weighted average ordinary shares outstanding for the diluted per share calculation. For 2000, 2001, 2002 and 2003, basic loss per share did not differ from diluted loss per share.
(4)	Share and per share information for the 10-for-1 share split to be effected after the conversion of our preference shares into ordinary shares and upon completion of the global offering has been excluded from the weighted average ordinary shares and ADSs outstanding for the basic and diluted per share and per ADS calculation.

	As of December 31,
	2000	2001	2002	2003
	(in US$ thousands)
Balance Sheet Data:
Cash and cash equivalents	$94,290	$178,920	$91,864	$445,276
Short-term investments	—	—	27,709	27,165
Accounts receivable, net of allowances	—	—	20,110	90,539
Inventories	—	4,749	39,826	69,924
Total current assets	102,949	235,196	185,067	680,882
Land use rights, net	—	48,913	49,354	41,935
Plant and equipment, net	14,284	478,950	1,290,910	1,523,564
Total assets	117,233	763,059	1,540,078	2,290,506
Total current liabilities	115,965	249,071	263,655	325,430
Total long-term liabilities	—	—	405,432	479,961
Total liabilities	115,965	249,071	669,087	805,391
Stockholders’ equity	$1,268	$513,988	$870,991	$1,485,115

	For the period from April 3, 2000 (inception) through December 31, 2000	For the year ended December 31,
		2001	2002	2003
	(in US$ thousands, except percentages and operating data)
Cash Flow Data:
Net income (loss)	$1,226	$(2,652)	$(102,603)	$(66,145)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10	1,445	84,537	233,905
Net cash provided by (used in) operating activities	904	3,360	(48,802)	114,270
Purchases of plant and equipment	(9,774)	(459,779)	(761,704)	(453,097)
Net cash used in investing activities	(17,774)	(501,779)	(751,144)	(454,498)
Net cash provided by financing activities	111,120	583,152	712,925	693,497
Net increase (decrease) in cash and cash equivalents	$94,290	$84,630	$(87,056)	$353,412

Other Financial Data:
Gross margin	—	—	(109.2)%	0.7%
Operating margin	—	—	(231.2)%	(19.9)%
Net margin	—	—	(203.9)%	(18.1)%

Operating Data:
Wafers shipped (in units):
Logic(1)	—	—	26,419	188,316
Total(2)	—	—	82,486	476,451
Average selling price (in US$):
Logic(1)	—	—	$794	$896
Total(2)	—	—	$558	$733

(1)	Excluding copper interconnects and memory wafers.
(2)	Including logic, memory, copper interconnects and all other wafers.

The following table sets forth, for the three-month periods indicated, selected financial data from our unaudited consolidated statements of operations prepared in accordance with U.S. GAAP as well as certain operating data.

	For the three months ended
	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003
	(in US$ thousands, except for percentages and operating data)
Income Statement Data:
Sales	$560	$6,441	$18,917	$24,397	$38,442	$75,193	$107,141	$145,047
Cost of sales(1)	(4,426)	(16,887)	(36,989)	(46,936)	(63,495)	(88,645)	(96,768)	(114,333)

Gross profit (loss)	(3,866)	(10,446)	(18,072)	(22,539)	(25,053)	(13,452)	10,373	30,714

Operating expenses:
Research and development	(3,275)	(6,042)	(16,500)	(11,642)	(6,339)	(8,118)	(8,272)	(9,341)
General and administrative	(2,528)	(5,763)	(2,408)	(7,083)	(3,916)	(2,849)	(8,896)	(12,251)
Selling and marketing	(401)	(781)	(941)	(2,248)	(2,145)	(2,285)	(2,747)	(2,270)
Amortization of deferred stock compensation	(171)	(410)	(553)	(635)	(879)	(1,199)	(1,587)	(2,235)

Total operating expenses	(6,375)	(12,996)	(20,402)	(21,608)	(13,279)	(14,451)	(21,502)	(26,097)

Income (loss) from operations	(10,241)	(23,442)	(38,474)	(44,147)	(38,332)	(27,903)	(11,129)	4,617

Other income (expenses):
Interest income	6,209	1,417	2,778	576	678	392	1,563	2,983
Interest expense	—	—	(44)	(132)	(146)	(146)	(207)	(926)
Other, net	696	(116)	395	1,922	(252)	(2,857)	1,317	4,203
Subsidy income	—	—	—	—	—	—	—	—

Total other income (expenses), net	6,905	1,301	3,129	2,366	280	(2,611)	2,673	6,260

Net income (loss)	$(3,336)	$(22,141)	$(35,345)	$(41,781)	$(38,052)	$(30,514)	$(8,456)	$10,877

Deemed dividend on preference shares(2)	—	—	—	—	—	—	(34,586)	(2,531)

Income (loss) attributable to holders of ordinary shares	$(3,336)	$(22,141)	$(35,345)	$(41,781)	$(38,052)	$(30,514)	$(43,042)	$8,346

Other Financial Data:
Gross margin	(690.4)%	(162.2)%	(95.5)%	(92.4)%	(65.2)%	(17.9)%	9.7%	21.2%
Operating margin	(1,828.8)%	(363.9)%	(203.4)%	(181.0)%	(99.7)%	(37.1)%	(10.4)%	3.2%
Net margin	(595.7)%	(343.8)%	(186.8)%	(171.3)%	(99.0)%	(40.6)%	(7.9)%	7.5%

Operating Data:
Wafers shipped (in units):
Logic(3)	208	5,512	9,490	11,209	11,577	28,607	55,678	92,454
Total(4)	220	7,919	26,185	48,162	74,596	117,950	130,780	153,125
Average selling price (in US$):
Logic(3)	$627	$756	$906	$721	$635	$797	$883	$967
Total(4)	$684	$682	$667	$477	$494	$614	$771	$910
Average utilization rate	72%	89%	92%	99%	88%	97%	93%	97%

(1)	Including amortization of deferred stock compensation for employees directly involved in manufacturing activities.
(2)	Deemed dividend represents the difference between the sale and conversion prices of warrants and Series C convertible preference shares we issued in the third and fourth quarters of 2003 and their respective fair market values.
(3)	Excluding copper interconnects and memory wafers.
(4)	Including logic, memory, copper interconnects and all other wafers.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our business, financial condition and results of operations is based on and should be read in conjunction with our financial statements, including the notes thereto, and other financial information appearing elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. GAAP. This discussion and analysis contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

We were founded in April 2000. In 2000 and 2001, our company was in its development stage and did not have any sales. During this period, we established our management structure, acquired land use rights, constructed, equipped and commenced the ramp-up of production at our 8-inch wafer facilities in Shanghai consisting of Fab 1, Fab 2 and Fab 3B, and began our research and development activities. Our Fab 1 and Fab 3B-A began commercial production in January 2002, and Fab 2 and Fab 3B-C began commercial production in January 2003. By December 31, 2003, approximately three years after commencing construction of our Fab 1, we had reached total wafer fabrication capacity of 49,000 wafers per month and copper interconnects capacity of 9,000 wafers per month. We believe that this speed of capacity ramp-up represents one of the fastest in the semiconductor industry. Our wafers shipped and sales increased from 82,486 wafers and US$50.3 million for 2002 to 476,451 wafers and US$365.8 million for 2003.

We recently acquired an 8-inch fab in Tianjin, China, which we refer to as our Fab 7, from MCEL, a wholly owned subsidiary of Motorola. We are also constructing new 12-inch fabs in Beijing, which we believe will be the first 12-inch fabs in China. We refer to them as Fab 4, Fab 5 and Fab 6C. We commenced construction of our Beijing fabs in December 2002 and expect to commence pilot production at our Fab 4 in Beijing in the third quarter of 2004.

We manage our business and measure our results of operations based on a single operating segment.

Our monthly capacity reached 49,000 8-inch wafers and 9,000 copper interconnects as of the end of 2003 and is expected to reach 114,750 8-inch wafer equivalents and 10,000 copper interconnects by the end of 2004. This expected increase in capacity will be attributable to an increase in aggregate monthly capacity of our Shanghai fabs to approximately 89,000 8-inch wafers, our Fab 4 in Beijing to approximately 6,750 8-inch wafer equivalents and our Fab 7 in Tianjin to approximately 19,000 8-inch wafers, by the end of 2004. We plan to have aggregate monthly wafer fabrication capacity of 170,000 8-inch wafer equivalents and 15,000 copper interconnects by the end of 2005. As we increase our capacity and corresponding wafer production, we benefit from economies of scale. When our capacity utilization is high, these economies of scale enable us to reduce our per wafer production cost and improve our margins. On the other hand, when our capacity utilization rate is low, our unused capacity results in higher per wafer production cost and decreased margins.

Factors that Impact our Results of Operations

Cyclicality of the Semiconductor Industry

The semiconductor industry is highly cyclical due mainly to the cyclicality of demand in the markets of the products that use semiconductors. As these markets fluctuate, the semiconductor market also fluctuates. This fluctuation in the semiconductor market is exacerbated by the tendency of semiconductor companies, including foundries, to make capital investments in plant and equipment during periods of high demand since it may require several years to plan, construct and commence operations at a fab. Absent sustained growth in demand, this increase in capacity often leads to overcapacity in the semiconductor market, which in the past has led to a significant underutilization of capacity and a sharp drop in semiconductor prices. The semiconductor industry is generally slow to react to declines in demand due to its capital-intensive nature and the need to make commitments for equipment purchases well in advance of the planned expansion.

The semiconductor industry has experienced a period of declining demand since 2001, mainly due to a downturn in the global economy and in the communications sector in particular. At the same time, the semiconductor industry has faced significant overcapacity due to capacity increases that were initiated prior to the downturn, as well as technological advancements in process technology and wafer sizes that have allowed for more chips to be fabricated per wafer. These conditions led to inventory build-up and a reduction in overall average selling prices for foundry services during this period. We believe the semiconductor industry is currently experiencing an increase in demand due to improving global economic conditions and a resulting strengthening in consumer confidence.

Substantial Capital Expenditures

The semiconductor foundry industry is characterized by substantial capital expenditures. This is particularly true for our company as we have recently constructed and equipped fabs and are continuing to construct and equip new fabs. In connection with the construction and ramp-up of our capacity since our inception, we incurred capital expenditures of US$515 million, US$897 million and US$492 million in 2001, 2002 and 2003, respectively. We depreciate our manufacturing machinery and equipment on a straight-line basis over an estimated useful life of five years. We recorded depreciation and amortization of US$1.4 million, US$84.5 million and US$233.9 million in 2001, 2002 and 2003, respectively.

The semiconductor industry is also characterized by rapid changes in technology, frequently resulting in obsolescence of process technologies and products. As a result, our research and development efforts are essential to our overall success. We spent approximately US$9.3 million in 2001, US$37.5 million in 2002 and US$32.1 million in 2003 for research and development, which represented 74.4% and 8.8%, respectively, of our sales for 2002 and 2003. We had no sales in 2001.

Capacity Expansion

We have expanded, and plan to continue to expand, our capacity through internal growth and acquisitions. An increase in capacity may have a significant effect on our results of operations, both by allowing us to produce and sell more wafers and achieve higher sales, and as a cost component in the form of acquisition costs and depreciation expenses. We have increased our capacity in Shanghai to 49,000 wafers per month as of December 31, 2003 and plan to continue increasing capacity at our fabs there. In addition, we plan on increasing our capacity at our newly acquired fab in Tianjin. We are also in the process of constructing and equipping our new 12-inch wafer facilities in Beijing. We plan to have aggregate wafer fabrication capacity of 170,000 8-inch wafer equivalents per month by the end of 2005.

As an example of our capacity acquisition strategy, in September 2003, we entered into an agreement to purchase the assets constituting a wafer fab located in Tianjin, China from MCEL, a wholly owned subsidiary of Motorola. This acquisition was completed in January 2004. Under our asset purchase agreement with MCEL, we acquired substantially all of that fab’s assets and assumed certain contractual obligations. These assets and obligations were contributed to and assumed by our newly formed wholly owned subsidiary, SMIC Tianjin, on the closing date of the acquisition.

Pricing

We price our foundry services on either a per wafer or a per die basis, taking into account the complexity of the technology, the prevailing market conditions, the order size, the cycle time, the strength and history of our relationship with the customer and our capacity utilization. Since a majority of our costs and expenses are fixed or semi-fixed, fluctuations in the average selling prices of semiconductor wafers have historically had a substantial impact on our margins. The average selling price of the wafers we shipped increased 90.8% between the fourth quarter of 2002 and the fourth quarter of 2003 from US$477 per wafer to US$910 per wafer, mainly due to our shift to producing more logic and less DRAM wafers, our adoption of more advanced and higher margin process technologies, the overall improvement in market prices for semiconductors, particularly DRAM, and because our company became more established in the market. Prices of our different process technologies vary significantly and, in general, the prices of the specific process technologies we provide decrease over time as the technology employed gradually becomes more mature and commoditized. Therefore, it is necessary to continually introduce new higher margin and more technologically advanced services to help counteract this trend of decreasing price levels.

Change in Process Mix and Technology Migration

Because the price of wafers processed with different technologies varies significantly, the mix of wafers that we produce is among the primary factors that affect our sales and profitability. The value of a wafer is determined principally by the complexity of the process technology used to fabricate the wafer. In addition, production of devices with higher levels of functionality and greater system-level integration requires more fabrication steps, and these devices generally sell for higher prices.

Prices for wafers of a given level of technology generally decline over the relevant process technology life cycle. As a result, we and our competitors are continuously in the process of developing and acquiring advanced process technologies and migrating our customers to use such technologies to maintain or improve our profit margins. This technology migration requires continuous investment in research and development and technology-related acquisitions, and we expect to continue to spend a substantial amount of capital on upgrading our technologies.

Our initial sales after commencing commercial operations in 2002 consisted mainly of DRAM fabricated and sold on a foundry basis, as well as commodity-type DRAM fabricated using technology licensed from Fujitsu Limited and sold by us to distributors. This commodity DRAM was fabricated during our start-up phase in order to test and ramp up our facilities and train our personnel. As our business has grown and our fabs have matured, we have produced proportionately less commodity-type DRAM and more logic products and memory products utilizing more advanced technologies, which generally command a higher margin. However, we intend to continue to produce commodity DRAM as required to maintain high utilization of our capacity in the future.

The following table sets forth a percentage breakdown of wafer sales by process technology for the years ended December 31, 2002 and 2003, and each of the quarters in the year ended December 31, 2003:

	For the year ended December 31, 2002	For the three months ended				For the year ended December 31, 2003
		March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Process Technologies	(based on sales in US$)
0.13 micron	0.0%	4.6%	13.5%	15.0%	10.4%	11.8%
0.15 micron	0.0%	0.0%	0.0%	10.0%	17.5%	9.9%
0.18 micron	4.7%	2.7%	10.5%	19.7%	34.7%	22.0%
0.25 micron	74.2%	82.5%	57.4%	33.7%	10.6%	34.5%
0.35 micron	21.1%	10.2%	18.6%	21.6%	26.8%	21.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

The following table sets forth a breakdown of our sales by service type for the years ended December 31, 2002 and 2003, and each of the quarters in the year ended December 31, 2003:

	For the year ended December 31, 2002		For the three months ended								For the year ended December 31, 2003
			March 31, 2003		June 30, 2003		September 30, 2003		December 31, 2003
Service Type	Sales	Percentage	Sales	Percentage	Sales	Percentage	Sales	Percentage	Sales	Percentage	Sales	Percentage
	(in US$ thousands, except percentages)
Fabrication of memory wafers	$25,047	49.8%	$27,774	72.2%	$39,855	53.0%	$36,443	34.0%	$35,481	24.5%	$139,553	38.2%
Fabrication of logic wafers	20,974	41.7%	9,067	23.6%	32,589	43.3%	64,324	60.0%	103,934	71.6%	209,914	57.3%
Other(1)	4,294	8.5%	1,601	4.2%	2,749	3.7%	6,374	6.0%	5,633	3.9%	16,357	4.5%

Total	$50,315	100.0%	$38,442	100.0%	$75,193	100.0%	$107,141	100.0%	$145,048	100.0%	$365,824	100.0%

(1)	Includes mask-making and probing.

Capacity Utilization Rates

Operations at or near full capacity have a significant positive effect on our profitability because a substantial percentage of our cost of sales is of a fixed nature. In 2002 and 2003, approximately 37% and 48%, respectively, of our cost of sales consisted of depreciation expenses, which are fixed costs. If we increase our utilization rates, the number of wafers we fabricate will increase, and therefore our average fixed costs per wafer will decrease. Therefore, our capacity utilization rates have a significant effect on our margins. Our utilization rates have varied from period to period due to capacity ramp-ups and fluctuations in customer orders. Our annual capacity utilization rate was 94% in both 2002 and 2003. We did not commence commercial production at our Fab 1 until January 2002, so no capacity utilization data is available for any periods prior to 2002. Factors affecting utilization rates are the complexity and mix of the wafers produced, overall industry conditions, the level of customer orders and mechanical failures and other operational disruptions, such as those relating to capacity expansions or relocation of equipment.

In addition, we fabricate DRAM wafers for sale to distributors using technology licensed from our technology partners, as well as under foundry arrangements for our customers using our own and licensed technology. Through the fabrication of DRAM wafers, we have been able to quickly ramp up our production facilities, test and stabilize the process technologies and train our personnel. In addition, we plan to maintain high capacity utilization through the fabrication of DRAM wafers when the volume of our foundry orders leaves us with excess capacity and DRAM market conditions and pricing are favorable. We expect that as we continue to ramp up our fabrication of logic wafers over time, the portion of our capacity utilized for DRAM production will become smaller relative to logic wafer production. This practice also has the added benefit of raising our ability to fabricate higher margin system-on-chip devices that incorporate elements of both memory and logic functions on a single chip.

Our capacity is determined by us based on the capacity ratings for each piece of equipment, as specified by the manufacturers of such equipment, adjusted for, among other factors, actual output during uninterrupted trial runs, expected down time due to set up for production runs and maintenance and expected product mix. Because these factors include subjective elements, our measurement of capacity utilization rates may not be comparable to those of our competitors.

Yield Rates

Yield per wafer is the ratio of the number of functional dies on that wafer to the maximum number of dies that can be produced on that wafer. A significant portion of our services, particularly our memory semiconductor wafer fabrication services, is priced on a per die basis, and our high yields have assisted us in achieving higher margins.

We continuously upgrade the process technologies that we use. At the beginning of each technology migration, the yield utilizing the new technology is generally lower, sometimes substantially lower, than the yield under the then-current technology. This is because it requires time to stabilize, optimize and test a new process technology. We do not ship wafers to a customer until we have achieved that customer’s minimum yield requirements. Yield is generally improved through the expertise and cooperation of our research and development personnel, process engineers and equipment suppliers.

Critical Accounting Policies

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Below we have summarized our accounting policies that we believe are both important to the portrayal of our financial results and involve the need to make estimates about the effect of matters that are inherently uncertain. We also have other policies that we consider to be key accounting policies. However, these policies do not meet the definition of critical accounting estimates because they do not generally require us to make estimates or judgments that are difficult or subjective.

Inventory

Inventories are stated at the lower of cost or market. Market represents the net realizable value for finished goods and work-in-progress, and replacement cost for raw materials. For products manufactured pursuant to customer purchase orders, we are not typically exposed to the risk that the selling price will be lower than the inventory carrying value. We also use available manufacturing capacity to produce commodity-type DRAM that we hold in inventory until sold. We are exposed to the risk that the ultimate selling price of such commodity-type DRAM may be less than the inventory carrying value. We estimate the net realizable value for such finished goods and work-in-progress based primarily upon the latest invoice prices and current market conditions. If the market value of a good drops below its carrying value, we record a write-off to cost of sales for the difference between the carrying cost and the market value. As of December 31, 2002 and December 31, 2003, we carried a lower of cost or market reserve of US$16.5 million and US$0.2 million, respectively, to reflect a decline in the estimated market value of the inventory we held on that date. All of the inventory for which such reserve was recorded as of December 31, 2002 was sold in the first nine months of 2003, generating sales, cost of sales and gross profit of US$31.9 million,

US$30.1 million and US$1.8 million, respectively. We carry out an inventory review on an item-by-item basis at each quarter-end.

We do not anticipate slow moving inventory exposures. Our inventory consists of inventory built pursuant to firm customer orders and, accordingly, we have limited exposure to slow moving inventory adjustments. In addition, our inventory consists of commodity-type memory wafers for which an active market exists. These wafers are adjusted to lower of cost or market and sold to customers at the market price and, since we do not typically hold this inventory for more than nine months, we have limited exposure to slow moving inventory.

Depreciation and Amortization

We operate in a capital-intensive business. The net book value of our plant and equipment, including land use rights, at December 31, 2003 was US$1,565.5 million. Depreciation of manufacturing buildings and related improvements is provided on a straight-line basis over the estimated useful life of 25 years and commences from the date the facility is ready for its intended use. Depreciation of our manufacturing machinery and equipment, as well as our facility, machinery and equipment, is provided on a straight-line basis over the estimated useful life of 5 to 10 years, commencing from the date that the equipment is placed into productive use. The estimated useful life and dates that the equipment is placed into productive use reflects our estimate of the periods that we intend to derive future economic benefits from the use of our plant and equipment and land use rights.

Long-lived Assets

We assess the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets or the asset grouping may not be recoverable. Factors we consider in deciding when to perform an impairment review include significant under-performance of a manufacturing facility relative to expectations, significant underutilization of specific equipment relative to expectations, significant negative industry or economic trends, and significant changes or planned changes in our use of the assets. Recoverability of assets to be held and used is measured by comparing the carrying amount of the asset grouping to its future undiscounted cash flows. If such assets are considered to be impaired, an impairment charge is recognized for the amount that the carrying value of the asset exceeds its fair value. Assets held for sale are reported at the lower of their carrying amount or fair value less related selling costs.

In order to remain technologically competitive in our industry, we have entered into technology transfer and technology license arrangements with third parties in an attempt to advance our process technologies. The payments made for such technology licenses are recorded as an intangible asset and amortized on a straight-line basis over the estimated useful life of the asset. We routinely review the remaining estimated useful lives of these intangible assets. We also evaluate these intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

We have continued to construct, acquire and expand our manufacturing facilities since our inception and, to date, have not experienced any factors that would indicate potential impairment of our long-lived assets. We will continue to review impairment factors as described above and, as a result, impairment charges may be necessary in the future as circumstances change.

Revenue Recognition

We manufacture semiconductor wafers for our customers based on the customers’ designs and specifications pursuant to manufacturing agreements and purchase orders. We also sell certain semiconductor standard products, such as commodity-type DRAM, to customers, including distributors.

We recognize revenue only upon shipment and title transfer and record the provisions for sales returns and warranty costs at the time revenue is recognized. To date, our actual sales adjustments and warranty costs have not differed materially from our estimates.

Customers and distributors do not have any rights for price protection or return except pursuant to warranty provisions. We typically perform tests of our products prior to shipment to identify yield of acceptable products per wafer. Occasionally, product tests performed after shipment identify yields below the level agreed with the customer. In those circumstances, the customer arrangement may provide for a reduction to the price paid or for us to ship replacement products. We estimate the amount of sales returns and the cost of replacement products based on our historical trend of returns and warranty replacements relative to sales as well as a consideration of any current information regarding specific customer yield issues that may exceed historical trends.

Stock-based Compensation Expense

Our stock-based employee compensation plans are described in more detail under “Management—Equity-Based Plans.” We grant stock options to our employees and we record a compensation charge for the excess of the fair value of the stock at the measurement date over the amount an employee must pay to acquire the stock. We amortize stock-based compensation using the straight-line method over the vesting periods of the related options, which are generally four years.

We have recorded deferred stock-based compensation representing the difference between the deemed fair value of our ordinary shares for accounting purposes and the option exercise price. We determined the deemed fair value of our ordinary shares based upon several factors, including a valuation report from an independent appraiser and the price of our then most recent preference share placement. We recorded deferred stock-based compensation of US$20.1 million and US$31.2 million for stock options granted to employees during the years ended December 31, 2002 and 2003, respectively, and we amortized US$3.9 million and US$11.4 million for the years ended December 31, 2002 and 2003, respectively. Had different assumptions or criteria been used to determine the deemed fair value of our ordinary shares, materially different amounts of stock-based compensation could have been reported.

Pro forma information regarding net income (loss) and net income (loss) per share is required in order to show our net income (loss) as if we had accounted for employee stock options under the fair value method. We use the Black-Scholes option pricing model to compute the fair value. The fair value of options and shares issued pursuant to our option plans at the grant date was estimated using this Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected stock price volatility. We use projected volatility rates, which are based upon historical volatility rates experienced by comparable public companies. Because our employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our stock options.

The effects of applying pro forma disclosures of net income (loss) and net income (loss) per share are not likely to be representative of the pro forma effects on net income and earnings per share in the future years for the following reasons:

•	the number of future shares to be issued under these plans is not known; and

•	the assumptions used to determine the fair value can vary significantly.

Results of Operations

Sales

We generate our sales primarily from fabricating semiconductors. We also derive a relatively small portion of our sales from the mask-making and wafer probing services that we perform for third parties separately from our foundry services.

In 2003, fabless semiconductor companies accounted for 34.3%, IDMs accounted for 46.3% and systems and other companies accounted for 19.5%, respectively, of our sales. Although we are not dependent on any single customer, a significant portion of our net sales is attributable to a relatively small number of our customers. In 2002 and 2003, our five largest customers accounted for approximately 69% and 57% of our sales, respectively. In 2002, our largest customer, Integrated Silicon Solution, Inc., or ISSI, purchased a substantial amount of our DRAM and accounted for approximately 25% of our sales. Our second largest customer in 2002, Fujitsu Limited, accounted for approximately 16% of our sales. Our two largest customers in 2003, Samsung Electronics and Texas Instruments, each accounted for approximately 12% of our sales in that year.

The semiconductor industry generally experiences seasonality in which sales are strongest in the third quarter and weakest in the first quarter. This is driven by the seasonal demand fluctuations for the products that incorporate semiconductors. Our rapid capacity ramp-up has significantly outweighed any effects from this seasonality. Once our initial capacity expansion stabilizes, however, we may be more susceptible to these seasonal changes in demand.

Cost of sales

Our cost of sales consists principally of:

•	depreciation and amortization;

•	overhead, including maintenance of production equipment, indirect materials, including chemicals, gases and various types of precious and other metals, utilities and royalties;

•	direct materials, which consist of raw wafer costs;

•	labor, including amortization of deferred stock compensation for employees directly involved in manufacturing activities; and

•	production support, including facilities, utilities, quality control, automated systems and management functions.

As an increasing portion of our equipment has come on line, our depreciation expenses attributable to cost of sales have gradually increased from nil in 2001 to US$37.6 million in 2002 and to US$172.7 million in 2003.

Operating expenses

Our operating expenses consist of:

•	Research and development expenses. Research and development expenses consist primarily of salaries and benefits of research and development personnel, materials costs, depreciation and maintenance on the equipment used in our research and development efforts and contracted technology development costs. Research and development expenses also include costs relating to pilot production activities prior to the commencement of commercial production.

•

General and administrative expenses. General and administrative expenses consist primarily of salaries and benefits for our administrative, finance and human resource personnel, commercial insurance, fees for professional services, foreign exchange gains and losses from operating activities and costs incurred in connection with developing production capabilities at new fabs, including facility costs and employee costs. Foreign exchange gains and losses relate primarily to period-end translation adjustments due to exchange rate fluctuations that affect payables and receivables directly related to our operations.

•	Selling and marketing expenses. Selling and marketing expenses consist primarily of salaries and benefits of personnel engaged in sales and marketing activities, costs of customer wafer samples, other marketing incentives and related marketing expenses.

•	Amortization of deferred stock compensation expenses. Amortization of deferred stock compensation expenses relates to stock compensation for those employees who are not directly involved in manufacturing activities and who receive incentives in the form of options on the shares of our company. Deferred stock compensation expenses are the excess of the deemed fair value of shares over the option exercise price at the time of grant, and are amortized on a straight-line basis generally over the four-year vesting period.

Other income (expenses)

Our other income (expenses) consists of:

•	interest income, which has been primarily derived from cash equivalents and short-term investments and interest on share purchase receivables;

•	interest expenses, net of capitalized portions and government interest subsidies, which have been primarily attributable to our bank loans and the imputed interest rate on an outstanding interest-free promissory note;

•	other income and expense items, such as those relating to the employee living quarters and school, as well as foreign exchange gains and losses relating to financing and investing activities, particularly forward contracts; and

•	government subsidies on excess of interest capitalized on long-term borrowings, which was recorded in 2001 only.

Comparisons of Results of Operations

Since we were founded in 2000, began commercial operations in 2002 and are currently rapidly increasing our production, we believe comparisons of our most recent quarters of operation, which we have included below, provide important information for investors regarding our results of operations. We believe these quarterly comparisons provide more meaningful information to investors than our year-to-year comparisons and better illustrate the recent trends in our business, particularly since the majority of our operating activity and growth has occurred during our most recent quarters. However, due to the factors noted in “Risk Factors—Risks Related to Our Financial Condition and Business—Our results of operations may fluctuate from quarter to quarter, which may make it difficult to predict our future performance and may result in a decline in the prices of our ordinary shares and ADSs if we fail to meet our expectations or those of public market analysts and investors in these periods,” many of which are beyond our control, you should not rely on quarter-to-quarter comparisons to predict our future performance. Unfavorable changes in any of these factors may adversely affect our business and operating results. In the future, we may not publicly report or otherwise provide comparisons of financial information for sequential quarters if we determine that it is no longer meaningful for investors for purposes of understanding our business.

Quarterly Financial Information

The following table sets forth, for the three-month periods indicated, selected financial data from our unaudited consolidated statements of operations, expressed in each case as amounts and as a percentage of sales, as well as information regarding the number of wafers shipped and average selling prices:

	For the three months ended
	December 31, 2002		March 31, 2003		June 30, 2003		September 30, 2003		December 31, 2003
	(in US$ thousands, except for percentages and operating data)
Income Statement Data:
Sales	$24,397	100.0%	$38,442	100.0%	$75,193	100.0%	$107,141	100.0%	$145,047	100.0%
Cost of sales(1)	(46,936)	(192.4)%	(63,495)	(165.2)%	(88,645)	(117.9)%	(96,768)	(90.3)%	(114,333)	(78.8)%
Gross profit (loss)	(22,539)	(92.4)%	(25,053)	(65.2)%	(13,452)	(17.9)%	10,373	9.7%	30,714	21.2%
Operating expenses:
Research and development	(11,642)	(47.7)%	(6,339)	(16.5)%	(8,118)	(10.8)%	(8,272)	(7.7)%	(9,341)	(6.4)%
General and administrative	(7,083)	(29.0)%	(3,916)	(10.2)%	(2,849)	(3.8)%	(8,896)	(8.3)%	(12,251)	(8.4)%
Selling and marketing	(2,248)	(9.2)%	(2,145)	(5.6)%	(2,285)	(3.0)%	(2,747)	(2.6)%	(2,270)	(1.6)%
Amortization of deferred stock compensation	(635)	(2.6)%	(879)	(2.3)%	(1,199)	(1.6)%	(1,587)	(1.5)%	(2,235)	(1.5)%
Total operating expenses	(21,608)	(88.6)%	(13,279)	(34.5)%	(14,451)	(19.2)%	(21,502)	(20.1)%	(26,097)	(18.0)%
Income (loss) from operations	$(44,147)	(181.0)%	$(38,332)	(99.7)%	$(27,903)	(37.1)%	$(11,129)	(10.4)%	$4,617	3.2%

Operating Data:
Wafers shipped (in units):
Logic(2)	11,209		11,577		28,607		55,678		92,454
Total(3)	48,162		74,596		117,950		130,780		153,125
Average selling price (in US$):
Logic(2)	$721		$635		$797		$883		$967
Total(3)	$477		$494		$614		$771		$910
Average utilization rate	99%		88%		97%		93%		97%

(1)	Including amortization of deferred stock compensation for employees directly involved in manufacturing activities.
(2)	Excluding copper interconnects and memory wafers.
(3)	Including logic, memory, copper interconnects and all other wafers.

Three Months Ended December 31, 2003 Compared to Three Months Ended September 30, 2003

Sales. Sales increased by 35.4% from US$107.1 million for the three months ended September 30, 2003 to US$145.0 million for the three months ended December 31, 2003, primarily as a result of the increase in the average selling prices of both the logic and memory wafers we shipped due to an increase in demand for wafers, our shift to more advanced wafers that we sell for higher prices, an increase in the relative proportion of logic wafers we sold, as well as an increase in the volume of our wafers shipped. The average selling price of the wafers we shipped increased by 18.0% from US$771 per wafer to US$910 per wafer between these two periods, primarily due to the shift in our product mix from DRAM wafers to higher priced logic wafers. The percentage of wafers that we produced that were 0.18 micron and below also increased from 44.7% to 62.6% between these two periods. The average selling price of the logic wafers we shipped increased by 9.5%, from US$883 per wafer to US$967 per wafer between these two periods. The total number of wafers we shipped increased by 17.1%, from 130,780 to 153,125, between these two periods.

Cost of sales and gross profit. Our cost of sales increased by 18.2% from US$96.8 million for the three months ended September 30, 2003 to US$114.3 million for the three months ended December 31, 2003.

This increase resulted primarily from the increase in our sales volume and an increase in deferred stock compensation expenses from US$1.4 million to US$1.8 million. The increase in the stock compensation expenses resulted from an increase in the fair market value of our ordinary shares and preference shares, as well as an increase in stock option grants due to the addition of new personnel during the three months ended December 31, 2003. Gross profit increased by 196.1% from US$10.4 million in the three months ended September 30, 2003 to US$30.7 million in the three months ended December 31, 2003. This improvement in gross profit was primarily due to an improvement in average selling prices over the previous quarter and a lower average cost per wafer that resulted from our ability to leverage fixed costs over a larger number of wafers manufactured. Gross margin improved from 9.7% for the three months ended September 30, 2003 to 21.2% for the three months ended December 31, 2003.

Operating expenses and income (loss) from operations. Operating expenses increased by 21.4% from US$21.5 million for the three months ended September 30, 2003 to US$26.1 million for the three months ended December 31, 2003. Our research and development expenses increased by 12.9% from US$8.3 million for the three months ended September 30, 2003 to US$9.3 million for the three months ended December 31, 2003, primarily due to an overall increase in research and development activities. The increase in operating expenses primarily resulted from a 37.7% increase in general and administrative expenses from US$8.9 million for the three months ended September 30, 2003 to US$12.3 million for the three months ended December 31, 2003. This increase in general and administrative expenses was primarily due to a US$2.6 million increase in personnel expenses relating to grants of preference shares to administrative employees at below market value, increased hiring of employees for our Tianjin and Beijing fabs and an increase in administrative personnel at our Shanghai fab. The overall increase in our operating expenses was mitigated by the 17.4% decrease in selling and marketing expenses from US$2.7 million for the three months ended September 30, 2003 to US$2.3 million for the three months ended December 31, 2003. This decrease in selling and marketing expenses was mainly due to a US$0.7 million decrease in sample expenditures as we began to charge customers for the samples we provided, offset by a net US$0.3 million increase in personnel expenses. In addition, our deferred stock compensation expenses increased from US$1.6 million to US$2.2 million between these periods. The increase in stock compensation expenses resulted from an increase in the fair market value of our ordinary and preference shares and an increase in our employee headcount.

As a result, we had operating income of US$4.6 million in the three months ended December 31, 2003, compared to a US$11.1 million loss from operations in the three months ended September 30, 2003. Our operating margin was 3.2% in the three months ended December 31, 2003, compared to negative 10.4% in the three months ended September 30, 2003.

Three Months Ended September 30, 2003 Compared to Three Months Ended June 30, 2003

Sales. Sales increased by 42.5% from US$75.2 million for the three months ended June 30, 2003 to US$107.1 million for the three months ended September 30, 2003, primarily as a result of the increase in the average selling prices of the wafers that we shipped and the increase in the volume of our wafers shipped. The average selling price of the wafers we shipped increased by 25.6% from US$614 per wafer to US$771 per wafer between these two periods primarily due to the shift in our product mix from DRAM wafers to higher priced logic wafers. The average selling price of the logic wafers we shipped increased by 10.8%, from US$797 per wafer to US$883 per wafer between these two periods due to increased demand in the market for these wafers as well as our increased shipment of more technologically advanced wafers that we sell for higher prices. In addition, the percentage of wafers shipped that were 0.18 micron and below increased from 24.0% to 44.7% between these two periods. The total number of wafers we shipped increased by 10.9%, from 117,950 to 130,780, between these two periods.

Cost of sales and gross profit. Our cost of sales increased by 9.2% from US$88.6 million for the three months ended June 30, 2003 to US$96.8 million for the three months ended September 30, 2003. This increase resulted primarily from the increase in our sales volume and an increase in deferred stock compensation expenses from US$1.3 million to US$1.4 million. The increase in the stock compensation expenses resulted from an increase in the fair market value of our ordinary shares and preference shares, as well as an increase in stock option grants due to the addition of new personnel during the three months ended September 30, 2003. We had a gross loss of US$13.5 million in the three months ended June 30, 2003 compared to a gross profit of US$10.4 million in the three months ended September 30, 2003. This improvement in gross loss was primarily due to an improvement in average selling prices over the previous quarter and a lower average cost per wafer that resulted from our ability to leverage fixed costs over a larger number of wafers manufactured. Gross margin improved from negative 17.9% for the three months ended June 30, 2003 to 9.7% for the three months ended September 30, 2003.

Operating expenses and loss from operations. Operating expenses increased by 48.8% from US$14.5 million for the three months ended June 30, 2003 to US$21.5 million for the three months ended September 30, 2003. Our research and development expenses remained relatively unchanged from US$8.1 million for the three months ended June 30, 2003 to US$8.3 million for the three months ended September 30, 2003. The increase in operating expenses primarily resulted from a 212.3% increase in general and administrative expenses from US$2.8 million for the three months ended June 30, 2003 to US$8.9 million for the three months ended September 30, 2003. This increase in general and administrative expenses was primarily due to a US$2.8 million exchange gain for the three months ended June 30, 2003, compared to a US$3.6 million exchange loss for the three months ended September 30, 2003. Exchange gains and losses result from period-end translation adjustments to our foreign currency denominated payables and receivables due to exchange rate fluctuations. Another factor in the change in our operating expenses was the 20.2% increase in our selling and marketing expenses from US$2.3 million for the three months ended June 30, 2003 to US$2.7 million for the three months ended September 30, 2003. This increase in selling and marketing expenses was mainly due to an increase in sample expenditures from US$1.0 million to US$1.4 million and increases in other marketing activities. In addition, our deferred stock compensation expenses increased from US$1.2 million to US$1.6 million between these periods. The increase in stock compensation expenses resulted from an increase in the fair market value of our ordinary and preference shares and an increase in our employee headcount.

As a result, our loss from operations decreased by 60.1% from US$27.9 million for the three months ended June 30, 2003 to US$11.1 million for the three months ended September 30, 2003. Our operating margin was negative 37.1% in the three months ended June 30, 2003, compared to negative 10.4% in the three months ended September 30, 2003.

Three Months Ended June 30, 2003 Compared to Three Months Ended March 31, 2003

Sales. Sales increased by 95.6% from US$38.4 million for the three months ended March 31, 2003 to US$75.2 million for the three months ended June 30, 2003, primarily as a result of the increase in our manufacturing capacity and our ability to utilize such capacity to increase the volume of our wafers shipped. The total number of wafers we shipped increased by 58.1%, from 74,596 to 117,950, between these two periods. Our shipment of logic wafers increased by 147.1% between the same two periods. The increase in sales also was due to the increase in the average selling prices of the wafers that we shipped, particularly logic wafers. The average selling price of the wafers we shipped increased by 24.3% from US$494 per wafer to US$614 per wafer between these two periods. The average selling price of the logic wafers we shipped increased by 25.5% from US$635 per wafer to US$797 per wafer, partially due to our increased shipment of more technologically advanced wafers. The percentage of wafers shipped that were 0.18 micron and below increased from 7.3% to 24.0% between these two periods.

Cost of sales and gross loss. Our cost of sales increased by 39.6% from US$63.5 million for the three months ended March 31, 2003 to US$88.6 million for the three months ended June 30, 2003. This increase resulted from a 58.0% increase in depreciation as more of our equipment was put into production, as well as the increase in labor and direct materials costs corresponding to our increase in sales volume. In addition, we had an increase in deferred stock compensation expenses from US$1.0 million to US$1.3 million. The increase in the stock compensation expenses resulted from an increase in the fair market value of our ordinary shares and preference shares, as well as an increase in stock option grants due to the addition of new personnel during the three months ended June 30, 2003. Because we were able to utilize the increased capacity and our average selling price increased by 24.3%, our sales increased faster than our cost of sales due to which our gross loss improved from US$25.1 million in the three months ended March 31, 2003 to US$13.5 million in the three months ended June 30, 2003. Gross margin improved from negative 65.2% for the three months ended March 31, 2003 to negative 17.9% for the three months ended June 30, 2003.

Operating expenses and loss from operations. Operating expenses increased by 8.8% from US$13.3 million for the three months ended March 31, 2003 to US$14.5 million for the three months ended June 30, 2003. This increase primarily resulted from a 28.1% increase in research and development expenses from US$6.3 million for the three months ended March 31, 2003 to US$8.1 million for the three months ended June 30, 2003. This increase in research and development expenses resulted primarily from an increase in our research and development activities at our Shanghai facilities of US$1.1 million and an increase in personnel expenses relating to these activities of US$0.8 million. Our general and administrative expenses decreased by 27.3% from US$3.9 million for the three months ended March 31, 2003 to US$2.8 million for the three months ended June 30, 2003, largely due to a US$0.7 million exchange gain for the three months ended March 31, 2003, compared to a US$2.8 million exchange gain for the three months ended June 30, 2003. This exchange gain was offset by a US$0.4 million increase in personnel expenses, a US$0.3 million increase in customs duty and a US$0.3 million increase in property insurance. Our selling and marketing expenses increased by 6.5% from US$2.1 million for the three months ended March 31, 2003 to US$2.3 million for the three months ended June 30, 2003. In addition, our deferred stock compensation expenses increased from US$0.9 million to US$1.2 million between these periods. The increase in stock compensation expenses resulted from an increase in the fair market value of our ordinary and preference shares and an increase in our employee headcount.

As a result, our loss from operations decreased by 27.2% from US$38.3 million for the three months ended March 31, 2003 to US$27.9 million for the three months ended June 30, 2003. Our operating margin was negative 99.7% in the three months ended March 31, 2003 and negative 37.1% for the three months ended June 30, 2003.

Three Months Ended March 31, 2003 Compared to Three Months Ended December 31, 2002

Sales. Sales increased by 57.6% from US$24.4 million for the three months ended December 31, 2002 to US$38.4 million for the three months ended March 31, 2003, primarily as a result of the increase in our capacity as Fab 2 and Fab 3B-C entered into commercial production. The total number of wafers we shipped increased by 54.9%, from 48,162 to 74,596, between these two periods. Most of this increase was due to an increase in sales of DRAM wafers in connection with the initial loading of Fab 2 and Fab 3B-C with DRAM to assist in testing and stabilizing these fabs during the commencement period of commercial production. The average selling price of the wafers we shipped increased by 3.6% from US$477 per wafer to US$494 per wafer between these two periods.

Cost of sales and gross loss. Our cost of sales increased by 35.3% from US$46.9 million for the three months ended December 31, 2002 to US$63.5 million for the three months ended March 31, 2003. This increase resulted primarily from the increase in labor and overhead expenses, including depreciation expenses, as our Fab 2 and Fab 3B-C commenced commercial production. Other factors included an increase in the amount of direct and indirect materials purchased corresponding to the increase in our wafers shipped. In addition, we had an increase in deferred stock compensation expenses from

US$0.8 million to US$1.0 million. The increase in the stock compensation expenses resulted from an increase in the fair market value of our ordinary shares and preference shares, as well as an increase in stock option grants due to the addition of new personnel during the three months ended March 31, 2003. This increase was partially offset by economies of scale that resulted from our increase in operating activity. We had a gross loss of US$22.5 million in the three months ended December 31, 2002 compared to US$25.1 million in the three months ended March 31, 2003. Gross loss improved from negative 92.4% for the three months ended December 31, 2002 to negative 65.2% for the three months ended March 31, 2003.

Operating expenses and loss from operations. Our operating expenses decreased by 38.5% from US$21.6 million for the three months ended December 31, 2002 to US$13.3 million for three months ended March 31, 2003. This decrease resulted partially from a 45.6% decrease in research and development expenses from US$11.6 million for the three months ended December 31, 2002 to US$6.3 million for the three months ended March 31, 2003. This significant decrease in research and development expenses resulted primarily from the completion of pilot production in Fab 2 and Fab 3B-C at the end of 2002. Prior to the commencement of commercial production, all pilot production costs related to Fab 2 and Fab 3B-C were charged as research and development expenses. Beginning in the three-month period ended March 31, 2003, when these fabs commenced commercial production, these costs were classified as cost of sales instead of research and development expenses. In addition, general and administrative expenses decreased by 44.7% from US$7.1 million for the three months ended December 31, 2002 to US$3.9 million for the three months ended March 31, 2003. This decrease in general and administrative expenses was due primarily to a US$1.2 million exchange loss for the three months ended December 31, 2002, compared to a US$0.7 million exchange gain for the three months ended March 31, 2003, as well as a US$1.3 million decrease in personnel expenses as a result of our payment of supplemental salaries each December. These decreases were partially offset by a US$0.4 million increase in property insurance. Our selling and marketing expenses decreased by 4.6% from US$2.2 million for the three months ended December 31, 2002 to US$2.1 million for the three months ended March 31, 2003. In addition, our deferred stock compensation expenses increased from US$0.6 million to US$0.9 million between these periods. The increase in stock compensation expenses resulted from an increase in the fair market value of our ordinary and preference shares and an increase in our headcount.

As a result, our loss from operations decreased by 13.2% from US$44.1 million for the three months ended December 31, 2002 to US$38.3 million for the three months ended March 31, 2003. Our operating margin was negative 181.0% in the three months ended December 31, 2002 and negative 99.7% in the three months ended March 31, 2003.

Comparisons of the Years Ended December 31, 2003, 2002 and 2001

The following table sets forth, for the periods indicated, selected financial data from our consolidated statements of operations, expressed in each case as amounts and as a percentage of sales, as well as information regarding wafers shipped and average selling prices. The selected consolidated financial data presented below for the years ended December 31, 2001, 2002 and 2003 is derived from our audited consolidated financial statements included elsewhere in this prospectus.

	For the year ended December 31,
	2001		2002		2003
	(in US$ thousands, except for percentages and operating data)
Income Statement Data:
Sales	$—	—	$50,315	100.0%	$365,823	100.0%
Cost of sales(1)	—	—	(105,238)	(209.2)%	(363,241)	(99.3)%

Gross profit (loss)	—	—	(54,923)	(109.2)%	2,582	0.7%

Operating expenses:
Research and development	(9,326)	—	(37,459)	(74.5)%	(32,070)	(8.8)%
General and administrative	(16,870)	—	(17,782)	(35.3)%	(27,912)	(7.6)%
Selling and marketing	(751)	—	(4,371)	(8.7)%	(9,447)	(2.6)%
Amortization of deferred stock compensation	(712)	—	(1,769)	(3.5)%	(5,900)	(1.6)%

Total operating expenses	(27,659)	—	(61,381)	(122.0)%	(75,329)	(20.6)%

Loss from operations	(27,659)	—	(116,304)	(231.2)%	(72,747)	(19.9)%

Other income (expenses):
Interest income	18,681	—	10,980	21.8%	5,616	1.5%
Interest expense	—	—	(176)	(0.3)%	(1,425)	(0.4)%
Other, net	384	—	2,897	5.8%	2,411	0.7%
Subsidy income	5,942	—	—	—	—	—

Total other income, net	25,007	—	13,701	27.3%	6,602	1.8%

Net loss	(2,652)	—	(102,603)	(203.9)%	(66,145)	(18.1)%

Deemed dividends on preference shares(2)	—	—	—	—	(37,117)	(10.0)%

Loss attributable to holders of ordinary shares	$(2,652)	—	$(102,603)	(203.9)%	$(103,262)	(28.1)%

Operating Data:
Wafers shipped (in units):
Logic(3)	—		26,419		188,316
Total(4)	—		82,486		476,451
Average selling price (in US$):
Logic(3)	—		$794		$896
Total(4)	—		$558		$733

(1)	Including amortization of deferred stock compensation for employees directly involved in manufacturing activities.
(2)	Deemed dividend represents the difference between the sale and conversion prices of warrants and Series C convertible preference shares we issued in the third and fourth quarters of 2003 and their respective fair market values.
(3)	Excluding copper interconnects and memory wafers.
(4)	Including logic, memory, copper interconnects and all other wafers.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Sales. Sales increased by 627.1% from US$50.3 million for 2002 to US$365.8 million for 2003, primarily as a result of the increase in our manufacturing capacity and our ability to use such capacity to increase sales. The number of wafers we shipped increased by 477.6%, from 82,486 to 476,451, between these two periods. The average selling price of the wafers we shipped also increased by 31.4% from US$558 per wafer to US$733 per wafer, while the average selling price of the logic wafers we shipped increased by 12.8%. The relative percentage of wafers shipped that were 0.18 micron and below also increased from 4.7% to 43.6% between two periods.

Cost of sales and gross profit. Cost of sales increased by 245.2% from US$105.2 million for 2002 to US$363.2 million for 2003. This increase was primarily due to the significant increase in sales, offset to a lesser degree by an increase in economies of scale due to the allocation of fixed costs over a larger number of wafers manufactured. In addition, we had an increase in deferred stock compensation expenses from US$2.1 million to US$5.5 million. The increase in the stock compensation expenses resulted from an increase in the fair market value of our ordinary shares and preference shares, as well as an increase in stock options grants due to the addition of new personnel during 2003. We had a gross loss of US$54.9 million for 2002 compared to gross profit of US$2.6 million in 2003. The transition to gross profit was due to lower average cost per wafer, as a result of allocating fixed costs over a larger number of wafers manufactured. This was also attributable in part to the US$1.8 million in gross profit that we realized from our sales of US$31.9 million of reserved inventory items during 2003. Reserved inventory items consist of DRAM inventory, the carrying value of which we wrote down in 2002 to a market value that was lower than its cost. Gross margin improved from negative 109.2% for 2002 to 0.7% for 2003. The gross loss would have been approximately 15.8% of sales had the sales of the reserved inventory items not occurred. Accordingly, the sale of the reserved inventory items improved the gross profit margin by approximately 3%.

Operating expenses and loss from operations. Our operating expenses increased by 22.7% from US$61.4 million for 2002 to US$75.3 million for 2003 due to the increase in general and administrative expenses and selling and marketing expenses, which offset a decrease in research and development expenses. Our research and development expenses decreased by 14.4% from US$37.5 million for 2002 to US$32.1 million for 2003. This decrease in research and development expenses resulted primarily from the decrease in pilot production costs incurred in 2002 for Fab 2 and Fab 3B-C as such facilities commenced commercial production at the beginning of 2003, at which point we began to record these expenses as costs of sales. In addition, general and administrative expenses increased by 57.0% from US$17.8 million for 2002 to US$27.9 million for 2003, largely due to the US$3.0 million increase in personnel expenses, the US$2.8 million increase in property insurance and the US$1.1 million increase in depreciation and amortization expenses relating to office equipment and enterprise software. Selling and marketing expenses increased by 116.1% from US$4.4 million for 2002 to US$9.4 million for 2003. The increase in selling and marketing expenses was mainly due to the US$2.8 million increase in personnel expenses as a result of an increase in sales and the grants of preference shares to sales and marketing personnel at below market value, as well as the US$1.9 million increase in customer sample expenditures and related research and development expenses. In addition, our deferred stock compensation expenses increased from US$1.8 million to US$5.9 million between these periods. The increase in stock compensation expenses resulted from an increase in the fair market value of our ordinary and preference share and an increase in our headcount. Our stock compensation expenses are expected to continue to increase in 2004 as we experience a full year of amortization of stock compensation for outstanding grants, as well as for future grants at less than fair market value.

As a result, our loss from operations decreased by 37.5% from US$116.3 million in 2002 to US$72.7 million in 2003. Our operating margin was negative 231.2% and negative 19.9%, respectively, for these two years.

Other income (expenses). Our other income (expenses) decreased 51.8% from US$13.7 million in 2002 to US$6.6 million in 2003. This decrease was primarily attributable to the 48.9% decrease in interest income from US$11.0 million to US$5.6 million. This interest income was primarily derived from interest on shareholders’ subscription receivables, as well as from interest on bank deposits.

Net loss. Due to the factors described above, our net loss of US$102.6 million for 2002 decreased by 35.5% to US$66.1 million in 2003.

Deemed dividends on preference shares. In 2003, we recorded aggregate deemed dividends on preference shares of US$37.1 million. The deemed dividends, which did not arise in 2001 or 2002, were due to the difference between the sale and conversion prices of warrants and Series C convertible preference shares we issued in the third and fourth quarters of 2003 and their respective fair market values.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Sales, cost of sales and gross loss. We did not record any sales in 2001, while we had US$50.3 million in sales in 2002. This is because we did not commence commercial production at our Fab 1 until January 2002. In 2002, we incurred US$105.2 million in cost of sales and a gross loss of US$54.9 million and had a gross margin of negative 109.2%. The negative gross margin in 2002 resulted from the relatively low production volumes and the allocation of our fixed costs over this low level of production.

Operating expenses and loss from operations. Our operating expenses increased by 122.0% from US$27.7 million for 2001 to US$61.4 million for 2002. This increase resulted primarily from the substantial increase in research and development expenses from US$9.3 million for 2001 to US$37.5 million for 2002. This increase in research and development expenses resulted primarily from pilot production costs associated with the start-up of Fab 2 and Fab 3B. In addition, our selling and marketing expenses increased from US$0.8 million in 2001 to US$4.4 million in 2002. Our general and administrative expenses increased by 5.4% from US$16.9 million in 2001 to US$17.8 million in 2002.

As a result, our loss from operations increased by 320.5% from US$27.7 million in 2001 to US$116.3 million in 2002. Our operating margin was negative 231.2% in 2002.

Other income (expenses). Our other income (expenses) decreased by 45.2% from US$25.0 million in 2001 to US$13.7 million in 2002. This decrease was primarily attributable to the 41.2% decrease in interest income from US$18.7 million to US$11.0 million. This interest income is primarily derived from interest on shareholders’ subscription receivables and secondarily from bank deposits. The decrease was caused by the decrease in these bank deposits, as funds were used for equipment purchases, as well as a decrease in subscription receivables from shareholders. In addition, while we received US$5.9 million in government subsidies in excess of interest capitalized on borrowings received in 2001, there was no excess of subsidy income over interest capitalized in 2002. Such government subsidies consist of interest expense refunds, which are intended to encourage investment in the semiconductor industry.

Net loss. Due to the factors described above, we recorded a net loss of US$2.7 million for 2001, compared to a net loss of US$102.6 million for 2002.

Liquidity and Capital Resources

The following table sets forth a condensed summary of our audited statements of cash flows for the periods indicated:

	For the year ended December 31,
	2001	2002	2003
	(in US$ thousands)
Net cash provided by (used in) operating activities:
Net loss	$(2,652)	$(102,603)	$(66,145)
Depreciation and amortization	1,445	84,537	233,905
Total	3,360	(48,802)	114,270
Net cash used in investing activities:
Purchase of property, plant and equipment	(459,779)	(761,704)	(453,097)
Total	(501,779)	(751,144)	(454,498)
Net cash provided by financing activities:
Proceeds from long-term debt	—	391,227	88,734
Proceeds from issuance of Series A convertible preferred stock	508,631	15,000	—
Proceeds from issuance of Series C convertible preferred stock	—	—	530,216
Collection of subscription receivables	—	357,549	107,010
Total	583,152	712,925	693,497
Net increase (decrease) in cash and cash equivalents	$84,630	$(87,056)	$353,412

We incurred capital expenditures of US$515 million, US$897 million and US$492 million in 2001, 2002 and 2003, respectively. We have financed our substantial capital expenditure requirements through the issuance of equity securities in several rounds of private financing, cash flows from operations and from bank borrowings. As of December 31, 2003, we had raised a total of US$1,606 million in cash through equity financings and US$480.0 million through long-term debt financings. Once a fab is in operation at acceptable capacity and yield rates, it can provide significant cash flows. Our cash flows from operations have historically exceeded operating income, reflecting our significant non-cash depreciation expenses.

Any transfer of funds from our company to our Chinese subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval of Chinese governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority. In addition, it is not permitted under Chinese law for our Chinese subsidiaries to directly lend money to each other. Therefore, it is difficult to change our capital expenditure plans once the relevant funds have been remitted from our company to our Chinese subsidiaries. These limitations on the free flow of funds between us and our Chinese subsidiaries could restrict our ability to act in response to changing market conditions and reallocate funds from one Chinese subsidiary to another in a timely manner.

As of December 31, 2003, we had US$445.3 million of cash and cash equivalents. Our net cash provided by operating activities in 2003 was US$114.3 million. This was primarily attributable to the add-back of US$233.9 million in depreciation and amortization as a non-cash item, the US$70.3 million increase in accounts receivable due to an increase in sales and the US$30.1 million increase in inventories, also relating to an increase in production as a result of an increase in sales orders. Our net cash used in operating activities in 2002 was US$48.8 million, which was due primarily to the US$51.6 million increase in inventories due to the commencement of our commercial production, the US$20.3 million increase in accounts receivable due to an increase in sales, the US$19.7 million decrease in accounts payable relating to the purchase of materials and inventories and the add-back of US$84.5 million in depreciation and amortization relating to the commencement of our commercial production. Our net cash provided by operating activities in 2001 was US$3.4 million, which was primarily attributable to the operating loss and offset by the US$3.6 million increase in accounts payable relating mostly to equipment and materials, the US$5.9 million increase in accrued expenses and other current liabilities and the US$4.7 million increase in inventories relating to the inception of our pilot production.

Our net cash used in investing activities was US$454.5 million in 2003, US$751.1 million in 2002 and US$501.8 million in 2001. This was primarily attributable to purchases of plant and equipment and land use rights for Fab 1, Fab 2 and Fab 3 in these periods of US$492.0 million, US$896.9 million and US$515.0 million, respectively.

Our net cash provided by financing activities in 2003 was US$693.5 million. This was primarily derived from US$530.2 million in proceeds from our issuance of Series C convertible preference shares, US$107.0 million from the collection of subscription receivables and US$88.7 million in the form of long-term debt borrowings. Our net cash provided by financing activities in 2002 was US$712.9 million, which was mainly derived from US$391.2 million in long-term borrowings and US$357.5 million from the collection of subscription receivables, as offset by US$103.0 million for the repayment of short-term loans. Our net cash provided by financing activities in 2001 was US$583.2 million, which was primarily derived from US$508.6 million in proceeds from our issuance of Series A convertible preference shares and US$103.0 million in short-term borrowings.

As of December 31, 2003, we had commitments of US$10.0 million to purchase land use rights for the living quarters at the Beijing fabs, US$118.0 million for facilities construction obligations for the Beijing and Shanghai fabs and US$525.0 million to purchase machinery and equipment for the Beijing and Shanghai fabs.

As of December 31, 2003, our outstanding long-term liabilities primarily consisted of US$480.0 million in secured bank loans, which are repayable in installments commencing in March 2005, with the last payment in March 2007.

In December 2001, SMIC Shanghai entered into a long-term loan agreement with a syndicate of Chinese banks for US$432.0 million. The drawdown period of the facility is 18 months starting from the loan agreement date. As of December 31, 2003, we had drawn down the full amount. The interest rate on the loan ranged from 2.60% to 3.20% in 2003. Interest is due on a semi-annual basis. The principal amount is repayable starting in March 2005 in five semi-annual installments of US$86.4 million each. The interest expense incurred in 2002 and 2003 was US$6.6 million and US$9.4 million, respectively, which was capitalized as additions to assets under construction.

As part of the same long-term loan arrangement, SMIC Shanghai has a line of credit in Renminbi equivalent to US$48.0 million. As of December 31, 2003, we had fully drawn down the line of credit. The principal amount is repayable starting in March 2005 in five semi-annual installments of US$9.6 million each. The interest rate on the loan ranged from 5.02% to 5.58% in 2003. The interest expense incurred in 2002 and 2003 was US$0.4 million and US$1.7 million, respectively, which was capitalized as additions to the assets under construction.

Our long-term loan agreement provides that our meeting or exceeding the following liquidity ratio will constitute an event of default:

Total debt - interest due to our shareholders under shareholder loans	> 45%
Our total assets

For purposes of this ratio, “total debt” is equal to all unpaid amounts of principal, interest and payables under this long-term loan arrangement. We have remained below this ratio each time it was measured under the terms of the loan agreement against our Shanghai subsidiary’s monthly financial statements prepared under Chinese generally accepted accounting principles. For example, as of December 31, 2002 and 2003, such ratio was 39.7% and 39.2%, respectively. The ratio may be measured at any time at the reasonable discretion of the lenders whenever there is a significant adverse change in our business, finances, operations, ownership or other conditions that the lending group reasonably believes has, is having or will have a material influence on our ability to perform under the loan agreement. A significant financial loss of the equivalent of 10% of our assets will also constitute an event of default under this long-term loan agreement, provided such losses are not covered under insurance or other similar remedies. Our outstanding long-term debt is collateralized by our plant and equipment, which had original cost of US$1,376.5 million as of December 31, 2003.

In January 2004, SMIC Shanghai entered into two loan agreements with four Chinese banks in Shanghai for US$256.5 million and Rmb 235.7 million (equivalent to approximately US$28.5 million), respectively. These five-year bank loans will be used to expand the capacity of our Shanghai fabs and are collateralized by our plant and equipment. The drawdown period of these facilities ends on the earliest of (i) twelve months after the date of the first drawdown, (ii) March 28, 2005 and (iii) the date on which the loans have been fully drawn down. We have not yet made any drawdowns on these facilities. If we were to draw down on these facilities, the principal amount would become repayable twenty-four months after the drawdown date and would be repayable in six semi-annual installments. The loan agreements provide that any of the following would constitute an event of default for SMIC Shanghai under those agreements:

•	Total liability - borrowings from shareholders, including principal and interest	> 65%;
Total assets

•	Current assets - inventory	< 100%;
Current liabilities

•	Total liability	> 2.98;
EBITDA

•	Funds available for loan repayment in current year + Funds available for loan repayment in prior year	< 2.5;
Repayment amount due in current year

•	Incurrence of any losses in 2005;

•	Incurrence of losses in 2006 in excess of US$21.9 million;

•	Incurrence of cumulative losses in 2007 in excess of US$62.6 million;

•	Incurrence of any losses in 2008; or

•	Incurrence of research and development costs in any given year in excess of 15% of revenue for that year.

We are currently considering refinancing all or a portion of our long-term loans after the completion of the global offering.

As of December 31, 2003, we had an aggregate of US$210.6 million in bank loans available to us through short-term loan facilities from five different banks. Approximately half of this amount was borrowed though our subsidiary, SMIC Beijing.

We have accepted promissory notes from employees exercising options to purchase either ordinary shares or Series A convertible preference shares under our incentive stock plans. As of December 31, 2003, we had provided loans to employees in an aggregate principal amount of approximately US$36.0 million. The notes are due at various dates from 2006 to 2008 and bear interest at rates ranging from 3.02% to 4.28% per annum.

In August 2002, we entered into a technology transfer agreement with a third party whereby we acquired technology and patent licenses in exchange for US$15.0 million of Series B convertible preference shares and a US$15.0 million non-interest bearing redeemable convertible promissory note. The convertible note was redeemable for US$15.0 million in cash, convertible into Series B convertible preference shares or convertible into a combination of cash and Series B convertible preference shares. This note was redeemed for cash as of December 31, 2003.

On September 23, 2003, we entered into contracts with two technology partners to acquire “wafer bumping” machinery and equipment and design reference technology in exchange for an aggregate of 2,342,856 Series D convertible preference shares that are convertible into our ordinary shares. We anticipate that both of these transactions will be consummated in the first quarter of 2004.

As of December 31, 2003, we did not have any material contingent liabilities.

Set forth in the table below are the aggregate amounts, as of December 31, 2003, of our future cash payment obligations under our existing debt arrangements on a consolidated basis:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(consolidated) (in US$ thousands)
Short-term debt	$—	$—	$—	$—	$—
Long-term debt:
Secured long-term loans	479,961	—	383,969	95,992	—
Operating lease obligations(1)	5,485	2,585	58	116	2,726

Total contractual cash obligations	$485,446	$2,585	$384,027	$96,108	$2,726

(1)	Represents our obligations to make lease payments to use the land on which our fabs are located in Shanghai and other equipment we have leased.

Incentives from the Chinese government

The chart below sets forth a brief summary of the material incentives received by our Chinese subsidiaries from the Chinese government. Our Shanghai subsidiary is qualified as an integrated circuit production enterprise under the Chinese government’s Several Policies to Encourage the Development of Software and Integrated Circuit Industry. Under these policies, any company that engages in the semiconductor industry in China and has a total investment size in excess of 8,000 million Renminbi (approximately US$964 million) and fabricates integrated circuits that have a linewidth of less than 0.25 micron are entitled to the first three benefits listed below. We believe that our Shanghai subsidiary is one of only a few companies in China that have qualified for these benefits. We also plan to apply to have our Beijing and Tianjin subsidiaries qualify under these policies and we believe that these subsidiaries are eligible for such qualification. For a more detailed discussion of these incentives, see “Regulation.”

Incentive	SMIC Shanghai	SMIC Beijing	SMIC Tianjin
Preferential Value-added Tax Policies	17% VAT rate, but entitled to a refund for the portion exceeding 3% of the tax base relating to self-made integrated circuit product sales	Normal 17% VAT rate	Normal 17% VAT rate

Preferential Enterprise Income Tax Policies	Five-year full exemption and five-year 50% reduction	Two-year full exemption and three-year 50% reduction	Two-year full exemption and three-year 50% reduction

Preferential Customs Duties and Import-related VAT Policies	Exemption from Customs duties and import-related VAT with respect to its imported equipment, spare parts and raw materials	As this fab is still under construction, SMIC Beijing has not yet imported equipment, spare parts or raw materials

-   Custom duties and import-related VAT exemption applicable to imported equipment

-   Raw materials and spare parts are exempted from Custom duties and import-related VAT if SMIC Tianjin uses standby letter of credit to guaranty the imports

Preferential Time Limit for Depreciation of Equipment Used in Production (applicable to foreign investments exceeding US$30 million)	- No less than three years - According to industry standards, SMIC Shanghai uses 5-year basis	- No less than three years - According to industry standards, SMIC Beijing uses 5-year basis	- No less than three years - According to industry standards, SMIC Tianjin uses 5-year basis

Capital Expenditures

The foundry business is highly capital intensive. Our development over the past three years has required significant investment. Additional expansion for the future generally will continue to require significant cash for acquisition of plant and equipment to support increased capacities, particularly for the construction and equipping of our Beijing fabs for the production of 12-inch wafers and the upgrading of the Tianjin fab. Adequate investments in plant and equipment are necessary to maintain our competitiveness, increase our capacity and upgrade our manufacturing capability to use new process technologies. We require access to capital in order to support the capital expenditures required for capacity expansion and the upgrading of our existing plants and equipment for new technologies. In addition, as we ramp up production of new plant capacity, we require significant working capital to support purchases of raw materials for our production and to cover variable operating costs, such as salaries, until production yields provide sufficiently positive margins for a fab to produce operating cash flows.

The following table sets forth a breakdown of our historical and planned capital expenditures:

	Year in which capital expenditure was incurred or is planned to be incurred
Use of funds	2001	2002	2003	2004 (estimated)	2005 (estimated)
	(in US$ millions)
Shanghai fabs	$515	$897	$444	$1,087	$275
Beijing fabs	—	—	41	403	773
Tianjin fab	—	—	7	460	325

Total	$515	$897	$492	$1,950	$1,373

Our total capital expenditures for 2003 were approximately US$492 million, which was spent primarily for the increase in capacity of our Shanghai fabs and the initial equipment move-in at our Tianjin fab. We currently expect our capital expenditures in 2004 and 2005 to total approximately US$1,950 million and US$1,373 million, respectively. These capital expenditures will be primarily for constructing and ramping up the Beijing fabs and upgrading the technology and increasing the capacity at the Shanghai and Tianjin fabs.

These investment plans are preliminary and subject to change based upon the execution of our business plan, the progress of our capital projects, market conditions and our outlook on future business conditions. As a result of these capital expenditures, we expect Fab 4 in Beijing will commence pilot production in the third quarter of 2004 and commercial production in the fourth quarter of 2004 and will reach an aggregate capacity of 6,750 8-inch wafer equivalents per month by the end of 2004. In addition, we expect to increase the aggregate wafer fabrication capacity of our Shanghai fabs and Tianjin fab to 89,000 8-inch wafers per month and 19,000 8-inch wafers per month, respectively, by the end of 2004. Moreover, we expect to increase the aggregate wafer fabrication capacity of our Shanghai fabs, Beijing fabs and Tianjin fab to 90,000 8-inch wafers per month, 45,000 8-inch wafer equivalents per month and 35,000 8-inch wafers per month, respectively, by the end of 2005.

Taking into consideration the financial resources available to us, including our internally generated funds, the present available banking facilities and the estimated net proceeds of our global offering, we have sufficient liquid assets to meet our working capital and operating requirements for the next 12 months. However, such funds will not be sufficient to meet all of our planned capital expenditures for the next 12 months. We expect to fund a portion of our capital expenditure requirements in 2004 with the proceeds from the global offering as well as with the remaining proceeds from the sale of our Series C convertible preference shares in September 2003, cash from additional borrowings and cash provided by operating activities. Our ability to meet our working capital needs from cash flow from operations will be affected by the demand for our products and change in our product mix, which in turn may be adversely affected by several factors. To the extent that we do not generate sufficient cash flows from our operations to meet our cash requirements, we may rely on external borrowings and equity or debt securities offerings to finance our working capital needs or our future expansion plans. The sale of additional equity or equity-linked securities may result in additional dilution to our shareholders. We believe we will be able to meet our capital requirements for the foreseeable future through borrowings and other means, such as the sale of equity or equity-linked securities. We may not be able to raise additional capital, should that become necessary, on terms acceptable to us or at all. If financing is not available on terms acceptable to us, management intends to reduce expenditures so as to delay the need for additional financing. See “Risk Factors—Risks Related to Our Financial Condition and Business—Since the proceeds from the global offering, as well as our operating cash flows, will not be sufficient to cover our planned capital expenditures, including the cost of expanding our Shanghai and Tianjin facilities and constructing our Beijing fabs, we will require additional external financing, which may not be available on acceptable terms or at all. Any failure to raise adequate funds in a timely manner could adversely affect our business and operating results.”

As of December 31, 2003, we had purchase commitments of approximately US$10.0 million relating to land use rights, approximately US$118.0 million relating to facility construction services and approximately US$525.0 million relating to machinery and equipment. The machinery and equipment is scheduled to be delivered by December 31, 2004. The land use rights are also expected to be obtained, and the facility construction completed, by the same date.

Off-balance Sheet Transactions

We have not entered into any off-balance sheet transactions.

Inflation

Although there can be no assurance as to the impact in future periods, we believe that, to date, inflation in China has not had a material impact on our results of operations. Inflation in China was approximately 0.3%, 0.7% and negative 0.8% in 2000, 2001 and 2002, respectively.

Taxation

As an exempted company incorporated in the Cayman Islands, we are exempt from Cayman Islands taxation. Our Chinese subsidiaries are subject to taxation pursuant to the Income Tax Law of the PRC Concerning Foreign Investment and Foreign Enterprises and various local income tax laws. Under relevant regulations and after approval by the local Department of Finance, our Shanghai subsidiary became entitled to a full exemption from foreign enterprise income tax, or FEIT, for five years starting with the first year of positive accumulated earnings, and a 50% reduction for the following five years. In addition, our Beijing and Tianjin subsidiaries enjoy preferential tax treatment under which they are entitled to a two-year full exemption and a three-year 50% reduction in FEIT, starting in the first year of positive accumulated earnings. Our other subsidiaries are subject to their respective jurisdictions’ income tax laws, including Japan and the United States. As we have until recently incurred net losses, and none of our Chinese subsidiaries has yet recorded its first year of positive accumulated earnings, our tax obligations to date have been minimal.

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income tax purposes. Under the asset and liability method, deferred income taxes are recognized for temporary differences, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recent Accounting Pronouncements

Our adoption of the following recently issued accounting pronouncements did not have a material impact on our financial position, cash flows or results of operations. We have reflected all disclosure requirements of these pronouncements in our financial statements.

•	SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”

•	Financial Accounting Standards Board (“FASB”) Interpretation Number (FIN), No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others.”

•	Emerging Issues Task Force (EITF) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

•	SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” As allowed by SFAS No. 148, we have elected to continue to utilize the accounting method prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.”

•	SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” for instruments entered into or modified after May 31, 2003.

We have not yet adopted the following recently issued accounting pronouncements because they are not yet applicable in part or in total; however, we do not expect their adoption to have a material effect on our financial position, cash flows or results of operations.

•	FIN No. 46, “Consolidation of Variable Interest Entities,” applicable December 31, 2004.

•	SFAS No. 150, applicable January 1, 2004 for instruments existing at May 31, 2003 and not subsequently modified.

Qualitative and Quantitative Disclosures about Market Risk

Foreign Exchange Rate Fluctuation Risk

We purchase foreign-currency forward exchange contracts with contract terms normally lasting less than six months to protect against the adverse effect that exchange rate fluctuations may have on foreign-currency denominated purchase activities. These forward exchange contracts are principally denominated in U.S. dollars, Japanese Yen or Euros and do not qualify for hedge accounting in accordance with SFAS No. 133. As of December 31, 2003, we had outstanding foreign currency forward exchange contracts with notional amounts of US$133.0 million. Notional amounts are stated in the U.S. dollar equivalents at spot exchange rates as of the respective dates. As of December 31, 2003, the fair value of foreign currency forward exchange contracts was approximately US$0.4 million, which is recorded in other current assets. We had no outstanding foreign currency exchange contracts as of December 31, 2000 and 2001. We had US$43.1 million of foreign currency exchange contracts outstanding as of December 31, 2002, all of which matured during the first nine months of 2003. We do not enter into foreign currency exchange contracts for speculative purposes. See “Risk Factors—Risks Related to Our Financial Condition and Business—Exchange rate fluctuations could increase our costs, which could adversely affect our operating results and the value of our ADSs” and “—Risks Related to Conducting Operations in China—Devaluation or appreciation in the value of the Renminbi or restrictions on convertibility of the Renminbi could adversely affect our business and operating results.”

	As of December 31, 2003 Expected maturity date (in US$ thousands)
	2004	Fair Value
Forward Exchange Agreement
(Receive JPY/Pay US$)
Contract Amount	58,446.0
Average Contractual Exchange Rate	111.6232	106.9550

(Receive Euro/Pay US$)
Contract Amount	49,565.0
Average Contractual Exchange Rate	1.2167	1.2500

(Receive Rmb/Pay US$)
Contract Amount	25,000.0
Average Contractual Exchange Rate	8.34252	8.2767

Total Contract Amount	133,011.0

Interest Rate Risk

Our exposure to interest rate risks relates primarily to our long-term debt obligations, which we generally assume to fund capital expenditures and working capital requirements. The table below presents annual principal amounts due and related weighted average implied forward interest rates by year of maturity for our debt obligations outstanding as of December 31, 2003. Our long-term debt obligations are all subject to variable interest rates. The interest rates on our U.S. dollar-denominated loans are linked to the LIBOR rate, while our Renminbi-denominated loans have interest rates linked to the rates determined by the People’s Bank of China. As a result, the interest rates on our loans are subject to fluctuations in the underlying interest rates to which they are linked. We have not entered into any interest rate hedging contracts.

	As of December 31,
	2004	2005	2006	2007
	(Forecast)
	(in US$ thousands, except percentages)
Redeemable promissory notes
Average balance	7,301	—	—	—
Average interest rate	3.69%	—	—	—
US$ denominated
Average balance	432,000	345,600	172,800	43,200
Average interest rate	3.07%	3.58%	4.16%	4.63%
Rmb denominated
Average balance	47,961	38,369	19,185	4,796
Average interest rate	5.76%	5.76%	5.76%	5.76%
Weighted average forward interest rate	2.95%	3.24%	3.22%	2.01%

OUR BUSINESS

Overview

We are one of the leading semiconductor foundries in the world. We operate 8-inch wafer fabrication facilities in the Zhangjiang High-Tech Park in Shanghai, China and, as a result of a recent acquisition, an 8-inch wafer fab in Tianjin, China. These fabs had an aggregate capacity as of December 31, 2003 of 49,000 8-inch wafers per month for wafer fabrication and 9,000 wafers per month for copper interconnects, which positions us as a leading foundry in China. In addition, we are currently constructing 12-inch wafer fabrication facilities in Beijing, which we believe will be the first 12-inch fabs in China.

We currently provide semiconductor fabrication services using 0.35 micron to 0.13 micron process technology for the following devices:

•	logic technologies, including standard logic, mixed-signal, RF and high voltage circuits;

•	memory technologies, including DRAM, SRAM, Flash, EEPROM and Mask ROM; and

•	specialty technologies, including LCOS, CIS and system-on-chip.

In addition to wafer fabrication, our service offerings include a comprehensive portfolio of intellectual property consisting of libraries and circuit design blocks, design support, mask-making and wafer probing. We also work with our partners to provide assembly and testing services.

We have a global and diversified customer base that includes some of the world’s leading IDMs and fabless semiconductor companies.

Our Industry

The Semiconductor Industry

Since the invention of the first semiconductor transistor in 1948, integrated circuits have become critical components in an increasingly broad range of electronics applications, including personal computers, wired and wireless communications equipment, televisions, consumer electronics and automotive and industrial control applications. Advancements in semiconductor design techniques and process technologies have allowed for the mass production of increasingly smaller and more powerful semiconductor devices at lower costs. This has resulted in the availability and proliferation of more complex integrated circuits with higher functionality. These integrated circuits may now each contain up to many millions of transistors. According to IC Insights, with the increasing application of semiconductors for electronic products and systems, semiconductor content as a percentage of the total value of electronic products and systems has increased from 11.0% in 1989 to 19.0% in 2003. In addition, the worldwide semiconductor industry, which is comprised of the integrated circuit market as well as the market for discrete components, optoelectronic devices and sensor devices, in terms of sales grew from US$49 billion in 1989 to US$166 billion in 2003, representing a compound annual growth rate of 9.1%.

The key raw material for a semiconductor foundry is a “raw wafer,” which is a circular silicon plate. Raw wafers are available in different diameters (e.g., 5-inch, 6-inch, 8-inch or 12-inch) to meet the capabilities of different equipment. A fab capable of manufacturing integrated circuits on an 8-inch raw wafer is commonly described as an 8-inch fab. A raw wafer with a larger diameter has a greater surface area and consequently yields a greater number of integrated circuit dies. One method that foundries attempt to use to maintain their competitiveness is to increase the diameter of the wafers they use in manufacturing, such as the recent trend toward developing 12-inch wafers, each of which has approximately 2.25 times the number of gross dies achievable on an 8-inch wafer. IC Insights estimates that foundries with 12-inch facilities are expected to realize economies of scale from the increased number of dies per wafer and yield a manufacturing cost savings of approximately 30% on a per square centimeter basis once they enter into volume production. In addition, since 12-inch fabs have been constructed more recently, the equipment used in these fabs permits smaller line-width process technologies to be utilized. However, this equipment is more expensive than equipment for the fabrication of 8-inch wafers as the market for this equipment is less mature with fewer suppliers and the technology involved is more complex.

Process technologies are the set of specifications and parameters implemented for manufacturing the circuitry on integrated circuits. The transistor circuitry on an integrated circuit typically follows lines that are less than one micron wide (1/1,000,000 of a meter). The linewidths of the circuitry, or the minimum physical dimensions of the transistor gate of integrated circuits in production, is used as a general rule for classifying generations of process technology of integrated circuits. Progress in the advancement of the integrated circuit has been driven by the scaling, or downsizing, of its components, primarily the transistors. By systematically shrinking the size of the transistors, the number of allowable transistors per die increases, and thus the number of dies on a given wafer, has also increased. Our current process technology ranges from 0.35 micron to 0.13 micron.

Importance of Integrated Circuits for China’s Domestic Market and Its Emergence as a Global Electronics Manufacturing Center

According to the National Statistics Bureau of China, China’s annual per capita disposable income has increased from Rmb 1,125 (US$136) in 1992 to Rmb 4,519 (US$546) in 2002, representing a compound annual growth rate of 14.9%. Fueled by this rapid growth in the domestic economy, China’s demand for electronic products, such as mobile phones, personal computers and DVD players, has significantly increased, further boosting the need for semiconductor devices. According to China’s Ministry of Information Industry, the domestic market for electronic information products in China has grown in terms of overall sales from US$20.2 billion in 1999 to US$77.1 billion in 2002. In particular, the number of personal computers and mobile phones sold in China in 2002 was 12.3 million and 130 million, respectively. According to IC Insights, the Chinese integrated circuit industry in terms of overall sales will increase to US$61.9 billion in 2008 from US$19.2 billion in 2003, representing a compound annual growth rate of 26.4%. As a result, China’s share of the worldwide integrated circuit market is expected to increase from 13.7% in 2003 to 23.5% in 2008. According to the China Center of Information Industry Development, Chinese domestic consumption of integrated circuits in 2002 was US$17.8 billion, of which 88.6% was imported. Even assuming aggressive growth in domestic semiconductor capacities, it is estimated that China-based production of integrated circuits will only grow to US$15.4 billion by 2010, representing a 44% compound annual growth rate from 2003. However, China’s domestic integrated circuit manufacturing capacity would represent only approximately 5.7% of the estimated worldwide integrated circuit market of US$270 billion in 2010, implying a continued reliance on imported semiconductor devices to bridge the gap between supply and demand.

China has emerged as a global manufacturing center for electronic products that are sold both within China and abroad. In recent years, numerous international companies have established facilities in China for the manufacture of a variety of electronic products, including household appliances, computers, mobile phones, telecommunications equipment, digital consumer products and products with industrial applications. An increasing number of electronic systems manufacturers, such as Flextronics and Solectron, are relocating production facilities from the United States, Taiwan, Southeast Asia and Mexico to China. China is establishing itself as a favorable manufacturing location due to its well educated labor force, significantly lower costs of operations, large domestic market for semiconductors and cultural similarities and geographical proximity to Japan, Hong Kong, Taiwan, Singapore and Korea, among other factors. According to International Finance Corporation, the private investment arm of the World Bank, US$46 billion, or 77%, of emerging markets production growth through 2005 will be attributable to China, at which point China would become the world’s third largest manufacturing region behind North America and Japan. Such production growth represents additional potential demand for semiconductors manufactured in China. We believe that these electronics manufacturers will be likely to source a greater portion of their demand for integrated circuits from domestic integrated circuit suppliers in order to reduce production cycle time, lower costs, simplify supply chain logistics and meet local content requirements.

Currently, there are over 300 domestic fabless integrated circuit companies based in China, including design centers established by international semiconductor companies. These domestic fabless companies focus on the design of integrated circuits in an attempt to meet the needs of domestic market demand in terms of features and functionality. We believe that as the fabless integrated circuit industry in China matures, there will be an increased demand for foundry services in China. We also believe our position as a leading foundry in China will allow us to take advantage of this growth in local semiconductor sourcing to meet domestic Chinese demand as well as for use in electronic products for export.

Increasing Importance of the Semiconductor Foundry Industry

The semiconductor industry has historically been comprised primarily of IDMs that design, manufacture, test, package and market their own semiconductor products. During the late 1980s, fabless semiconductor companies, which focused solely on the design, marketing and sale of semiconductors without internal fabrication capabilities, began to emerge. These companies traditionally engaged IDMs with excess capacity to fabricate their products. As the fabless business model has become an increasingly significant part of the overall semiconductor industry, these fabless semiconductor companies have shifted from relying on the excess fabrication capacity of IDMs to utilizing independent foundries to meet the majority of their wafer production needs. According to IC Insights, fabless sales of integrated circuits as a percentage of worldwide sales more than doubled from 6.1% in 1997 to 14.7% in 2003 and the fabless industry has grown from worldwide sales of US$9.9 billion in 1999 to US$20.6 billion in 2003.

Similarly, over the past seven years, as the cost of establishing new fabrication capacity has continued to rise, many IDMs have begun outsourcing their fabrication requirements for complex and high performance semiconductor devices to foundries in order to supplement their own internal capacities and become more cost competitive. For example, Elpida, Infineon and Motorola have each announced that they will outsource to foundries an increasing amount of their production.

The increasing trend in IDM outsourcing and the further development of fabless semiconductor companies are the two key drivers for the growth of the foundry industry, which is expected to significantly outpace the growth of the overall semiconductor industry. According to IC Insights, the size of the foundry industry in terms of worldwide sales reached US$14.0 billion in 2003, representing a 20.5% compound annual growth rate from US$5.5 billion in 1998, and is projected to reach US$39.4 billion by 2008, representing a compound annual growth rate of 21.8% since 1998. In contrast, the overall semiconductor industry is expected to grow at a compound annual rate of 9.5% over the same time period.

Current market trends also highlight the increasing importance of the foundry industry. In recent years, increasing competition, shortening of product lifecycles, and pricing pressure have resulted in the need for semiconductor companies to offer products that provide higher performance and greater functionality at lower prices, while at the same time minimizing a product’s time-to-market. This requires advanced integrated circuit design expertise as well as state-of-the-art integrated circuit manufacturing processes. As the process technologies of semiconductor transistors become increasingly smaller, new materials and technologies are introduced or developed that add to the complexity of associated fabrication processes. For example, the fabrication of sub-0.13 micron geometry transistors requires the use of copper as the interconnect material, lower dielectric material for inter-metal insulations, 12-inch wafer sizes, shorter wavelength lasers for the lithography of the circuitries, and the ability to integrate multiple circuitries that are of various functionalities on the same design.

Research and development of advanced semiconductor process technology has become increasingly more expensive. As a result, we believe there are few semiconductor companies that can afford to research,

develop and implement the next generation of process technology on their own. These companies are instead forced to decide to invest either in research and development activities or capacity expansion as well as partnering with foundries and other IDMs for research and development. We believe that many mid-sized IDMs are choosing to invest in research and development activities instead of capacity expansions, thereby creating additional opportunities for outsourcing to foundries.

As a result of the factors described above, foundries now play a significant role in the semiconductor industry. Foundries have progressed from simply providing manufacturing capacity to becoming key strategic partners offering research and development capabilities and manufacturing process technologies. There have historically been a limited number of semiconductor foundries in the industry due to the high barriers to entry, which include significant capital commitments, scarcity of qualified engineers and advanced intellectual property and technology requirements. However, as the overall wafer outsourcing demand continues to increase, fabless semiconductor companies and IDMs have begun to seek credible alternative foundry suppliers to reduce their reliance on a limited number of vendors. As a result, semiconductor foundries are emerging in multiple geographical locations worldwide, including China, Malaysia and Korea, to meet existing and anticipated demand. We believe that we are well positioned to benefit from the growth of fabless semiconductor companies and the increase in outsourcing by IDMs, particularly because our facilities are equipped to manufacture integrated circuits using leading edge technologies at competitive costs.

Requirements of a Foundry as a Technology and Manufacturing Partner

We believe that a semiconductor foundry needs to be able to provide the following in order to be successful:

•	Leading Edge Technologies. Semiconductor companies increasingly rely upon their foundry partners to serve as key enablers of new technology development and innovation. Therefore, a successful foundry needs to have the appropriate process technologies and research and development capabilities, as well as a technology roadmap that meets its customers’ evolving product requirements, particularly as process technologies have reached sub-0.18 micron levels.

•	Reliable and Flexible Manufacturing. A foundry partner must be able to fabricate wafers on a short cycle time at high and consistent yield rates, resulting in lower costs per die. The total cycle time for a new product introduction includes design, product qualification, volume production ramp up, and delivery of final products. A foundry must also offer adequate capacity and have the ability to manufacture concurrently a wide array of products. In addition, a foundry needs to be flexible in meeting its customers’ varying production and delivery requirements, offer a wide range of process technologies and provide customization services.

•	Integrated Services and Solutions. In addition to wafer fabrication, a foundry must provide, either directly or through its industry partners, access to integrated services and solutions, including design support services, intellectual property and library offerings, mask-making capabilities, and testing, assembly and packaging services. Foundry customers may require a variety of process technologies to manufacture different types of products, or require non-standard or customized manufacturing processes to meet the design, performance or market requirements of their products. These requirements must be achievable at each step in the production process, so it is important for all of the foundry’s services to be well integrated.

•

Strong Customer Support. Customers expect their foundry partners to work closely with them to meet their needs. Throughout this process, geographic proximity to the customer and its design sites will enhance overall communication, simplify supply chain logistics and result in shortened product cycle times. In addition, to help semiconductor companies manage their costs, foundries need to be able to offer cost-effective services while at the same time maintaining profitability. Key elements of customer service include the successful fostering of a service culture and attitude throughout a foundry’s operational structure, the availability of qualified personnel 24 hours a day, real time and user-friendly online services and timely delivery of products in the required volumes and quality.

In order to meet these requirements and operate a successful foundry business, a foundry must also have skilled and experienced management and operations teams. Quality of personnel is a critical factor when operating in the competitive and technologically advanced semiconductor foundry industry.

Our Solutions and Competitive Advantages

We are one of the leading semiconductor foundries in the world and offer a wide range of integrated manufacturing services and solutions to our global customers. We assist IDMs, fabless semiconductor companies and systems companies to bring their products to market rapidly and cost effectively. Our solutions and competitive advantages include the following:

•	Leading Edge Process Technology Capabilities. We are among the most advanced foundries in the world in terms of process technology. We are capable of fabricating wafers using a broad range of leading edge process technologies to enable our customers to achieve the specific functionality, performance and cost requirements of their product designs. Some of the leading edge technologies that we currently use in our foundry services include 0.18 and 0.15 micron CMOS logic, 0.13 micron CMOS logic with copper interconnects and 0.14 micron DRAM process technology and others.

•	Flexible and Customizable Manufacturing. We are committed to assisting our customers to meet their manufacturing requirements by offering customized services and solutions to better meet their respective design, performance or market requirements. This flexibility is due primarily to our large pool of qualified engineers that can offer customized services, and is enhanced by our distinctive fab design. Through our internal customer service and engineering teams, we help our customers manage their production requirements in order to minimize inventory and achieve delivery in the shortest possible time in the volumes they require.

•	Integrated One-stop Manufacturing Service. We currently fabricate substantially all of our semiconductor wafers in our integrated 8-inch wafer fabs in Shanghai. In addition to wafer fabrication, our services and solutions include design support, intellectual property libraries, mask-making and wafer probing. Through our partners, we also offer testing, assembly and packaging services. We are one of the few foundries in the world that have in-house mask-making capability, which we believe is critical in order to effectively service our customers and reduce our production cycle times.

•	Proximity to Electronics Manufacturing Supply Chain in China. There has in recent years been an increase in both the end market demand for electronic systems that use semiconductors and the number of factories in China that produce such electronic systems. There has also been an increase in the number of fabless semiconductor companies in China. We believe that we are well positioned to take advantage of both the upstream and downstream growth in the emerging semiconductor industry in China by adapting our services and solutions to meet the needs of these potential customers.

•	Cost-Effective Services. We believe that our location in China also allows us to maintain our cost of operations at a competitive level. This is due primarily to China’s lower wages, construction materials and utility costs relative to other locations, as well as lower distribution costs due to our geographic proximity to the product delivery locations of many of our customers. We believe the collective experience of our management and engineering teams allows us to provide customers with reduced cycle times, increased yields and lower overall costs of manufacturing. In addition, we have developed a cost-conscious culture based on strict cost-management systems.

•	Focus on High Quality Customer Service. We believe that we offer a high level of service to our customers. Our management aims to foster a service-oriented and customer-focused environment. We believe this has enabled our personnel to be better able to anticipate and meet the requirements of our customers on a timely basis, including on-time product deliveries, prompt and knowledgeable responses to customer inquiries and timely attention to requests for technical assistance by well-qualified professionals.

•	Strong Management Team, Corporate Culture and Availability of Qualified Personnel. As of December 31, 2003, our fab operations were managed by a team of over 2,300 experienced engineers and technicians from a variety of countries and regions, many of whom have significant experience working at other international semiconductor companies. Furthermore, our leading position in China provides us with access to engineering graduates from China’s leading universities. We believe we have developed a friendly and supportive corporate culture based on ethical behavior and mutual respect, which we believe helps us to attract and retain high quality personnel.

Our Strategy

Our goal is to maintain our position as one of the leading semiconductor foundries in the world. We plan to continue to offer our services to leading semiconductor suppliers worldwide while maintaining our leadership position in China. The key elements of our strategy include the following:

Capitalize on Our Early Mover Advantage to Capture Semiconductor Industry Growth Opportunities in China

We are a leader and an early mover in the advanced semiconductor foundry industry in China. There are more than 300 fabless semiconductor companies and design centers in China. The majority of these potential customers are located around the Greater Shanghai and Beijing metropolitan areas in the vicinity of our existing fabs and fabs currently under construction. Most of these domestic fabless semiconductor companies are at relatively early stages in their corporate and product development histories and have small revenue bases. In order to help them grow and achieve long-term success in the emerging semiconductor industry in China, we are committed to offering them best-in-class services and solutions that are customized for their particular technological capabilities and financial resources. We have already established foundry relationships with a significant number of leading local fabless semiconductor companies in China. We believe that by establishing our company as a key foundry partner to local semiconductor companies at an early stage of their development, we will be well positioned to take advantage of the potential semiconductor industry growth in China.

We believe we currently have the largest installed 8-inch wafer fabrication capacity in China. Our location in China allows us to develop close relationships with the increasing number of IDMs and systems companies that are, or whose customers are, moving their existing manufacturing facilities to, or establishing new facilities in, China. Similar to our strategy regarding fabless semiconductor companies, we believe our close proximity to these IDMs and systems companies will allow us to form close partnerships with them to meet the growing demand for electronic devices both within China and around the world.

Target a Diversified and Global Customer Base

We have a global customer base consisting of leading IDMs, fabless semiconductor companies, and systems and other companies. We believe these customers have high growth potential and business plans that are directed towards utilizing our manufacturing services and solutions. In order to maximize the utilization of our fabs and optimize our process technology offerings, we plan to focus on attracting potential customers with advanced design capabilities that require leading edge foundry services in high volumes. The semiconductor industry is developing rapidly and demand for products associated with different applications and technical standards continues to grow. We intend to maintain a diversified customer mix in terms of end-market applications, processes and geographical focus in order to manage our exposure to each market segment.

Maintain Leading Edge Technology and Innovation through Internal Research and Development and Strategic Alliances and Partnerships

In order to serve our customers’ diverse needs, we intend to continue to expand our portfolio of leading edge process technology capabilities in logic, mixed signal, RF, memory and specialty semiconductor devices. An expanded portfolio of process technologies is a key factor in being able to produce a wide spectrum of semiconductor devices while minimizing production volume fluctuations. To achieve this strategic goal in technology and innovation, we rely on our internal research and development team, as well as our leading global technology partners. This two-pronged strategy allows us to shorten the development cycle and provide our customers with quality manufacturing capabilities while also sharing development costs with other parties. As a result, we were, for example, among the first foundries to offer customers the option of outsourcing their 0.13 micron copper interconnects.

We have established partnerships with leading semiconductor companies and research institutes, such as Fujitsu Limited, Infineon Technologies AG, Interuniversitair Micro-Elektronica Centrum vzw, or IMEC, Motorola and Toshiba, and intend to continue to maintain and broaden our list of technology partners. Our partnerships with leading semiconductor companies have not only provided us with access to a diverse portfolio of technologies, but have also helped to strengthen our relationships with these companies, some of which are our customers. We believe our relationships with these customers have, in turn, helped us establish credibility in the market and attract new customers.

Provide High Quality Customer Service

We believe that our focus on offering high quality customer service is an important factor in attracting and retaining leading semiconductor companies as our customers, and has been a key contributor to our growth. We have established a strong customer- and teamwork-oriented culture that focuses on maintaining close interactions with our customers at multiple levels and functional areas within our organization. The key areas of our customer service are:

•	responsiveness to customers’ requirements in terms of lead times and product cycle time;

•	flexibility in providing customized solutions and in production scheduling;

•	timely delivery of products in the required volumes;

•	strict adherence to high quality technical specifications;

•	confidentiality and protection of customer intellectual property and proprietary information;

•	cost effectiveness;

•	real time online information; and

•	integrated 24-hour customer support.

Shift Product Mix to Logic Wafers While Maintaining Expertise in DRAM Technology

We believe we are the only foundry among our key competitors to have adopted the strategy of offering leading edge technology for both DRAM and logic semiconductors. We have historically utilized a relatively high percentage of our total capacity for the production of DRAM wafers for shipment to certain of our strategic partners on a foundry basis and for sale to our distributors. DRAM wafers produced for sale to our distributors are essentially commodity-type DRAM wafers we manufacture “on spec” without a purchase order or a specific customer in mind. These wafers are sold into the market to various customers through our distributors. Through the production of these DRAM wafers, we have been able to quickly ramp up our production facilities, debug our production processes and equipment, and train our personnel in a high volume, advanced process fabrication environment. At the same time, we have in recent quarters increased, and intend to continue increasing, the relative production volume of logic wafers since these products generally have more stable prices and margins than commodity-type DRAM. However, subject to availability of capacity and with priority given to logic wafers, we intend to continue to allocate a significant portion of our capacity for the fabrication of DRAM wafers, and devote a significant portion of our research and development resources for the development of advanced DRAM technologies. We adopted this strategy with the objective of helping us to maintain flexibility in production and be able to adjust to market demand and pricing fluctuations. In addition, the production of DRAM wafers will continue to facilitate the yield enhancement of new process technologies, the debugging of new production facilities and the training of new personnel. We believe our strategy of maintaining core competency in manufacturing both logic and memory semiconductors is particularly important in the development of system-on-chip product technology.

Our History

Our company was founded by Dr. Richard R. Chang, our Chairman and Chief Executive Officer, who has more than 25 years of experience in the semiconductor industry. We were incorporated in the Cayman Islands in April 2000 and since then have successfully completed various rounds of equity funding with venture capitalists and others, with total funds invested to date amounting to approximately US$1.7 billion. We believe that such initial funding developments are typical of high technology companies similar to ours. Further details relating to our various rounds of equity funding are set out in “Description of Share Capital—Ordinary Shares—History of Share Issuances.”

In August 2000, we started construction of our first fab, which we refer to as Fab 1, in the Zhangjiang High-Tech Park in Shanghai and commenced pilot production in September 2001. We achieved internal qualification of our 0.18 micron CMOS logic at Fab 1 in December 2001. Our Fab 1 and Fab 3B-A commenced commercial production in January 2002 and our Fab 2 and Fab 3B-C commenced commercial production in January 2003. Fab 3B-A and Fab 3B-C constitute the two halves of our Fab 3B, with Fab 3B-A providing aluminum interconnects and Fab 3B-C providing copper interconnects. Fab 2 and Fab 3B are also located in the Zhangjiang High-Tech Park. We began construction of our three 12-inch fabs in Beijing in October 2002. In September 2003, we entered into an agreement to purchase assets constituting an 8-inch wafer fab located in the Xiqing Economic Development Area in Tianjin, China. In addition, we maintain operations in Japan, Europe and the United States to perform marketing-related activities.

We operate primarily through three wholly owned subsidiaries in China. The chart below sets forth our significant operating subsidiaries, including their jurisdictions of incorporation and principal activities:

Our Fabs

The table below sets forth a summary of our current fabs and fabs under construction:

	Shanghai				Beijing			Tianjin
Fab 3B(1)
	Fab 1	Fab 2	Fab 3B-A	Fab 3B-C	Fab 4	Fab 5	Fab 6C	Fab 7
	(actual)	(actual)	(actual)	(actual)	(estimated)	(estimated)	(estimated)	(estimated)

Type of fab	Pre- metalization wafer fabrication(2)	Pre- metalization wafer fabrication(2)	Aluminum interconnects	Copper interconnects	Pre- metalization wafer fabrication(2)	Pre- metalization wafer fabrication(2)	Copper interconnects	Wafer fabrication with aluminum interconnects

Pilot production commencement	September 2001	July 2002	September 2001	September 2002	Third quarter 2004	2006 or thereafter	2005	First half 2004(3)

Commercial production commencement	January 2002	January 2003	January 2002	January 2003	Fourth quarter 2004	2006 or thereafter	2005	First half 2004(3)

Wafer size	8-inch	8-inch	8-inch	8-inch	12-inch	12-inch	12-inch	8-inch

Production clean room size	8,555 m2	8,555 m2	2,800 m2	3,400 m2	7,369 m2	7,369 m2	3,260 m2	8,430 m2

(1)	Fab 3B contains both an aluminum interconnects line, referred to as Fab 3B-A, that provides the aluminum interconnects for wafers fabricated at Fab 1 and Fab 2, as well as a copper interconnects line, referred to as Fab 3B-C, that currently provides copper interconnects for wafers fabricated by third parties. Fab 3B-A utilizes some steppers and scanners from Fab 1 for its aluminum interconnects process, while Fab 3B-C uses its own steppers and scanners for the copper interconnects process.
(2)	Pre-metalization wafer fabrication refers to all of the manufacturing steps in the fabrication of a semiconductor wafer from a raw silicon wafer until, but not including, the attachment of metal interconnects, such as aluminum or copper.
(3)	Refers to the date on which Fab 7 is expected to recommence production after being upgraded by our company.

All of the administrative and management functions of our fabs are centralized at our corporate headquarters in the Zhangjiang High-Tech Park in the Pudong New Area of Shanghai.

We have begun to implement a “One Mega Fab” project to align the capabilities of our fabs by standardizing our equipment and processes. Our goal is for a semiconductor wafer produced at any of our fabs to have statistically the same wafer acceptance test result as a semiconductor wafer produced at any other fab that is producing the same product. This increases the flexibility of our total capacity and allows us to avoid costs and delays relating to additional customer qualifications when we shift production from one fab to another. We plan to implement this project at each new fab that we ramp up.

Our fabs are organized into bays grouped by function. The general production environment consists of class 1000 or class 100 “clean rooms.” Within the larger clean rooms, the actual fabrication steps are performed in a class 1 clean standard mechanical interface box, within which the wafers are also transferred between each step in the fabrication process. The use of these boxes and other “mini-environments” results in reductions of building structure costs, mechanical and electrical system requirements and operating costs, allows flexibility with respect to the layout and reconfiguration of equipment and facilitates the ramping-up process during capacity expansions.

Shanghai Operations

The diagram below illustrates our distinctive “tri-fab” architecture utilized for our Shanghai fabs:

Our current fab configuration in Shanghai consists of two pre-metalization wafer fabs, Fab 1 and Fab 2, attached to a separate metal interconnects fab, Fab 3B. Fab 3B contains both an aluminum interconnects line, referred to as Fab 3B-A, that provides the aluminum interconnects for wafers fabricated at Fab 1 and Fab 2, as well as a copper interconnects line, referred to as Fab 3B-C, that currently provides copper interconnects. Our Shanghai fabs are located in the Zhangjiang High-Tech Park in Shanghai, China. They have a total floor space of 164,795 square meters, of which 23,310 square meters is occupied by the production clean room area. These fabs had an aggregate wafer fabrication capacity as of December 31, 2003 of 49,000 8-inch wafers per month and, through Fab 3B-C, an aggregate capacity for copper interconnects of 9,000 wafers per month.

Our “tri-fab“ design offers complete operational redundancy between Fab 1 and Fab 2 with respect to the equipment that represents the main bottlenecks in production. The hallways connecting these two fabs permit wafers in production to be easily switched from one fab to the other to take advantage of unused equipment and reduce overall production cycle time. In addition, our configuration offers our customers the option to use copper interconnects for the wafers they have fabricated in-house at their own facilities or through other third parties. It also prevents metal line contamination to the wafer fabrication processes while allowing for more flexibility with respect to our capacity and loading capabilities. All of these fabs are automated and equipped with inter-bay automatic material handling systems.

Our Fab 1 was selected as one of the two “Top Fabs of 2003” by Semiconductor International, a leading industry publication. This award was based on fabrication capabilities, ramp-up time, degree of automation, contamination control procedures, worker health and safety and environmental concerns. In addition, we were ranked second in a readers’ poll of top global foundries of 2003 conducted by Silicon Strategies, another leading semiconductor industry publication.

Tianjin Operations

In January 2004, we acquired assets constituting, and assumed certain obligations relating to, a wafer fab located in Tianjin, China from Motorola (China) Electronics Limited, or MCEL, a wholly owned subsidiary of Motorola. Our new Tianjin fab, which we refer to as Fab 7, is located in the Xiqing Economic Development Area and has a total floor space of 61,990 square meters, including 8,430 square meters of production clean room area. Fab 7 performs pre-metalization fabrication of 8-inch wafers as well as provides aluminum interconnects for such wafers. The initial output of this fab during its ramp-up stage will be DRAM, with the product mix gradually shifting to logic, RF and other memory products. Since completing the acquisition, we have begun to upgrade, expand and ramp-up capacity at our Tianjin fab, with the plan of increasing capacity from 5,000 wafers per month in the first quarter of 2004 to 35,000 wafers per month in the fourth quarter of 2005. All necessary approvals and consents required for the completion of the acquisition have been obtained by us. However, we are currently in the process of seeking the approval of the Chinese governmental authorities to defer our capital contribution to SMIC Tianjin’s registered capital until such time as the transfer of title to the land use rights, buildings and equipment of SMIC Tianjin has been approved by or registered with the relevant Chinese governmental authorities.

Under our asset purchase agreement with MCEL, we acquired substantially all of the assets and assumed certain contractual obligations relating to the Tianjin fab, which were contributed to, and assumed by, our newly formed wholly owned subsidiary, SMIC Tianjin. In exchange for these assets, we issued to MCEL 82,857,143 Series D convertible preference shares and warrants to purchase an additional 8,285,714 Series D convertible preference shares. The total transaction was valued at US$335.8 million. The contractual obligations we assumed under the asset purchase agreement consist primarily of service agreements related to ancillary operations at and the provision of services to the fab. Such service agreements relate to matters such as electricity, gas and water supply, repair and maintenance of plant and machinery, supply of parts and materials and other similar services. Motorola also provided us with cash in the amount of US$30 million to facilitate the transition of operations of the Tianjin fab, for which we issued to Motorola 8,571,429 Series D convertible preference shares and warrants to purchase an additional 857,143 Series D convertible preference shares. We also entered into intellectual property agreements with Motorola relating to the transfer of certain technology, the exchange of certain licenses and the provision of certain intellectual property assistance, in return for which we issued to Motorola 11,428,571 Series D preference shares and warrants to purchase an additional 1,142,857 Series D convertible preference shares. We also entered into a master foundry agreement with Motorola to provide wafer fabrication and associated services to Motorola. See “Related Party Transactions—Motorola, Inc.”

Beijing Operations

We expect that our Beijing fabs, once completed, will be the first 12-inch fabs in China. Our two wafer fabs, Fab 4 and Fab 5, and our metal interconnects fab, Fab 6C, are located in the Beijing Economic and Technological Development Area. Twelve-inch wafers have a surface area that is 2.25 times larger than the current industry standard 8-inch wafers, thereby enabling us to manufacture more integrated circuits on each wafer with lower per die costs. Fab 6C is being situated between the two wafer fabs, Fab 4 and Fab 5, and will provide the metal interconnects for the wafers produced by both of these fabs. This design is intended to prevent metal line contamination to the wafer fabrication processes while achieving greater flexibility in production. Our fab layout in Beijing is more compact than in Shanghai, which helps to reduce the risk of dust contamination.

Our Beijing fabs will have a total floor space of 179,858 square meters, 17,998 square meters of which will consist of production clean room areas. We plan to commence commercial production at Fab 4 in 2004 and have wafer fabrication capacity of 45,000 8-inch wafer equivalents by the end of 2005. We plan to commence commercial production at Fab 6C in late 2005 and at Fab 5 in 2006 or thereafter.

Our Services

Wafer Fabrication Services

We currently provide semiconductor fabrication services using 0.35 micron to 0.13 micron process technology for the following devices:

•	logic technologies, including standard logic, mixed-signal, RF and high voltage circuits;

•	memory technologies, including DRAM, SRAM, Flash, EEPROM and Mask ROM; and

•	specialty technologies, including LCOS, CIS and system-on-chip.

These semiconductors are used in various computing, communications, consumer and industrial applications, such as computers, mobile telephones, digital televisions, digital cameras, DVD players, entertainment devices, other consumer electronics devices and automotive and industrial applications.

We believe we are one of the few foundries in the world to offer copper interconnects technologies to our global customers. We believe we are also the first fab in China to introduce copper technology on a 0.13 micron production line. The capacity for our copper interconnects line was 9,000 wafers per month as of December 31, 2003.

Our Technologies

We manufacture the following types of semiconductors:

•	Logic Semiconductors. Logic semiconductors process digital data to control the operation of electronic systems. The largest segment of the logic market, standard logic devices, includes microprocessors, microcontrollers, DSPs and graphic chips. Logic semiconductors are used in communications devices, computers and consumer products, with the most advanced logic semiconductors dedicated primarily to computing applications.

•	Mixed-Signal and RF. Analog/digital semiconductors combine analog and digital devices on a single semiconductor to process both analog signals and digital data. We make 0.35 micron to 0.18 micron mixed-signal and RF semiconductors using the CMOS process. The primary uses of mixed-signal semiconductors are in hard disk drives, wireless communications equipment and network communications equipment, while RF semiconductors are primarily used in communications devices, such as cell phones.

•	High Voltage. High voltage semiconductors are semiconductor devices that can drive high voltage electricity to systems that require voltage of between five volts to several hundred volts. Our high voltage technologies provide solutions for display driver integrated circuits, power supplies, power management, telecommunications, automotive electronics and industrial controls.

•	Memory Semiconductors. Memory semiconductors, which are used in electronic systems to store data and program instructions, are generally classified as either volatile memory, which lose their data content when power supplies are switched off, or non-volatile memory, which retain their data content without the need for a constant power supply. Examples of volatile memory include SRAM and DRAM, and examples of non-volatile memory include electrically erasable programmable read-only memory, or EEPROM, Mask ROM, NAND Flash and OTP. Memory semiconductors are used in communications devices, computers and many consumer products.

•	Specialty Semiconductors.

•	LCOS. LCOS microdisplays are tiny, high resolution, low power displays designed for high definition televisions, projectors and other products that use or rely on displays. Compared with other display technologies, such as liquid crystal and plasma, LCOS displays have higher resolution and higher fill factor, resulting in superior images, colors and performance. LCOS process technology represents an enhancement of mixed-signal CMOS process technology with the addition of a highly reflective mirror layer.

•	CIS. CIS devices are sensors that are used in a wide range of camera-related systems, such as digital still cameras, digital video cameras, handset cameras, personal computer cameras and surveillance cameras, which integrate image-capturing capabilities onto a chip. CIS is rapidly becoming a cost-effective and low power replacement for competing charged-coupled devices, or CCDs. Since CIS devices are fabricated with CMOS technology, they are easier to produce and more cost-effective than CCDs. By combining camera functions on a chip, from the capture of photos to the output of digital bits, CMOS image sensors reduce the parts required for a digital camera system, which in turn enhances reliability, facilitates miniaturization, and enables on-chip programming. Our CIS process is based on our CMOS mixed-signal technology.

•	System-on-Chip. System-on-chip semiconductors are more complex devices that integrate entire electronic systems or subsystems, including the microprocessor, communications, logic and memory elements, on a single chip. The integrated designs of systems-on chip allow system designers to reduce the chip size and cost and enhance the performance of their products.

We are one of the leading foundries in the world in terms of the process technologies that we are capable of using in the manufacturing of semiconductors: 43.6% of our wafer sales in 2003 were from products that utilized advanced technology of 0.18 micron and below.

The following table sets forth the actual and projected range of process technology capabilities of our fabs:

Fab(1)	Month and year of commencement of commercial production	Process technology (in microns)
		2001	2002	2003	2004 (estimated)
Wafer fabrication(2):
Fab 1	January 2002	0.35/0.25/ 0.18	0.35/0.25/ 0.18/0.15	0.35/0.25/ 0.18/0.15/0.13	0.35/0.25/ 0.18/0.15/ 0.13/0.11

Fab 2	January 2003	0.35/0.25/ 0.18	0.35/0.25/ 0.18/0.15	0.35/0.25/ 0.18/0.15/0.13	0.35/0.25/ 0.18/0.15/0.13

Fab 4	Fourth quarter 2004	—	—	—	0.15/0.13/ 0.11

Fab 5	2006 or thereafter	—	—	—	—

Fab 7	First half 2004	—	—	—	0.35/0.25/ 0.18/0.15/ 0.13(3)
Metal Interconnects (aluminum and copper):

Fab 3B-A(4)	January 2002	0.35/0.25/ 0.18	0.35/0.25/ 0.18/0.15	0.35/0.25/ 0.18/0.15/0.13	0.35/0.25/ 0.18/0.15/0.13/0.11

Fab 3B-C	January 2002	—	0.13	0.13	0.13

Fab 6C(5)	2005	—	—	—	0.13

(1)	Fabs 1, 2 and 3B are located in Shanghai and produce 8-inch wafers, while Fabs 4, 5 and 6C will be located in Beijing and will produce 12-inch wafers. Fab 7 in Tianjin produces 8-inch wafers.
(2)	Fab 1, Fab 2, Fab 4 and Fab 5 perform pre-metalization wafer fabrication.
(3)	Aluminum interconnects only.
(4)	Fab 3B-A is only utilized to provide aluminum interconnects for wafers produced by Fab 1 and Fab 2 and therefore has the same technology range as Fab 1 and Fab 2.
(5)	Copper interconnects for Fab 4 and Fab 5 will be provided by Fab 6C, and therefore Fab 6C will have the same technology range as Fab 4 and Fab 5. Fab 6C will also provide aluminum interconnects.

The following table sets forth a percentage breakdown of wafer sales by process technology for the years ended December 31, 2002 and 2003, and each of the quarters in the year ended December 31, 2003:

	For the year ended December 31, 2002	For the three months ended				For the year ended December 31, 2003
		March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Process Technologies	(based on sales in US$)
0.13 micron	0.0%	4.6%	13.5%	15.0%	10.4%	11.8%
0.15 micron	0.0%	0.0%	0.0%	10.0%	17.5%	9.9%
0.18 micron	4.7%	2.7%	10.5%	19.7%	34.7%	22.0%
0.25 micron	74.2%	82.5%	57.4%	33.7%	10.6%	34.5%
0.35 micron	21.1%	10.2%	18.6%	21.6%	26.8%	21.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Technology Partners

Our technology partners have licensed to us leading process technology and design intellectual property. Our technology partners include the following:

•	Chartered Semiconductor for 0.18 micron logic;

•	Fujitsu Limited for 0.22 micron DRAM and 0.18 micron FCRAM™;

•	Infineon Technologies AG for 0.14 micron and 0.11 micron DRAM; and

•	Toshiba for 0.21 micron and 0.15 micron SRAM.

Our other technology partners include Aplus Flash Technology, Inc., ARM Limited, Artisan Components, Inc., Elpida Memory, Inc., IMEC, Motorola, VeriSilicon Holdings, Ltd. and Virage Logic Corporation. Some of these technology arrangements involve corresponding foundry or supply agreements in which we agree to guarantee a minimum capacity for the fabrication of specific products for these technology partners. Certain of our technology partners only allow us to use their technology to manufacture wafers for them.

Manufacturing Capacity

We manufacture 8-inch silicon wafers based on proprietary designs provided by our customers or third party designers. Since commencing commercial production, we believe we have the largest 8-inch wafer fabrication capacity among semiconductor foundries in China. We believe we have the most advanced process technology among foundries in China and were the first fab to use 0.18 micron process technology. In January 2003, we commenced commercial production using 0.13 micron copper interconnects process technology. We believe we are currently the only fab in China to offer 0.13 micron copper interconnects process technology, and we began offering 0.13 micron wafer fabrication process technology in the first quarter of 2004.

The following table sets forth the historical and projected capacity of our current and planned wafer fabrication and copper interconnects fabs:

Fab	2002	2003	2004 (estimated)	2005 (estimated)
Wafer Fabrication:
Wafer fabrication capacity as of year-end(1):
Fab 1(2)	22,000	28,000	45,000	45,000
Fab 2(2)	—	21,000	44,000	45,000
Fab 4(3)	—	—	6,750	45,000
Fab 5(3)(4)	—	—	—	—
Fab 7	—	—	19,000	35,000

Total monthly wafer fabrication capacity as of year-end(1)	22,000	49,000	114,750	170,000

Total annual wafer fabrication capacity(1)	117,000	503,000	1,044,700	2,312,600
Wafer fabrication capacity utilization	94%	94%	—	—

Copper Interconnects:
Copper interconnects capacity as of year-end(1):
Fab 3B-C(5)	—	9,000	10,000	15,000
Fab 6C(6)	—	—	—	—

Total monthly copper interconnects capacity as of year-end(1)	—	9,000	10,000	15,000

(1)	All output and capacity data is provided as 8-inch wafers or 8-inch wafer equivalents per month. Actual capacity and output for future periods may vary significantly from the projected data set forth in the table above, particularly in the event of a change in the projected product mix. Conversion of 12-inch wafers to 8-inch wafer equivalents is achieved by multiplying the number of 12-inch wafers by 2.25.
(2)	Aluminum interconnects for Fab 1 and Fab 2 are provided by Fab 3B-A. Thus, capacity data for Fab 3B-A is not separately presented.
(3)	Aluminum and copper interconnects for Fab 4 and Fab 5 will be provided by Fab 6C.
(4)	We plan to commence commercial production at Fab 5 in 2006 or thereafter.
(5)	Reflects wafers fabricated using the copper interconnects line of Fab 3B-C and does not include wafers fabricated using the aluminum interconnects line of Fab 3B-A. As a small number of wafers produced by Fab 1 and Fab 2 also utilize the copper interconnects capabilities of Fab 3B-C, our reported capacity and output data for Fab 3B overlaps to a limited extent with such data for Fab 1 and Fab 2.
(6)	Excludes aluminum interconnects provided for wafers fabricated by Fab 4.

As of December 31, 2003, our aggregate wafer fabrication capacity was 49,000 8-inch wafers per month, and our aggregate copper interconnects capacity was 9,000 8-inch wafers per month.

A key factor influencing our profit margins is our capacity utilization. Because a high percentage of our cost of sales is of a fixed nature, operations at or near full capacity have a significant positive effect on output and profitability. In both 2002 and 2003, our wafer fabs had an average annual utilization rate of 94%. Factors affecting utilization rates are our ability to manage the production facilities and product flows efficiently, the percentage line yield of wafers during the fabrication process, the complexity of the wafer produced and the actual product mix. In addition, we manufacture DRAM to fill our production lines when the volume demand of other products does not fully utilize our available capacity. As a result, our utilization rate has historically remained high.

We determine the capacity of a fab based on the capacity ratings given by manufacturers of the equipment used in the fab, adjusted for, among other factors, actual output during uninterrupted trial runs, expected down time due to setup for production runs and approximately one to two days of scheduled annual maintenance, and expected product mix. All of our fabs currently operate 24 hours per day, seven days per week, except during periods of annual maintenance. Employees work shifts of 12 hours each day on a two-days-on, two-days-off basis.

We often use DRAM as the initial product to test the production capabilities at a new fab. This is because DRAM requires higher process accuracy, more precise process control and a higher degree of engineering skills and operational disciplines, and can therefore assist in early identification of any potential process, equipment or fab-related production problems. However, the market for memory devices has also been more volatile and susceptible to sudden price drops in recent years. Part of our operational strategy is to utilize our unused capacity for the production of DRAM, which helps us to cover our fixed costs and also keeps our equipment in use. This DRAM is either manufactured on a foundry basis for our customers or sold by us to the market through our distributors under technology licensing and royalty arrangements.

Capacity Expansion Plans

We intend to maintain our strategy of expanding capacity and improving our process technology to meet both the capacity requirements and the technological needs of our customers. In October 2002, we began construction in Beijing of Fab 4, Fab 5 and Fab 6C, each of which we intend to use for the fabrication of 12-inch wafers. We plan to commence pilot and commercial production at Fab 4 in 2004. Fab 4 is expected to have a total capacity of 6,750 8-inch wafer equivalents per month by the end of 2004 and 45,000 8-inch wafer equivalents per month by the end of 2005. We plan to commence commercial production at Fab 5 in 2006 or thereafter. We plan to commence commercial production at Fab 6C, which will include a copper interconnects line, in late 2005. In addition, we plan to increase the aggregate wafer fabrication capacity of our Shanghai fabs to 89,000 8-inch wafers per month by the end of 2004. Moreover, we intend to increase the aggregate wafer fabrication capacity of our Shanghai fabs, Beijing fabs and Tianjin fab to 90,000 8-inch wafers per month, 45,000 8-inch wafer equivalents per month and 35,000 8-inch wafers per month, respectively, by the end of 2005.

Our Integrated Solutions

In addition to wafer fabrication, we provide our customers with a range of complementary services, from circuit design support and mask-making to wafer level probing and testing. This range of services is supported by our network of partners that assist in providing design, probing, final testing, packaging, assembly and distribution services. Our main goal in the provision of these services is to help our customers achieve higher performance products and greater yield in the most cost-effective and timely manner. Because of our ability to provide an array of services in addition to wafer fabrication, we are able to accommodate customers with a variety of needs. Many of our customers choose to have us make the masks to be used during the fabrication process, as this decreases the risk of damage to the masks that can result from having to transport them. The flexibility in input stages allows us to cater to a variety of customers with different in-house capabilities and thus to service a wider class of customers as compared to a foundry that cannot offer design support or mask-making services.

The diagram below sets forth our service model and our key points of interaction with our customers:

(1)	A portion of this work is outsourced to our service partners.
(2)	All of these services are outsourced to our service partners.

Design Support Services

Our design support services include providing our customers with access to the fundamental technology files and intellectual property libraries that facilitate customers’ own integrated circuit design. We also offer design reference flows and access to our design center alliance, as well as layout services. In addition, we collaborate with industry leaders in electronic design automation, library and intellectual property services to create a worldwide network of expertise, resources and services that are available to implement and produce a customer’s designs. As of December 31, 2003, we employed over 90 engineers devoted solely to design support services.

Libraries

As part of the necessary building blocks for our customers’ semiconductor designs, we offer libraries of compatible designs for portions of semiconductors, such as standard cells, I/O and selected memory blocks, in addition to technology files. We have a dedicated team of engineers who work with our research and development department to develop, license or acquire from third parties selected key libraries early on in the development of new process technologies so that our customers can quickly design sophisticated integrated circuits that utilize the new process technologies. We also have arrangements with other providers of libraries to provide our customers with access to a broad library portfolio for their designs. In particular, we offer a portfolio of ASIC library and design kits that provide for a wide range of tested and verified circuit applications and design-flow implementation. These include standard cell, I/O and memory compilers in 0.35 micron, 0.25 micron, 0.18 micron and 0.15 micron process technologies. They have been developed primarily through our third party alliances, as well as by our internal research and development team, to facilitate easy design reuse and fast integration into the overall design system. We are currently developing additional libraries. Our library partners include Artisan, VeriSilicon and Virage Logic.

Intellectual Property

As semiconductors grow in complexity and time-to-market pressures mount, the intellectual property designs that we offer can assist our customers to attain faster cycle times. Together with the intellectual property developed by our internal design team, our alliances with intellectual property providers enable us to offer foundational designs ranging from 0.35 micron to 0.13 micron and relating to mixed-signal, embedded memory, high-speed interface, digital peripheral device controllers and embedded processors, among others. We use our own and third party design expertise to realize the functions of these various types of intellectual property. Our intellectual property partners include Aplus, ARM and Mosys, Inc.

Design Reference Flows

Customers implementing designs on our processes can utilize our design reference flows to achieve a smooth process from semiconductor design to production. These flows have been created using design tools developed by our electronic design automation partners, including Cadence Design Systems, Inc., Magma Design Automation, Inc. and Synopsys, Inc. These methodologies are designed to shorten time-to-market. They include training guides and sample test cases to provide a step-by-step explanation on how the hierarchical design flow works.

Design Center Alliance

If a customer requires assistance in designing its semiconductors, we are able to recommend design partners from among our extensive design services network. This network consists of design companies that we have successfully worked with in the past, thereby helping to improve coordination and expedite the design process. If required, we are also able to offer our own internal design team members to help our clients to complete their designs.

Mask-making Services

We believe we are currently the most advanced mask supplier in China and are one of the few foundries in the world to offer in-house mask-making services. Many of our foundry customers utilize our mask-making services. We believe that having our own mask facility ensures a seamless flow of service from design to mask to wafer. This in-house capability facilitates the interaction of our mask and wafer engineers, thereby optimizing photo mask specifications for the achievement of high yield and quality and minimal cycle times. We believe this capability results in cost reductions for our customers and enables them to shorten their time-to-market.

While most of our mask-making services are for customers that also utilize our wafer fabrication services as part of our overall foundry service, we also produce masks for other local fabs in China as a separate revenue-generating service. For 2003, our management estimates that these mask-only customers constituted approximately 20% of our mask-related business. Our mask shop also cooperates with our research and development department to develop new technologies and designs.

Our mask-making facility includes 2,250 square meters of class 1 clean room area. It is designed for flexible expansion and is equipped with advanced equipment. We believe that much of this equipment is the most advanced in the world. At present, our mask shop offers both five-inch by five-inch and six-inch by six-inch reticles. Our facility is capable of producing binary masks, optical proximity correction masks and phase shift masks. Our mask facility also offers mask repair services. As of December 31, 2003, we had 99 personnel employed in our mask shop.

We also offer a multi-project wafer service that allows the cost of manufacturing one mask set to be shared among several customers. See “—Customers and Markets” for more details regarding this service.

Intellectual property protection is a key focus of our mask-making services. See “—Intellectual Property” for more details regarding the intellectual property protection measures we have instituted in our mask facility.

Wafer Probing, Assembly and Testing Services

We have our own probing facility in Shanghai that provides test program development, probe card fabrication, wafer probing, failure analysis and failure testing. We are also building a similar probing facility in Beijing. We do not perform final testing and packaging at our facilities, but instead outsource these services to our partners for those customers that request them.

Our probing facility occupies a clean room space of 3,000 square meters rated at class 1,000 cleanliness. It is equipped with advanced testers, probers and laser repair machines for logic, memory and mixed-signal products. We estimate that this facility’s current capacity for the probing of memory and logic devices is 50,000 wafers per month. We employ more than 132 personnel to provide these probing services. We have testing equipment for memory, logic and mixed signal applications, including some equipment that has been consigned to our Shanghai facility by our customers. This consigned testing equipment has been specially designed and built by our customers in order to probe their particular products at our facility.

We have also established a network of partners that provide additional probing services, as well as assembly and testing services, for our customers that request these additional services. We have relationships with assembly and testing partners, including Amkor Assembly & Test (Shanghai) Co., Ltd. and ST Assembly Test Services Ltd., which have helped to enhance the range of services that we are able to offer our customers. We estimate that as of December 31, 2003, approximately 57% of the wafers we fabricated were probed at our in-house probing facility, with the remainder being outsourced to our partners.

Customers and Markets

Our customers include IDMs, fabless semiconductor companies and systems companies. The following table sets forth the breakdown of our sales by customer type for 2002 and 2003:

	For the year ended December 31,
	2002		2003
Customer Type	Sales	Percentage	Sales	Percentage
	(in US$ thousands, except percentages)
Fabless semiconductor companies	$26,244	52.2%	$125,416	34.3%
Integrated device manufacturers	8,877	17.6%	169,329	46.3%
Systems companies and others	15,194	30.2%	71,078	19.4%

Total	$50,315	100.0%	$365,823	100.0%

We categorize our sales geographically based on the headquarters of the customer that issues the purchase order. The following table sets forth the geographical distribution of our sales and percentage of sales for 2002 and 2003:

	For the year ended December 31,
	2002		2003
Region	Sales	Percentage	Sales	Percentage
	(in US$ thousands, except percentages)
North America	$15,425	30.7%	$134,080	36.7%
Taiwan	23,980	47.7%	97,820	26.7%
South Korea	60	0.1%	45,876	12.5%
Japan	8,044	16.0%	40,982	11.2%
Europe	120	0.2%	40,251	11.0%
Asia Pacific (excluding Japan, South Korea and Taiwan)(1)	2,686	5.3%	6,814	1.9%

Total	$50,315	100.0%	$365,823	100.0%

(1)	We believe a significant portion of the semiconductors ordered from customers headquartered in China are eventually exported as components in electronic products assembled in China.

We have a global and diversified customer base that includes IDMs, namely Fujitsu Limited, Infineon Technologies AG, Samsung Electronics Co., Ltd., STMicroelectronics Pte. Ltd. and Texas Instruments Incorporated, and fabless semiconductor companies, namely Broadcom Corporation, Elite Semiconductor Memory Technology Inc. and Marvell Semiconductor, Inc. The foregoing is not intended to identify our top customers, but rather to provide a representative sampling of our customer base. IDMs generally provide more stable and longer term purchase contracts, have higher order volumes and license process technology to us. Although we are not dependent on any single customer, a significant portion of our sales is attributable to a relatively small number of our customers. In 2002 and 2003, our five largest customers accounted for approximately 69% and 57% of our sales, respectively. In 2002, our largest customer, ISSI, purchased a substantial amount of our DRAM and accounted for approximately 25% of our sales. Our second largest customer in 2002, Fujitsu, accounted for approximately 16% of our sales. Our two largest customers in 2003, Samsung Electronics and Texas Instruments, each accounted for approximately 12% of our sales in that year.

Two of our directors, Jimmy Shueh-Mien Lee and Lip-Bu Tan, hold shareholding interests of approximately 2% and less than 1%, respectively, in one of our five largest customers in 2003, ISSI. In 2003, ISSI accounted for approximately 10% of our sales.

Our Chairman, President and Chief Executive Officer, Richard R. Chang, and his wife together hold shareholding interests of less than 0.1% in one of our five largest customers in 2003, Texas Instruments.

Our initial sales after commencing commercial operations in 2002 were mainly of DRAM that was fabricated and sold on a foundry basis, as well as commodity-type DRAM fabricated using technology licensed from Fujitsu and sold by us to distributors. This commodity-type DRAM was fabricated during our start-up phase in order to test and ramp up our facilities and train our personnel. As our business has grown and our fabs have matured, we have produced less commodity-type DRAM and more higher margin logic and advanced memory products. For example, our sales of commodity-type DRAM as a percentage of total sales decreased from 73.7% in January 2003 to 7.0% in December 2003. This change in our product mix has resulted in a change in our customer base. However, we intend to continue to produce commodity-type DRAM to maintain full utilization of our capacity.

The following table sets forth a breakdown of our sales by application type for 2002 and 2003:

	For the year ended December 31,
	2002		2003
Application Type(1)	Sales	Percentage	Sales	Percentage
	(in US$ thousands, except percentages)
Computing	$24,084	47.9%	$139,375	38.1%
Communications	11,614	23.1%	162,520	44.4%
Consumer	9,929	19.7%	44,339	12.1%
Others	4,688	9.3%	19,589	5.4%

Total	$50,315	100.0%	$365,823	100.0%

(1)	“Computing” consists of integrated circuits such as hard disk drive controllers, DVD-ROM/CD-ROM driver integrated circuits, graphic processors and other components that are commonly used in personal digital assistants and desktop and notebook computers and peripherals. “Communications” consists of integrated circuits used in digital subscriber lines, digital signal processors, wireless LAN, LAN controllers, LCD drivers, handset components and caller ID devices. “Consumer” consists of integrated circuits used for DVD players, game consoles, digital cameras, smart cards and toys.

The following table sets forth a breakdown of our sales by service type for the years ended December 31, 2002 and 2003, and each of the quarters in the year ended December 31, 2003:

	For the year ended December 31, 2002		For the three months ended								For the year ended December 31, 2003
			March 31, 2003		June 30, 2003		September 30, 2003		December 31, 2003
Service Type	Sales	Percentage	Sales	Percentage	Sales	Percentage	Sales	Percentage	Sales	Percentage	Sales	Percentage
	(in US$ thousands, except percentages)
Fabrication of memory wafers	$25,047	49.8%	$27,774	72.2%	$39,855	53.0%	$36,443	34.0%	$35,481	24.5%	$139,553	38.2%
Fabrication of logic wafers	20,974	41.7%	9,067	23.6%	32,589	43.3%	64,324	60.0%	103,934	71.6%	209,914	57.3%
Other(1)	4,294	8.5%	1,601	4.2%	2,749	3.7%	6,374	6.0%	5,633	3.9%	16,357	4.5%

Total	$50,315	100.0%	$38,442	100.0%	$75,193	100.0%	$107,141	100.0%	$145,048	100.0%	$365,824	100.0%

(1)	Includes mask-making and probing.

We have marketing offices located in California, Milan, Shanghai and Tokyo. Our Shanghai office serves China and other non-Japan Asian markets, our California office serves the North American market, and our Milan and Tokyo offices serve the European and Japanese markets, respectively. We also sell some products through sales agents in selected markets.

We believe that the most effective means of marketing our foundry services is by developing direct relationships with our customers. Our customer engineers work closely with our sales force by providing detailed technical advice and specifications to customers. We believe a significant portion of our business also arises through customer referrals. We believe that our focus on customer service has been an important factor in attracting leading semiconductor companies as customers. The key elements of our customer service are our customer-oriented culture, responsiveness, flexibility and delivery accuracy. We offer the advantage of a short lead time and product cycle to customers who need finished products within a short time frame.

We also provide our customers with the ability to share costs through our multi-project wafer processing “shuttle service.” This service allows customers to share costs with other customers by processing multiple designs on a single mask set. In addition to the significant cost savings, this “shuttle service” also provides fast turnaround time for customers that need to verify and/or redesign their products and allows us to perform low-volume test production runs for customers in the prototype stage. This service also helps to eliminate costly and time-consuming repetitive mask and wafer production runs, resulting in accelerated time-to-market for our customers.

We provide our customers with 24-hour online access to necessary information to conduct business with us. From our technical capabilities to a customer’s order status, we provide an online solution for our customers. From wafer fabrication, wafer sorting and assembly to final testing and shipping, our data center electronically transfers data, work-in-progress tracking, yield/cycle-time reports and quality/engineering data to customers.

Our sales cycle, meaning the time between our first contact with a customer in relation to a particular product and our first shipment of that product to the customer, typically lasts between three months to one year, depending on the type of process and product technology involved in the product we are requested to fabricate. Because of the fast-changing technology and functionality in integrated circuit design, foundry customers generally do not place purchase orders far in advance to fabricate a particular type of product. However, we engage in discussions with customers commencing in advance of the placement of purchase orders regarding customers’ expected fabrication requirements. See “Risk Factors—Risks Related to Our Financial Condition and Business—Our sales cycles can be long, which could adversely affect our operating results and cause our income stream to be unpredictable.”

We determine our bad debt provision based on our historical experience and the relative aging of receivable.

We provide bad debt provision based on the age category of receivables. A fixed percentage of the total amount receivable is applicable to receivables in each past due age category, ranging from 5% for the shortest past due age category to 100% for the longest past due age category. Any receivables deemed non-collectible will be written off against the relevant amount of provision. Our bad debt provision made or reversed in 2001, 2002 and 2003 amounted to nil, US$0.2 million and US$(0.1 million), respectively. We review, analyze and adjust bad debt provisions on a monthly basis.

Research and Development

Our research and development activities are principally directed toward the development and implementation of more advanced and lower cost process technology. We spent US$9.3 million in 2001 on research and development expenses. In addition, we spent US$37.5 million in 2002 and US$32.1 million in 2003 on research and development expenses, which represented 74.4% and 8.8%, respectively, of our sales in those respective years. We plan to continue to invest significant amounts in research and development in 2004. In order to increase the efficiency of our research and development efforts, we have formed separate logic and memory technology development centers.

We employ over 400 research and development personnel. This research and development team includes many experienced semiconductor engineers with advanced degrees from leading universities around the world, as well as top graduates from the leading universities in China. We believe this combination has enabled us to quickly bring our technology in line with the semiconductor industry technology roadmap and ensures that we will have skilled personnel to lead our technology advancement in the future.

Intellectual Property

While we continue to develop and patent our own technologies, we expect to have an ongoing need to obtain licenses for the proprietary technologies of third parties to enable us to manufacture certain advanced wafers for our customers. To date, we have been granted seven patents, all in Taiwan, whereas we believe our competitors and other industry participants have numerous patents concerning wafer fabrication and related technologies in multiple countries. In addition, we have more than 190 patent applications pending in the United States, China and Taiwan.

To obtain patent protection in Taiwan, an inventor must file an application with the Intellectual Property Office, which will subject the application to procedural and substantive reviews. If a patent application is preliminarily approved, it will be published in an official gazette for a three-month opposition period. If there are no oppositions or if the inventor is able to overcome opposition actions, then the patent will be granted. Assuming no opposition actions, the patent application process may be completed in approximately twelve to eighteen months. The validity period for the seven patents we have been granted is 20 years from the date the application is filed. As with patent rights in most other jurisdictions, a patentholder in Taiwan enjoys the exclusive right to exclude others from using, licensing, and otherwise exploiting the patent within Taiwan.

We believe it is customary in the semiconductor industry for companies with large patent portfolios to have greater leverage in negotiating license arrangements with third parties due to their ability to offer cross-licensing arrangements. We believe that, to date, the disparity between our patent portfolio and the substantially larger portfolios of our competitors has not had a material impact on our ability to negotiate license arrangements on terms acceptable to us. This may not continue to be the case, however, and thus in the future we may have to accept unfavorable and more costly licensing terms, which could adversely affect our margins, operating results and competitiveness. If for any reason we are unable to license necessary technology on acceptable terms, it may become necessary for us to develop alternative technology internally, which could be costly and delay the marketing and delivery of key products and therefore have an adverse effect on our business and operating results. In addition, we may be unable to independently develop the technology required by our customers on a timely basis or at all.

In order to minimize risks to us from any intellectual property infringement claims, we have implemented a screening procedure whereby customers are evaluated for infringement risk based on size, reputation and product specifications, and those that are identified as high-risk are examined closely for potential infringement. Some of our technology partners do not indemnify us for losses arising out of infringement of intellectual property rights relating to licensed-in processes they provide to us, but we are indemnified by most of our customers for losses arising out of infringement of intellectual property rights relating to the integrated circuit designs they provide to us.

We implement a variety of measures to protect the intellectual property and related interests of our company, customers and technology partners. We require our employees to execute a confidential information and invention assignment agreement relating to non-competition and intellectual property protection issues prior to commencing their employment at our company. Other measures include internal document and network control and a separate dedicated server for technical data. In our mask facility, we track all masks daily, delete all mask data after each project is completed and securely store all tapes and reticles. Access to customer information is granted to employees strictly on a need-to-know basis both during and after mask tooling.

Competition

We compete internationally and domestically with dedicated foundry service providers, as well as with semiconductor companies that allocate a portion of their fabrication capacity to foundry operations. While the principal elements of competition in the wafer foundry market include technical competence, production speed and cycle time, time-to-market, research and development quality, available capacity, yields, customer service and price, we seek to compete on the basis of process technology capabilities, performance, quality and service, rather than solely on price. The level of competition differs according to the process technology involved. In more advanced technologies, the competition tends to be greater.

Our competitors and potential competitors include TSMC, UMC and Chartered Semiconductor. According to IC Insights, TSMC, UMC and Chartered Semiconductor had market shares of approximately 53%, 24% and 7%, respectively, in the semiconductor foundry industry in 2003. Both TSMC and UMC have announced plans to build and acquire fabs in mainland China in order to compete for the growing domestic market in China. See “Risk Factors—Risks Related to Our Financial Condition and Business—If we cannot compete successfully in our industry, particularly in China, our results of operations and financial condition will be adversely affected.”

We believe we are the only emerging semiconductor foundry to have reached foundry capacity in excess of 20,000 8-inch wafers per month. We aim to use our competitive advantages of geographic location, scale and technology partnerships to maintain and enhance our position in the global market.

Another group of potential competitors consists of IDMs that have established their own foundry capabilities. These include Fujitsu Limited, Hynix, IBM, Samsung Electronics Co., Ltd. and Toshiba. IDMs are primarily dedicated to fabricating integrated circuits for the end products of their respective affiliates.

Quality and Reliability

We have implemented quality assurance measures relating to material quality control, monitoring of our in-line processes and wafer-level reliability control at every stage of our operations from technology development to production. By combining advanced quality assurance procedures and e-commerce technology, we monitor all processes, services and materials in our mask-making, wafer fabrication and probing facilities. These quality assurance measures include inspection of incoming materials, supplier and subcontractor management, manufacturing environmental control and monitoring, in-line defect monitoring, engineering change control, calibration monitoring, chemical analysis and visual inspection. Quality assurance measures also include on-going process and product reliability monitors and failure tracking for early identification of production problems.

As a result of these quality assurance measures, we have achieved a visual die defect rate that we believe is consistent with industry standards. We believe that wafers fabricated at our fabs provide consistently high die yield, which allows our customers to determine with greater certainty the appropriate number of wafers to order.

We incorporate reliability control in our entire production process and have adopted a system that enables us to track and record wafer-, package- and product-level reliability data throughout the development, qualification and production stages of the relevant process or device. This data enables us to identify problems at an early stage and provide an immediate diagnosis and solution, so as to further reduce our failure rate.

We achieved ISO 9001:2000 certification from the British Standards Institute with zero-defect performance for our Fab 1 in July 2002 and for our Fab 2 and Fab 3B in March 2003. The ISO 9001 quality standards were established by the International Standards Organization, an organization formed by delegates from member countries to establish international quality assurance standards for products and manufacturing processes. International Standards Organization certification is required in connection with sales of industrial products in many countries. To further enhance our quality management system, we obtained TS 16949:2002 certification from the British Standards Institute in December 2003. This is an International Standards Organization quality management certification that relates to automobile applications and primarily measures a device’s ability to handle extreme changes in temperature.

Equipment

The quality and level of technology of the equipment used in the semiconductor fabrication process are important because they dictate the limits of the process technology that we use. Advances in process technology cannot be achieved without corresponding advances in equipment technology. The principal pieces of equipment used by us to fabricate semiconductors are scanners, cleaners and track equipment, inspection equipment, etchers, furnaces, wet stations, strippers, implanters, sputterers, CVD equipment, testers and probers. We source substantially all of our equipment from vendors located in the United States, Europe and Japan. Our main equipment vendors include Applied Materials Asia-Pacific, Ltd., ASML Holding NV, KLA Tencor Corporation, Lam Research Corporation, Novellus Systems, Inc. and Tokyo Electron Limited.

In implementing our capacity expansion and technology advancement plans, particularly the ramp-up of our Beijing facilities, we expect to make significant purchases of equipment required for semiconductor fabrication. Some of the equipment is available from a limited number of vendors and/or is manufactured in relatively limited quantities, and in some cases has only recently become commercially available.

Our ability to obtain certain kinds of equipment from outside of China may be subject to restrictions. See “Risk Factors—Risks Related to Conducting Operations in China—Limits placed on exports into China could substantially harm our business and operating results.” To date, however, we have not experienced any major difficulties or delays in sourcing, purchasing and installing the equipment we need to fabricate wafers for our customers.

We maintain our equipment through a combination of in-house maintenance and outside contracting to our equipment vendors. We decide whether to maintain ourselves, or subcontract the maintenance of, a particular piece of equipment based on a variety of factors, including cost, complexity and regularity of the required periodic maintenance and the availability of maintenance personnel in China. Most of our equipment vendors offer maintenance services through technicians based in China.

Raw Materials

Our fabrication processes use many raw materials, primarily silicon wafers, chemicals, gases and various types of precious and other metals. Raw material costs constituted 23.2% of our cost of sales in 2002 and 21.7% of our cost of sales in 2003. The three largest components of raw material costs—raw wafers, chemicals and gases—accounted for approximately 45%, 24% and 7%, respectively, of our raw material costs in 2002 and approximately 41%, 32% and 9%, respectively, of our raw material costs in 2003. Most of our raw materials generally are available from several suppliers, but substantially all of our principal materials requirements must currently be sourced from outside China. Our raw material procurement policy is to select only those vendors who have demonstrated quality control and reliability with respect to delivery time and to maintain multiple sources for each raw material so that a quality or delivery problem with any one vendor will not adversely affect our operations. The quality and delivery performance of each vendor is evaluated on a quarterly basis and quantity allocations are adjusted for subsequent periods based on these evaluations and on the prices offered by these vendors. To date, we have not experienced any shortages in the supply of our raw materials, and we do not expect to experience any such shortages in the foreseeable future.

The most important raw material used in our production is silicon in the form of raw wafers. The principal suppliers of our raw wafers are Hong Kong Topco Scientific Co., Ltd., Komatsu Electronic Metals Co., Ltd. and Wacker Siltronic Singapore Pte Ltd. We purchase approximately 80% of our overall raw wafer requirements from these three raw wafer suppliers. We have in the past obtained sufficient quantities of 8-inch wafers and believe we will continue to be able to obtain a sufficient supply of 8-inch and 12-inch raw wafers.

For 2003, our largest and five largest raw materials suppliers accounted for approximately 12% and 46%, respectively, of our overall raw materials purchases. In 2002, our largest and five largest raw materials suppliers accounted for approximately 13% and 51%, respectively, of our overall raw materials purchases. None of our directors or principal shareholders or their respective associates had shareholding interests in any of our five largest suppliers. Almost all of our materials are imported free of value-added tax and import duties due to concessions granted to our industry in China.

Electricity and Water

We use substantial amounts of electricity in our manufacturing process. This electricity is sourced for our three locations from the Pudong Electricity Corporation, the Beijing Municipal Electricity Department and the Tianjin Municipal Electricity Department. We enjoy a preferential electricity supply for our Shanghai fabs due to our location in the Zhangjiang High-Tech Park. We have not experienced any material disruptions in the electricity supply to any of our fabs to date, and also maintain emergency back-up generators to power safety and emergency systems.

The semiconductor manufacturing process uses extensive amounts of fresh water. We source our fresh water for our Shanghai fabs from Pudong Vivendi Water Corporation Limited. We believe this water supply is adequate for our requirements and is not subject to any seasonal or periodic shortages. We plan to source fresh water for our Beijing fabs from Beijing Waterworks Group Co. Ltd. and for the Tianjin fab from the Tianjin municipal water department. Because Beijing and Tianjin are subject to potential water shortages in the summer, our fabs in Beijing and Tianjin are equipped with back-up reservoirs. We have taken steps to reduce fresh water consumption in our fabs and capture rainwater for use at our Beijing facilities, and our water recycling systems in each of our fabs allow us to recycle 40% to 70% of the water used during the manufacturing process.

Environmental Matters

The semiconductor production process generates gaseous chemical wastes, liquid waste, waste water and other industrial wastes in various stages of the fabrication process. We have installed various types of pollution control equipment for the treatment of gaseous chemical waste and liquid waste and equipment for the recycling of treated water in our fabs. Our operations are subject to regulation and periodic monitoring by China’s State Environmental Protection Bureau, as well as local environmental protection authorities, including those under the Pudong Municipal Government, the Tianjin Municipal Government and the Beijing Municipal Government, which may in some cases establish stricter standards than those imposed by the State Environmental Protection Bureau. The Chinese national and local environmental laws and regulations impose fees for the discharge of waste substances above prescribed levels, require the payment of fines for serious violations and provide that the Chinese national and local governments may at their own discretion close or suspend any facility that fails to comply with orders requiring it to cease or remedy operations causing environmental damage. No such penalties have been imposed on us or any of our subsidiaries, and we believe that we have been in material compliance with applicable environmental regulations and standards.

We believe that we have adopted pollution control measures for the effective maintenance of environmental protection standards consistent with the requirements applicable to the semiconductor industry in China. Waste generated from our operations, including acid waste, alkaline waste, flammable waste, toxic waste, oxide waste and self-igniting waste, are collected and sorted for proper disposal. Furthermore, we have in many cases implemented waste reduction steps beyond the scope of current regulatory requirements.

We received ISO 14001 certification for our Fab 1 in August 2002 from the British Standards Institute and continue to implement improvement programs in connection with this certification. Our Fab 2 and Fab 3B achieved ISO 14001 certification in February 2003. The ISO 14001 quality standard is a voluntary standard and part of a comprehensive series of quality standards for environmental management published by the International Standards Organization. The ISO 14001 quality standards cover environmental management principles, systems and supporting techniques.

Employees

The following table sets forth, as of the dates indicated, the number of our employees serving in the capacities indicated:

	As of December 31,
Function	2001	2002	2003
Managers	140	224	338
Professionals(1)	437	817	961
Technicians	689	1,837	2,746
Clerical staff	210	315	398

Total(2)	1,476	3,193	4,443

(1)	Professionals includes engineers, lawyers, accountants and other personnel with specialized qualifications, excluding managers.
(2)	Includes 1, 99 and 38 temporary and part-time employees in 2001, 2002 and 2003, respectively.

The following table sets forth, as of the dates indicated, a breakdown of the number of our employees by geographic location:

	As of December 31,
Location of Facility	2001	2002	2003
Shanghai	1,476	3,146	4,033
Beijing	—	40	341
Tianjin	—	—	49
United States	—	5	13
Europe	—	—	4
Japan	—	2	3

Total	1,476	3,193	4,443

Our success depends to a significant extent upon, among other factors, our ability to attract, retain and motivate qualified personnel. As of December 31, 2003, 631 and 124 of our employees held master’s degrees and doctorate degrees, respectively. As of the same date, 1,578 of our employees possessed a bachelor’s degree. Our engineers received an average of 40 hours of continuing training per person in 2003. We have also entered into agreements with Shanghai University and Shanghai’s Fudan University to offer a bachelor’s degree program and a graduate degree program, respectively, for our technicians. These employees can earn these degrees in either Microelectronics or Solid-state Circuitry. In addition, we employ many qualified personnel that have relocated back to China after receiving valuable industry experience overseas.

As a supplement to their salaries, our employees have the opportunity to earn additional merit-based bonuses on a quarterly basis according to the overall performance of our company, each individual and his or her department. Additional benefits include an employee stock option program, social welfare benefits for qualified Chinese employees, a global medical insurance plan for overseas employees and optional housing benefits and educational programs for employees with families.

We provide occupational health and hygiene management for the welfare of our employees. This includes the monitoring of air quality, illumination, radiation, noise and drinking water. Our employees are not covered by any collective bargaining agreements.

Risk Management and Insurance

Our safety management philosophy is based on incident prevention and frequent safety audits. Incident prevention is achieved through:

•	mandatory staff and vendor safety training;

•	compliance of equipment and facilities to safety criteria, including the Semiconductor Equipment and Materials International and Chinese National Fire Protection Association standards; and

•	standard management procedures established by our environmental, health and safety committee.

Regularly scheduled safety audits are performed in accordance with established world standards, and we have been qualified under OHSAS 18001 internal auditing standards as of September 2003.

We have established a risk management committee and an emergency response center to respond to all emergencies. The facility monitoring and control system and security monitoring room located within our emergency response center are where all emergency responses begin. These rooms are equipped with 24-hour safety and security monitoring systems such as closed circuit television, gas monitoring systems, chemical dispensing systems, very early smoke detection apparatus, public announcement systems and fire alarm systems.

Each department conducts emergency drills on a quarterly basis in accordance with our emergency response plan to address all possible emergency situations that could arise. These emergency scenarios include fires, gas leakages, chemical spills and power losses.

We maintain insurance with respect to our facilities, equipment and inventories. The insurance for the fabs and their equipment covers, subject to some limitations, various risks, including industrial accidents and natural disasters, generally up to their respective replacement values and lost profits due to business interruption. We have not made any significant claims under these insurance policies. We are also covered under separate insurance policies held by our contractors relating to losses in respect of the construction of Fab 4, Fab 5 and Fab 6C. Equipment and inventories in transit are also insured. We believe that our overall insurance coverage is adequate.

Property

Our corporate headquarters and our fabs in Shanghai occupy 367,895 square meters of land, for which we hold valid land use rights certificates. These fabs currently occupy approximately 45% of this total land area. We also hold valid land use rights for the 240,140 square meters of land that comprise our Beijing site, approximately 75% of which will be occupied by Fab 4, Fab 5 and Fab 6C. In Tianjin, we are in the process of amending valid land use rights certificates for 215,733 square meters of land, which is occupied by the Tianjin fab. We own all of the buildings and equipment for our fabs, except for certain customer-owned tooling provided to our Shanghai operations for test production on a consignment basis from our customers.

The following table sets forth the location, size and primary use of our real properties and whether such real properties are owned or leased.

Location	Size (Land/Building)	Primary Use	Owned(1) or Leased (Land/Building)
(in square meters)
Zhangjiang High-Tech Park, Pudong New Area, Shanghai	367,895/164,795	Wafer fabrication	owned/owned
Beijing Economic and Technological Development Area	240,140/179,858	Wafer fabrication	owned/owned
Xiqing Economic Development Area, Tianjin	215,733/61,990	Wafer fabrication	owned/owned
Japan	na/55	Marketing activities	na/leased
USA	na/743	Marketing activities	na/leased
Italy	na/280	Marketing activities	na/leased

(1)	With respect to land located in China, “ownership” refers to holding a valid land use rights certificate. All land within municipal zones in China is owned by the Chinese government. Limited liability companies, joint stock companies, foreign-invested enterprises, privately held companies and individual natural persons must pay fees to be granted rights to use land within municipal zones. Legal use of land is evidenced and sanctioned by land use certificates issued by the local municipal administration of land resources. Land use rights granted for industrial purposes are limited to a term of no more than 50 years. With respect to land located in the Xiqing Economic Development Area in Tianjin, we are in the process of amending valid land use rights certificates. With respect to the buildings located in the Beijing Economic and Technological Development Area, we are in the process of constructing the buildings and expect to own the same upon completion of construction and amendment of the relevant land use right and building ownership certificates.

The table below sets forth information regarding the grant date, expiry date and risk of forfeiture of the land use rights governing the significant properties of our Chinese subsidiaries.

Site	Grant Date	Expiry Date	Risk of Forfeiture
SMIC Shanghai fab and living quarters	August 30, 2002	(i) fab: August 29, 2052 (ii) living quarters: August 29, 2072

(i)     If SMIC Shanghai breaches the loan agreement and fails to repay the loan, the land use right may be transferred to the lender pursuant to the guaranty agreement.

(ii)   If SMIC Shanghai fails to utilize the land in accordance with the land use purpose specified in the land use right grant agreement and conditions, the administration department may withdraw the land use right granted.

(iii)  The Chinese government may forfeit the land use right for special eminent domain public purposes. However, in such event the government is required to compensate the holder of the land use right.

SMIC Beijing fab	December 31, 2002	December 30, 2052

(i)     If SMIC Beijing fails to develop and utilize the land in accordance with the period of time (from December 31, 2002 to December 30, 2004) specified in the land use right grant agreement and conditions, the administration department may withdraw the land use right without compensation.

(ii)   If SMIC Beijing fails to utilize the land in accordance with the land use purpose specified in the land use right grant agreement and conditions, the administration department may withdraw the land use right granted.

(iii)  The Chinese government may forfeit the land use right for special eminent domain public purposes. However, in such event the government is required to compensate the holder of the land use right.

SMIC Tianjin fab, villas and apartment	After amending the land use right certificate	(i) fab: July 28, 2047 (ii) 11 villas: May 25, 2063 (iii) 2 apartments: January 4, 2043 (iv) 2 apartments: November 20, 2063

(i)     If SMIC Tianjin fails to utilize the land in accordance with the land use purpose specified in the land use right grant agreement and conditions, the administration department may withdraw the land use right granted.

(ii)   The Chinese government may forfeit the land use right for special eminent domain public purposes. However, in such event the government is required to compensate the holder of the land use right.

Note:	The holder of the land use right may apply to revalidate the rights according to the requirement prescribed by the land administration bureau in each city. In our case, for Shanghai and Tianjin property, we are required to file the application within one year prior to the expiration date, while for property in Beijing we are required to do so within six months prior to the expiration date. Revalidation is generally granted unless public interest requires otherwise. Failure to file the revalidation application may result in forfeiture.

Chesterton Petty Limited, an independent property valuer, has valued our property interests as of December 31, 2003 at Rmb 2,454.4 million (approximately US$296.5 million). The text of the letter and the valuation certificate issued by Chesterton Petty Limited for this purpose are set forth in Annex B to this prospectus.

Litigation

As is the case with many companies in the semiconductor industry, we have received from time to time communications from third parties asserting that our technologies, fabrication processes, design of the semiconductors made by us or use by our customers of semiconductors made by us may infringe upon patents or other intellectual property rights of others. Irrespective of the validity of such claims, we could incur significant costs in the defense thereof or could suffer adverse effects on our operations.

On December 19, 2003, TSMC, WaferTech, L.L.C. and TSMC North America filed a complaint against our company in the United States District Court for the Northern District of California alleging patent infringement and trade secret misappropriation and seeking injunctive relief as well as compensatory and punitive damages. On or about January 12, 2004, TSMC amended the complaint to add SMIC Shanghai as a party. With respect to the patent claims, the complaint alleges that we have infringed upon five U.S. patents owned by TSMC. With respect to the trade secret claims, the complaint alleges that we improperly acquired, used and disclosed TSMC’s trade secrets. The injunctive relief sought by TSMC aims to:

•	enjoin us from infringing the asserted patents;

•	enjoin us from incorporating, using, selling or disclosing TSMC’s trade secrets and proprietary information;

•	cause us to return such trade secrets and proprietary information to TSMC; and

•	cause us to turn over any proceeds received from misappropriation of TSMC’s trade secrets to the court to be held until the conclusion of the litigation.

We intend to defend ourselves vigorously against these claims by TSMC. On February 17, 2004, we filed a motion to dismiss the trade secret claim on procedural grounds.

In addition, TSMC instituted a legal proceeding against us in Taiwan in January 2002 that also alleges trade secret misappropriation. The Hsinchu District Court in Taiwan issued an ex parte provisional injunction that prohibits SMIC Shanghai from improperly soliciting or hiring certain categories of employees of TSMC or causing such employees to divulge to us, or use, trade secrets of TSMC. However, the Taiwan court specifically noted that such acts were already prohibited by law, there was insufficient proof that the facts as alleged were accurate, we had not had an opportunity to respond to the matter and the matters alleged were still pending formal examination by such court. According to the TSMC complaint filed in the United States, this injunction has no territorial effect outside of Taiwan.

One of our technology partners, Infineon, is involved in litigation with Rambus Inc., which filed separate actions against Infineon in the U.S. and Germany for alleged patent infringement by Infineon relating to its SRAM and Double Data Rate DRAM products. In the United States, the case is expected to be retried at the District Court after an initial decision favoring Infineon over Rambus was partially overturned and remanded back to the lower court by the Court of Appeals. Infineon unsuccessfully appealed the Court of Appeals’ decision to the Supreme Court. In Germany, the case is still pending. In the event the Infineon-Rambus litigation prevents us from manufacturing wafers under the existing technology transfer and product purchase agreements between Infineon and us, these agreements may be terminated by either Infineon or us. We do not believe that a termination of these agreements would have a material adverse effect on our business or results of operations. Infineon accounted for less than 10% of our sales in 2003, and we believe we could, if necessary, replace the technology and wafer orders from Infineon with similar technology and order volumes from existing or new customers, including Infineon.

In addition to the litigation matters described above, we are occasionally involved in routine litigation matters that are common for our industry, none of which we believe has been material.

REGULATION

The integrated circuit industry in China is subject to substantial regulation by the Chinese government. This section sets forth a summary of the most significant Chinese regulations that affect our business in China.

Scope of Regulation

The Several Policies to Encourage the Development of Software and Integrated Circuit Industry, or the Integrated Circuit Policies, promulgated by the State Council on June 24, 2000, together with other ancillary laws and regulations, regulate integrated circuit production enterprises, or ICPEs. The State Council issued the Integrated Circuit Policies in order to encourage the development of the software and integrated circuits industry in China. The Integrated Circuit Policies form the basis for a series of laws and regulations that set out in detail the preferential policies relating to ICPEs. Such laws and regulations include:

•	the Notice of the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs on Relevant Taxation Policy Issues Concerning the Further Development of the Software Industry and the Integrated Circuit Industry, or the Integrated Circuit Notice, jointly issued by the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs on September 22, 2000;

•	the Notice on Taxation Policies Concerning the Further Development of the Software and the Integrated Circuit Industry, or the Further Development Taxation Notice, jointly issued by the Ministry of Finance and the State Administration of Taxation on October 10, 2002;

•	the Notice on Taxation Policies Concerning the Import of Raw Materials and Consumables Used for Production by Some Integrated Circuit Production Enterprises for Their Own Use, or the Raw Materials Taxation Notice, issued by the Ministry of Finance on August 24, 2002; and

•	the Notice on Taxation Policies Concerning the Import of Construction Materials Specially used for Clean Rooms by Some Integrated Circuit Production Enterprises, or the Construction Materials Taxation Notice, issued by the Ministry of Finance on September 26, 2002.

Preferential Industrial Policies Relating to ICPEs

ICPEs duly accredited in accordance with relevant laws and regulations may qualify for preferential industrial policies. Under the Integrated Circuit Policies, accreditation of ICPEs is determined by the competent examination and approval authorities responsible for integrated circuit projects after consultation with relevant taxation authorities. Specific provisions and procedures for accreditation of ICPEs are not set forth in current laws and regulations, and actual accreditation of ICPEs is conducted on a case-by-case basis.

SMIC Shanghai has received accreditation as an ICPE entitling it to the preferential industrial policies described below. SMIC Beijing and SMIC Tianjin have not yet received accreditation as ICPEs.

Encouragement of Domestic Investment in ICPEs

Pursuant to the Catalogue of Key Industries, Products and Technology Currently Encouraged for Development in China, or the Domestic Catalogue, issued by the former State Planning Commission and the former State Economic and Trade Commission on September 1, 2000, the Chinese government encourages the design and fabrication of integrated circuits with a linewidth of less than 1.2 micron and of mixed integrated circuits. Under the Domestic Catalogue, imported equipment used for a qualifying domestic investment project and that falls within such project’s approved total investment amount is exempt from customs duties and import-linked value-added tax, except for those goods included in the Catalogue of Import Commodities for Domestic Investment Projects Not Subject to Tax Exemptions, as stipulated by the State Council.

Encouragement of Foreign Investment in ICPEs

Pursuant to the Integrated Circuit Policies and the Guideline Catalogue of Foreign Investment Industries promulgated jointly by the former State Development and Planning Commission, the former State Economic and Trade Commission and the former Ministry of Foreign Trade and Economic Relations on March 11, 2002, the following foreign investment categories are encouraged:

•	design and fabrication of integrated circuits with a linewidth of less than 0.35 micron;

•	development and fabrication of semiconductors and special materials for semiconductors; and

•	fabrication of mixed integrated circuits.

Foreign investment in such encouraged projects may enjoy preferential treatment as stipulated by the laws and regulations.

Preferential Taxation Policies

Preferential Value-added Tax Policy

Under the Further Development Taxation Notice, from January 1, 2002 to the end of 2010, integrated circuits (including monocrystalline silicon chips) that would otherwise be subject to the statutory value-added tax rate of 17% are entitled to a tax refund for the portion exceeding 3%. The tax rebate is required to be used by the enterprise for the research and development of integrated circuits and to increase production.

According to the Integrated Circuit Notice, value-added tax “immediate refund” measures are not applicable to export sales of integrated circuits, regardless of whether the export sales are conducted by the enterprise itself or by other export enterprises.

The above policy applies to SMIC Shanghai. SMIC Beijing and SMIC Tianjin are not yet entitled to this preferential value-added tax policy.

Preferential Enterprise Income Tax Policies

Under the Integrated Circuit Policies and the Integrated Circuit Notice, ICPEs whose total investment exceeds Rmb 8,000 million (approximately US$967 million) or whose integrated circuits have a linewidth of less than 0.25 micron are entitled to preferential tax treatment similar to that granted for foreign investment in the energy and communications industries. The Income Tax Law of the People’s Republic of China for Enterprises with Foreign Investment and Foreign Enterprises, or the Income Tax Law, and the Implementation Rules for the Income Tax Law provide preferential treatment of, exemption from or reduction of foreign enterprise income tax, or FEIT, for enterprises with foreign investment engaged in the energy and communications industries. After approval by the relevant Shanghai taxation authority, SMIC Shanghai became entitled to a full exemption from FEIT in the first to fifth profitable years and a 50% reduction in the sixth to the tenth profitable years. In addition, SMIC Beijing and SMIC Tianjin are entitled to exemption from FEIT in the first and second profitable years and a 50% reduction in the third to fifth profitable years.

From January 1, 2002 to the end of 2010, investors in ICPEs and integrated circuit packaging enterprises that reinvest their after-income-tax profits from ICPEs for the purpose of increasing the registered capital in the ICPEs, or to establish other ICPEs and integrated circuit packaging enterprises for a period of operation of not less than five years, are entitled to a refund of 40% of the total amount of enterprise income tax paid on the reinvested portion. If the investment is withdrawn before the period of operation reaches five years, the amount of enterprise income tax refunded shall be repaid.

From January 1, 2002 to the end of 2010, domestic or foreign investors that reinvest their after-income-tax profits from sources within China in order to establish ICPEs or integrated circuit package enterprises in China’s western regions for a period of operation of not less than five years are entitled to a refund of 80% of total amount of enterprise income tax paid on the reinvested portion. If the investment is withdrawn before the period of operation reaches five years, the amount of enterprise income tax refunded shall be repaid.

Preferential Time Limit for Depreciation of Equipment Used in Production

Under the Integrated Circuit Notice, upon approval by the State Administration of Taxation of foreign investment enterprises whose total investment exceeds US$30 million, and upon approval by the relevant local or provincial taxation authorities of foreign investment enterprises whose total investment is less than US$30.0 million, the time limit for depreciation of equipment used by an ICPE for production purposes may be shortened to not less than three years.

Exemption of Customs Duties and Import-related Value-added Tax

Under the Integrated Circuit Policies and the Integrated Circuit Notice, ICPEs whose total investment exceeds Rmb 8,000 million or whose integrated circuits have a linewidth of less than 0.25 micron are exempt from customs duties and import-related value-added tax.

The Raw Materials Taxation Notice further sets forth a detailed list of the raw materials and consumables used for production that are subject to the preferential tax treatment set forth above.

Under the Integrated Circuit Notice, integrated circuit technology, production equipment, and equipment and instruments specialized for use in fabricating integrated circuits that are imported by a duly accredited ICPE are, with the exception of commodities listed in the Catalogue of Imported Commodities for Foreign Investment Projects Not Subject to Tax Exemptions and the Catalogue of Imported Commodities for Domestic Investment Projects Not Subject to Tax Exemptions as stipulated by the State Council, exempt from customs duties and import-related value-added tax.

Under the Construction Materials Taxation Notice, commencing January 1, 2001, the importation of construction materials, auxiliary equipment and spare parts for the production of integrated circuits, specifically for clean rooms (as listed in the annex to the Construction Materials Taxation Notice), by ICPEs whose total investment exceeds Rmb 8,000 million or whose integrated circuits have a linewidth of less than 0.25 micron is exempt from customs duties and import-related value-added tax.

Legal Framework Concerning the Protection of Intellectual Property Relating to Integrated Circuits

China has formulated various laws and regulations on intellectual property protection in respect of integrated circuits including:

•	the Patent Law of the People’s Republic of China, adopted at the fourth meeting of the Standing Committee of the Sixth National People’s Congress on March 12, 1984, effective April 1, 1985;

•	the Paris Convention for the Protection of Industrial Property of the World Intellectual Property Organization, in which China became a member state as of March 19, 1985;

•	the General Principles of the Civil Law of the People’s Republic of China adopted at the fourth session of the Sixth National People’s Congress on April 12, 1986, effective January 1, 1987. In this legislation, intellectual property rights were defined in China’s basic civil law for the first time as the civil rights of citizens and legal persons;

•	the Copyright Law of the People’s Republic of China, adopted by the 15th meeting of the Seventh National People’s Congress Standing Committee on September 7, 1990, effective June 1, 1991;

•	the Regulations for the Protection of the Layout Design of Integrated Circuits, or the Layout Design Regulations, adopted March 28, 2001 at the thirty-sixth session of the executive meeting of the State Council on April 2, 2001, effective October 1, 2001; and

•	the World Intellectual Property Organization’s Washington Treaty on Intellectual Property in Respect of Integrated Circuits, for which China was among the first signatory states in 1990.

Protection of the Layout Design of Integrated Circuits

Under the Layout Design Regulations, layout design of an integrated circuit refers to a three-dimensional configuration in an integrated circuit that has two or more components, with at least one of these being an active component, and part or all of the interconnected circuitry or the three-dimensional configuration prepared for the production of integrated circuits.

Chinese natural persons, legal persons or other organizations that create layout designs are entitled to the proprietary rights in the layout designs in accordance with the Layout Design Regulations. Foreign persons or enterprises that create layout designs and have them first put into commercial use in China are entitled to the proprietary rights in the layout designs in accordance with the Layout Design Regulations. Foreign persons or enterprises that create layout designs and that are from a country that has signed agreements with China regarding the protection of layout designs, or is a party to an international treaty concerning the protection of layout designs to which China is also a party, are entitled to the proprietary rights of the layout designs in accordance with the Layout Design Regulations.

Proprietary Rights in Layout Design of Integrated Circuits

Holders of proprietary rights in a layout design are entitled to the following proprietary rights:

•	to duplicate the whole protected layout design or any part of the design that is original; and

•	to make commercial use of the protected layout design, the integrated circuit containing the layout design, or commodities containing the integrated circuit.

Proprietary rights in layout designs become valid after being registered with the administrative department of the State Council responsible for intellectual property. Unregistered layout designs are not protected by the Layout Design Regulations.

The protection period of the proprietary rights in a layout design is ten years, commencing from the date of the application for registration of the layout design or the date that it is put into commercial use anywhere in the world, whichever is earlier. However, regardless of whether or not a layout design is registered, or whether or not it is put into commercial use, it is not protected after 15 years from the time of its creation.

Registration of a Layout Design

The administrative departments of the State Council responsible for intellectual property are responsible for the registration of layout designs and accepting applications for the registration of layout designs. If an application for a layout design registration is not made with the administrative department of the State Council responsible for intellectual property within two years after it has been put into commercial use anywhere in the world, the administrative department of the State Council responsible for intellectual property will not register the application. A holder of proprietary rights in a layout design may transfer the proprietary rights or give permission for other parties to use the layout design.

Compulsory Licenses for Exploitation of Patents in Respect of Semiconductor Technology

Under the Patent Law and the Implementing Regulations of the Patent Law, after three years from the date of granting the patent rights, any person or enterprise that has made good faith reasonable proposals to the holder of proprietary rights seeking a license to those rights, but has been unable to obtain such license after an extended period of time, may request the administrative department responsible for patents under the State Council to grant a compulsory license for the relevant patent. However, where a compulsory license involves semiconductor technology, the implementation of a compulsory license is restricted to public and non-commercial uses, or to uses that counteract anti-competitive actions, as determined by judicial or administrative procedures.

Income Tax on Fees for the Use of Proprietary Technology

Under the Provisional Regulations Concerning the Reduction and Exemption of Income Tax on Fees for the Use of Proprietary Technology, issued by the Ministry of Finance on January 1, 1983, preferential income tax treatment is granted with respect to fees for the use of proprietary technology concerning certain integrated circuit production technologies. With respect to fees for the use of the proprietary technology (including fees for blueprints and documentation, fees for technical services and fees for personnel training relating to the right of use of the transferred proprietary technology), such as technology for fabricating integrated circuits, income tax may be levied at a reduced rate of 10%. Income tax may be exempted if the relevant technology is deemed to be advanced and the terms for use of the proprietary technology are preferential.

Environmental Regulation

Our Chinese subsidiaries are subject to a variety of Chinese environmental laws and regulations promulgated by the central and local governments concerning examination and acceptance of environmental protection measures in construction projects, the use, discharge and disposal of toxic and hazardous materials, the discharge and disposal of waste water, solid waste, and waste gases, control of industrial noise and fire prevention. These laws and regulations set out detailed procedures that must be implemented throughout a project’s construction and operation phases.

A key document that must be submitted for the approval of a project’s construction is an environmental impact assessment report that is reviewed by the relevant environmental protection authorities. Upon completion of construction, and prior to commencement of operations, an additional examination and acceptance by the relevant environmental authority of such projects is also required. Within one month after receiving approval of the environmental impact assessment report, a semiconductor manufacturer is required to apply to and register with the competent environmental authority the types and quantities of liquid, solid and gaseous wastes it plans to discharge, the manner of discharge or disposal, as well as the level of industrial noise and other related factors. If the above wastes and noise are found by the authorities to have been managed within regulatory levels, renewable discharge permits for the above wastes and noise are then issued for a specified period of time. At present, SMIC

Shanghai has received approval with respect to the relevant environmental impact assessment report and is in the process of applying for a discharge permit. SMIC Tianjin is in the process of amending the relevant environmental impact assessment report and discharge permit currently held in the name of Motorola (China) Electronics Limited. SMIC Beijing has received approval with respect to the relevant environmental impact assessment report in relation to its construction, and is expected to apply for a discharge permit prior to its operation.

From time to time during the operation of our Chinese subsidiaries, and also prior to renewal of the necessary discharge permits, the relevant environmental protection authority will monitor and audit the level of environmental protection compliance of these subsidiaries. Discharge of liquid, solid or gaseous waste over permitted levels may result in imposition of fines, imposition of a time period within which rectification must occur or even suspension of operations.

MANAGEMENT

Directors and Executive Officers

Members of our board of directors are elected by our shareholders. Effective upon completion of the global offering, our board of directors will consist of nine directors.

The table below sets forth information regarding our directors and executive officers, including our founder, as of February 11, 2004. The composition of our board of directors will change as of the closing of the global offering. This table also indicates which individuals will be members of our board of directors following the completion of the global offering. Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Name	Age	Position	Member of Board of Directors Post-Offering
Richard R. Chang Room 101 Number 24 18 Qingtong Road Shanghai 201203 China	56	Chairman of the Board, Founder, President and Chief Executive Officer	Yes

Lai Xing Cai 15/F, Flat H Oak Mansion Taikoo Wan Road, Hong Kong	61	Director (post-offering)	Yes

David Tse Young Chou Apartment 1A, Lodge-on-the-Park 2A-4 Kennedy Road Mid-Levels, Hong Kong	37	Director	No

Ta-Lin Hsu 20539 Sevilla Lane Saratoga, CA 95070 USA	60	Director	Yes

Yen-Pong Jou 1, Alley 10, Lane 509 Yong An Road Taoyuan, Taiwan	43	Director	Yes

Tsuyoshi Kawanishi 5-4-24 Hisagi, Zushi Kanagawa, 249-0001, Japan	74	Director	Yes

C. Richard Kramlich 3699 Washington Street San Francisco, CA 94118 USA	68	Director	No

Jimmy Shueh-Mien Lee 18930 Hargrave Way Saratoga, CA 95070 USA	48	Director	No

Name	Age	Position	Member of Board of Directors Post-Offering
Ming Fang Lu Flat C, 25/F Li Chit Garden 1 Li Chit Street Wanchai, Hong Kong	46	Director	No

Philip Richard Nicholls 16A Vienna Court 41 Conduit Road Mid-Levels, Hong Kong	50	Director	No

Henry Shaw E155 Tomson Golf Villa Number 1 Long Dong Avenue Pudong New Area, Shanghai 201203, China	49	Director	Yes

Lip-Bu Tan 13373 Campus Drive Oakland, CA 94619 USA	44	Director	Yes

Yang Yuan Wang Room 208, No. 13 Apartment Langrunyuan Peking University, Haidian District Beijing, China	69	Director	Yes

Jenny Wang c/o Semiconductor Manufacturing International (Shanghai) Corporation 18 Zhangjiang Road Pudong New Area, Shanghai 201203, China	48	Chief Financial Officer and Chief Accounting Officer

Marco Mora c/o Semiconductor Manufacturing International (Shanghai) Corporation 18 Zhangjiang Road Pudong New Area, Shanghai 201203, China	45	Chief Operating Officer

Toshiaki Ikoma c/o SMIC Japan 4F, Arukai Building 1-23-13 Ebisu, Shibuya-ku Tokyo 105-0013, Japan	62	Chief Technology Officer

Akio Kawabata c/o SMIC Japan 4F, Arukai Building 1-23-13 Ebisu, Shibuya-ku Tokyo 105-0013, Japan	58	Vice President, Marketing

Name	Age	Position	Member of Board of Directors Post-Offering

Jason Ting c/o Semiconductor Manufacturing International (Shanghai) Corporation 18 Zhangjiang Road Pudong New Area, Shanghai 201203, China	46	Vice President, Human Resources and General Affairs

As a result of our acquisition of the assets constituting Motorola’s fab in Tianjin, China, which occurred in January 2004, Motorola has the right to designate and have elected one member to our board of directors. This Motorola designee is expected to join our board of directors following completion of the global offering. For more information on the Motorola asset acquisition, see “Related Party Transactions—Motorola, Inc.” In addition, Vertex Venture Holdings Ltd. has the right to designate and have elected one member to our board of directors. However, following completion of the global offering, Vertex will no longer have the right to designate and appoint such board member, and the Vertex designee, if one is appointed, will no longer be our director.

Directors

Richard R. Chang founded our company in April 2000 and is currently the Chairman of our Board, President and Chief Executive Officer of our company. Dr. Chang is also a director of SMIC Shanghai, SMIC Beijing and SMIC Tianjin. Dr. Chang has over 25 years of semiconductor experience in foundry operations, wafer fabrication and research and development. From 1998 to 1999, Dr. Chang was President of Worldwide Semiconductor Manufacturing Corp., or WSMC, after joining the company in 1997. Prior to joining WSMC, Dr. Chang worked for 20 years at Texas Instruments Incorporated, where he helped build and manage the technology development and operations of ten semiconductor fabs and integrated circuit operations in the United States, Japan, Singapore, Italy and Taiwan. Dr. Chang received a PhD in Electrical Engineering from Southern Methodist University and a master’s degree in Engineering Science from the State University of New York. In December 2003, Dr. Chang was selected by the China Center of Information Development as one of the ten “China IT Economic People of 2003” for his role in influencing and contributing to the development of China’s information technology industry.

Lai Xing Cai will become a member of our board of directors following completion of the global offering. Mr. Cai is the Chairman and a member of the board of directors of Shanghai Industrial Holdings Limited and the Chairman and a member of the board of directors of Shanghai Industrial Investment (Holdings) Company Limited. He was a Deputy Secretary of the Shanghai Government responsible for economic planning, finance and research. He was also the Deputy Director of the Shanghai Planning Committee and Pudong Development Office, and was in charge of the city government’s research office. In 1988, he was awarded the title of State-Class Economist. Mr. Cai is also a member of the National Committee of The Chinese People’s Political Consultative Conference.

David Tse Young Chou has been a director of our company since 2003. Mr. Chou is an Executive Director of Goldman Sachs (Asia) L.L.C., where he has worked since 2000. Prior to joining Goldman Sachs, Mr. Chou worked for Merrill Lynch & Co. and Oracle Corporation. Mr. Chou received a master’s degree in Business Administration from the University of Chicago and a master’s degree in Engineering Sciences from Dartmouth College.

Ta-Lin Hsu has been a director of our company since 2001 and is a director of SMIC Beijing. Dr. Hsu is the founder and chairman of H&Q Asia Pacific. Prior to founding H&Q Asia Pacific in 1986, Dr. Hsu was a General Partner at Hambrecht & Quist and held the position of Senior Manager in the Corporate

Research Division of IBM. Dr. Hsu has served on the boards of a number of public and private companies, and he currently serves on the Board of Trustees of the Asia Foundation and as a member of the Council of Foreign Relations. Dr. Hsu received his PhD in Electrical Engineering from the University of California at Berkeley and his undergraduate degree in Physics from National Taiwan University. Dr. Hsu is a member of the Advisory Board of the Haas School of Business at the University of California at Berkeley.

Yen-Pong Jou has been a director of our company since 2001. Mr. Jou is the Senior Partner of Jou & Associates. Between 1985 and November 2003, Mr. Jou was General Counsel of a public company. Mr. Jou received a law degree from the FuJen Catholic University School of Law in Taiwan.

Tsuyoshi Kawanishi has been a director of our company since 2001 and is also the Chairman of SMIC Japan. Mr. Kawanishi has more than 50 years of experience in the electronics industry with Toshiba Corporation, where he served as, among other positions, Senior Executive Vice President and Senior Advisor. Mr. Kawanishi currently serves on the board of directors of Asyst Technologies, Inc., FTD Technology Pte. Ltd. and T.C.S. Japan, and acts as an advisor to Accenture Ltd., Kinetic Holdings Corporation and a number of private companies. Mr. Kawanishi is also the Chairman of the Society of Semiconductor Industry Seniors in Japan and the Chairman of the SIP Consortium of Japan.

C. Richard Kramlich has been a director of our company since 2003. Mr. Kramlich has more than 30 years of experience in the venture capital industry with a broad range of technology companies. Mr. Kramlich is a co-founder and General Partner of New Enterprise Associates and currently serves on the board of directors of The Chalone Wine Group, Ltd., Sierra Monitor Corporation, Zhone Technologies, Inc. and a number of private companies. Mr. Kramlich received a master’s degree in Business Administration from the Harvard University Graduate School of Business.

Jimmy Shueh-Mien Lee has been a director of our company since 2000. He is also a co-founder, Chairman of the Board and Chief Executive Officer of Integrated Silicon Solution, Inc. Previously, Mr. Lee held management positions at a variety of technology firms, including International CMOS Technology, Inc., Signetics Corporation and Toshiba Semiconductor Corporation. Mr. Lee currently serves on the board of directors of Integrated Silicon Solution, Inc. and a number of private companies. Mr. Lee received a master’s degree in Electrical Engineering from Texas Tech University.

Ming Fang Lu has been a director of our company since 2002. He is an executive director and the Chief Executive Officer of Shanghai Industrial Holdings Limited. He has been appointed as a Vice President of Shanghai Industrial Investment (Holdings) Company Limited since January 2002. Mr. Lu also serves on the board of directors of Shanghai Industrial United Holdings Co., Ltd. and Lianhua Supermarket Holdings Company Limited. Mr. Lu received a master’s degree in Economics from Fudan University in Shanghai, China.

Philip Richard Nicholls has been a director of our company since 2002. He practices international business law with an emphasis on inward investment in China and South-East Asia, as well as private client work. Prior to establishing his own private practice in 1988, Mr. Nicholls was a partner at the law firm of Johnson, Stokes & Master in Hong Kong. Mr. Nicholls serves as a director of a number of private companies. He is admitted to practice law in England, Hong Kong and Australia. Mr. Nicholls received a law degree from the University of London.

Henry Shaw has been a director of our company since 2001. Mr. Shaw is currently the Executive Managing Director of AsiaVest Partners TCW/YFY Ltd. Prior to joining AsiaVest Partners, Mr. Shaw was a Vice President at Transpac Capital Pte. Ltd. and founded and served as Chief Financial Officer of Mosel Vitelic Inc. Mr. Shaw serves on the board of directors of InterVideo, Inc. Mr. Shaw received a master’s degree in Business Administration from National Cheng-Chi University in Taiwan.

Lip-Bu Tan has been a director of our company since 2002 and is a director of SMIC Tianjin. Mr. Tan is the founder and Chairman of Walden International, a venture capital firm. Mr. Tan currently serves on the board of directors of Cadence Design Systems, Inc., Centillium Communications, Inc., Creative Technology Ltd., Flextronics International Ltd., Integrated Silicon Solution, Inc., and SINA Corporation, as well as a number of private companies. Mr. Tan received a master’s degree in Nuclear Engineering from the Massachusetts Institute of Technology and a master’s degree in Business Administration from the University of San Francisco.

Yang Yuan Wang has been a director of our company since 2001. Professor Wang has more than 40 years of experience related to the semiconductor industry. He is the Chairman of SMIC Shanghai, SMIC Beijing and SMIC Tianjin and is also the Director of the Microelectronics Research Center at Beijing University. He is a fellow of the Chinese Academy of Sciences and The Institute of Electrical and Electronics Engineers, Inc.

Executive Officers

Jenny Wang joined our company as Chief Financial Officer and Chief Accounting Officer in January 2004. Ms. Wang has over 25 years of experience in the investment and finance field, more than 10 of which were spent in the information technology industry. Before joining our company, Ms. Wang worked at Motorola, where she was Corporate Vice President and Vice President and Director of Corporate Finance of Motorola China. Prior to that, she held the position of Chief Representative of Motorola China with responsibilities that included strategic planning, corporate governance, communication and public affairs for Motorola China. She is a member of the American Institute of Certified Public Accountants (AICPA) and the Texas Society of Certified Public Accountants (TSCPA). Ms. Wang obtained an M.S. in Accountancy from the University of Houston.

Marco Mora joined our company in 2000 as Vice President of Operations and since November 2003 has been our Chief Operating Officer. Mr. Mora has more than 18 years of experience in the semiconductor industry. Prior to joining our company, Mr. Mora held management positions with STMicroelectronics N.V., Texas Instruments Italia S.p.A, Micron Technology Italia S.p.A and WSMC. Mr. Mora received a master’s degree in Physics from the University of Milan.

Toshiaki Ikoma joined our company as Chief Technology Officer in January 2004. Dr. Ikoma has extensive semiconductor experience in both academia and industry. Dr. Ikoma was the President of Texas Instruments Japan, Inc. for five years and, prior to that position, served as a professor of Electronics at the Institute of Industrial Science at the University of Tokyo from 1968 to 1994. Prior to joining our company, he was a professor of Technology Management at the Graduate School of International Corporate Strategy of Hitotsubashi University, Tokyo, beginning in 2002. Dr. Ikoma received a PhD in Electronics from the University of Tokyo.

Akio Kawabata joined our company in 2002 and is currently our Vice President of Marketing. Mr. Kawabata has over 32 years of experience in the semiconductor industry. Prior to joining our company, Mr. Kawabata held various management positions with Toshiba Corporation, including General Manager of Toshiba’s International Division, President of Toshiba Electronics Europe GmbH and Managing Director of Toshiba Asia Pacific. Mr. Kawabata received a master’s degree in Electrical Engineering from Stanford University.

Jason Ting joined our company in January 2001 and became our Vice President for Human Resources and General Affairs in January 2004. He previously served as our Senior Director of sales and marketing. Prior to joining our company, Dr. Ting served as a Director of Walsin Lihwa Corporation in Taiwan. Dr. Ting received a PhD in Material Science from the University of Illinois.

There are no family relationships among any of our directors and executive officers, including our founder.

None of our directors has any employment or service contract with our company.

Board Composition

Current Board of Directors

Our board of directors currently consists of fourteen directors, including the vacancy to be filled by the Motorola designee following completion of the global offering and the vacancy that may be filled by Vertex Venture Holdings Ltd. prior to the global offering. Pursuant to the terms of a shareholders agreement among us and certain holders of our preference shares, each of eleven holders of our preference shares has the right to designate one person to serve on our board of directors, Dr. Chang is one director and the remaining two directors are appointed by a majority of our board. See “Related Party Transactions—Preference Share and Warrant Issuances to Directors, Officers and 5% Shareholders” for a description of such designations. The shareholders agreement will terminate upon completion of the global offering, at which time the contractual right of any shareholder to designate a person to serve on our board of directors will terminate.

Post-Offering Board of Directors

Our shareholders have approved a new slate of directors who will constitute our board of directors effective immediately following completion of the global offering. Effective upon completion of the global offering, each of the fourteen directors will resign and the new slate of directors will take office. As a result, our board of directors following completion of the global offering will consist of nine directors.

We expect that seven of the current members of our board of directors and the Motorola designee will be directors following the completion of the global offering. In addition, we expect that Lai Xing Cai will become a director following the completion of the global offering. The remaining members of our board of directors will cease to be directors upon completion of the global offering.

Effective upon completion of the global offering, no shareholder will have the contractual right to designate a person to be elected to our board of directors. Instead, directors may be elected to hold office until the expiration of their respective terms upon a resolution passed at a duly convened shareholders meeting by holders of a majority of our outstanding shares being entitled to vote in person or by proxy at such meeting. We will have a staggered board following completion of the global offering, at which time our directors will be divided into three classes with no more than one class eligible for re-election at any annual shareholders meeting. The Class I directors will initially be elected for a term of one year following the completion of the global offering and thereafter will serve terms of three years. The Class II directors will initially be elected for a term of two years following the completion of the global offering and thereafter will serve terms of three years. The Class III directors will initially be elected for a term of three years following the completion of the global offering and thereafter will serve terms of three years. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

The following table sets forth the names and classes of our directors who will take office following completion of the global offering:

Class I	Class II	Class III
Richard R. Chang	Ta-Lin Hsu	Lai Xing Cai
Henry Shaw	Yen-Pong Jou	Tsuyoshi Kawanishi
Motorola designee	Lip-Bu Tan	Yang Yuan Wang

Directors may be removed at any time upon a resolution passed at a duly convened shareholder meeting by holders of three-fourths of our outstanding shares being entitled to vote in person or by proxy at any such meeting, or by unanimous written consent of the holders of our issued and outstanding shares. Vacancies on the board of directors created by such a removal of a director may be filled upon a resolution passed at a duly convened shareholders meeting by holders of a majority of our issued and outstanding shares being entitled to vote in person or by proxy at any such meeting. Vacancies on the board of directors may also be filled by a majority vote of the directors in office.

Pursuant to our Articles of Association, a director may vote on a proposal, arrangement or contract in which the director is materially interested, provided that:

•	such director has declared his interest in such matter to the board of directors;

•	a majority of the disinterested directors are present and thus able to vote on such matter; and

•	the vote of such director is not prohibited under applicable law, rules or regulations or the rules of any stock exchange on which our shares are listed.

In addition, pursuant to our Articles of Association, the compensation of each director shall be determined by the board of directors.

The board of directors may exercise all the powers of the company to borrow money. Such powers may only be varied by way of an amendment to our Articles of Association, which requires a special resolution.

There is no shareholding qualification required to be held by a director.

Committees of Our Board of Directors

Our board of directors has an audit committee and a compensation committee. The composition and responsibilities of these committees are described below.

Audit Committee.    The current members of our audit committee are Ming Fang Lu, Henry Shaw, Lip-Bu Tan and Yang Yuan Wang. None of the current members of our audit committee has been an executive officer or employee of our company or any of its subsidiaries. See “Related Party Transactions” for a description of transactions between us and entities affiliated with our current audit committee members.

The responsibilities of our audit committee after the completion of the global offering will include, among other things:

•	appointing, evaluating, compensating and overseeing the work of our independent auditor, including reviewing the experience, qualifications and performance of the senior members of the independent auditor team and pre-approving all non-audit services to be provided by our independent auditor;

•	reviewing reports from our independent auditor regarding its internal quality-control procedures and any material issues raised in the most recent review or investigation of such procedures and regarding all relationships between us and the independent auditor;

•	pre-approving the hiring of any employee or former employee of our independent auditor who was a member of the audit team during the preceding two years;

•	reviewing our annual and interim financial statements, earnings releases, critical accounting policies and practices used to prepare financial statements, alternative treatments of financial information, the effectiveness of our disclosure controls and procedures and important trends and developments in financial reporting practices and requirements;

•	reviewing the planning and staffing of internal audits, the organization, responsibilities, plans, results, budget and staffing of our internal audit team and the quality and effectiveness of our internal controls;

•	reviewing our risk assessment and management policies;

•	reviewing any legal matters that may have a material impact and the adequacy and effectiveness of our legal and regulatory compliance procedures;

•	establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls, auditing matters, potential violations of law and questionable accounting or auditing matters; and

•	obtaining and reviewing reports from management, our internal auditor and our independent auditor regarding compliance with applicable legal and regulatory requirements, including the Foreign Corrupt Practices Act.

We believe that the composition and functioning of our audit committee following the completion of the global offering will comply with the applicable requirements of the U.S. Sarbanes-Oxley Act of 2002, the New York Stock Exchange, the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee.    The current members of our compensation committee are Ta-lin Hsu, Jimmy Shueh-Mien Lee and Lip-Bu Tan. None of the current members of our compensation committee has been an executive officer or employee of our company or any of its subsidiaries. See “Related Party Transactions” for a description of transactions between us and entities affiliated with our current compensation committee members.

The responsibilities of our compensation committee after the completion of the global offering will include, among other things:

•	approving and overseeing the total compensation package for our executive officers and any other officer that is paid over US$1 million per year, evaluating the performance of and determining and approving the compensation to be paid to our chief executive officer and reviewing the results of our chief executive officer’s evaluation of the performance of our other executive officers;

•	reviewing and making recommendations to our board of directors with respect to director compensation, including equity-based compensation;

•	administering and periodically reviewing and making recommendations to our board of directors regarding the long-term incentive compensation or equity plans made available to our directors, employees and consultants;

•	reviewing and making recommendations to our board of directors regarding executive compensation philosophy, strategy and principles and reviewing new and existing employment, consulting, retirement and severance agreements proposed for our executive officers; and

•	ensuring appropriate oversight of our human resources policies and reviewing strategies established to fulfill our ethical, legal and human resources responsibilities.

Director and Executive Compensation

The aggregate cash compensation that we paid to all of our executive officers for services rendered to us and our subsidiaries during the year ended December 31, 2003 was approximately US$407,682. We currently do not provide cash compensation to directors that are not employees. We do not provide pension, retirement or similar benefits to our executive officers and directors.

Prior to December 31, 2003, options to purchase 6,000,000 post-split ordinary shares have been granted under our 2001 Regulation S Stock Plan, and options to purchase 450,000 preference shares convertible into ordinary shares have been granted under our 2001 Regulation S Preference Shares Stock Plan to certain of our directors and executive officers. No options have been granted under our 2001 Stock Plan or 2001 Preference Shares Stock Plan to our directors or executive officers. Both our 2001 Regulation S Stock Plan and 2001 Regulation S Preference Shares Stock Plan are described below. The exercise prices of the options granted to our directors and executive officers to purchase ordinary shares range from US$0.005 to US$0.05 (on a post-split basis), and the exercise prices of the options granted to our directors and executive officers to purchase preference shares are equal to US$1.1111. The expiration dates of the options range from March 2011 to September 2012.

Equity-Based Plans

2001 Stock Plan and 2001 Regulation S Stock Plan

On March 28, 2001, our board of directors and shareholders adopted our 2001 Stock Plan and our 2001 Regulation S Stock Plan. Under these plans, our directors, employees and consultants are eligible to acquire ordinary shares pursuant to options. At the time of adoption, 250,000,000 post-split ordinary shares were reserved for issuance under the 2001 Stock Plan and 470,000,000 post-split ordinary shares were reserved for issuance under the 2001 Regulation S Stock Plan. On August 27, 2003, our shareholders approved an increase in the number of authorized shares reserved under the plans of 3,438,900 post-split ordinary shares, increasing the total number of authorized shares reserved under the plans to 723,438,900 post-split ordinary shares. On August 27, 2003, September 22, 2003 and December 4, 2003, our shareholders approved additional increases in the number of shares reserved under our 2001 Regulation S Stock Plan of up to 325,000,000, 21,499,990 and 235,089,480 post-split ordinary shares, respectively, which amounts are to be adjusted from time to time to equal 10% of the post-split ordinary shares issuable upon the conversion of all Series C convertible preference shares and Series D convertible preference shares then outstanding. As of December 31, 2003, there were 998,675,840 post-split ordinary shares authorized for issuance under the plans, 480,780,480 post-split ordinary shares subject to outstanding options under the plans and 162,595,000 post-split ordinary shares outstanding from the exercise of options granted under the plans. In January 2004, options exercisable for 164,506,910 post-split ordinary shares were granted under the 2001 Stock Plan and 2001 Regulation S Stock Plan. These plans terminate on December 4, 2013 but may be terminated earlier by our board of directors.

Stock options granted under the 2001 Stock Plan may be incentive stock options, or ISOs, which are intended to qualify for favorable U.S. federal income tax treatment under the provisions of Section 422 of the U.S. Internal Revenue Code of 1986, as amended, or U.S. Internal Revenue Code, or non-qualified stock options, or NSOs, which do not so qualify. Stock options granted under the 2001 Regulation S Stock

Plan are NSOs. The aggregate fair market value of the ordinary shares represented by any given optionee’s ISOs that become exercisable in any calendar year may not exceed US$100,000. Stock options in excess of this limit are treated as NSOs.

The board of directors, the compensation committee and the non-executive option grant committee administer the 2001 Stock Plan and 2001 Regulations S Stock Plan. The compensation committee selects the eligible persons above a certain compensation grade to whom options will be granted and determines the grant date, amounts, exercise prices, vesting periods and other relevant terms of the stock options, including whether the options will be ISOs or NSOs. The non-executive option grant committee selects the eligible persons below a certain compensation grade to whom options will be granted and determines the grant date, amounts, exercise prices, vesting periods and other relevant terms of stock options within parameters established by the compensation committee and subject to compensation committee ratification. The exercise price of ISOs granted under the 2001 Stock Plan and NSOs granted to residents of California under the 2001 Stock Plan may not be less than 100% and 85%, respectively, of the fair market value of our ordinary shares on the grant date. The exercise price of NSOs not granted to residents of California under either our 2001 Stock Plan or our 2001 Regulation S Stock Plan can be determined by the board of directors, the compensation committee or the non-executive option grant committee in their discretion.

Stock options granted under the 2001 Stock Plan and 2001 Regulation S Stock Plan may be exercised at any time after they vest, and, in certain instances, prior to vesting. Shares purchased when an option is exercised prior to vesting are subject to our right of repurchase to the extent unvested in the event of the termination of service of the optionee. In the event of the termination of service of an optionee, the unvested portion of a stock option is forfeited and the vested portion terminates six months after a termination of service due to the death or permanent disability of the optionee or 30 days after termination of service for any other reason or such longer periods as may be provided for in option agreements with our optionees. Stock options are generally not transferable during the life of the optionee.

In the event of a change of control (as defined in the plans) or a merger of our company, each outstanding stock option may be assumed or an equivalent stock option or right may be substituted by the successor corporation. In the event that no such substitution or assumption occurs, the outstanding stock options will automatically vest and become exercisable for a period of 15 days, after which the stock options will terminate.

We do not intend to issue stock options under the 2001 Stock Plan or the 2001 Regulation S Stock Plan following the completion of the global offering.

2001 Preference Shares Stock Plan and 2001 Regulation S Preference Shares Stock Plan

On April 12, 2001, our board of directors and shareholders adopted our 2001 Preference Shares Stock Plan and our 2001 Regulation S Preference Shares Stock Plan. Under these plans, our directors, employees and consultants are eligible to acquire Series A convertible preference shares, which are convertible into ordinary shares at the time of the global offering, pursuant to options. At the time of adoption, 16,000,000 Series A preference shares and ten times that number of ordinary shares (on a post-split basis) were reserved for issuance under the 2001 Preference Shares Stock Plan, and 20,000,360 Series A convertible preference shares and ten times that number of ordinary shares (on a post-split basis) were reserved for issuance under the 2001 Regulation S Preference Shares Stock Plan. On August 19, 2002, our shareholders approved an increase in the number of shares issuable under the plans of 18,000,180 Series A convertible preference shares, increasing the total number of authorized shares reserved under the plans to 54,000,540 Series A convertible preference shares. On August 27, 2003, our shareholders approved a net decrease in the number of shares issuable under the plans of 343,890 Series A convertible preference shares, decreasing the total number of authorized shares reserved under the plans to 53,656,650 Series A convertible preference shares. As of December 31, 2003, there were 10,303,340 Series A convertible preference shares subject to outstanding options under the plans, and there were 37,538,208 Series A convertible preference shares outstanding from the exercise of options granted under the plans. Upon the conversion of our preference shares into ordinary shares in connection with the global offering, stock options granted under the 2001 Preference Shares Stock Plan and the 2001 Regulation S Preference Shares Stock Plan will become stock options to purchase ordinary shares. Our board of directors has elected not to grant any further options under these plans.

Stock options granted under the 2001 Preference Shares Stock Plan may be ISOs, which are intended to qualify for favorable U.S. federal income tax treatment under the provisions of the U.S. Internal Revenue Code, or NSOs, which do not so qualify. Stock options granted under the 2001 Regulation S Preference Shares Stock Plan are NSOs. The aggregate fair market value of the shares represented by any given optionee’s ISOs that become exercisable in any calendar year may not exceed US$100,000. Stock options in excess of this limit are treated as NSOs.

The board of directors, the compensation committee and the non-executive option grant committee administer the 2001 Preference Shares Stock Plan and 2001 Regulation S Preference Shares Stock Plan. The compensation committee selects the eligible persons above a certain compensation grade to whom options will be granted and determines the grant date, amounts, exercise prices, vesting periods and other relevant terms of the stock options, including whether the options will be ISOs or NSOs. The non-executive option grant committee selects the eligible persons below a certain compensation grade to whom options will be granted and determines the grant date, amounts, exercise prices, vesting periods and other relevant terms of stock options within parameters established by the compensation committee and subject to compensation committee ratification. The exercise price of ISOs granted under the 2001 Preference Shares Stock Plan and NSOs granted to residents of California under the 2001 Preference Shares Stock Plan may not be less than 100% and 85%, respectively, of the fair market value of our Series A convertible preference shares on the grant date. The exercise price of NSOs not granted to California residents under either our 2001 Preference Shares Stock Plan or our 2001 Regulation S Preference Shares Stock Plan can be determined by the board of directors, the compensation committee or the non-executive option grant committee in their discretion.

Stock options granted under the 2001 Preference Shares Stock Plan and 2001 Regulation S Preference Shares Stock Plan may be exercised at any time after they vest, and, in certain instances, prior to vesting. Shares purchased when an option is exercised prior to vesting are subject to our right of repurchase to the extent unvested in the event of the termination of service of the optionee. In the event of the termination of service of an optionee, the unvested portion of a stock option is forfeited and the vested portion terminates six months after a termination of service due to the death or permanent disability of the optionee or 30 days after termination of service for any other reason or such longer periods as may be provided for in option agreements with our optionees. Stock options are generally not transferable during the life of the optionee.

In the event of a change of control (as defined in the plans) or a merger of our company, each outstanding stock option may be assumed or an equivalent stock option or right may be substituted by the successor corporation. In the event that no such substitution or assumption occurs, the outstanding stock options will automatically vest and become exercisable for a period of 15 days, after which the stock options will terminate.

2004 Global Equity Incentive Compensation Program

Prior to completion of the global offering, our board of directors and shareholders will adopt our 2004 Stock Option Plan, our 2004 Equity Incentive Plan and our 2004 Employee Stock Purchase Plan.

The purpose of these plans will be to allow our employees, directors and service providers to have the opportunity to share in the growth and profitability of our company following the global offering and to provide a non-cash means of incentivizing and retaining these individuals. At the time of adoption, a combined total of         % of the ordinary shares to be issued and outstanding immediately following the closing of the global offering, or              ordinary shares, will be reserved for issuance under the 2004 Stock Option Plan and the 2004 Employee Stock Purchase Plan, to be allocated between the plans at the discretion of our board of directors and compensation committee. In no event may a stock option or a purchase right be granted under the 2004 Stock Option Plan or the 2004 Employee Stock Purchase Plan, respectively, if such grant would result in the total aggregate number of ordinary shares subject to all then outstanding stock options or purchase rights granted by us pursuant to the 2004 Stock Option Plan, the 2004 Employee Stock Purchase Plan or any other of our plans or schemes exceeding 30% of the issued and outstanding ordinary shares in issuance from time to time.

At the time of adoption,              ordinary shares will be reserved for issuance under the 2004 Equity Incentive Plan. The number of ordinary shares or ADSs issued upon the settlement of a stock appreciation right that is granted in connection with a stock option granted under the 2004 Stock Option Plan will reduce the plan limit under the 2004 Equity Incentive Plan.

2004 Stock Option Plan.    Under the 2004 Stock Option Plan, employees and service providers will be eligible to acquire ordinary shares or ADSs pursuant to stock options. The 2004 Stock Option Plan will also provide for grants of stock options to non-employee directors at our board of directors’ discretion. The 2004 Stock Option Plan will terminate on the tenth anniversary of the date of shareholder approval but may be terminated earlier by our board of directors.

The 2004 Stock Option Plan will provide for the grant of ISOs and NSOs. Any awards of director stock options to non-employee directors will be NSOs. The aggregate fair market value of the ordinary shares represented by any given optionee’s ISOs that become exercisable in any calendar year may not exceed US$100,000. Stock options in excess of this limit will be treated as NSOs.

The compensation committee will administer the 2004 Stock Option Plan. The compensation committee may delegate some or all of its authority (with certain restrictions) under the 2004 Stock Option Plan to one or more of its members or one or more of our officers. The compensation committee will select the persons (other than non-employee directors) to whom stock options will be granted and will determine the grant date, number of underlying ordinary shares or ADSs, exercise prices, vesting periods and other relevant terms of the stock options, including whether the stock options will be ISOs or NSOs, except that ISOs may be granted only to employees and director stock options may be granted only to non-employee directors. The exercise price of a stock option granted under the 2004 Stock Option Plan shall be no less than the higher of (i) the closing price of an ordinary share on the Hong Kong Stock Exchange (or, in the case of an ADS, of an ADS on the New York Stock Exchange) and (ii) the average closing price of an ordinary share on the Hong Kong Stock Exchange (or, in the case of an ADS, of an ADS on the New York Stock Exchange) for the five business days immediately preceding the date of grant. The compensation committee will determine the effect of a termination of employment on a stock option awarded under the 2004 Stock Option Plan except that if employment is terminated for cause, as defined in the plan, all unexercised stock options of an optionee are forfeited. Our board of directors will exercise all authority and responsibility with respect to any stock options granted to non-employee directors. Stock options are generally not transferable during the life of the optionee.

The compensation committee will specify the effect that a merger or change in control (as defined in the 2004 Stock Option Plan) will have on grants of stock options, which may include the acceleration of vesting of stock options prior to the date of the change of control.

2004 Equity Incentive Plan.    Under the 2004 Equity Incentive Plan, our employees, officers and service providers will be eligible to acquire equity-based awards other than stock options. The 2004 Equity

Incentive Plan will terminate on the tenth anniversary of the date of shareholder approval but may be terminated earlier by our board of directors.

The compensation committee will administer the 2004 Equity Incentive Plan. The compensation committee may delegate some or all of its authority (with certain restrictions) under the 2004 Equity Incentive Plan to one or more of its members or one or more of our officers. The compensation committee will select the persons to whom awards will be granted and determines the type of award, grant date, amounts, vesting periods and other relevant terms of the awards.

Stock Appreciation Rights.    Under the 2004 Equity Incentive Plan, the compensation committee may grant stock appreciation rights independent of or in connection with a stock option granted under the 2004 Stock Option Plan. Generally, each stock appreciation right will entitle a participant upon settlement to an amount equal to (1) the excess of (A) the market value on the exercise date of one ordinary share or ADS, divided by (B) the exercise price, multiplied by (2) the number of ordinary shares or ADSs covered by the stock appreciation right. Payment will be made in ordinary shares or ADSs or in cash, or partly in ordinary shares or ADSs and partly in cash, all as determined by the compensation committee.

Other Equity-Based Awards.    Under the 2004 Equity Incentive Plan, the compensation committee may grant awards of restricted shares, restricted stock units, dividend equivalents, deferred shares and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, ordinary shares. The other share-based awards will be subject to the terms and conditions established by the compensation committee.

The compensation committee will specify the effect that a merger or change in control will have on grants of stock options, which may include acceleration of vesting of stock options prior to the date of the change of control.

2004 Employee Stock Purchase Plan.    Prior to completion of the global offering, our board of directors and shareholders will adopt our 2004 Employee Stock Purchase Plan. The 2004 Employee Stock Purchase Plan is intended to qualify for favorable federal income tax treatment under the provisions of Section 423 of the U.S. Internal Revenue Code. Under the 2004 Employee Stock Purchase Plan, all employees of our participating subsidiaries are eligible (subject to limited exceptions set forth in the U.S. Internal Revenue Code) to elect through payroll deductions to purchase ADSs at a discount. The 2004 Employee Stock Purchase Plan will terminate on the tenth anniversary of the date of shareholder approval. The compensation committee will administer the 2004 Employee Stock Purchase Plan. The compensation committee may delegate some or all of its authority (with certain restrictions) under the 2004 Employee Stock Purchase Plan to one or more of its members or one or more of our officers.

The 2004 Employee Stock Purchase Plan will be implemented by a series of offering periods. The compensation committee will determine the starting and ending dates of each offering period, but no offering period can be shorter than 6 months or longer than 27 months. It is currently contemplated that the first offering period will begin on the effective date of the global offering.

An eligible employee may elect to participate in the 2004 Employee Stock Purchase Plan for any offering period by filing the enrollment documents with the appropriate human resources group. A participant will elect to have payroll deductions made on each payday during the offering period in a dollar amount specified in the employee’s enrollment documents. These deductions will be placed into an account on behalf of a participant.

The compensation committee will determine the maximum amount that any employee may contribute to his or her account under the 2004 Employee Stock Purchase Plan during any calendar year. A participant may not accrue share purchase rights at a rate that exceeds US$25,000, based on the fair market value of the plan shares or such lower amount as the compensation committee may determine for each calendar year in which the share purchase right is outstanding.

A participant may terminate participation in the 2004 Employee Stock Purchase Plan and withdraw from an offering by submitting a withdrawal notice and receiving all of his or her accumulated payroll deductions from that offering. Upon withdrawal, the participant’s right to purchase ADSs for the current offering period will be terminated, and the participant can no longer participate in the current offering.

On the last day of the offering period, a participant’s accumulated contributions are used to purchase ADSs at a price equal to the lesser of 85% of the fair market value of such ADSs on the date the offering period commenced or 85% of the fair market value of such ADSs on the date the offering period concluded. The ADSs are then deposited to an account established in the participant’s name with a broker designated by us.

If a participant’s employment terminates prior to the end of an offering period for any reason (subject to the limited exception set forth below), we will pay to the participant his or her account balance and the participant’s right to purchase ADSs under the 2004 Employee Stock Purchase Plan will automatically terminate. If a participant’s employment terminates less than three months prior to the end of the offering period for certain “non-cause” triggers, the participant will continue to participate in the 2004 Employee Stock Purchase Plan for the offering period then in progress, except that the participant’s contributions will cease with the contribution made from such participant’s final paycheck.

RELATED PARTY TRANSACTIONS

Preference Share and Warrant Issuances to Directors, Officers and Greater Than 5% Shareholders

In September 2001, we entered into an agreement to sell an aggregate of 917,439,166 Series A convertible preference shares to investors at a per share purchase price of US$1.11. In January 2002, we entered into an agreement to sell an aggregate of 42,373,000 Series A-2 convertible preference shares to an investor at a per share purchase price of US$1.18. In September 2003, we entered into an agreement to sell an aggregate of up to 180,000,000 Series C convertible preference shares to investors at a per share purchase price of US$3.50, which agreement was amended in December 2003 to provide for the sale of up to 15,714,285 additional Series C convertible preference shares at the same price. In September 2003, we entered into agreements to sell an aggregate of 105,199,999 Series D convertible preference shares to investors for cash, technology and assets.

In connection with our issuance of Series C convertible preference shares, we issued warrants to purchase Series C convertible preference shares to certain purchasers of our Series C convertible preference shares. The holders of the Series C convertible preference share warrants have agreed that the warrants will expire unexercised upon completion of the global offering. We also issued warrants to purchase Series D convertible preference shares to Motorola and MCEL in December 2003 and January 2004 in connection with transactions described elsewhere in this prospectus. Each Series D convertible preference share warrant is exercisable for a number of shares equal to 10% of the number of Series D convertible preference shares issued to Motorola and MCEL and has an exercise price of US$0.01. The Series D convertible preference share warrants will remain outstanding after completion of the global offering if the price to the public in the global offering is less than US$0.35 per ordinary share (on a post-split basis) and may as a result become exercisable on March 31, 2005 for 172,496,390 ordinary shares (on an as-converted post-split basis).

The following table sets forth the series and number of preference shares and warrants to purchase preference shares issued or issuable as of December 31, 2003 to entities affiliated with our directors or shareholders known by us to beneficially own 5% or more of our outstanding ordinary shares on an as-converted basis, assuming the issuance as of December 31, 2003 of all Series D convertible preference shares issued to Motorola and MCEL and two technology partners in connection with transactions described elsewhere in this prospectus.

	Series A(1)	Series A-2(1)	Series C(1)	Series D(1)	Warrants(1)
Greater Than 5% Shareholders
Entity affiliated with Shanghai Industrial Holdings Limited(2)	165,499,134	_	9,142,857	_	914,285
Entities affiliated with Motorola, Inc. and MCEL(3)	_	_	_	102,857,143	10,285,714
Entities affiliated with Global Growth Fund and International Equity Income Fund(4)	112,501,125	_	_	_	_
Entities affiliated with Beijing Beida Jade Bird Software System Company(5)	54,000,540	_	27,857,142	_	2,785,714
Entities Affiliated with Directors
Entities affiliated with AsiaVest Partners TCW/YFY Ltd.(6)	18,000,000	_	2,284,000	_	228,400
Entities affiliated with The Goldman Sachs Group, Inc.(7)	45,000,444	_	_	_	_
Entities affiliated with H&Q Asia Pacific(8)	45,898,980	_	11,475,848	_	1,147,583
Entities affiliated with New Enterprise Associates(9)	_	_	25,714,285	_	2,571,428
Integrated Silicon Solution, Inc.(10)	35,634,048	_	571,429	_	57,142
Entities affiliated with Vertex Venture Holdings Ltd.(11)	36,000,360	_	1,999,996	_	199,997
Platinum Creative Group Limited(12)	_	42,373,000	_	_	_
Entities affiliated with Walden International(13)	23,220,231	_	7,125,715	_	712,569
Entities affiliated with Cadence Design Systems, Inc.(14)	–	–	2,857,142	914,285	285,714
Entities affiliated with Creative Technology Ltd.(15)	9,000,090	–	2,857,143	–	285,714
Flextronics International Ltd. (16)	–	–	2,857,142	–	285,714

(1)	The table above does not give effect to the 10-for-1 share split to be effected immediately after the conversion of our preference shares into ordinary shares and immediately prior to the global offering or to the conversion into ordinary shares of issued or issuable preference shares and preference shares issuable upon exercise of warrants. Each warrant is exercisable for one preference share of the same series of preference shares as was issued to the purchaser in conjunction with the issuance of the warrant.
(2)	Our director Ming Fang Lu is an executive director and the Chief Executive Officer of Shanghai Industrial Holdings Limited. Lai Xing Cai, who will be a director following the completion of the global offering, is Chairman of Shanghai Industrial Holdings Limited. See “Principal Shareholders” for information concerning the beneficial ownership of these shares.
(3)	Consists of 20,000,000 Series D convertible preference shares and warrants to purchase 2,000,000 Series D convertible preference shares issued to Motorola, Inc. and 82,857,143 Series D convertible preference shares and a warrant to purchase 8,285,714 Series D convertible preference shares issued to its subsidiary, Motorola (China) Electronics Limited, upon the closing of certain transactions relating to our acquisition of the assets constituting Motorola’s fab in Tianjin, China, as described elsewhere in this prospectus. 8,571,429 Series D convertible preference shares and a warrant to purchase 857,143 Series D convertible preference shares were issued to Motorola, Inc. for US$30.0 million in cash, and the remainder of the shares and warrants issuable to Motorola and MCEL were issued for technology and assets valued at US$330 million. See “Principal Shareholders” for information concerning the beneficial ownership of these shares.
(4)	Our director Yen-Pong Jou is a designee of Homer Investment Holdings Ltd., an affiliate of Global Growth Fund and International Equity Income Fund. See “Principal Shareholders” for information concerning the beneficial ownership of these shares.
(5)	Assumes the closing of the subscription of 27,857,142 Series C convertible preference shares by Beida Microelectronics Investment Ltd., an affiliate of our shareholder Beida Jade Bird Universal Sci-Tech (Cayman) Development Company Limited. See “—Beijing Beida Jade Bird” below for more information on this subscription. Beida Microelectronics Investment Ltd. and Beida Jade Bird Universal Sci-Tech (Cayman) Development Company Limited are under common control of Beijing Beida Jade Bird Software System Company. Our director Yang Yuan Wang is a director of Beida Microelectronics Investment Ltd. and until June 2003 was a director of Beijing Beida Jade Bird Universal Sci-Tech Co. Ltd., which is the 100% owner of Beida Jade Bird Universal Sci-Tech (Cayman) Development Company Limited. Professor Wang’s wife is currently a director of Beijing Beida Jade Bird Co. Ltd., which is an affiliate of our shareholder Beida Jade Bird Universal Sci-Tech (Cayman) Development Company Limited. See “Principal Shareholders” for information concerning the beneficial ownership of these shares.
(6)	Our director Henry Shaw is the Executive Managing Director of AsiaVest Partners.
(7)	Our director David Tse Young Chou is an Executive Director of Goldman Sachs (Asia) L.L.C., a wholly owned subsidiary of The Goldman Sachs Group, Inc.
(8)	Our director Ta-Lin Hsu is the founder and Chairman of H&Q Asia Pacific.
(9)	Our director C. Richard Kramlich is a co-founder and General Partner of New Enterprise Associates.
(10)	Our director Jimmy Shueh-Mien Lee is the Chairman of the Board and Chief Executive Officer and our director Lip-Bu Tan is a director of Integrated Silicon Solution, Inc.
(11)	Prior to the completion of the global offering, Vertex Venture Holdings Ltd. has the right to designate and have elected one member to our board of directors. However, following completion of the global offering, Vertex will no longer have the right to designate a member to our board of directors and the Vertex designee, if one is appointed, will no longer be our director.
(12)	Our director Philip Richard Nicholls is a designee and director of Platinum Creative Group Limited.
(13)	Our director Lip-Bu Tan is the Chairman of Walden International.
(14)	Assumes the issuance of 914,285 Series D convertible preference shares to Cadence Design Systems (Ireland) Ltd., a subsidiary of Cadence Design Systems, Inc., for technology valued at US$3.2 million upon the closing of our technology transaction with it, which we anticipate will close in the first quarter of 2004. Our director Lip-Bu Tan is a director of Cadence Design Systems, Inc.
(15)	Our director Lip-Bu Tan is a director of Creative Technology Ltd.
(16)	Our director Lip-Bu Tan is a director of Flextronics International Ltd.

All of the entities listed in the table above or their affiliates, other than Cadence Design Systems, Inc., Creative Technology Ltd., Flextronics International Ltd. and Walden International, have the right under our current shareholders agreement to designate one director to our current board of directors. Under the shareholders agreement, the majority of our board of directors has the right to nominate two directors. Mr. Lip-Bu Tan is one of these two directors and is affiliated with Cadence Design Systems, Inc., Creative Technology Ltd., Flextronics International Ltd., Integrated Silicon Solution, Inc. and Walden International, all of which are our shareholders. The other director nominated by a majority of our board of directors, Mr. Kawanishi, is not affiliated with any of our shareholders. Effective upon completion of the global offering, the shareholders agreement will terminate and no shareholder will have the contractual right to designate a person to be elected to our board of directors.

Beijing Beida Jade Bird

In January and August 2003, we borrowed, through Beijing Semiconductor Corporation, our wholly owned Cayman Islands subsidiary that has since been dissolved, and its wholly owned subsidiary, SMIC Beijing, a wholly foreign-owned enterprise organized under the laws of China, the equivalent of US$37.8 million in Renminbi from Beijing Beida Jade Bird Co. Ltd., an affiliate of our shareholder, Beida Jade Bird Universal Sci-Tech (Cayman) Development Company Limited. In March 2003, we borrowed through Beijing Semiconductor Corporation US$4.5 million from Hong Kong Jade Bird Science and Technology Limited, an affiliate of Beijing Beida Jade Bird Co. Ltd. Until June 2003, Professor Wang, a member of our board of directors, was a director of Beijing Beida Jade Bird Universal Sci-Tech Co. Ltd., which is the 100% owner of Beida Jade Bird Universal Sci-Tech (Cayman) Development Company Limited. Professor Wang’s wife is currently a director of Beijing Beida Jade Bird Co. Ltd. The loans were made in connection with the desire of Beida Microelectronics Investment Ltd., an affiliate of our shareholder, Beida Jade Bird Universal Sci-Tech (Cayman) Development Company Limited, to purchase 27,857,142 of our Series C convertible preference shares. Our director Yang Yuan Wang is a director of Beida Microelectronics Investment Ltd. Beida Microelectronics Investment Ltd. was unable to purchase the Series C convertible preference shares at the time of the first closing of the Series C financing in September 2003 due to its inability at that time to obtain government approval to remit to us the purchase price for the shares in U.S. dollars. Accordingly, we agreed to accept the loans to secure Beida Microelectronics Investment Ltd.’s rights to subscribe for the Series C convertible preference shares. The shares will be issued to Beida Microelectronics Investment Ltd. upon its receipt of government approval to remit the U.S. dollar subscription price for the shares to us.

The loans have no maturity date. Pursuant to the terms of the loan agreements, the loans were automatically converted to deposits on Series C convertible preference share subscription receivables upon the signing of the Series C purchase agreement. However, in the event that government approval is not obtained or the U.S. dollar subscription price is not remitted prior to April 30, 2004, we have the right to cancel the subscription quota allocated to Beida Microelectronics Investment Ltd., in which case the loans will be repaid. To the extent the subscription occurs after the completion of the global offering, Beida Microelectronics Investment Ltd. will be issued the number of post-split ordinary shares into which such Series C convertible preference shares are convertible. The loans are secured by our pledge of the land use right and tangible assets at our Beijing fab. The loan from Hong Kong Jade Bird Science and Technology Limited bears interest at an annual rate equal to 0.72%, the People’s Bank of China published interest rate on March 5, 2003 for deposits denominated in U.S. dollars. The loan from Beijing Beida Jade Bird Co. Ltd. bears interest at an annual rate equal to 0.8125%, the People’s Bank of China published interest rate on March 13, 2003 for savings accounts. No amounts have been repaid on the loans.

Motorola, Inc.

In September 2003, we entered into agreements with Motorola and its wholly owned subsidiary, MCEL, providing for our acquisition of the assets constituting a fab in Tianjin, the assumption of certain obligations, the transfer of certain technology to us from Motorola, our exchange of certain licenses with Motorola, the provision by Motorola of US$30 million in cash to us and our issuance to Motorola and MCEL of our Series D convertible preference shares and warrants to purchase Series D convertible preference shares in exchange for the foregoing. Upon completion of these transactions, which occurred in January 2004, Motorola, together with MCEL, became the beneficial owner of more than 10% of our ordinary shares outstanding and issuable upon conversion of outstanding preference shares and Motorola became entitled to appoint a director to our board.

In connection with this acquisition, we entered into certain intellectual property agreements with Motorola. Under these agreements, we and Motorola each granted to the other a five-year license to certain specified patents. We also agreed to license from Motorola certain intellectual property relating to certain CMOS process technology. In connection with the closing of the transactions described above, we also entered into a semiconductor foundry agreement with Motorola to provide wafer fabrication and associated services to Motorola. Under this agreement, Motorola has agreed to use good faith efforts to purchase a minimum number of wafers per month over a fifteen-month period, provided that we meet applicable production and quality standards. In addition to the agreements described above, we, Motorola and MCEL have entered into several ancillary agreements relating to the acquisition. These agreements relate to, among other things, transition services to be provided to us by MCEL to assist in transitioning the Tianjin fab’s operations to us and long-term services to be provided between us and MCEL. We and MCEL have also executed a real property transfer agreement providing for the transfer of MCEL’s real property rights associated with the Tianjin fab to us. Motorola has also agreed to guarantee the indemnification obligations of MCEL under the asset purchase agreement. See also “Our Business—Our Fabs—Tianjin Operations.”

In connection with entering into our amended and restated registration rights agreement, we have entered into a separate agreement with Motorola and MCEL. See “—Registration Rights Agreement—Permitted Sales/Transfers.”

Integrated Silicon Solution, Inc.

From time to time, we provide foundry services to Integrated Silicon Solution, Inc., or ISSI, one of our shareholders. Jimmy Shueh-Mien Lee, the Chairman and Chief Executive Officer of ISSI, is one of our current directors, but will not be one of our directors following the completion of the global offering. In addition, our continuing director, Lip-Bu Tan, is a director of ISSI. In 2002 and 2003, we sold a substantial amount of DRAM wafers to ISSI, and we had total wafer sales to ISSI of US$12.5 million and US$38.3 million, respectively, and accounts receivable from ISSI of US$6.7 million and US$1.7 million as of December 31, 2002 and 2003, respectively. In addition, we have entered into intellectual property and library license agreements with ISSI pursuant to which we license intellectual property to ISSI so that ISSI can develop integrated circuit designs for fabrication by us. We also have entered into a memorandum of understanding with ISSI providing that we will jointly develop a process utilizing ISSI products that were designed by or for ISSI and that are to be manufactured by us.

Loans to Officers

In March, September and October 2002, we made loans in an aggregate amount of approximately US$537,000 to Marco Mora, our Chief Operating Officer, Akio Kawabata, our Vice President of Sales and Marketing and Jason Ting, our Vice President of Human Resources and General Affairs. The purpose of these loans is to allow these individuals to exercise certain options granted to them under our employee stock option plans. Principal and interest on the loans is due on the fifth anniversary of the loans. The loans are full recourse and are also secured by the shares that were issued to these individuals upon exercise of the options. The loans bore simple annual interest at the rate of the lower of 7% or a variable rate, which prior to June 21, 2003 was 3.1% and thereafter was 2.9%. The aggregate outstanding balance of the loans, including accrued interest, as of December 31, 2003, was approximately US$529,000. Mr. Mora repaid in full his portion of the loan on January 2, 2004. We expect the other loans to be repaid or transferred to third party lenders prior to the completion of global offering.

We believe that all of the transactions set forth above, except for the loans to our officers, were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions between us and our officers, directors, principal shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties. In so far as such transactions are considered connected transactions under the listing rules of the Hong Kong Stock Exchange, they may be subject to further requirements such as shareholder approvals.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers that will provide our directors and executive officers with additional protection regarding the scope of the indemnification set forth in our Memorandum and Articles of Association. Pursuant to these agreements, we will indemnify each such person (to the fullest extent permitted by Delaware law, to the extent not inconsistent with the law of the Cayman Islands) against all costs and expenses, including expense advances, incurred in connection with any claim by reason or arising out of any event or occurrence relating to the fact that such person is our director or executive officer or is serving at our request at another corporation or entity, or by reason of any activity or inactivity while serving in such capacity. However, we will not be liable to indemnify any such person:

•	for expenses resulting from matters for which such person is prohibited from being indemnified under our Memorandum and Articles of Association or applicable law;

•	in respect of any claim initiated or brought voluntarily by such person (other than in limited specified circumstances);

•	for expenses incurred in relation to any proceedings to enforce the agreement in which material assertions in such proceedings made by such director are finally determined by a court to be not made in good faith or to be frivolous;

•	in respect of any claim if a court determines that such person acted in a manner that was willfully or grossly negligent; or

•	for expenses and payment of profits arising from securities transactions carried out by such person in violation of Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended.

Registration Rights Agreement

In connection with the global offering, we have entered into an amended and restated registration rights agreement, which agreement by its terms is expected to take effect upon effectiveness of the registration statement of which this prospectus forms a part. Substantially all of our securityholders, other than our employees and certain original investors, are a party to the agreement, except that Richard R. Chang, our Chairman, President and Chief Executive Officer, is also a party to the agreement.

Post-Global Offering 180-Day Lock-Up

Pursuant to the amended and restated registration rights agreement, all parties have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with the U.S. Securities and Exchange Commission a registration statement under the Securities Act relating to any ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for, or that represents the right to receive, ADSs or ordinary shares, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares, or publicly disclose that he, she or it will or may enter into any transaction described above, without the prior written consent of the representatives of the underwriters, whether any transaction described above is to be settled by delivery of ADSs, ordinary shares or such other securities, in cash or otherwise, subject to customary exceptions. The underwriters may release securities subject to the 180-day lock-up at any time without public announcement.

Monetization Restrictions

Following the expiration of the 180-day lock-up period described above, each of Richard R. Chang and substantially all other parties to the agreement that beneficially own, directly or indirectly and whether individually or as a group with its affiliates, more than 7,500,000 of our ordinary shares immediately prior to the global offering on an as-converted post-split basis, whom we collectively refer to as our large securityholders, have agreed that their securities would continue to be subject to the transfer restrictions set forth above for a period equal to the shorter of three years from the expiration of the 180-day lock-up period and such time when all large securityholders own collectively less than 10% of our ordinary shares on a fully diluted basis. At any time during this period, large securityholders will only be permitted to transfer their securities or enter into any of the activities described in the preceding paragraph with respect to their securities if:

•	we give our prior written consent to any such transfer or activity;

•	the transfer is to affiliates or family members or for estate planning purposes, as long as the transferee agrees to become bound by the provisions in the agreement; or

•	the transfer amount is within the permitted sales/transfers rule as described below.

We refer to these additional transfer restrictions that only apply to our large securityholders as monetization restrictions. The monetization restrictions only apply to securities held by large securityholders prior to the global offering or to securities issuable to large securityholders upon conversion or exercise of securities that were issued to large securityholders prior to the global offering. The monetization restrictions do not apply to parties to the agreement that directly or indirectly beneficially own less than or equal to 7,500,000 of our ordinary shares immediately prior to the global offering on an as-converted, post-split basis.

The purpose of the monetization restrictions is to provide a mechanism following the completion of the global offering for orderly sales of our securities by our large securityholders, which sales are consistent with our expected need to raise capital. 13,948,960,610 of our ordinary shares (on a post-split as-converted basis), or 87.4% of our outstanding shares on an as-converted, fully diluted, pre-global offering basis, or 73.5% of our outstanding shares on a fully diluted post-global offering basis, are initially subject to the monetization restrictions.

Permitted Sales/Transfers

Commencing on the date of expiration of the 180-day post-global offering lock-up period described above and every 180 days thereafter until the termination of the amended and restated registration rights agreement by its terms, 15% of the shares of each large securityholder held immediately prior to the completion of the global offering, which we refer to as released shares, will be released from the monetization restrictions described above, and may be sold in an annual, demand or incidental offering, as described below, or without our consent in the open market or in privately negotiated transactions. We refer to any such sales as permitted sales/transfers. The 15% limit for each 180-day period is cumulative, such that if any large securityholder does not sell or transfer the 15% released shares from a previous 180-day period, any unsold or non-transferred released shares will roll over and may be sold or transferred at any time in the future, together with all other accumulated released shares from previous periods.

In addition:

•	any transferee of released shares will not be subject to the provisions of the amended and restated registration rights agreement with respect to those shares;

•	no such sales or transfers will be permitted during any post-offering lock-up period, as described below; and

•	all such sales or transfers must be made in accordance with applicable securities laws.

In addition, we have entered into an agreement with each of Motorola and MCEL, which are large securityholders under the amended and restated registration rights agreement, pursuant to which we have consented to release from the monetization restrictions described above an additional 15% of the shares they each held immediately prior to the completion of the global offering commencing on the date of expiration of the 180-day post-global offering lock-up period and an additional 15% every 180 days thereafter.

Like the 15% limit for each 180-day period applicable to other large securityholders, such 30% limit applicable to Motorola and MCEL is cumulative. In addition, such additional released shares may only be sold or transferred by Motorola or MCEL pursuant to the same terms and conditions applicable to the sale or transfer of their released shares under the amended and restated registration rights agreement. In addition, to the extent that at any time during the term of the amended and restated registration rights agreement we increase the percentage of released shares that may be transferred or sold by any large securityholder who holds more than 1% of our outstanding shares (on a pre-global offering basis) to more than the percentage of released shares that may be cumulatively transferred or sold by Motorola and MCEL, we have consented to increase the percentage of released shares for Motorola and MCEL to match the increased percentage for such large securityholder. We have also agreed with each of Motorola and MCEL that we will not consent to any amendment or waiver of any provision of the amended and restated registration rights agreement that adversely affects either Motorola or MCEL but does not so adversely affect all other parties to the amended and restated registration rights agreement unless such amendment or waiver is approved in writing by Motorola.

Offerings

It is our current plan, subject to market conditions, to raise primary capital in the next few years to further expand our business operations. We have committed to our large securityholders to include a secondary component in our follow-on offerings to permit such securityholders who are subject to the monetization restrictions to sell their securities under the following circumstances:

•	Annual Offerings: We will use reasonable commercial efforts to effect an offering once in each calendar year, each of which will include a secondary component for the benefit of large securityholders;

•	Demand Offerings: If large securityholders request, either individually or in the aggregate, to publicly sell securities having an aggregate offering size of not less than US$400 million at the time of such request, we will use reasonable commercial efforts to facilitate the public sale of such securities as promptly as practicable, provided that we will not be required to effect more than one such demand offering during any 12-month period and not more than three in the aggregate during the term of the amended and restated registration rights agreement and we will also not be required to effect any such demand offering within 90 days of any previous offering, whether annual, demand or incidental; and

•	Incidental Offerings: If at any time we plan to issue primary shares in a public offering other than pursuant to an annual offering, our large securityholders may participate pro rata in the secondary component of such offering according to their selling interest, provided that we must also offer all of our other securityholders who are parties to the agreement but who are not large securityholders the opportunity to participate in such offering.

Decisions with respect to any offerings, including any offerings to be made in accordance with and pursuant to the amended and restated registration rights agreement, will be made by our board of directors or a duly appointed committee thereof. The timing and size of any offering, including any secondary component to be included therein, will always be at our sole discretion upon advice from our financial advisors. Each large securityholder (and other securityholders, for primary offerings only) will be able to participate in an offering on a pro rata basis based on its selling interest, provided, however, that we will always have the right to cut back on a pro rata basis all proposed secondary sales by securityholders if our financial advisors so advise based on market conditions, including if we plan to issue primary shares in the offering. However, we are not permitted through these cutbacks to reduce the size of the secondary component of any offering to less than 10% of the total size of the offering. Large securityholders will also not be permitted to sell in any offering more than the number of released shares available for sale as of the time of such offering, as described above under “— Permitted Sales/Transfers.” In addition, we will always have the right to postpone (for up to 180 days in any 12-month period) any offering if, upon the advice of counsel or our financial advisors, it would be disadvantageous for us to proceed in light of pending corporate or other developments, potential acquisitions, or disclosure issues, provided that we will endeavor to remove the disadvantageous condition as promptly as practicable. We have also agreed that in the event of any such offerings, we will indemnify selling securityholders against losses and damages suffered by them arising out of untrue or allegedly untrue statements in any prospectus or other similar document issued in relation to such offerings, unless such statements were provided to us by the selling securityholders.

We will also have sole discretion, upon advice from our financial advisors and based on then-prevailing market conditions and the proposed timing and size of each offering, to determine the manner of effecting the offering, including whether it should be registered with the U.S. Securities and Exchange Commission or effected over the Hong Kong Stock Exchange, whether it should be underwritten or not, and whether it should be effected on a fully marketed basis, or by a block trade, bought deal or otherwise. However, we will not effect any unregistered or non-underwritten offering for our securityholders unless the other securities to be sold in the offering are also sold in the same manner.

Large securityholders, except for Motorola and MCEL, have also agreed, for a period following the completion of any future offering, which period is to be negotiated in good faith between us, the underwriters for such offering and the large securityholders, not to transfer any of their shares not sold in such offering. We refer to each such period as a post-offering lock-up period.

After the expiration of the amended and restated registration rights agreement, large securityholders will be free to sell their securities, subject to any applicable securities laws, and we will not have any more obligations to facilitate offerings on behalf of these securityholders.

Notice of Certain Developments

In addition, the amended and restated registration rights agreement also provides that each large securityholders or group of large securityholders that owns at least 5% of our outstanding ordinary shares that receives a bona fide firm offer, proposal or other indication of interest to acquire more than 5% of our outstanding shares, or to effect a merger, acquisition, purchase of assets or other extraordinary transaction involving us, will agree to notify our board of directors of such potential transaction. Upon the completion of such transaction, the acquiror of such interest will also be subject to the remaining term of the monetization restrictions.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership as of December 31, 2003 of our ordinary shares and preference shares, assuming the redemption of the Series A-1 non-convertible preference shares, the conversion of all other outstanding or issuable convertible preference shares into ordinary shares, and the 10-for-1 share split to be effected immediately after such conversion, and as adjusted to reflect the sale of ordinary shares and ADSs offered by this prospectus, by:

•	each shareholder who is known by us to beneficially own more than 5% of our outstanding or issuable shares (on an as-converted basis); and

•	all of our executive officers and directors as a group.

For information concerning significant changes in ownership held by shareholders known by us to beneficially own more than 5% of our outstanding or issuable shares on an as-converted basis, see “Related Party Transactions—Preference Share and Warrant Issuances to Directors, Officers and Greater Than 5% Shareholders.”

	Number of Shares Beneficially Owned	Percent Beneficially Owned(1)
Name and Address of Beneficial Owner		Before Offering	After Offering
Shanghai Industrial Holdings Limited(2) 26th Floor, Harcourt House 39 Gloucester Road Hong Kong	1,814,991,340	12.0%	10.0%

Motorola, Inc. and Motorola (China) Electronics Limtied(3) 1303 East Algonquin Road Schaumburg, IL 60196	1,724,964,070	11.4%	7.0%

Global Growth Fund and International Equity Income Fund (4) c/o Global Growth Fund St. Paul’s Gate, New Street St. Helier, Jersey JE4 8ZB, Channel Islands c/o International Equity Income Fund One Waverley Place St. Helier, Jersey JE4 8XR, Channel Islands	1,125,011,250	7.4%	5.6%

Beijing Beida Jade Bird Software System Company(5) c/o Institute of Microelectronics Peking University Beijing 100871, China	1,027,505,390	6.8%	4.3%

All directors and executive officers as a group (17 persons)(6)(7)	9,378,018,420	61.7%	41.7%

(1)	Assumes the underwriters’ overallotment option is not exercised. Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission and generally includes voting power or investment power with respect to securities. All options and warrants exercisable into ordinary shares or preference shares convertible into ordinary shares within 60 days following December 31, 2003 are deemed to be outstanding and beneficially owned by the shareholder holding such options or warrants for the purpose of computing the number of shares beneficially owned by such shareholder. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other shareholder. Accordingly, percentage ownership is based on:

•

prior to the global offering, 15,186,070,180 ordinary shares, which includes: (i) 13,541,604,450 ordinary shares outstanding or issuable upon conversion of convertible preference shares outstanding or issuable as of December 31, 2003, (ii) 1,605,174,900 ordinary shares issuable upon conversion of Series D convertible preference shares issued in January 2004 to

Motorola and its subsidiary, MCEL, upon the closing of certain transactions relating to our acquisition of the assets constituting Motorola’s fab in Tianjin, China, and (iii) 39,290,830 ordinary shares issuable upon conversion of Series D convertible preference shares issuable to two other technology partners upon the closing of our technology transactions with them, which we anticipate will occur in the first quarter of 2004; and

•	after the global offering, 18,216,373,180 ordinary shares, which includes the shares identified in the immediately preceding bullet point plus any additional ordinary shares to be issued in the global offering.

Except as indicated in the other footnotes to this table, each shareholder has sole voting and investment power with respect to the shares shown as beneficially owned. None of our shareholders listed above have voting rights that are different from any of our other shareholders.

(2)	All of the shares beneficially owned by Shanghai Industrial Holdings Limited are registered in the name of S.I. Technology Production Holdings Limited, its wholly owned subsidiary. Shanghai Industrial Holdings Limited is a Hong Kong publicly listed company majority-owned by Shanghai Industrial Investment (Holdings) Company Limited, which is wholly beneficially owned and controlled by the Shanghai municipal government. Our current director Ming Fang Lu is an executive director and the Chief Executive Officer of Shanghai Industrial Holdings Limited. Lai Xing Cai, who will be a director following the completion of the global offering, is Chairman of Shanghai Industrial Holdings Limited. It is our understanding that voting and investment control over our shares beneficially owned by Shanghai Industrial Holdings Limited are maintained by the board of directors of Shanghai Industrial Holdings Limited.
(3)	Consists of 119,789,170 ordinary shares issued to Motorola in December 2003 and 1,605,174,900 ordinary shares issued to Motorola and MCEL in connection with our acquisition of the assets constituting Motorola’s fab in Tianjin, China that occurred in January 2004. Excludes 172,496,390 ordinary shares (on an as-converted post-split basis) issuable to Motorola and MCEL upon the exercise of warrants to purchase Series D convertible preference shares, which warrants will remain outstanding after completion of the global offering if the price to the public in the global offering is less than US$0.35 per ordinary share (on a post-split basis) and will become exercisable on March 31, 2005 for ordinary shares. Upon completion of the acquisition, Motorola became entitled to appoint one member to our board. It is our understanding that voting and investment control over our shares beneficially owned by Motorola and MCEL are maintained by the respective boards of directors of Motorola and MCEL, which have the power to delegate such authority. All such delegations are revocable by the Motorola and MCEL boards at any time.
(4)	Consists of 225,002,250 ordinary shares registered in the name of Homer Investment Holdings Ltd., 180,001,800 ordinary shares registered in the name of Asset Success Investments Limited, 180,001,800 ordinary shares registered in the name of Easy Street Investments Limited, 180,001,800 ordinary shares registered in the name of Seaboard Investments Limited, 180,001,800 ordinary shares registered in the name of Visible Profit Investments Limited and 180,001,800 ordinary shares registered in the name of Whole Gain Investments Limited. Our director, Yen-Pong Jou, is the designee of Homer Investment Holdings Ltd. and a director of each of these entities, all of which are affiliated with Global Growth Fund and International Equity Income Fund. Global Growth Fund and International Equity Income Fund are managed by Deutsche International Corporate Services Limited and Deutsche International Trust Corporation (C.I.) Limited. Deutsche International Corporate Services Limited and Deutsche International Trust Corporation (C.I.) Limited are affiliates of Deutsche Bank AG, Hong Kong Branch, a joint bookrunner and international underwriter in the global offering and Deutsche Bank Securities Inc., a U.S. underwriter in the global offering. Accordingly, Deutsche International Corporate Services Limited, Deutsche International Trust Corporation (C.I.) Limited, Deutsche Bank AG and Deutsche Bank Securities Inc. may be deemed to beneficially own such securities.
(5)	Consists of 540,005,400 ordinary shares registered in the name of Beida Jade Bird Universal Sci-Tech (Cayman) Development Company Limited. Assumes the closing of the subscription of 27,857,142 Series C convertible preference shares by Beida Microelectronics Investment Ltd. and assumes 487,499,990 ordinary shares issuable upon conversion of the Series C convertible preference shares are registered in the name of Beida Microelectronics Investment Ltd. For more information on this subscription, see “Related Party Transactions—Beijing Beida Jade Bird.” Our director Yang Yuan Wang is the designee of Beida Jade Bird Universal Sci-Tech (Cayman) Development Company Limited and is a director of Beida Microelectronics Investment Ltd. Both Beida Jade Bird Universal Sci-Tech (Cayman) Development Company Limited and Beida Microelectronics Investment Ltd. are entities ultimately controlled by Beijing Beida Jade Bird Software System Company. It is our understanding that voting and investment control over our shares held by these entities is held by the board of directors of Beijing Beida Jade Bird Software System Company.
(6)	Excludes Lai Xing Cai, who will not become a director until the completion of the global offering. Includes shares beneficially owned by entities affiliated with, or that have the right to designate certain of, our directors, as set forth in “Related Party Transactions,” including Motorola and Vertex Venture Holdings Ltd. Each of our directors disclaims beneficial ownership of the shares beneficially owned by such affiliated or designating entity, except to the extent of such director’s pecuniary interest therein. Effective upon completion of the global offering, no shareholder will have the contractual right to designate a person to be elected to our board of directors. Also includes shares beneficially owned by the two executive officers appointed after December 31, 2003, Jenny Wang and Toshiaki Ikoma, and shares subject to options granted to directors and executive officers between December 31, 2003 and February 16, 2004.

(7)	Richard R. Chang, our founder, Chairman, President and Chief Executive Officer, beneficially owns the following interests in our ordinary shares on an as-converted post-split basis:

Nature of Interest	Number of Shares
Personal interest	19,790,000
Corporate interest	21,700,000
Interest of spouse	10,729,550
Interest of child under 18	11,200,000
Interest of charity	10,000,000

Total	73,419,550

Pursuant to a Charitable Pledge Agreement dated December 1, 2003, Richard R. Chang and his spouse, Scarlett K. Chang, have pledged to transfer 10,000,000 ordinary shares as a charitable gift to The Richard and Scarlett Chang Family Foundation, a Delaware nonprofit nonstock corporation controlled by Richard R. Chang and Scarlett K. Chang and organized exclusively for religious, charitable, scientific, literary and educational purposes within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, such transfer to be made in full at or prior to the death of the surviving donor. 20,000,000 of the ordinary shares held as a corporate interest are held by Jade Capital Company, LLC, a Delaware limited liability company, of which Richard R. Chang and his spouse are the sole members. It is the current intent of the members that all or a portion of the net income of Jade Capital Company, LLC be used for philanthropic purposes, including but not limited to contributions to charitable organizations that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

The following table sets forth, as of December 31, 2003, the approximate number of U.S. record holders of each class of our shares and the approximate number and percentage of the issued and issuable shares of each class these holders hold, assuming the redemption of the Series A-1 non-convertible preference shares and the issuance, as of December 31, 2003, of all Series D convertible preference shares issued to Motorola and MCEL and issuable to two other technology partners in connection with transactions described elsewhere in this prospectus:

Class of securities(1)	Number of U.S. Record Holders(2)	Number of Shares Held by U.S. Record Holders	Percent of Class Held by U.S. Record Holders
Ordinary shares	71	141,772,000	58.4%
Series A preference shares	120	238,500,365	25.0%
Series A-2 preference shares	0	0	0.0%
Series B preference shares	0	0	0.0%
Series C preference shares	54	99,290,423	54.6%
Series D preference shares	3	103,771,428	98.6%
Series B preference share warrants	0	0	0.0%
Series C preference share warrants(3)	54	9,757,130	54.2%
Series D preference share warrants(3)	2	10,285,714	100.0%

(1)	The table above does not give effect to the conversion of the preference shares, the exercise of the warrants into preference shares convertible into ordinary shares or, only with respect to the preference shares, the 10-for-1 share split to be effected immediately after the conversion of preference shares into ordinary shares and immediately prior to the global offering. The number of ordinary shares is presented on a post-split basis.
(2)	The total number of U.S. record holders is 237, after adjusting for holders that hold multiple classes or series of securities.
(3)	Each warrant is exercisable for one preference share of the same series of preference shares as was issued to the purchaser in conjunction with the issuance of the warrant. The holders of the Series C convertible preference share warrants have agreed that the warrants will expire unexercised upon completion of the global offering. However, the Series D convertible preference share warrants will remain outstanding after completion of the global offering if the price to the public in the global offering is less than US$0.35 per ordinary share (on a post-split basis) and may as a result become exercisable on March 31, 2005 for 172,496,390 ordinary shares (on an as-converted post-split basis).

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our Memorandum and Articles of Association and the Companies Law (2003 Revision) and the common law of the Cayman Islands. The following are summaries of material provisions of our Memorandum and Articles of Association and the Companies Law insofar as they relate to the material terms of our share capital. These summaries do not purport to be complete and are subject to the Memorandum and Articles of Association to be adopted in connection with the global offering and the applicable provisions of such laws.

The following description of our share capital assumes the adoption of our Ninth Amended and Restated Memorandum and Articles of Association. Throughout this description of our share capital, we refer to our Ninth Amended and Restated Memorandum and Articles of Association as simply our Memorandum and Articles of Association, and we summarize the material terms of our ordinary shares and preference shares as though such Memorandum and Articles of Association were presently in effect. We have filed a copy of our complete Ninth Amended and Restated Memorandum and Articles of Association as an exhibit to our registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission.

Effective upon completion of the global offering, our issued and outstanding ordinary shares will be split on a 10-for-1 basis, to be effected in the form of a share dividend of nine ordinary shares for every issued and outstanding ordinary share, and to take effect immediately after the conversion of our preference shares into ordinary shares and the amendment of our Memorandum and Articles of Association and immediately prior to the completion of the global offering.

After the closing of the global offering, our authorized share capital will consist of 50,000,000,000 ordinary shares with a par value of US$0.0004 per share, and 5,000,000,000 undesignated preference shares with a par value of US$0.0004 per share.

Ordinary Shares

General

As of December 31, 2003, there were 242,595,000 post-split ordinary shares outstanding held of record by 261 shareholders. Additionally, options to purchase an aggregate of 480,780,480 post-split ordinary shares were outstanding under our stock option plans. All the outstanding ordinary shares are fully paid and nonassessable. Certificates representing the ordinary shares are issued in registered form. The ordinary shares are not entitled to any sinking fund or preemptive or redemption rights. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares. Ordinary shares are issued in registered form and certificates by way of prima facie evidence of registration are issued.

Voting Rights

Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote, including the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of the meeting, by at least five shareholders present, or by shareholders holding one-tenth of the voting rights of the total voting rights of all shareholders having the right to attend and vote at the meeting, before or on the declaration of the result of the show of hands.

A quorum required for a meeting of shareholders consists of at least a number of shareholders present in person or by proxy and entitled to vote representing the holders of not less than thirty-three percent of our issued voting share capital. Shareholders’ meetings are held annually and may be convened by the board of directors or its chairman on its or his own initiative, but not by shareholders. Advanced notice of at least 21 days (but not more than 60 days) is required for the convening of annual general meetings of shareholders and any extraordinary general meeting calling for the passing of any special shareholder resolution, and advanced notice of at least 14 days (but not more than 60 days) is required for the convening of all other shareholder meetings.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in person or by proxy at a general meeting of our company, while a special resolution requires the affirmative vote of three-fourths of the votes cast in person or by proxy at a general meeting of our company or the unanimous written consent of all shareholders entitled to vote at such meeting. A special resolution is required for matters such as removing a director, changing our name or amending the Memorandum and Articles of Association. Holders of ordinary shares, which are currently the only shares carrying the right to vote at our general meetings, have the power, among other things, to elect directors, appoint auditors, and make changes in the amount of our authorized share capital.

Dividends

The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test. See “Dividends and Dividend Policy” for more information.

Liquidation

If we were to be liquidated, the liquidator may, upon a special resolution of the shareholders, divide among the shareholders in cash or in kind the whole or any part of our assets, in a manner proportionate to their shareholdings, and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, upon a special resolution of the shareholders, thinks fit, provided that a shareholder shall not be compelled to accept any shares or other assets that subject such shareholder to liability.

Miscellaneous

Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register and, if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

History of Share Issuances

The following is a summary of issuances of ordinary shares (on a post-split basis, unless otherwise indicated) and preference shares convertible into ordinary shares:

•	As of December 31, 2003, 998,675,840 ordinary shares were authorized for issuance pursuant to our 2001 Stock Plan and our 2001 Regulation S Stock Plan, 480,780,480 ordinary shares were subject to outstanding options under such plans and 162,595,000 ordinary shares were outstanding resulting from the exercise of options granted under such plans. Prior to December 31, 2003, we issued ordinary shares pursuant to the exercise of options granted under these plans at per share exercise prices ranging from US$0.005 to US$0.10 (on a post-split basis). Such amounts have been paid in cash or pursuant to full-recourse promissory notes.

•

As of December 31, 2003, 53,656,650 Series A convertible preference shares were authorized for issuance pursuant to our 2001 Preference Shares Stock Plan and our 2001 Regulation S Preference Shares Stock Plan, 10,303,340 Series A convertible preference shares were subject to outstanding options under such plans and 37,538,208 Series A convertible preference shares were outstanding from the exercise of options granted under such plans. All options outstanding under these plans will be exercisable for ordinary shares upon the completion of the global offering. Prior to December 31, 2003, we issued Series A convertible preference shares, from time to time, pursuant to the exercise of options granted under these plans at per share exercise prices ranging from US$1.11 to US$3.50, which shares are convertible into pre-split ordinary shares on a one-to-one basis. Such amounts have been paid in cash or pursuant to full-recourse promissory notes.

•	On September 25, 2001, we entered into an agreement to sell Series A convertible preference shares to certain investors at a per share purchase price of US$1.11, which purchase price was paid in cash. As of December 31, 2003, we had issued or subscribed 917,439,166 Series A convertible preference shares pursuant to such agreement, which are convertible into pre-split ordinary shares on a one-to-one basis, for US$1,019.4 million, of which US$0.4 million is outstanding as a subscription receivable.

•	On January 25, 2002, we entered into an agreement to sell Series A-2 convertible preference shares to an investor at a per share purchase price of US$1.18. Such purchase price was paid in cash. We have issued 42,373,000 Series A-2 convertible preference shares pursuant to such agreement, which shares are convertible into pre-split ordinary shares on a one-to-one basis, for US$50 million.

•	On April 12, 2002, our board of directors approved the issuance of up to 50,000,000 Series B convertible preference shares to our technology partners from time to time at a minimum per share purchase price of US$3.00. The ratio at which such shares are convertible into pre-split ordinary shares increases from time to time upon the issuance of Series C convertible preference shares and Series D convertible preference shares. As of December 31, 2003, the Series B convertible preference shares were convertible into pre-split ordinary shares at a conversion rate of approximately 1.09. Such conversion rate was adjusted automatically upon the issuance of Series D convertible preference shares to Motorola and MCEL in January 2004 to approximately 1.12. As of December 31, 2003, we have issued 2,350,000 Series B convertible preference shares, which were convertible as of December 31, 2003 into 25,636,360 ordinary shares, for US$4.0 million. In addition, we have issued a warrant which is automatically exercisable at an exercise price of US$3.50 upon the attainment of certain milestones into 57,143 Series B convertible preference shares, which were convertible as of December 31, 2003 into 623,380 ordinary shares. None of the milestones set forth in such warrant have been achieved. We have also issued a warrant that is automatically exercisable at an exercise price of US$3.00 per share upon the attainment of certain milestones into 1,666,667 Series B convertible preference shares, which were convertible as of December 31, 2003 into 18,181,820 ordinary shares. As of December 31, 2003, 83,333 Series B convertible preference shares, which were convertible as of December 31, 2003 into 909,090 ordinary shares, had been issued pursuant to such warrant upon the attainment of the first milestone. An additional 750,000 Series B convertible preference shares, which were convertible as of December 31, 2003 into 8,181,820 ordinary shares, have been issued pursuant to such warrant upon the attainment of the second milestone, the first public filing of this prospectus. In addition, such warrant is exercisable for 833,334 Series B convertible preference shares if the third milestone is achieved prior to the completion of the global offering. If the third milestone is achieved after the completion of the global offering, such warrant will be exercisable for the number of ordinary shares into which such Series B convertible preference shares are convertible immediately prior to the completion of the global offering. For more information on these warrants, see notes 8 and 14 to our consolidated financial statements. The purchase price for Series B convertible preference shares was paid or will be paid in the form of license and technology transfers. We have additionally issued a promissory note in the principal amount of US$15.0 million which was convertible into 4,285,714 Series B convertible preference shares at a conversion price of US$3.50, which were convertible as of December 31, 2003 into 46,753,240 ordinary shares. As of December 31, 2003 the noteholder had elected to redeem this note for cash.

•	On September 8, 2003, we entered into an agreement to sell Series C convertible preference shares to certain investors at a per share purchase price of US$3.50, which purchase price was or will be paid in cash. On September 22, 2003, such agreement was amended and restated to provide for the issuance of Series C convertible preference shares to additional investors, and on December 19, 2003, such agreement was amended and restated to provide for the issuance of additional Series C convertible preference shares. As of December 31, 2003, we had issued or subscribed 181,718,858 Series C convertible preference shares, which are convertible into 3,180,080,180 ordinary shares, and warrants to purchase 17,999,959 Series C convertible preference shares, for US$636.0 million. As of December 31, 2003, the purchasers of 31,285,713 such Series C convertible preference shares had not yet received government approval to remit to us the U.S. dollar purchase price for such shares. The holders of the warrants have agreed that the warrants will expire unexercised upon completion of the global offering.

•	On September 23, 2003, we entered into an agreement to sell 102,857,143 Series D convertible preference shares at a purchase price of US$3.50 per share and to issue warrants to purchase 10,285,714 Series D convertible preference shares to Motorola and its wholly owned subsidiary, MCEL. On December 5, 2003, we issued 7,142,857 Series D convertible preference shares and a warrant to purchase 714,286 Series D convertible preference shares to Motorola, and in January 2004, we issued 95,714,286 Series D convertible preference shares and warrants to purchase an aggregate of 9,571,428 Series D convertible preference shares to Motorola and MCEL. The warrants have an exercise price of US$0.01 per share and will become exercisable after March 31, 2005 for 172,496,390 ordinary shares (on an as-converted post-split basis) if the price to the public in the global offering is less than US$0.35 per ordinary share (on a post-split basis). These Series D convertible preference shares are convertible into 1,724,964,070 ordinary shares.

•	On September 23, 2003, we entered into agreements to sell an aggregate of 2,342,856 Series D convertible preference shares to two technology partners at a purchase price of US$3.50 per share. Such shares shall be issued in exchange for machinery, equipment and technology upon the closing of our technology transactions with them, which we anticipate will occur in the first quarter of 2004. These Series D convertible preference shares are convertible into an aggregate of 39,290,830 ordinary shares.

Preference Shares

Upon the closing of the global offering, all our convertible preference shares issued or issuable as of December 31, 2003 will convert into an aggregate of 13,299,009,450 post-split ordinary shares, the Series D convertible preference shares issued in connection with our acquisition in January 2004 of the assets constituting Motorola’s fab in Tianjin, China will convert into an aggregate of 1,605,174,900 post-split ordinary shares, the Series D convertible preference shares issuable upon the closing of our transactions with two technology partners, which we anticipate will occur in the first quarter of 2004, will convert into 39,290,830 post-split ordinary shares and the Series A-1 non-convertible preference shares will be redeemed by us for a nominal amount. Our Articles of Association provide that no accrued and unpaid dividends on such convertible preference shares shall be payable in the event of such conversion.

Pursuant to the Articles of Association to be adopted in connection with the global offering, our board of directors has the authority, without further action by the shareholders, to issue up to 5,000,000,000 preference shares in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the ordinary shares. Our board of directors, without shareholder approval, is also permitted to issue preference shares with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our ordinary shares. Subject to the directors’ duty of acting in the best interest of our company, preference shares can be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preference shares may have the effect of decreasing the market price of the ordinary shares and may adversely affect the voting and other rights of the holders of ordinary shares. No such preference shares have been issued, and we have no present plans to issue any such preference shares.

Warrants

We have issued warrants to purchase an aggregate of 1,723,810 Series B convertible preference shares, warrants to purchase an aggregate of 17,999,959 Series C convertible preference shares and warrants to purchase an aggregate of 10,285,714 Series D convertible preference shares, which were convertible as of December 31, 2003 into 18,805,200, 314,999,280 and 11,978,920 post-split ordinary shares, respectively. 83,333 Series B convertible preference shares have been issued pursuant to one such warrant and an additional 750,000 Series B convertible preference shares were issued pursuant to the same warrant upon the public filing of this prospectus. The remaining shares issuable under the Series B convertible preference share warrants are exercisable upon the attainment of certain milestones. For more information on these warrants, see notes 8 and 14 to our consolidated financial statements. The warrants to purchase Series C convertible preference shares will terminate upon completion of the global offering. The warrants to purchase Series D convertible preference shares will remain outstanding after completion of the global offering if the price to the public in the global offering is less than US$0.35 per ordinary share (on a post-split basis) and will become exercisable on March 31, 2005 for 172,496,390 ordinary shares (on an as-converted post-split basis).

Registration Rights

In connection with the global offering, we have entered into an amended and restated registration rights agreement with substantially all of our securityholders excluding our employees (other than Richard R. Chang) and certain original investors, which agreement by its terms is expected to take effect upon effectiveness of the registration statement of which this prospectus forms a part. See “Related Party Transactions—Registration Rights Agreement” for more information on the terms of this agreement.

Differences in Corporate Law

The Companies Law of the Cayman Islands is modeled after that of England but does not follow recent United Kingdom statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to our company and the laws applicable to Delaware companies and their shareholders.

Mergers and Similar Arrangements

Cayman Islands law does not provide for mergers as that expression is understood under U.S. corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the same terms as the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of United States corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of the shares. However, appraisal rights would also not be available to shareholders of a Delaware target in a business combination transaction if the shares of the target were listed on a national securities exchange and target shareholders receive only shares of a corporation which shares are also listed on a national securities exchange.

Shareholders’ Suits

A shareholder of a Delaware corporation has the right to bring a derivative action on behalf of the corporation if the shareholder was a shareholder of the corporation at the time of the transaction in question. Our Cayman Islands counsel, Maples and Calder Asia, is not aware of any reported class action having been brought in a Cayman Islands court. However, a class action suit could nonetheless be brought in the United States courts pursuant to an alleged violation of the securities laws in the United States. Derivative actions have been brought but were unsuccessful for technical reasons. In principle, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which are of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected only if authorized by more than a simple majority vote (which has not be obtained); or

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, there are indications that the courts are moving towards a objective standard with regard to the required skill and care.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Articles of Association provide that shareholders may approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our Articles of Association allow our shareholders to make proposals for consideration and determination by all shareholders at annual general meetings, subject to compliance with the specified notice provisions, but our Articles of Association specifically prohibit the ability of a shareholder to call a special meeting.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Articles of Association specifically do not allow cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Articles of Association, directors can be removed with or without cause, but only by the vote of holders of three-fourths of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, a dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under our Articles of Association, our company may be dissolved, liquidated or wound up only by the vote of holders of three-fourths of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote of holders of three-fourths of the shares of such class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Memorandum and Articles of Association may only be amended with the vote of holders of three-fourths of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such if they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, our best interests, in a manner that was not willfully or grossly negligent, and, with respect to any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation. In addition, we intend to enter into indemnification agreements with each of our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association. See “Related Party Transactions” for more information on these indemnification arrangements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-Takeover Provisions in Memorandum and Articles of Association

Some provisions of the Memorandum and Articles of Association to be adopted in connection with the global offering may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders;

•	prohibit cumulative voting in the election of directors;

•	prevent the ability of shareholders to call special meetings of shareholders;

•	create a classified board of directors pursuant to which our directors are elected for staggered terms, which means that shareholders can only elect, or remove, a limited number of directors in any given year; and

•	establish advance notice requirements for nominating board of directors nominees or for proposing matters that can be acted on by shareholders at shareholder meetings.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for what they believe in good faith to be in the best interests of our company.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by foreign law or by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

Transfer Agent and Registrar

We have appointed Computershare Hong Kong Investor Services Limited as the transfer agent and registrar for our ordinary shares. The transfer agent’s address is Room 1901-5, 19th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.

Listing

We have applied to list the ADSs on the New York Stock Exchange under the symbol “SMI” and the ordinary shares on the Hong Kong Stock Exchange under the stock code “981.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank as depositary will issue the ADSs which you may receive in the global offering. Each ADS will represent an ownership interest in 50 ordinary shares, which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, yourself as an ADR holder and other holders of ADRs. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and a statement will be mailed to you which reflects your ownership interest in such ADSs. In our description, references to American depositary receipts, or ADRs, shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights as a shareholder on your behalf. Your rights as an ADR holder as well as the rights and obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Share Dividends and Other Distributions

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying ordinary shares that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to:

•	appropriate adjustments for taxes withheld;

•	such distribution being impermissible or impracticable with respect to certain registered holders; and

•	deduction of the depositary’s expenses in:

•	converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis;

•	transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis;

•	obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time; and

•	making any sale by public or private means in any commercially reasonable manner.

If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Ordinary Shares. In the case of a distribution in ordinary shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any ordinary shares which would result in fractional ADSs will be sold, and the net proceeds will be distributed to the ADR holders entitled thereto.

•	Rights to Receive Additional Shares. In the case of a distribution of rights to subscribe for additional ordinary shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights. However, if we do not furnish such evidence or if the depositary determines it is not practical to distribute such rights, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute such securities or property in any manner it deems equitable and practicable;

•	to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash; or

•	hold the distributed property in which case the ADSs will also represent the distributed property.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, ordinary shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

The depositary will issue ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such ordinary shares.

Ordinary shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such ordinary shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited ordinary shares (including those being deposited by or on our behalf in connection with the global offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited ordinary shares. The deposited ordinary shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that certicated ADRs be issued.

When you turn in your ADSs at the depositary’s office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying ordinary shares to an account designated by you maintained by us, in the case of shares in registered form, or transfer to an account of an accredited financial institution on your behalf in the case of shares in bearer form. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary, or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis.

Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholders’ meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the ordinary shares which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying ordinary shares or other deposited securities, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled:

•	to receive a dividend, distribution or rights, or

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

all subject to the provisions of the deposit agreement.

Reports and Other Communications

The depositary will make available for inspection by ADR holders at the depositary’s office any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the U.S. Securities and Exchange Commission, or the SEC.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, summaries of them, to ADR holders.

Fees and Expenses

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is US$5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a share dividend or share split declared by us or an exchange of shares regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$1.50 per ADR or ADRs for transfers of certificated ADRs made;

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee for the distribution of securities, such fee being in an amount equal to the fee for the execution and delivery of ADSs that would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary, including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment, in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation.

We will pay all other charges and expenses of the depositary and any agent of the depositary, except the custodian, pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may deduct the amount thereof from any cash distributions, or sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities, except under limited circumstances mandated by securities regulations. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days’ prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary’s only responsibility will be to deliver deposited securities to ADR holders who surrender their ADRs, and to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Prior to the issue, registration, registration of transfer, split-up, combination or cancellation of any ADRs or the delivery of any distribution in respect of the ADRs, the depositary and its custodian may require you to:

•	make payment of:

•	any stock transfer or other tax or other governmental charge;

•	any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register; and

•	any applicable fees and expenses described in the ADR;

•

produce proof satisfactory to it of the identity and genuineness of any signature and such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, and compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	comply with such regulations as the depositary may establish consistent with the deposit agreement.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	any present or future law, regulation of the United States, Hong Kong, China or any other country, or of any governmental or regulatory authority or stock exchange, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act that the deposit agreement or any ADR provides shall be done or performed by it;

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or fails to take any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs that, in our opinion, may involve us in expense or liability if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, and banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall the depositary or any of its agents be liable for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

From time to time we may request you and other holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which you and other holders and beneficial owners own or owned ADSs;

•	the identity of any other persons then or previously interested in such ADSs; and

•	the nature of such interest and various other matters.

You and other holders and beneficial owners of ADSs will be subject to the provisions of the Hong Kong Securities and Futures Ordinance and any other regulations of Hong Kong relating to disclosure of interests in shares. Under such Ordinance, you may have a duty to notify us and the Hong Kong Stock Exchange if you become aware that your interest in our ordinary shares (including your interest in our ordinary shares represented by ADSs) equals or exceeds 5% of our outstanding share capital. You may also be required to further notify us and the Hong Kong Stock Exchange of certain changes in your interest in the shares after the first notification. Under such Ordinance, we are obligated to make inquiries if we know or reasonably believe your interest in our ordinary shares (including your interest in our ordinary shares represented by ADSs) exceeds 5% of our then-outstanding share capital. The depositary has agreed that it will use reasonable efforts to comply with our written instructions requesting that it forward any such requests for information relating to your interests to you. By holding an ADS or an interest therein, you will be agreeing to comply with such requests.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities, unless the deposit agreement provides otherwise, until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decide it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of ordinary shares (or rights to receive ordinary shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying ordinary shares or other ADSs are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs; and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying ordinary shares;

•	assigns all rights in such ordinary shares to the depositary;

•	holds such ordinary shares for the account of the depositary; and

•	will deliver such ordinary shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time, excluding those evidenced by pre-released ADSs. However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

SHARES ELIGIBLE FOR FUTURE SALE

Before the global offering, there has not been a public market for our ordinary shares or ADSs. Future sales by us or our existing shareholders of substantial amounts of our ordinary shares or ADSs in the public markets after the global offering could adversely affect market prices prevailing from time to time. As described below, only a limited number of the shares currently outstanding will be available for sale immediately after the global offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our ordinary shares or ADSs, including shares issued upon exercise of outstanding options and warrants, in the public markets in the United States or Hong Kong, or the possibility of such sales, could negatively impact the market price in either the United States or Hong Kong of our ordinary shares and ADSs and our ability to raise equity capital in the future.

Upon completion of the global offering, our capitalization on a post-split as-converted basis will be as follows:

•	we will have outstanding 18,216,373,180 ordinary shares, including ordinary shares represented by ADSs, of which 4,545,455,000 ordinary shares, including ordinary shares represented by ADSs, will be publicly held by investors participating in the global offering, and 13,670,918,180 ordinary shares will be held by our existing shareholders, including (i) 1,605,174,900 ordinary shares issuable upon conversion of Series D convertible preference shares issued in January 2004 to Motorola and its subsidiary, MCEL, in connection with our acquisition of assets constituting Motorola’s fab in Tianjin, China, and (ii) 39,290,830 ordinary shares issuable upon conversion of Series D convertible preference shares issuable to two technology partners upon the closing of our technology transactions with them, which we anticipate will occur in the first quarter of 2004;

•	an additional 583,813,880 ordinary shares will be issuable upon exercise of options that were outstanding as of December 31, 2003 and that do not terminate upon completion of the global offering, of which 67,176,200 ordinary shares will be issuable pursuant to options that will be vested and exercisable within 180 days after the date of this prospectus;

•	an additional 29,875,030 ordinary shares will be issuable upon exercise of warrants that were outstanding as of December 31, 2003 and that may not terminate upon completion of the global offering, of which 17,272,730 ordinary shares will be issuable upon automatic exercise of a warrant in connection with the achievement of certain milestones, 623,380 ordinary shares will be issuable upon automatic exercise of a warrant in connection with the achievement of certain other milestones and 11,978,920 ordinary shares will become issuable March 31, 2005 pursuant to a warrant that will remain outstanding after completion of the global offering if the price to the public in the global offering is less than US$0.35 per ordinary share (on a post-split basis); and

•	an additional 160,517,470 ordinary shares will become issuable March 31, 2005 pursuant to warrants issued in connection with our acquisition in January 2004 of the assets constituting Motorola’s fab in Tianjin, China, which warrants will remain outstanding after completion of the global offering if the price to the public in the global offering is less than US$0.35 per ordinary share (on a post-split basis).

Legal Restrictions on Transfers of Shares

All of the 4,545,455,000 ordinary shares, including ordinary shares represented by ADSs, offered in the global offering will be freely tradable in the United States without restriction or further registration under the Securities Act, unless the shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. Ordinary shares or ADSs purchased in the global offering by an affiliate may not be resold in the United States, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 as described below.

The remaining 15,960,276,560 ordinary shares outstanding or issuable upon exercise of outstanding options and warrants that may not terminate upon completion of the global offering may be sold in the United States only pursuant to an effective registration statement or an exemption from registration, including an exemption from registration under Rule 144 or Rule 701 under the Securities Act described below. In addition, some of these shares may be subject to the contractual restrictions described below. All of these shares will be freely tradable on the Hong Kong Stock Exchange, subject to the contractual restrictions described below.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned “restricted securities” for at least one year would be entitled to sell in the United States, within any three-month period, a number of shares that is not more than the greater of:

•	1% of the number of our ordinary shares then outstanding; and

•	the average weekly trading volume of the ordinary shares on all exchanges during the four calendar weeks before a notice of the sale on Form 144 is filed with the U.S. Securities and Exchange Commission.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date these shares were acquired from us or from our affiliate, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares in the United States without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

Beginning 90 days after the date of this prospectus, any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner of sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Contractual Restrictions on Transfers of Shares

180-day Lock-up

In connection with the global offering, we have entered into an amended and restated registration rights agreement, which agreement by its terms is expected to take effect upon effectiveness of the registration statement of which this prospectus forms a part. Substantially all of our securityholders are a party to the agreement, other than our employees and certain original investors, except that Richard R. Chang, our Chairman, President and Chief Executive Officer, is also a party to the agreement. Pursuant to the amended and restated registration rights agreement, all parties have agreed, for a period of 180 days after the date of this prospectus, to the lock-up provisions described under “Underwriting.” In addition, we have agreed with the representatives, acting on behalf of the several underwriters, to maintain the restrictions contained in our stock option plans and original investors’ stock purchase agreements on the transfer of shares by our employees and original investors, respectively, which restrictions are similar to the lock-up provisions described above. In addition, all selling shareholders would be subject to such provisions pursuant to the underwriting agreement. The underwriters may release some or all of the shares subject to the lock-up provisions at any time without public notice.

Monetization Restrictions

Following the expiration of the 180-day lock-up period described above, each of Richard R. Chang and substantially all other parties to the amended and restated registration rights agreement that beneficially own, directly or indirectly and whether individually or as a group with its affiliates, more than 7,500,000 of our securities immediately prior to the global offering on an as-converted, post-split basis, whom we collectively refer to as our large securityholders, will continue to be subject to the transfer restrictions set forth above for a period equal to the shorter of three years from the expiration of the 180-day lock-up period and the date on which all large securityholders own collectively less than 10% of our securities on a fully diluted, post-split basis. During this period, large securityholders would be permitted to transfer their securities or enter into any of the activities described in the preceding paragraph with respect to their securities only under certain circumstances. See “Related Party Transactions—Registration Rights Agreement” for more information on the terms of the amended and restated registration rights agreement. After the 180-day lock-up period described above, this agreement may be amended, modified or revoked at any time with our consent and the consent of a two-thirds majority vote of the shareholders who are parties to such agreement.

2,011,315,950 securities, including securities issuable upon exercise of options and warrants outstanding prior to or upon completion of the global offering, are subject to the 180-day lock-up provisions but not the monetization restrictions applicable to large securityholders. As a result, these securities will become available for sale in the United States at various times after 180 days from the date of this prospectus, subject in some cases to Rule 144 volume limitations and applicable holding periods. An additional 13,948,960,610 ordinary shares (including (i) 1,605,174,900 ordinary shares issuable upon conversion of Series D convertible preference shares issued in January 2004 to Motorola and its subsidiary, MCEL, in connection with our acquisition of assets constituting Motorola’s fab in Tianjin, China, and (ii) 39,290,830 ordinary shares issuable upon conversion of Series D convertible preference shares issuable to two technology partners upon the closing of our technology transactions with them, which we anticipate will occur in the first quarter of 2004) are subject to the additional monetization restrictions on securities held by large securityholders and will only be permitted to be sold on the market at periodic intervals throughout the term of the amended and restated registration rights agreement. After the expiration of the agreement, large securityholders will be free to sell their securities subject to applicable securities laws.

Stock Options

Of the 15,186,070,180 post-split ordinary shares held by our existing shareholders upon completion of the global offering, approximately 301,447,650 shares will be unvested at the time of the global offering and subject to a right of repurchase by us and therefore will not be transferable. With respect to approximately 90,887,650 of these shares, our right of repurchase will lapse 180 days after the date of this prospectus and such shares will then become transferable, subject to applicable securities laws. Shortly after the global offering, we intend to file a registration statement on Form S-8 under the Securities Act to register up to              ordinary shares reserved for issuance under our stock option plans, including plans under our 2004 global equity incentive compensation program. Any vested shares registered under the Form S-8 registration statement will be available for sale in the public market immediately upon effectiveness of the registration statement, subject to the lock-up period and the Rule 144 volume limitations applicable to our affiliates.

TAXATION

United States Federal Income Taxation

The following summary constitutes the opinion of Shearman & Sterling LLP as to the material U.S. federal income tax consequences to a U.S. Holder, as defined below, of the acquisition, ownership and disposition of our ADSs and ordinary shares.

Except where noted, this summary deals only with ADSs and ordinary shares that are held as capital assets by U.S. Holders and are acquired in this offering. This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special treatment under the U.S. federal income tax laws, including:

•	banks;

•	dealers in securities or currencies;

•	financial institutions;

•	real estate investment trusts;

•	insurance companies;

•	tax-exempt organizations;

•	persons holding ADSs or ordinary shares as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

•	traders in securities that have elected the mark-to-market method of accounting;

•	persons liable for the alternative minimum tax;

•	persons who own more than 10% of our voting shares; or

•	U.S. persons whose “functional currency” is not the U.S. dollar.

This summary is based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

A U.S. Holder considering the purchase, ownership or disposition of ADSs or ordinary shares is urged to consult its own tax advisor concerning the U.S. federal income tax consequences as well as any consequences arising under the laws of any other taxing jurisdiction in light of the particular circumstances of the U.S. Holder.

A U.S. Holder is a beneficial owner of ADSs or ordinary shares that is a U.S. person. A U.S. person is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation, regardless of its source; or

•	a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership holds ADSs or ordinary shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding ADSs or ordinary shares is urged to consult its own tax advisors.

ADSs or Ordinary Shares. In general, for U.S. federal income tax purposes, a U.S. Holder of ADSs will be treated as the owner of the underlying ordinary shares that are represented by such ADSs. Deposits and withdrawals of ordinary shares in exchange for ADSs will not be subject to U.S. federal income taxation.

Distributions on ADSs or Ordinary Shares. Subject to the discussion under “—Passive Foreign Investment Company Rules” below, the gross amount of the cash distributions on the ADSs or ordinary shares will be taxable to a U.S. Holder as dividends to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to certain limitations, dividends paid to noncorporate U.S. Holders, including individuals, may be eligible for a reduced rate of taxation if we are deemed to be a “qualified foreign corporation” for U.S. federal income tax purposes. A qualified foreign corporation includes:

•	a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program; and

•	a foreign corporation if its stock with respect to which a dividend is paid or its ADSs backed by such stock are readily tradable on an established securities market within the United States,

but does not include an otherwise qualified corporation that is a passive foreign investment company. We believe that we will be a qualified foreign corporation for so long as we are not a passive foreign investment company and the ordinary shares or ADSs are considered to be readily tradable on an established securities market within the United States. A U.S. Holder that exchanges its ADSs for ordinary shares may not be eligible for the reduced rate of taxation on dividends if the ordinary shares are not readily tradable on an established securities market within the United States. Our status as a qualified foreign corporation, however, may change.

Dividends will be includable in a U.S. Holder’s gross income on the date actually or constructively received by such U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. These dividends will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

To the extent that the amount of any cash distribution exceeds our current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or ordinary shares (thereby increasing the amount of gain, or decreasing the amount of loss, a U.S. Holder would recognize on a subsequent disposition of the ADSs or ordinary shares), and the balance in excess of adjusted basis will be subject to tax as capital gain.

To the extent we pay dividends on the ADSs or the ordinary shares in Hong Kong dollars, the U.S. dollar value of such dividends should be calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the dividend, regardless of whether the Hong Kong dollars are converted into U.S. dollars at that time. If Hong Kong dollars are converted into U.S. dollars on the date of actual or constructive receipt of such dividends, the tax basis of the U.S. holder in such Hong Kong dollars will be equal to their U.S. dollar value on that date and, as a result, the U.S. Holder generally should not be required to recognize any foreign currency exchange gain or loss. Any gain or loss recognized on a subsequent conversion or other disposition of the Hong Kong dollars generally will be treated as U.S. source ordinary income or loss.

It is possible that distributions of ADSs or ordinary shares that are received as part of a pro rata distribution to all of our ordinary shareholders may not be subject to U.S. federal income tax. The basis of the new ADSs or ordinary shares so received will be determined by allocating a U.S. Holder’s basis in the old ADSs or ordinary shares between the old ADSs or ordinary shares and the new ADSs or ordinary shares received, based on their relative fair market values on the date of distribution.

Dividends paid on the ADSs or ordinary shares will generally constitute “passive income” or, in the case of certain U.S. Holders, “financial services income” and will be treated as income from sources without the United States for U.S. foreign tax credit limitation purposes.

Sale, Exchange or Other Disposition of ADSs or Ordinary Shares. Subject to the discussion under “—Passive Foreign Investment Company Rules” below, upon the sale, exchange or other disposition of ADSs or ordinary shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition and the adjusted tax basis of the U.S. Holder in the ADSs or ordinary shares. A U.S. Holder’s tax basis in an ADS or an ordinary share will be, in general, the price it paid for that ADS or ordinary share. The capital gain or loss generally will be long-term capital gain or loss if, at the time of sale, exchange or other disposition, the U.S. Holder has held the ADS or ordinary share for more than one year. Net long-term capital gains of noncorporate U.S. Holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations. Any gain or loss that a U.S. Holder recognizes generally will be treated as gain or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

Passive Foreign Investment Company Rules. Based on the projected composition of our income, the timing of our anticipated capital expenditures and valuation of our assets, we do not expect to be a passive foreign investment company for 2004 and do not expect to become one in the future, although this may change.

In general, we will be deemed to be a passive foreign investment company for any taxable year in which either (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value (determined on the basis of a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income.

If we are a passive foreign investment company for any taxable year (i) dividends paid by us to U.S. Holders would not be eligible for the reduced rate of taxation applicable to non-corporate U.S. Holders, including individuals (see “—Distributions on ADSs or Ordinary Shares” above) and could also be subject to an interest charge, and (ii) U.S. Holders that hold ADSs or ordinary shares would generally be required to treat any gain on the sale of the ADSs or ordinary shares held by them as ordinary income and pay an interest charge on the value of the deferral of their U.S. federal income tax attributable to such gain.

If a U.S. Holder owns ADSs or ordinary shares during any year that we are a passive foreign investment company, the U.S. Holder must file Internal Revenue Service Form 8621.

A U.S. Holder is urged to consult its own tax advisors concerning the availability of making a mark-to-market election or a qualified electing fund election and the U.S. federal income tax consequences of holding the ADSs or ordinary shares if we are deemed to be a passive foreign investment company in any taxable year.

Information Reporting and Backup Withholding. In general, unless a U.S. Holder belongs to a category of certain exempt recipients (such as corporations), information reporting requirements will apply to distributions on ADSs or ordinary shares made within the United States and to the proceeds of sales of ADSs or ordinary shares that are effected through the U.S. office of a broker or the non-U.S. office of a broker that has certain connections with the United States. Backup withholding may apply to these payments if a U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status, fails to report in full dividend and interest income or, in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax, provided the U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Cayman Islands Taxation

The following summary constitutes the opinion of Maples and Calder Asia as to the material Cayman Islands tax consequences of acquiring, owning and transferring our ADSs and ordinary shares.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. You will not be subject to Cayman Islands taxation on payments of dividends or upon the repurchase by us of your ADSs or ordinary shares. In addition, you will not be subject to withholding tax on payments of dividends or distributions, including upon a return of capital, nor will gains derived from the disposal of ADSs or ordinary shares be subject to Cayman Islands income or corporation tax.

No Cayman Islands stamp duty will be payable by you in respect of the issue or transfer of ADSs or ordinary shares. However, an instrument transferring title to an ADS or ordinary share, if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty. The Cayman Islands are not party to any double taxation treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

We were incorporated under the laws of the Cayman Islands as an exempted company and, as such, obtained an undertaking in April 2000 from the Governor in Council of the Cayman Islands substantially that, for a period of twenty years from the date of such undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profit or income or gains or appreciation shall apply to us and no such tax and no tax in the nature of estate duty or inheritance tax will be payable, either directly or by way of withholding, on our ADSs or ordinary shares.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands holding company. We are incorporated in the Cayman Islands because of the following benefits associated with being a Cayman Islands corporation:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provides significantly less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, most of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of our or such persons’ assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. We have appointed CT Corporation System, New York, New York, as our agent for service of process in the United States with respect to any action brought against us in the United States District Court for the Southern District of New York under the securities laws of the United States or any State of the United States or under the deposit agreement or the ADRs referred to under “Description of American Depositary Shares,” or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder Asia, our counsel as to Cayman Islands law, Slaughter and May, our counsel as to Hong Kong law, and Jingtian & Gongcheng and Fangda Partners, our counsel as to Chinese law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands, Hong Kong and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or

•	be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Maples and Calder Asia has further advised us that a final and conclusive judgment in federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the Courts of the Cayman Islands under the common law doctrine of obligation.

UNDERWRITING

The global offering consists of a U.S. offering, an international offering and a public offering in Hong Kong. Credit Suisse First Boston (Hong Kong) Limited is acting as the global coordinator, and Credit Suisse First Boston (Hong Kong) Limited and Deutsche Bank AG, Hong Kong Branch are acting as joint bookrunners for the global offering.

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we and the selling shareholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. are acting as representatives for the U.S. underwriters and Credit Suisse First Boston (Hong Kong) Limited and Deutsche Bank AG, Hong Kong Branch are acting as representatives for the international underwriters, the following respective numbers of ADSs:

U.S. Underwriters	Number of ADSs
Credit Suisse First Boston LLC
Deutsche Bank Securities Inc.
Bear, Stearns & Co. Inc.
Needham & Company, Inc.
SG Cowen Securities Corporation
ThinkEquity Partners
Thomas Weisel Partners LLC
WR Hambrecht + Co, LLC

Total ADSs

International Underwriters	Number of ADSs
Credit Suisse First Boston (Hong Kong) Limited
Deutsche Bank AG, Hong Kong Branch
Nomura International plc
ABN AMRO Rothschild
DBS Bank Ltd

Total ADSs

All sales of ADSs in the United States will be made through U.S. registered broker-dealers. The U.S. underwriters and the international underwriters may elect to receive all or a portion of their allotment of ADSs (including ADSs purchased pursuant to the overallotment option described below) in the form of ordinary shares in order to accommodate requests of investors.

The U.S. underwriters and the international underwriters are referred to collectively as the underwriters, and the U.S. representatives and the international representatives are referred to collectively as the representatives in this section, in each case where the context requires.

The underwriting agreement provides that the underwriters are obligated to purchase all the ADSs in the U.S. offering and international offering if any are purchased, other than those ADSs covered by the overallotment option described below. The underwriting agreement also provides that if an underwriter defaults on its purchase commitment, the purchase commitments of non-defaulting underwriters may be increased or the global offering of ADSs may be terminated.

We and the selling shareholders have also entered into an underwriting agreement with the underwriters participating in the Hong Kong public offering, for which Credit Suisse First Boston (Hong Kong) Limited and Deutsche Bank AG, Hong Kong Branch, are acting as representatives, for the public offer of ordinary shares for subscription in Hong Kong. The Hong Kong public offering is conditional upon, among other things, the Listing Committee of The Stock Exchange of Hong Kong granting the listing of, and permission to deal in, ordinary shares offered in the global offering on the Hong Kong Stock Exchange.

The selling shareholders have granted to the representatives of the underwriters an option, exercisable in whole or in part at the discretion of the representatives, at any time, from time to time, on or before                 , 2004, to purchase on a pro rata basis an aggregate of up to 13,636,360 additional ADSs from the selling shareholders at the initial public offering price, less the underwriting discounts and commissions. The option may be exercised only to cover any overallotments of ADSs or ordinary shares.

The underwriters propose to offer ADSs initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of US$             per ADS. The underwriters and the selling group members may allow a discount of US$             per ADS on sales to other broker-dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker-dealers.

The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay:

	Per ADS			Total
	Without Over- Allotment	With Over- Allotment		Without Over- Allotment	With Over- Allotment
Underwriting Discounts and Commissions paid by us	US$		—	US$		—
Expenses payable by us	US$		—	US$		—
Underwriting Discounts and Commissions paid by Selling Shareholders	US$	US$		US$	US$

We estimate that our out-of-pocket expenses for this offering will be approximately US$8.0 million. We will pay for all out-of pocket expenses of the selling shareholders other than underwriting discounts and commissions and certain incidental expenses attributable to the selling shareholders. The underwriters will reimburse us for certain of our out-of-pocket expenses, including those of the selling shareholders, other than certain incidental expenses attributable to the selling shareholders.

The representatives have informed us that the underwriters do not expect sales by the underwriters to any accounts of their respective customers over which any underwriter exercises discretionary authority in respect of transactions to purchase or sell in excess of 5% of the ordinary shares and ADSs being offered in the U.S. offering, the international offering and the Hong Kong public offering.

The U.S. underwriters, the international underwriters and the Hong Kong underwriters have entered into an agreement to govern matters regarding the coordination of the global offering between the U.S. underwriters, the international underwriters and the Hong Kong underwriters. The U.S. underwriters, the international underwriters and the Hong Kong underwriters have agreed that, if the number of ordinary shares validly applied for in the Hong Kong public offering represents:

(i)	15 times or more but less than 50 times,

(ii)	50 times or more but less than 100 times, or

(iii)	100 times or more

of the number of ordinary shares initially available in such offering, then an additional 113,636,000 ordinary shares, 340,909,000 ordinary shares or 681,818,000 ordinary shares, respectively, will be reallocated to the Hong Kong public offering, such that the additional ordinary shares, when aggregated with the ordinary shares initially available in the Hong Kong public offering, will represent approximately 7.5% in the case of (i), 12.5% in the case of (ii) and 20% in the case of (iii), respectively, of the total number of ordinary shares initially available under the global offering, without giving effect to the underwriters’ overallotment option. In each such case, the number of ADSs allocated to the U.S. offering will be correspondingly reduced in such manner as the underwriters deem appropriate. Any unsold ordinary shares in the Hong Kong public offering may be reallocated to the U.S. offering and the international offering.

Ordinary shares offered in the Hong Kong public offering will be offered at a maximum price to be determined immediately prior to commencement of the Hong Kong public offering. If the public offering price per share in the U.S. offering and the international offering is less than the initial public offering price per share in the Hong Kong public offering, purchasers of shares in the Hong Kong public offering will receive a refund such that the effective Hong Kong public offering price per share, when increased by a 1% brokerage fee, a 0.005% Hong Kong Securities and Futures Commission transaction levy, a 0.002% investor compensation levy and a 0.005% Hong Kong Stock Exchange trading fee payable by purchasers and adjusted for the ratio of shares per ADS, will be equivalent to the public offering price per share in the U.S. offering and the international offering.

The closing of the U.S. offering is conditional on the closing of the international offering and the closing of the international offering is conditional on the closing of the U.S. offering. In addition, closing of the U.S. offering and the international offering is contingent upon the Hong Kong underwriting agreement becoming unconditional in all respects in accordance with its terms and is further contingent upon such agreement not being terminated.

Purchasers of the ADSs and the ordinary shares offered in the global offering may be required to pay stamp duty taxes and other charges in accordance with the laws of the country of purchase in addition to the offering price per ADS or ordinary share as set forth on the cover page of the prospectus.

From time to time, certain of the underwriters and their affiliates have provided, and will continue to provide, investment banking, commercial banking and other services (including acting as agents and lenders under the new credit facility) to us and certain existing shareholders, for which they receive customary fees and commissions. Affiliates of certain of the underwriters beneficially own, directly and indirectly, our shares.

We have agreed that we will not offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended, relating to, any ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for, or that represent the right to receive, ADSs or ordinary shares, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares, or publicly disclose that we will or may enter into any transaction described above, without the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus, whether any transaction described above is to be settled by delivery of ADSs, ordinary shares or such other securities, in cash or otherwise, except the sale of ADSs or ordinary shares to the underwriters and the Hong Kong underwriters, issuances pursuant to the exercise of employee stock options outstanding on the date hereof and the conversion of the outstanding convertible preference shares referred to in “Description of Share Capital—Preference Shares” and issuances of additional stock options or other equity-based awards pursuant to the 2004 Stock Option Plan, the 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan.

Each of our shareholders and optionholders have agreed, pursuant to the contractual restrictions described under “Shares Eligible for Future Sale—Contractual Restrictions on Transfers of Shares,” that they will not offer, sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with the U.S. Securities and Exchange Commission a registration statement under the U.S. Securities Act of 1933, as amended, relating to any ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for, or that represents the right to receive, ADSs or ordinary shares, or enter into any swap, and the international offering hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares, or publicly disclose that he, she or it will or may enter into any transaction described above, without the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus, whether any transaction described above is to be settled by delivery of ADSs, ordinary shares or such other securities, in cash or otherwise, subject to customary exceptions. The underwriters may release securities subject to the lock-ups at any time without public announcement.

In addition, pursuant to the amendment to our registration rights agreement, following the expiration of the 180-day lock-up period described above, each of Richard R. Chang and substantially all other parties to the agreement who beneficially own, directly or indirectly and whether individually or as a group with its affiliates, more than 7,500,000 of our ordinary shares immediately prior to the global offering on an as-converted post-split basis, whom we refer to as our large securityholders, have agreed that its shares would continue to be subject to the transfer restrictions set forth above for a period equal to the shorter of three years from the expiration of the 180-day lock-up period and the date on which all large securityholders own collectively less than 10% of our ordinary shares on a fully diluted basis. During this period, large securityholders would only be permitted to transfer their shares or enter into any of the activities described in the preceding paragraph with respect to their shares if:

•	we give our prior written consent to any such transfer or activity;

•	the transfer is to affiliates, family members or for estate planning purposes, as long as the transferee agrees to become bound by the provisions in the agreement; or

•	the transfer is pursuant to the permitted sales/transfers rule, and in the case of Motorola and MCEL, pursuant to a separate agreement with us, in each case as described in “Related Party Transactions—Registration Rights Agreement.”

We have undertaken to the Hong Kong Stock Exchange that, except to the extent permitted under the global offering or the overallotment option, or the issuances pursuant to the exercise of employee stock options and the conversion of the outstanding convertible preference shares referred to in “Description of Share Capital—Preference Shares,” in the first six months after the date on which dealings in the ordinary shares commence on the Hong Kong Stock Exchange, we will not allot or issue or agree to allot or issue any ordinary shares or other securities (including warrants or other convertible securities) or grant or agree to grant options or rights over any ordinary shares or other securities or enter into swap or other arrangements that transfer, in whole or in part, any part of the economic consequence of ownership of any ordinary shares or offer or agree to do any of the foregoing or announce any intention to do so, without the prior consent of the Hong Kong Stock Exchange and unless in compliance with the requirements of the Hong Kong Stock Exchange Listing Rules.

The underwriters have reserved for sale at the initial public offering price up to 4,454,460 ADSs for non-director officers, non-director employees, and other similar persons who have expressed an interest in purchasing ADSs in the global offering. The number of ADSs available for sale to the general public in the global offering will be reduced to the extent these persons purchase the reserved ADSs. These persons may elect to receive all or a portion of their reserved ADSs in the form of ordinary shares. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs.

We and the underwriters have agreed to indemnify each other against certain liabilities under the Securities Act, or contribute to payments that we and/or the underwriters may be required to make in that respect.

The ADSs have been reserved for listing on the New York Stock Exchange under the symbol “SMI.”

To meet New York Stock Exchange distribution standards for the U.S. offering, the underwriters have undertaken to distribute the ADSs in a manner so as to:

•	create a minimum of 2,000 round lots of ADSs, and

•	offer a minimum public float of 1.1 million ADSs in the United States with an offering value in excess of US$60 million.

The Hong Kong Stock Exchange has granted approval in principle for the listing of the ordinary shares on the Hong Kong Stock Exchange under the stock code “981.”

Prior to the global offering, there has been no public market for our ordinary shares or for our ADSs. The initial public offering price will be determined by negotiations between the underwriters, us and the selling shareholders. Among the factors to be considered in determining the initial public offering price of the ordinary shares and the ADSs will be prevailing market conditions, current financial conditions, assessment of our future prospects as well as the general prospects of the industry in which we compete, current market valuations of publicly traded companies that we and the underwriters believe to be reasonably comparable to us, an assessment of our results of operations in recent periods, estimates of our business potential and earnings prospects, the current state of our development and the current state of our industry and the economy as a whole. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

The initial public offering price may not correspond to the price at which our ADSs and ordinary shares will trade in the public market subsequent to the global offering and an active trading market for our ADSs and ordinary shares may not develop and continue after the global offering.

In connection with the offering of the ADSs and the ordinary shares, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. As an additional means of facilitating the offering, the underwriters will appoint one of the representatives as stabilization manager to act on their behalf who, acting directly or through one or more agents, may bid for, and purchase, or offer, and sell, ADSs or ordinary shares in the open market to stabilize the price of the ADSs or ordinary shares. The stabilization manager may, in connection with stabilizing transactions, maintain a long position in the ADSs or ordinary shares.

•	Overallotment involves sales by the underwriters of shares in excess of the number of ADSs or ordinary shares the underwriters are obligated to purchase, which creates a syndicate short position. In a covered short position, the number of ADSs or ordinary shares overallotted by the underwriters is not greater than the number of ADSs or ordinary shares that they may purchase in the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option and/or purchasing ADSs or ordinary shares in the open market.

•

Syndicate covering transactions involve purchases of the ADSs or ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs or ordinary shares to close out the short position, the underwriters will consider, among other things, the price of ADSs or ordinary shares available for purchase in the open market as compared to the price at which they may purchase ADSs or ordinary shares through the overallotment option.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs or ordinary shares originally sold by the syndicate member are purchased by the stabilization manager or its agent in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or ordinary shares or preventing or retarding a decline in the market price of the ADSs or ordinary shares. As a result, the price of our ADSs or ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, the Hong Kong Stock Exchange or otherwise and, if commenced, may be discontinued at any time, and must be brought to an end after a limited period, in any event ending on             , 2004. The underwriters are not under any obligation to engage in these activities.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

We expect that delivery of our ADSs and ordinary shares will be made against payment therefor on or about March 18, 2004, which will be the fifth business day following the date of pricing of the ADSs (this settlement cycle being referred to as “T + 5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs or ordinary shares on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the ADSs or ordinary shares initially will settle in T + 5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

No action has been taken in any jurisdiction by us, by any selling shareholders or by any underwriter that would permit a public offering of the ADSs or ordinary shares or the possession, circulation or distribution of this prospectus or any other material relating to us, the selling shareholders or the ADSs or ordinary shares, in any jurisdiction where action for that purpose is required, other than in the United States, Hong Kong and Japan. Accordingly, neither the ADSs nor the ordinary shares may be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs or ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons who receive this prospectus are advised by us and the underwriters to inform themselves about, and to observe any restrictions as to, the offering and the ADSs and ordinary shares and the distribution of this prospectus.

The ADSs and ordinary shares offered in the international offering and the Hong Kong public offering have not been registered under the Securities Act for their offer and sale as part of their initial distribution in the global offering. They have, however, been registered under the Securities Act solely for purposes of their resale in the United States in such transactions as require registration under the Securities Act. The ADSs and the ordinary shares offered in the international offering and the Hong Kong public offering will initially be offered outside the United States under Regulation S of the Securities Act. The U.S. prospectus may be used in connection with re-sales of such ADSs and ordinary shares in the United

States to the extent such transactions would not otherwise be exempt from registration under the Securities Act.

United Kingdom. Each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the completion of the global offering, will not offer or sell any ADSs or ordinary shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to any ADSs or ordinary shares in, from or otherwise involving the United Kingdom; and (iii) it only has communicated or caused to be communicated and only will communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any ADSs or ordinary shares in circumstances in which section 21(1) of the FSMA does not apply to us.

France. Each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that (i) neither this prospectus nor any offering material relating to ADSs or ordinary shares has been or will be submitted to the “Commission des Opérations de Bourse” for approval (“Visa”) in France; and (ii) it has not offered or sold and will not offer or sell any ADSs or ordinary shares or distribute or cause to be distributed any copies of this prospectus or any offering material relating to the ADSs or ordinary shares, directly or indirectly, in France, except to qualified investors (“investisseurs qualifiés”) and/or a restricted group of investors (“cercle restreint d’investisseurs”), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-1 and L. 411-2 of the Monetary and Financial Code and “Décret” no. 98-880 dated October 1, 1998.

Germany. Each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that (i) this prospectus is not a Securities Selling Prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act (Verkaufsprospektgesetz) of September 9, 1998, as amended, and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other German governmental authority; and (ii) it has not offered or sold and will not offer or sell any ADSs or ordinary shares or distribute copies of this prospectus or any document relating to the ADSs, directly or indirectly, in Germany except to persons falling within the scope of paragraph 2 numbers 1, 2 and 3 of the German Securities Prospectus Act and by doing so has not taken, and will not take, any steps which would constitute a public offering of the ADSs or ordinary shares in Germany.

Italy. The offering of the ADSs or ordinary shares has not been registered with the Commissione Nazionale per le Società e la Borsa, or “CONSOB,” in accordance with Italian securities legislation. Accordingly, each international underwriter has represented and agreed that the ADSs or ordinary shares may not be offered, sold or delivered, and copies of this prospectus or any other document relating to the ADSs or ordinary shares may not be distributed, in Italy except to Professional Investors, as defined in Art. 31.2 of CONSOB Regulation no. 11522 of 1st July, 1998, as amended, pursuant to Art. 30.2 and Art. 100 of Legislative Decree no. 58 of 24th February, 1998 (or the Finance Law) or in any other circumstance where an express exemption to comply with the solicitation restrictions provided by the Finance Law or CONSOB Regulation no. 11971 of 14th May, 1999, as amended (or the Issuers Regulation) applies, including those provided for under Art. 100 of the Finance Law and Art. 33 of the Issuers Regulation, and provided, however, that any such offer, sale, or delivery of the ADSs or ordinary shares or distribution of copies of this prospectus or any other document relating to the ADSs or ordinary shares in Italy must (i) be made in accordance with all applicable Italian laws and regulations, (ii) be made in compliance with Article 129 of Legislative Decree no. 385 of 1st September 1993, as amended (the “Banking Law

Consolidated Act”) and the implementing guidelines of the Bank of Italy (Istruzioni di Vigilanza per le banche) pursuant to which the issue, trading or placement of securities in the Republic of Italy is subject to prior notification to the Bank of Italy, unless an exemption applies depending, inter alia, on the amount of the issue and the characteristics of the securities, (iii) be conducted in accordance with any relevant limitations or procedural requirements the Bank of Italy or CONSOB may impose upon the offer or sale of the securities, and (iv) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of the Banking Law Consolidated Act, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Financial Laws Consolidated Act and the relevant implementing regulations; or by (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Law Consolidated Act, in each case acting in compliance with every applicable law and regulation.

The Netherlands. Each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that it has not offered, distributed, sold, transferred or delivered, and will not offer, distribute, sell, transfer or deliver, any ADSs or ordinary shares, directly or indirectly, in the Netherlands, as part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (“Vrijstellingsregeling Wet toezicht effectenverkeer 1995”), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions and other institutional investors, including, among others, treasuries of large enterprises, who or which regularly trade or invest in securities in a professional capacity.

Denmark. This prospectus has not been filed with or approved by the Danish Securities Council or any other regulatory authority in the Kingdom of Denmark.

The securities have not been offered or sold and may not be offered, sold or delivered directly or indirectly in Denmark, unless in compliance with Chapter 12 of the Danish Act on Trading in Securities and the Danish Executive Order No. 166 of 13 March 2003 on the First Public Offer of Certain Securities issued pursuant hereto as amended from time to time.

Norway. This prospectus has not been approved by or registered with the Oslo Stock Exchange under Chapter 5 of the Norwegian Securities Trading Act 1997. Accordingly, each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any ADSs or ordinary shares to any persons in Norway in any way that would constitute an offer to the public other than to persons who invest in securities as part of their professional activity and who are registered with the Oslo Stock Exchange in this capacity, or otherwise only in circumstances where an exemption from the duty to publish a prospectus under the Norwegian Securities Trading Act 1997 shall be applicable.

Sweden. This prospectus has not been approved by or registered with the Swedish Financial Supervisory Authority (Finansinspekitonen). Accordingly, each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any ADSs or ordinary shares to persons in Sweden, except to a “closed circle” of not more than 200 pre-selected, non-substitutable investors, under the Swedish Financial Instruments Trading Act (“Lag (1991:980) om handel med finansiella instrument”).

Belgium. Neither this prospectus nor any offering material relating to the ADSs or ordinary shares has been or will be submitted to the “Commission Bancaire et Financière/Commissie voor het Bank- en Financiewezen” for approval. Therefore, this prospectus will not constitute a prospectus under Belgium law. Accordingly, each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that neither this prospectus nor any offering material relating to the ADSs or ordinary shares may be distributed or caused to be distributed, directly or indirectly, to the public in Belgium, except to:

•	“qualified investors,” as defined in article 3, 2º of the Royal Decree of July 1999 on the public character of financial transactions and acting for their own account, and

•	a restricted group of potential investors (without the intervention of any intermediaries other than those permitted under Belgian law), defined as a group of less than 51 persons, or, without restrictions, if the consideration to be paid by each investor amounts to at least Euro 250,000.

Ireland. Each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that (i) otherwise than in circumstances which are not deemed to be an offer to the public by virtue of the provisions of the Irish Companies Acts, 1963 to 2001, it has not offered or sold, and will not offer or sell, in Ireland, by means of any document, any ADSs or ordinary shares, unless such offer or sale has been or is made to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, and it has not issued, and will not issue, in Ireland any form of application for ADSs or ordinary shares; and (ii) it has not made and will not make any offer of ADSs or ordinary shares to the public in Ireland to which the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland would apply, except in accordance with the provisions of those regulations; and (iii) it has complied, and will comply, with all applicable provisions of the Investment Intermediaries Act 1995 of Ireland, with respect to anything done by it in relation to the offer, sale or delivery of the ADSs or ordinary shares in or involving Ireland.

Switzerland. Each U.S. underwriter, international underwriter and Hong Kong underwriter has acknowledged that (i) it has not offered or sold, and will not offer or sell, the ADSs and ordinary shares to any investors in Switzerland other than on a non-public basis; (ii) this prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht); and (iii) none of this offering, the ADSs and ordinary shares has been or will be approved by any Swiss regulatory authority.

Luxembourg. Each U.S. underwriter, international underwriter and Hong Kong underwriter represents, warrants and agrees that the ADS or ordinary shares are not being offered to the public in the Grand Duchy of Luxembourg and each of the U.S. underwriters, international underwriters and Hong Kong underwriters represents, warrants and agrees that it will not offer the ADSs or ordinary shares or cause the offering of the ADSs or ordinary shares or contribute to the offering of the ADSs or ordinary shares to the public in Luxembourg, unless all the relevant legal and regulatory requirements have been complied with. In particular, this offer has not been and may not be announced to the public and offering material may not be made available to the public.

Australia. This prospectus is not a disclosure document under Chapter 6D of the Corporations Act 2001 (Cth) (the “Australian Corporations Act”), has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that (i) the offer of ADSs and ordinary shares under this prospectus is only made to persons to whom it is lawful to offer ADSs and ordinary shares without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia to only those persons as set forth in clause (i) above and (iii) such U.S. underwriter, international underwriter and Hong Kong underwriter must send the offeree a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above and unless permitted under the Australian Corporations Act agrees not to sell or offer for sale within Australia any ADSs or ordinary shares sold to the offeree within 12 months after their transfer to the offeree under this prospectus.

New Zealand. This prospectus has not been prepared or registered in accordance with the Securities Act 1978 of New Zealand. Accordingly, each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that it (i) has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares and (ii) has not distributed, and will not distribute, directly or indirectly, any offer materials or advertisements in relation to any offer of ADSs or ordinary shares, in each case in New Zealand other than (a) to persons whose principal business is the investment of money or who, in the course of and for the purpose of their business, habitually invest money or (b) in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or re-enactment, or statutory substitution for, the securities legislation of New Zealand).

Hong Kong. Each U.S. underwriter and international underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, in Hong Kong, by means of any document, any ADSs or ordinary shares other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Chapter 32 of the laws of Hong Kong); and (ii) except as permitted under the securities laws of Hong Kong, it has not issued, and will not issue, in Hong Kong any document, invitation or advertisement relating to the ADSs or ordinary shares other than with respect to ADSs or ordinary shares which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

Japan. It is expected that a public offering without listing of the ordinary shares will be made in Japan. Each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, directly or indirectly, in Japan or to or for the account of any resident of Japan, any of the ordinary shares or ADSs acquired in connection with the distribution, except in accordance with the terms and conditions of the public offering without a listing of the ordinary shares in Japan, as stated in the securities registration statement filed on February 19, 2004, as amended with the Japanese authority under, or pursuant to any exemption from the registration requirements of, the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law; and (ii) it will send any dealer who purchases from it any ordinary shares a notice stating in substance that, by purchasing such ordinary shares, the dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of the ordinary shares or ADSs, directly or indirectly, in Japan or to or for the account of any resident thereof, except in accordance with the terms and conditions of the public offering without a listing of the ordinary shares in Japan, as stated in the securities registration statement filed on February 19, 2004, as amended with the Japanese authority under, or pursuant to any exemption from the registration requirements of, the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such ordinary shares a notice containing substantially the same statement as is contained in this sentence. As used in this paragraph, “resident of Japan” means any person residing in Japan, including any corporations or other entities organized under the laws of Japan.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that it will not offer or sell ADSs or ordinary shares, nor will it make ADSs or ordinary shares the subject of an invitation for subscription or purchase, nor will it circulate or distribute this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs or ordinary shares, whether directly or indirectly, to the public or any member of the public in Singapore other than:

•	to an institutional investor or other person specified in Section 274 of the Securities and Futures Act 2001, Chapter 289, of Singapore (the Securities and Futures Act),

•	to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act, or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Taiwan. The ADSs and ordinary shares have not been registered with any authority in Taiwan. Accordingly, each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in Taiwan.

Korea. The ADSs or ordinary shares offered in the global offering have not been registered under the Korean Securities and Exchange Law, and each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, in Korea or to or for the account of any resident of Korea, any of the ADSs or ordinary shares acquired in connection with the distribution, except otherwise permitted by applicable provisions of Korean laws and regulations, including, without limitation, the Korean Securities and Exchange Law and the Foreign Exchange Transaction Law.

United Arab Emirates. Each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares, in the United Arab Emirates, except:

•	in compliance with all applicable laws and regulations of the United Arab Emirates; and

•	through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates.

People’s Republic of China. This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the People’s Republic of China. Each U.S. underwriter, international underwriter and Hong Kong underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the People’s Republic of China. For the purposes of this paragraph, the People’s Republic of China excludes Hong Kong, Macau and Taiwan.

The address of Credit Suisse First Boston LLC is Eleven Madison Avenue, New York, NY 10013. The address of Credit Suisse First Boston (Hong Kong) Limited is 45/F, Two Exchange Square, 8 Connaught Place, Central, Hong Kong. The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, NY 10005. The address of Deutsche Bank AG, Hong Kong Branch is 55th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the ADSs and the ordinary shares in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of ADSs or ordinary shares are made. Any resale of the ADSs or ordinary shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ADSs or ordinary shares.

Representations of Purchasers

By purchasing ADSs or ordinary shares in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the ADSs or ordinary shares without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under “Resale Restrictions.”

Rights of Action - Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the ADSs or ordinary shares, for rescission against us and the selling shareholders in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the ADSs or ordinary shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the ADSs or ordinary shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling shareholders. In no case will the amount recoverable in any action exceed the price at which the ADSs or ordinary shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholders will have no liability. In the case of an action for damages, we and the selling shareholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the ADSs or ordinary shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of ADSs or ordinary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs or ordinary shares in their particular circumstances and about the eligibility of the ADSs or ordinary shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the ADSs and certain legal matters as to United States and New York law will be passed upon for us by Shearman & Sterling LLP, Menlo Park, California. Certain legal matters as to United States and New York law will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the ordinary shares and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder Asia. Certain legal matters as to Hong Kong law will be passed upon for us by Slaughter and May, Hong Kong, and for the underwriters by Freshfields Bruckhaus Deringer, Hong Kong. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and Fangda Partners and for the underwriters by Haiwen & Partners.

EXPERTS

The consolidated financial statements as of December 31, 2001, 2002 and 2003 and for each of the three years ended December 31, 2003, included in this prospectus have been audited by Deloitte Touche Tohmatsu Certified Public Accountants Limited, independent auditor, 30/F, Bund Center, 222 Yan An Road East, 200002, Shanghai, China, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The property valuation report included as Annex B to this prospectus has been prepared by Chesterton Petty Limited and has been included in reliance upon such valuations given upon the authority of that firm as an expert. Chesterton Petty Limited has given and has not withdrawn its written consent to the issue of this prospectus with the inclusion of its report and the reference to its name in the form and context in which they are respectively included.

Financial Strategies Consulting Group, LLC served as an independent appraiser with respect to our assessment of the fair market value of our ordinary shares in December 2001 and December 2002 for purposes of determining our compensation expense relating to our stock option issuances. For this purpose, we relied on Financial Strategies Consulting Group, LLC as an expert in providing independent company valuations. Financial Strategies Consulting Group, LLC has given and has not withdrawn its written consent to the issue of this prospectus with the reference to its name in the form and context in which it has been included.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the global offering (all amounts are estimated except the U.S. Securities and Exchange Commission registration fee and the National Association of Securities Dealers filing fee):

U.S. Securities and Exchange Commission registration fee	US$	127,492
National Association of Securities Dealers filing fee		30,500
Stock Exchange of Hong Kong Limited listing fee		83,720
New York Stock Exchange listing fee		250,000
Legal fees and expenses		3,500,000
Accounting fees and expenses		2,000,000
Printing costs		1,000,000
Miscellaneous		1,000,000

Total	US$	7,991,712

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, or the SEC, a registration statement on Form F-1 under the Securities Act in connection with this offering of our shares and ADSs. A related registration statement on Form F-6 has also been filed with the SEC to register the ADSs as represented by the ADRs. This prospectus, which forms a part of these registration statements, does not contain all of the information set forth in these registration statements, and the exhibits and schedules thereto. We have omitted certain portions of these registration statements from the prospectus in accordance with the rules and regulations of the SEC. You should refer to these registration statements for further information. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statements are qualified in all respects by reference to the full text of such contract or document.

Upon declaration by the SEC of the effectiveness of the registration statements, we will become subject to the periodic reporting and other informational requirements of the U.S. Securities Exchange Act of 1934, as amended, applicable to a foreign private issuer. Under the Exchange Act, we will file annual reports on Form 20-F within six months of our fiscal year end and we will submit other reports and information under cover of Form 6-K with the SEC. Copies of the registration statements, their accompanying exhibits, as well as such reports and other information, when so filed, may be inspected without charge and may be obtained at prescribed rates at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330 or through its website at www.sec.gov. You may also inspect these reports and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us. We also intend to file with the SEC semi-annual and quarterly reports containing certain unaudited financial information.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Semiconductor Manufacturing International Corporation:

We have audited the accompanying consolidated balance sheets of Semiconductor Manufacturing International Corporation and its subsidiaries (the “Company”) as of December 31, 2001, 2002 and 2003 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years ended December 31, 2001, 2002 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001, 2002 and 2003 and the results of its operations and its cash flows for the above stated periods in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Touche Tohmatsu

Certifed Public Accountants Limited

Shanghai, China

January 20, 2004

(February 20, 2004 as to Note 21)

Semiconductor Manufacturing International Corporation

CONSOLIDATED BALANCE SHEETS

(In US dollars)

	December 31,
	2001	2002	2003	Pro forma
				(Unaudited)
				(Note 2)
ASSETS
Current assets:
Cash and cash equivalents	$178,920,368	$91,864,301	$445,276,334	$445,274,139
Restricted cash	50,000,000	—	—	—
Short-term investments	—	27,709,258	27,164,603	27,164,603
Accounts receivable, net of allowances of $nil in 2001, $236,851 in 2002 and $114,473 in 2003	—	20,110,115	90,538,517	90,538,517
Inventories	4,748,999	39,825,934	69,923,879	69,923,879
Prepaid expense and other current assets	1,526,433	5,557,196	15,387,319	15,387,319
Assets held for sale	—	—	32,591,363	32,591,363

Total current assets	235,195,800	185,066,804	680,882,015	680,879,820
Land use rights, net	48,913,202	49,354,292	41,935,460	41,935,460
Plant and equipment, net	478,949,879	1,290,909,507	1,523,564,055	1,523,564,055
Acquired intangible assets, net	—	14,747,500	41,120,465	41,120,465
Investments held to maturity	—	—	3,004,724	3,004,724

TOTAL ASSETS	$763,058,881	$1,540,078,103	$2,290,506,719	$2,290,504,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$102,973,518	$3,624,597	$—	$—
Redeemable convertible promissory note	—	—	15,000,000	15,000,000
Accounts payable	13,326,928	154,208,515	211,762,334	211,762,334
Note payable to stockholder	50,000,000	50,000,000	27,018,043	27,018,043
Deposit received from stockholders	76,533,021	45,842,551	38,351,407	38,351,407
Accrued expenses and other current liabilities	6,237,047	9,979,342	33,298,915	33,298,915

Total current liabilities	249,070,514	263,655,005	325,430,699	325,430,699

Long-term liabilities:
Redeemable convertible promissory note	—	14,204,721	—	—
Long-term debt	—	391,226,808	479,960,575	479,960,575

Total long-term liabilities	—	405,431,529	479,960,575	479,960,575

Total liabilities	249,070,514	669,086,534	805,391,274	805,391,274

Commitments (Note 16)

Stockholders’ equity:
Series A convertible preference shares, $0.0004 par value, 1,000,000,000 shares authorized, shares issued and outstanding 802,463,670 in 2001, 953,750,786 in 2002 and 954,977,374 in 2003 (liquidation value: $1,302,060,139)	320,985	381,499	381,990	—
Series A-1 non-convertible preference shares, $0.00001 par value, 1,000,000,000 shares authorized, shares issued and outstanding 219,499,674 in 2001, 2002 and 2003 (liquidation value: $2,195)	2,195	2,195	2,195	—
Series A-2 convertible preference shares, $0.0004 par value, 42,373,000 authorized, shares issued and outstanding and nil in 2001, 42,373,000 in 2002 and 2003 (liqudiation value: $58,000,162)	—	16,949	16,949	—
Series B convertible preference shares, $0.0004 par value, 50,000,000 authorized, shares issued and outstanding nil in 2001, 2,350,000 in 2002 and 2003 (liquidation value: $7,050,000)	—	940	940	—
Series C convertible preference shares, $0.0004 par value, 215,285,714 authorized, shares issued and outstanding nil in 2001 and 2002 and 181,718,858 in 2003 (liquidation value: $686,897,283)	—	—	72,688	—
Series D convertible preference shares, $0.0004 par value, 122,142,857 authorized, shares issued and outstanding nil in 2001 and 2002 and 7,142,857 in 2003 (liquidation value: $27,000,000)	—	—	2,857	—
Ordinary shares, $0.0004 par value, 2,245,494,480 shares authorized, shares issued and outstanding 17,827,850 in 2001, 24,143,550 in 2002 and 24,259,500 in 2003; pro forma, 13,541,604,450	7,131	9,657	9,703	5,416,642
Warrants	—	—	37,839,931	37,839,931

Additional paid-in capital	897,205,878	1,139,847,272	1,835,907,420	1,830,975,905
Subscription receivable from stockholders	(369,479,172)	(107,430,000)	(105,420,031)	(105,420,031)
Notes receivable from stockholders	(7,893,167)	(36,994,608)	(36,026,073)	(36,026,073)
Accumulated other comprehensive income (loss)	(63,841)	30,004	199,827	199,827
Deferred stock compensation	(4,685,329)	(20,843,113)	(40,582,596)	(40,582,596)
Accumulated deficit	(1,426,313)	(104,029,226)	(207,290,355)	(207,290,355)

Total stockholders’ equity	513,988,367	870,991,569	1,485,115,445	1,485,113,250

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$763,058,881	$1,540,078,103	$2,290,506,719	$2,290,504,524

The accompanying notes are an integral part of these consolidated financial statements.

Semiconductor Manufacturing International Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(In US dollars)

	Year ended December 31,
	2001	2002	2003

Sales	$—	$50,315,345	$365,823,504

Cost of sales	—	(103,110,116)	(357,701,498)
Cost of sales—Amortization of deferred stock compensation	—	(2,127,822)	(5,539,275)

Gross profit (loss)	—	(54,922,593)	2,582,731

Operating expenses:
Research and development	(9,325,711)	(37,459,380)	(32,070,123)
General and administrative	(16,870,346)	(17,781,998)	(27,911,791)
Selling and marketing	(751,129)	(4,371,243)	(9,446,819)
Amortization of deferred stock compensation *	(712,112)	(1,769,105)	(5,900,239)

Total operating expenses	(27,659,298)	(61,381,726)	(75,328,972)

Loss from operations	(27,659,298)	(116,304,319)	(72,746,241)

Other income (expenses):
Interest income	18,681,159	10,980,041	5,615,631
Interest expense	—	(176,091)	(1,424,740)
Others, net	383,623	2,897,456	2,410,850
Subsidy income	5,942,491	—	—

Total other income, net	25,007,273	13,701,406	6,601,741

Net loss	(2,652,025)	(102,602,913)	(66,144,500)

Deemed dividends on preference shares	—	—	(37,116,629)

Loss attributable to holders of ordinary shares	$(2,652,025)	(102,602,913)	(103,261,129)

Net loss per share, basic and diluted	$(0.33)	$(12.74)	$(11.35)

Shares used in calculating basic and diluted net loss per share	8,000,000	8,053,580	9,098,320

Pro forma basic and diluted net loss per share on a post-split basis (unaudited) (Notes 2, 15 and 21)			$(0.01)

Shares used in calculating pro forma basic and diluted net loss per share on a post-split basis (unaudited) (Note 2, 15 and 21)			10,914,204,700

* Amortization of deferred stock compensation related to:

Research and development	$246,443	$794,506	$2,842,775
General and administrative	445,819	569,419	1,793,185
Selling and marketing	19,850	405,180	1,264,279

Total	$712,112	$1,769,105	$5,900,239

The accompanying notes are an integral part of these consolidated financial statements.

Semiconductor Manufacturing International Corporation

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(In US dollars)

	Ordinary shares		Preference share
			Series A convertible shares		Series A-1 non-convertible shares		Series A-2 convertible shares		Series B convertible shares		Series C convertible shares		Series D convertible shares		Warrants	Additional paid-in capital	Subscription receivable from stockholders	Notes receivable from stockholders	Accumulated deficit	Accumulated other comprehensive income (loss)	Deferred stock compensation, net	Total stockholders’ equity	Comprehensive loss
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2000	8,000,000	$3,200	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	$—	$—	$—	$—	$1,225,712	$39,515	$—	$1,268,427

Exercise of employee stock options	9,827,850	3,931	6,975,720	2,790	—	—	—	—	—	—	—	—	—	—	—	8,259,971	—	(7,893,167)	—	—	—	373,525
Issuance of Series A convertible preference shares	—	—	795,487,950	318,195	—	—	—	—	—	—	—	—	—	—	—	877,790,585	(369,477,596)	—	—	—	—	508,631,184
Issuance of Series A-1 preference shares	—	—	—	—	219,499,674	2,195	—	—	—	—	—	—	—	—	—	—	(1,576)	—	—	—	—	619
Issuance of Series A preference share options to investors	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	5,757,881	—	—	—	—	—	5,757,881
Deferred stock compensation, net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	5,397,441	—	—	—	—	(4,685,329)	712,112
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,652,025)	—	—	(2,652,025)	$(2,652,025)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(103,356)	—	(103,356)	(103,356)

Balance at December 31, 2001	17,827,850	$7,131	802,463,670	$320,985	219,499,674	$2,195	—	$—	—	$—	—	$—	—	$—	$—	$897,205,878	$(369,479,172)	$(7,893,167)	$(1,426,313)	$(63,841)	$(4,685,329)	$513,988,367	$(2,755,381)

Issuance of Series A convertible preference shares	—	—	99,450,994	39,780	—	—	—	—	—	—	—	—	—	—	—	110,460,220	(95,500,000)	—	—	—	—	15,000,000
Issuance of Series A-2 convertible preference shares	—	—	—	—	—	—	42,373,000	16,949	—	—	—	—	—	—	—	49,983,191	—	—	—	—	—	50,000,140
Exercise of employee stock options	6,803,200	2,721	30,154,250	12,062	—	—	—	—	—	—	—	—	—	—	—	34,221,932	—	(29,101,441)	—	—	—	5,135,274
Repurchase of restricted shares	(487,500)	(195)	(818,350)	(328)	—	—	—	—	—	—	—	—	—	—	—	(946,220)	—	—	—	—	—	(946,743)
Issuance of Series B convertible preference shares	—	—	—	—	—	—	—	—	2,350,000	940	—	—	—	—	—	3,876,560	—	—	—	—	—	3,877,500
Exercise of Series A convertible preferred options to investors	—	—	22,500,222	9,000	—	—	—	—	—	—	—	—	—	—	—	24,991,000	—	—	—	—	—	25,000,000
Collection of subscription receivables from stockholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	357,549,172	—	—	—	—	357,549,172
Deferred stock compensation, net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	20,054,711	—	—	—	—	(16,157,784)	3,896,927
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(102,602,913)	—	—	(102,602,913)	$(102,602,913)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(35,147)	—	(35,147)	(35,147)
Unrealized gain on short-term investments		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	128,992	—	128,992	128,992

Balance at December 31, 2002	24,143,550	$9,657	953,750,786	$381,499	219,499,674	$2,195	42,373,000	$16,949	2,350,000	$940	—	$—	—	$—	$—	$1,139,847,272	$(107,430,000)	$(36,994,608)	$(104,029,226)	$30,004	$(20,843,113)	$870,991,569	$(102,509,068)

Continued

Semiconductor Manufacturing International Corporation

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(In US dollars)

	Ordinary shares		Preference share
			Series A convertible shares		Series A-1 non- convertible shares		Series A-2 convertible shares		Series B convertible shares		Series C convertible shares		Series D convertible shares		Warrants	Additional paid-in capital	Subscription receivable from stockholders	Notes receivable from stockholders	Accumulated deficit	Accumulated other comprehensive income (loss)	Deferred stock compensation, net	Total stockholders’ equity	Comprehensive loss
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Issuance of warrants to strategic partner	—	—	—	—	—	—	—	—	—	—	—	—	—	—	129,942	—	—	—	—	—	—	129,942
Issuance of Series C convertible preference shares and warrants (net of share issuance costs of $ 800,000)	—	—	—	—	—	—	—	—	—	—	180,000,000	72,000	—	—	35,645,570	593,482,430	(105,000,000)	—	—	—	—	524,200,000
Issuance of Series C convertible preference share to employees	—	—	—	—	—	—	—	—	—	—	1,718,858	688	—	—	—	8,722,585	—	—	—	—	—	8,723,273
Issuance of Series D convertible preference shares and Series D warrant for license agreements	—	—	—	—	—	—	—	—	—	—	—	—	7,142,857	2,857	2,064,419	22,932,724	—	—	—	—	—	25,000,000
Exercise of employee stock options	1,200,050	480	2,467,900	987	—	—	—	—	—	—	—	—	—	—	—	4,133,570	—	968,535	—	—	—	5,103,572
Repurchase of restricted shares	(1,084,100)	(434)	(1,241,312)	(496)	—	—	—	—	—	—	—	—	—	—	—	(1,506,787)	—	—	—	—	—	(1,507,717)
Collection of subscription receivables from stockholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	107,009,969	—	—	—	—	107,009,969
Deferred stock compensation, net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	31,178,997	—	—	—	—	(19,739,483)	11,439,514
Deemed dividend on preference shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	37,116,629	—	—	(37,116,629)	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(66,144,500)	—	—	(66,144,500)	$(66,144,500)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	143,570	—	143,570	143,570
Unrealized gain on short-term investments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	26,253	—	26,253	26,253

Balance at December 31, 2003	24,259,500	$9,703	954,977,374	$381,990	219,499,674	$2,195	42,373,000	$16,949	2,350,000	$940	181,718,858	$72,688	7,142,857	$2,857	$37,839,931	$1,835,907,420	$(105,420,031)	$(36,026,073)	$(207,290,355)	$199,827	$(40,582,596)	$1,485,115,445	$(65,974,677)

Semiconductor Manufacturing International Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In US dollars)

	Year ended December 31,
	2001	2002	2003

Operating activities:
Loss attributable to holders of ordinary shares	$(2,652,025)	$(102,602,913)	$(103,261,129)
Deemed dividends on preference shares	—	—	37,116,629

Net loss	(2,652,025)	(102,602,913)	(66,144,500)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on disposal of plant and equipment	—	—	(8,029)
Inventory provision	—	16,485,080	—
Bad debt expense	—	236,851	(122,378)
Depreciation and amortization	1,444,723	84,536,761	233,904,866
Non-cash interest expense	—	176,091	795,279
Amortization of acquired intangible assets	—	990,000	3,461,977
Amortization of deferred stock compensation	712,112	3,896,927	11,439,514
Stock compensation from Series C convertible preference shares	—	—	2,707,201
Changes in operating assets and liabilities:
Accounts receivable	—	(20,346,966)	(70,306,024)
Inventories	(4,748,999)	(51,562,015)	(30,097,945)
Prepaid expense and other current assets	(867,052)	(4,030,763)	(8,868,710)
Accounts payable	3,562,976	19,676,776	18,752,474
Accrued expenses and other current liabilities	5,908,593	3,742,295	18,756,638

Net cash provided by (used in) operating activities	3,360,328	(48,801,876)	114,270,363

Investing activities:
Purchases of plant and equipment	(459,779,058)	(761,704,038)	(453,097,184)
Purchases of acquired intangible assets	—	(11,860,000)	(3,585,000)
Purchase of short-term investments	—	(27,580,266)	(23,985,420)
Purchase of long-term investments	—	—	(3,004,724)
Sale of short-term investments	—	—	24,556,329
Proceeds received for assets held for sale	—	—	4,562,934
Proceeds from disposal of plant and equipment	—	—	54,613
(Increase) decrease in restricted cash	(42,000,000)	50,000,000	—

Net cash used in investing activities	(501,779,058)	(751,144,304)	(454,498,452)

Continued

Semiconductor Manufacturing International Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In US dollars)

	Year ended December 31,
	2001	2002	2003

Financing activities:
Proceeds from short-term borrowings	102,973,518	3,624,597	30,000,000
Repayment of short-term borrowings	(9,722,222)	(102,973,518)	(33,624,597)
Repayment of note payable to stockholder for land use rights	—	—	(23,981,957)
Proceeds from long-term debt	—	391,226,808	88,733,767
Proceeds from issuance of Series A convertible preference shares	508,631,184	15,000,000	—
Proceeds from issuance of Series A convertible preference share options	5,757,881	—	—
Proceeds from issuance of Series A-1 preference shares	619	—	—
Proceeds from issuance of Series A-2 convertible preference shares	—	50,000,140	—
Proceeds from issuance of Series C convertible preference shares	—	—	530,216,072
Proceeds from exercise of employee stock options	373,525	4,188,531	2,634,442
Proceeds from exercise of Series A convertible preference share options	—	25,000,000	—
Collection of subscription receivables	—	357,549,172	107,009,969
Change in deposit received from stockholders	(24,861,598)	(30,690,470)	(7,491,144)

Net cash provided by financing activities	583,152,907	712,925,260	693,496,552

Effect of exchange rate changes	(103,356)	(35,147)	143,570

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	84,630,821	(87,056,067)	353,412,033
CASH AND CASH EQUIVALENTS, beginning of year	94,289,547	178,920,368	91,864,301

CASH AND CASH EQUIVALENTS, end of year	$178,920,368	$91,864,301	$445,276,334

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income taxes paid	$—	$2,500	$8,379

Interest paid	$1,173,730	$7,291,168	$14,732,932

Semiconductor Manufacturing International Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In US dollars)

	Year ended December 31,
	2001	2002	2003

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Acquisition of land use rights in exchange for a note payable to stockholder	$50,000,000	$—	$—

Deferred stock compensation	$4,685,329	16,157,784	$19,739,483

Ordinary shares and preference shares issued in exchange for employee note receivable	$7,893,167	$29,101,441	$(968,535)

Series A convertible preference shares issued to investors for subscription receivable	$369,477,596	$95,500,000	$—

Series A-1 preference shares issued to investors for subscription receivable	$1,576	$—	$—

Series B convertible preference shares issued in partial consideration for the exchange of acquired intangible assets	$—	$2,887,500	$—

Series B convertible preference shares issued in exchange for research and development technology	$—	$990,000	$—

Series D convertible preference shares issued in exchange for intellectual property	$—	$—	$25,000,000

Redeemable convertible promissory note issued in exchange for equipment and intangible assets	$—	$15,000,000	$—

Issuance of Series C convertible preference share warrants	$—	$—	$35,645,570

Issuance of Series D convertible preference share warrants	$—	$—	$2,064,419

Series C convertible preference shares issued to investors for subscription receivable	$—	$—	$105,000,000

Deemed dividend on Series C and Series D convertible preference shares	$—	$—	$37,116,629

The accompanying notes are an integral part of these consolidated financial statements.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

1.	Organization and Principal Activities

Semiconductor Manufacturing International Corporation (the “Company” or “SMIC”) was incorporated under the laws of the Cayman Islands on April 3, 2000. The Company established a wholly owned foreign invested enterprise, Semiconductor Manufacturing International (Shanghai) Corporation (the “Shanghai subsidiary”), on December 21, 2000 under the laws of the People’s Republic of China (the “PRC”). The Shanghai subsidiary is mainly engaged in the manufacturing, trading, packaging, testing and computer-aided design of integrated circuits and other semiconductor services, and manufacturing design of semiconductor masks. From inception to December 31, 2001, the Company was in the development stage and its efforts were devoted toward the development of its manufacturing facilities. In January 2002, the Company commenced its planned principal operations.

Better Way Enterprises Limited, a company incorporated under the laws of the Western Samoa, was dormant when acquired by the Company on June 22, 2000. Garrison Consultants Limited, a company incorporated under the laws of the Western Samoa, was dormant when acquired by Better Way Enterprises Limited on June 22, 2000. Garrison Consultants Limited provides investment advice, management consulting services, software services, business intelligence services, and electronic information services. In 2002, the Company established subsidiaries in Japan and the United States of America for marketing activities.

On May 22, 2002, the Company’s Chief Executive Officer (the “CEO”) acquired the outstanding shares of Beijing Semiconductor Corporation (“BJSC”) for $10,000. As BJSC was under common management control, the Company has consolidated BJSC since its acquisition by the CEO in 2002. On May 20, 2003, the Company purchased 100% of the ordinary shares of BJSC for $10,000.

In November 2003, the Company incorporated a wholly owned subsidiary in Tianjin, China to acquire certain assets and assume obligations from Motorola, Inc. (“Motorola”) and Motorola (China) Electronics Limited (“MCEL”) (See Note 3).

2.	Summary of Significant Accounting Policies

(a)	Basis of presentation

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Principles of consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and BJSC, an entity under common management control prior to its acquisition by the Company in 2003. All inter-company transactions and balances have been eliminated.

(c)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

2.	Summary of Significant Accounting Policies—(Continued)

(c)	Use of estimates—(Continued)

revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s financial statements include inventory valuation, useful lives and commencement of productive use for plant and equipment and acquired intangible assets, accruals for sales adjustments and warranties, other liabilities and stock compensation expense.

(d)	Certain significant risks and uncertainties

The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations, or cash flows: changes in the overall demand for semiconductor manufacturing services; competitive pressures due to excess capacity or price reductions; advances and trends in new technologies and industry standards; changes in key suppliers; changes in certain strategic relationships or customer relationships; regulatory or other factors; risks associated with the ability to obtain necessary raw materials; and risks associated with the Company’s ability to attract and retain employees necessary to support its growth.

(e)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(f)	Investments

Short-term investments consisting primarily of mutual funds and corporate bonds are classified as available for sale, and have been recorded at fair market value. Unrealized gains and losses are recorded as accumulated other comprehensive income (loss). Unrealized losses, which are deemed other than temporary, are recorded in the statement of operations as other expenses.

Debt securities with original maturities greater than one year are classified as long-term investments held to maturity.

(g)	Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. The Company places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

The Company conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

2.	Summary of Significant Accounting Policies—(Continued)

(h)	Inventories

Inventories are stated at the lower of cost (weighted average) or market.

Available manufacturing capacity is used to manufacture certain standard products. Adjustments are recorded to write down the cost of obsolete and excess inventory to the estimated market value based on historical and forecasted demand. During 2002, inventory was written down by $16,485,080 to reflect the lower of cost or market.

(i)	Land use rights, net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided over the term of the land use right agreement on a straight-line basis over the term of the agreements, which range from 50 to 70 years.

(j)	Plant and equipment, net

Plant and equipment are carried at cost less accumulated depreciation and are depreciated on a straight-line basis over the following estimated useful lives:

Buildings	25 years
Facility, machinery and equipment	10 years
Manufacturing machinery and equipment	5 years
Furniture and office equipment	3-5 years
Transportation equipment	5 years

The Company constructs certain of its plant and equipment. In addition to costs under the construction contracts, external costs directly related to the construction of such facilities, including duty and tariff, and equipment installation and shipping costs, are capitalized. Depreciation is recorded at the time assets are placed in service.

(k)	Acquired intangible assets

Acquired intangible assets, which consist primarily of technology and licenses, are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the expected useful lives of the assets of 5 to 10 years. The Company has determined that its intangible assets were not impaired at December 31, 2003. The Company has no goodwill as of December 31, 2003.

(l)	Impairment of long-lived assets

Pursuant to Statement of Financial accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

2.	Summary of Significant Accounting Policies—(Continued)

(l)	Impairment of long-lived assets—(Continued)

cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

(m)	Revenue recognition

The Company manufactures semiconductor wafers for its customers based on the customers’ designs and specifications pursuant to manufacturing agreements and/or purchase orders. The Company also sells certain semiconductor standard products to customers including distributors. Customers and distributors do not have any rights of return except pursuant to warranty provisions, which has been minimal. The Company typically performs tests of its products prior to shipment to identify yield of acceptable products per wafer. Occasionally, product tests performed after shipment identify yields below the level agreed with the customer. In those circumstances, the customer arrangement may provide for a reduction to the price paid or for its costs to ship replacement products. The Company estimates the amount of sales returns and the cost of replacement products based on our historical trend of returns and warranty replacements relative to sales as well as a consideration of any current information regarding specific customer yield issues that may exceed historical trends. The Company recognizes revenue to customers upon shipment and title transfer. The Company recognizes revenue to distributors when the products are sold to the end customer because the Company determines the selling price of the product. The Company also provides certain services such as mask making and probing and revenue is recognized when the services are completed.

(n)	Capitalization of interest

Interest cost incurred on funds used to construct plant and equipment during the active construction period is capitalized, net of government subsidies received. The interest capitalized is determined by applying the borrowing interest rate to the average amount of accumulated capital expenditures for the assets under construction during the period. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful life of the assets. Capitalized interest of $nil, $353,696 and $7,090,635 net of government subsidies of $1,277,509, $7,220,000 and $7,220,000 in 2001, 2002 and 2003, respectively, has been added to the cost of the underlying assets during the year and is amortized over the respective useful life of the assets. During 2001, 2002 and 2003, the Company recorded amortization expenses relating to the capitalized interest of $nil, $nil and $307,954, respectively.

(o)	Government subsidies

Government subsidies were determined based on interest expense on estimated borrowings. The Company records government subsidies as a reduction of capitalized interest for the period and any excess is recorded as other income in the year the cash is received from the government.

(p)	Research and development costs

Research and development costs are expensed as incurred.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

2.	Summary of Significant Accounting Policies—(Continued)

(q)	Start-up costs

In accordance with Statement of Position No. 98-5, “Reporting on the costs of start-up activities” the Company expenses all costs incurred in connection with start-up activities, including preproduction costs associated with new manufacturing facilities and costs incurred with the formation of the Company such as organization costs. Preproduction costs including the design, formulation and testing of new products or process alternatives are included in research and development expenses. Preproduction costs including facility and employee costs incurred in connection with constructing new manufacturing plants are included in general and administrative expenses.

(r)	Foreign currency translation

The United States dollar (“US dollar”) is used as the functional and reporting currency. Monetary assets and liabilities denominated in currencies other than the US dollar are translated into the US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into the US dollar at the applicable rates of exchange prevailing at the first day of the month transactions occurred. Transaction gains and losses are recognized in the statements of operations.

The financial records of certain of the Company’s subsidiaries are maintained in local currencies other than the US dollar, such as Japanese Yen, which are their functional currencies. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive loss in the statement of stockholders’ equity.

(s)	Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amount in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

(t)	Comprehensive loss

Comprehensive loss includes such items as foreign currency translation adjustments and unrealized gains/losses on short-term investments. Comprehensive loss is reported in the statement of stockholders’ equity.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

2.	Summary of Significant Accounting Policies—(Continued)

(u)	Fair value of financial instruments

Financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities, short-term borrowings and long-term debt. The carrying values of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities and short-term borrowings approximate their fair values based on quoted market values or due to their short-term maturities. The carrying value of long-term debt approximates fair value due to variable interest rates that approximate market rates.

(v)	Stock-based compensation

The Company grants stock options to its employees and certain non-employees. The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” which requires the Company to record a compensation charge for the excess of the fair value of the stock at the grant date or any other measurement date over the amount an employee must pay to acquire the stock. The compensation expense is recognized over the applicable service period, which is usually the vesting period. The Company accounts for stock-based awards to non-employees in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” which requires the Company to record a charge for the services rendered by the non-employees using the Black-Scholes option pricing model. The Company’s disclosures are in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.”

Had compensation cost for options granted and shares issued to employees under the Company’s stock option plans (the “Plans”) been determined based on the fair value at the grant and issue dates, as prescribed in SFAS No. 123, the Company’s pro forma net loss would have been as follows:

	Year ended December 31,
	2001	2002	2003
Net loss as reported:	$(2,652,025)	$(102,602,913)	$(66,144,500)
Add: Stock compensation as reported	712,112	3,896,927	11,439,514
Less: Stock compensation determined using the fair value method	(2,841,150)	(8,605,238)	(17,253,078)

Pro forma loss	(4,781,063)	(107,311,224)	(71,958,064)

Deemed dividends on preference shares	—	—	(37,116,629)

Pro forma net loss attributable to holders of ordinary shares	$(4,781,063)	$(107,311,224)	$(109,074,693)

Net loss per share:
Basic and diluted - pro forma	$(0.60)	$(13.32)	(11.99)
Basic and diluted, as reported	$(0.33)	$(12.74)	(11.35)

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

2.	Summary of Significant Accounting Policies—(Continued)

(v)	Stock-based compensation—(Continued)

The fair value of each option grant and share granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period.

Option Grants	2001	2002	2003
Average risk-free rate of return	4.38%	3.68%	2.94%
Weighted average expected option life	4.0 years	4.0 years	4.0 years
Volatility rate	77.75%	76.32%	67.99%
Dividend yield (Preference share only)	8%	8%	8%

(w)	Derivative financial instruments

The Company purchases foreign-currency forward exchange contracts with contract terms normally lasting less than six months to protect against the adverse effect that exchange rate fluctuations may have on foreign-currency denominated purchase activities, principally the US dollar, Japanese Yen or European EURO. The foreign-currency forward exchange contracts do not qualify for hedge accounting. During 2002 and 2003, gains and losses on the foreign currency forward exchange contracts are recognized in the statement of operations. At December 31, 2002 and December 31, 2003, the Company had outstanding foreign-currency forward exchange contracts with notional amounts of $43,111,666 and $133,010,951, respectively. Notional amounts are stated in the US dollar equivalents at spot exchange rates at the respective dates. As of December 31, 2003, the fair value of foreign-currency forward exchange contracts, which approximates $ 432,568, is recorded in Other Current Assets.

Settlement Currency	Notional amount	US dollar Equivalents
As of December 31, 2002

Japanese Yen	2,224,000,000	$18,192,229
European Euro	25,079,949	24,919,437

		$43,111,666

As of December 31, 2003

Japanese Yen	6,250,900,000	$58,445,915
European Euro	39,652,028	49,565,036
Renminbi	206,917,500	25,000,000

		$133,010,951

The Company had no outstanding foreign currency exchange contracts as of December 31, 2001.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

2.	Summary of Significant Accounting Policies—(Continued)

(x)	Recently issued accounting standards

In June 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Such costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing, or other exit or disposal activity. SFAS No. 146 replaces the previous accounting guidance provided by the Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002 and adoption of this statement did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. Statement 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. As allowed by SFAS No. 123, the Company has elected to continue to utilize the accounting method prescribed by APB Opinion No. 25 and has adopted the disclosure requirements of SFAS No. 148 as of December 31, 2002.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The Statement establishes standards for how an issuer classifies and measures certain financial instruments. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity be classified as liabilities (or assets in some circumstances) in statement of positions or consolidated balance sheets, as appropriate. The financial instruments within the scope of this Statement are: (i) mandatorily redeemable shares that an issuer is obligated to buy back in exchange for cash or other assets; (ii) financial instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; and (iii) financial instruments that embodies an obligation that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares (excluding certain financial instruments indexed partly to the issuer’s equity shares

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

2.	Summary of Significant Accounting Policies—(Continued)

(x)	Recently issued accounting standards—(Continued)

and partly, but not predominatly, to something else). This Statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The Statement also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial position, cash flows or results of operations.

In November 2002, the FASB issued Interpretation Number (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other”. This interpretation requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN No. 45 are effective for interim and annual periods ending after December 15, 2002 and have been adopted in the financial statements. The initial recognition and initial measurement requirements of FIN No. 45 are effective prospectively for guarantees issued or modified after December 31, 2002. The adoption of the recognition and initial measurement requirements of FIN No. 45 did not have a material impact on the Company’s financial position, cash flows or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” and provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIEs. This new model for consolidation applies to an entity in which either: (1) the equity investors (if any) lack one or more characteristics deemed essential to a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. FIN 46 was applicable for periods ending December 15, 2003. In December 2003 the FASB issued FIN 46R which defers the implementation date to the end of the first reporting period after March 15, 2004 unless the Company has a special purpose entity in which case the provisions must be applied for fiscal years ending December 31, 2003. The Company does not have a special purpose entity therefore they will adopt the provisions in December 2004.

In November 2002, the Emerging Issue Task Force (“EITF”) reached a consensus on Issue No. 00-21 (“EITF No. 00-21”), “Revenue Arrangements with Multiple Deliverables”. EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. EITF No. 00-21 will be effective for fiscal periods beginning after June 15, 2003. The Company does not expect the adoption of EITF No. 00-21 to have a material impact on the Company’s financial position, cash flows or results of operations.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

2.	Summary of Significant Accounting Policies—(Continued)

(y)	Net loss per share

Basic net loss per share is computed by dividing net loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding (excluding shares subject to repurchase) for the period. Diluted net loss per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Ordinary share equivalents are excluded from the computation in loss periods as their effects would be antidilutive.

(z)	Unaudited pro forma information

The unaudited pro forma balance sheet information as of December 31, 2003 assumes the conversion upon completion of the initial public offering of all shares of convertible preference shares outstanding as of December 31, 2003 into ordinary shares, the redemption of the outstanding Series A-1 non-convertible preference shares and a 10 for 1 share split to be effected in the form of a share dividend (see Note 21) upon the completion of the Company’s initial public offering.

(aa)	Unaudited pro forma net loss per share

Pro forma basic and diluted net loss per ordinary share is computed by dividing net loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding for the period (excluding shares subject to repurchase) plus the weighted average number of preference shares outstanding for the period (excluding shares subject to repurchase) plus the number of ordinary shares resulting from the assumed conversion upon the closing of the planned initial public offering of outstanding convertible preference shares and the 10 for 1 share split to be effected in the form of a share dividend upon the Company’s completion of an initial public offering.

3.	Motorola Asset Purchase and License Agreements

On September 23, 2003, SMIC entered into an agreement to acquire certain assets and assume certain obligations from Motorola and MCEL, a wholly owned subsidiary of Motorola, in exchange for 82,857,143 Series D convertible preference shares convertible into ordinary shares at a conversion price of $2.087 per share and a warrant to purchase 8,285,714 Series D convertible preference shares for $0.01 per share (the “Proposed Asset Purchase”). In addition, the Company agreed to issue 8,571,429 Series D convertible preference shares and a warrant to purchase 857,143 Series D convertible preference shares for $0.01 per share in exchange for $30,000,000. The Company and Motorola have completed the Proposed Asset Purchase on January 16, 2004.

In conjunction with the acquisition, the Company and Motorola have entered into an agreement to license certain technology and intellectual property. In exchange for these licenses, the Company will issue 11,428,571 Series D convertible preference shares and a warrant to purchase 1,142,857 Series D convertible preference shares for $0.01 per share. On December 5, 2003, the Company partially closed this license agreement with Motorola and issued 7,142,857 Series D preference shares and a warrant to purchase 714,286 Series D preference shares at $0.01 per share to Motorola (see Note 8).

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

4.	Investments

The following is a summary of short-term available-for-sale securities:

	December 31, 2002
	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Range note	$10,000,000	$109,500	$—	$10,109,500
Corporate bond	3,125,414	26,814	—	3,152,228
Mutual fund	14,454,852	—	(7,322)	14,447,530

	$27,580,266	$136,314	$(7,322)	$27,709,258

	December 31, 2003
	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Corporate bond	$3,023,938	$12,462	$—	$3,036,400
Mutual fund	23,985,420	142,783	—	24,128,203

	$27,009,358	$155,245	$—	$27,164,603

As of December 31, 2001, the Company did not have any short-term investments.

The amortized cost and estimated fair value of the long-term debt securities held to maturity at December 31, 2003, by contractual maturity, were as follows:

Maturity Date	Cost	Estimated Fair Value
Due in 2-5 years	$3,004,724	$2,992,160

Total	$3,004,724	$2,992,160

As of December 31, 2001 and 2002, the Company did not have any long-term debt securities.

5.	Inventories

	2001	2002	2003
Raw materials	$4,580,504	$6,315,375	$15,799,636
Work in progress	168,495	21,670,790	50,079,252
Finished goods	—	11,839,769	4,044,991

	$4,748,999	$39,825,934	$69,923,879

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

6.	Assets Held for Sale

Assets held for sale represent residential real estate that the Company had constructed for its employees. During 2003, the Company decided to offer to sell this real estate to its employees over the next twelve months. Accordingly, the Company has classified the $32,591,363 carrying value as assets held for sale. Management believes that the estimated selling price less estimated cost to sell exceeds the carrying value of the residential real estate.

7.	Plant and Equipment, Net

	2001	2002	2003
Buildings	$437,527	$101,796,645	$91,436,319
Facility, machinery and equipment	131,661	62,704,850	112,611,314
Manufacturing machinery and equipment	—	525,826,486	1,331,916,555
Furniture and office equipment	4,032,659	18,852,348	27,840,169
Transportation equipment	532,337	727,565	769,227

	5,134,184	709,907,894	1,564,573,584
Less: accumulated depreciation and amortization	(370,986)	(84,346,253)	(315,993,086)
Construction in progress	474,186,681	665,347,866	274,983,557

	$478,949,879	$1,290,909,507	$1,523,564,055

8.	Acquired Intangible Assets, Net

	2001	2002	2003
Cost:
Technology	$—	$6,677,500	$5,817,442
Licenses	—	4,997,500	34,702,500
Patent licenses	—	4,062,500	4,062,500

	—	15,737,500	44,582,442

Accumulated Amortization:
Technology	—	(990,000)	(1,218,750)
Licenses	—	—	(870,536)
Patent licenses	—	—	(1,372,691)

	—	(990,000)	(3,461,977)

Acquired Intangible Assets, net	$—	$14,747,500	$41,120,465

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

8.	Acquired Intangible Assets, Net—(Continued)

2002

The Company entered into a technology agreement with a strategic partner. The Company paid $110,000 in cash for the rights to certain software products.

The Company entered into a technology agreement with a strategic partner. The Company issued 600,000 Series B convertible preference shares with an estimated fair value of $990,000 in exchange for development of process technology by the strategic partner and expensed this amount over the development period in 2002.

The Company entered into a technology license transfer agreement with a strategic partner. The Company paid $4,750,000 in cash and issued 83,333 Series B convertible preference shares valued at $137,500 in exchange for certain licenses. Upon the earlier to occur of (i) achievement of accumulated sales of an agreed upon number of wafers using this technology or (ii) the Company’s filing of its registration statement, the Company is required under the technology license transfer agreement to pay the strategic partner an additional $250,000 in cash and issue 750,000 Series B convertible preference shares with an exercise price of $3.00 per share. Upon the achievement of accumulated sales of an additional number of wafers using this technology, the Company is further required under the agreement to issue the strategic partner 833,334 Series B convertible preferences shares with an exercise price of $3.00 per share. Upon attaining each of these milestones, the additional cash consideration and the fair value of the additional shares at that time will be recorded as additional cost of the acquired intangible asset. Management anticipates that the first milestone will be met in 2004.

The Company entered into an agreement with a strategic partner whereby the Company purchased equipment and technology and patent licenses in exchange for a cash payment of $15,000,000, 1,666,667 shares of Series B convertible preference shares valued at $2,750,000 and a $15,000,000 redeemable convertible promissory note (see Note 10).

2003

The Company issued a warrant to purchase 57,143 Series B convertible preference shares for an intellectual property development license which was valued at $129,942 as of December 31, 2003 (see Note 14).

The Company issued 7,142,857 Series D convertible preference shares and a warrant to purchase 714,286 Series D convertible preference shares at $0.01 per share in exchange for certain licenses from Motorola, which was valued at $25,000,000 (see Note 2).

The Company entered into various other license agreements with strategic partners whereby the Company purchased licenses for a total of $4,705,000.

All acquired technology intangible assets are amortized over a period of 5 years with no significant estimated residual value. Acquired licenses are generally amortized over the shorter of the license term or 5 years with no significant estimated residual value. Occasionally, licenses for advanced technologies are amortized over longer periods up to 10 years. The Company recorded amortization expense of $990,000 and $3,461,977 in 2002 and 2003, respectively. The Company will record amortization expenses related to acquired intangible assets of $8,468,684, $8,468,684, $8,468,684, $8,468,684 and $7,245,729 for 2004, 2005, 2006, 2,007 and 2008, respectively.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

9.	Deposit received from stockholders and note payable to stockholder

During 2001, 2002 and 2003, the Company received subscription deposits from existing and potential investors to secure the future purchase of the Company’s convertible preference shares. The Company incurred interest expense of $147,779 in 2003 only.

During 2001, the Company purchased land use rights from a stockholder for $50,000,000 in exchange for a note payable. The Company has repaid $23,985,420 in 2003 and the remaining note payable balance will be settled in 2004.

10.	Redeemable Convertible Promissory Note

In 2002, the Company entered into a technology transfer agreement with a third party whereby the Company acquired technology and patent licenses in exchange for cash of $15,000,000, 1,666,667 Series B convertible preference shares valued at $2,750,000 and a $15,000,000 non-interest bearing redeemable convertible promissory note which is callable by the holder. The Company has recorded a discount for the imputed interest on the redeemable convertible promissory note which has been recorded as a direct reduction of the face amount of the note. The Company calculated the discount using an effective interest rate of 3.69%, resulting in a discount of $971,370. The conversion period expires upon the earlier of August 2004 and the twentieth day following the date on which the Company delivers to the noteholder a notice in writing of the Company’s decision to make an initial public offering of its shares within six months of the date of such notice. The Company delivered such notice in December 2003, and on December 31, 2003, the note holder elected to redeem the note in cash. As a result, the Company expensed the remaining note discount in 2003 and has reclassified it as a current liability. In 2002 and 2003, the Company recorded interest expense of $176,091 and $795,279 relating to the amortization of the discount, respectively.

11.	Indebtedness

Short-term and long-term debt is as follows:

	2001	2002	2003
Short-term borrowings from commercial bank(a)	$102,973,518	$—	$—
Short-term borrowings from government(b)	—	3,624,597	—

	$102,973,518	$3,624,597	$—

Long-term debt(c)
2003	$—	$—	$—
2004	—	—	—
2005	—	156,490,723	191,984,230
2006	—	156,490,723	191,984,230
2007	—	78,245,362	95,992,115

	—	391,226,808	479,960,575

Less: current maturities of long-term debt	—	—	—

	$—	$391,226,808	$479,960,575

(a)	Short-term borrowings from commercial bank

The Company had $102,973,518 outstanding under credit arrangements which consisted of lines of credit and revolving credit agreements at December 31, 2001. The amount available to the

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

11.	Indebtedness—(Continued)

(a)	Short-term borrowings from commercial bank—(Continued)

Company for additional borrowings under the lines of credit and revolving credit agreements was $247,386,507 at December 31, 2001. The agreements were subject to interest rates of 2.24% - 2.60% and were renewable on a monthly or quarterly basis. Included in the amounts outstanding at December 31, 2001, were lines of credit and revolving credit agreements totaling $77,000,000 that are denominated and repayable in US dollars. A portion of the short-term loan was guaranteed by the bank deposit of $50,000,000. The agreements expired in 2002 and accordingly, the Company has repaid the borrowings. The interest expense incurred in 2001 and 2002 was $1,277,509 and $526,817, respectively, which was capitalized as additions to assets under construction.

As of December 31, 2003, the Company had five short-term agreements that provided borrowings totaling up to $210,615,750 on a revolving credit basis. At December 31, 2003, the Company has not borrowed under these agreements.

Borrowings under the credit agreements are unsecured. The interest expense incurred in 2003 was $111,533, which was capitalized as additions to assets under construction. The average interest rate on the loan is 2.469% in 2003.

(b)	Short-term borrowings from government

In 2002, the Company entered into an interest free one year term loan with Beijing Economic Technological Investment Development Corp., in an amount of RMB 30,000,000, equivalent to $3,624,597. At December 31, 2003 the loan has been repaid. The Company has not recorded a discount resulting from the imputed interest on the non-interest bearing short-term borrowings as management believe it does not materially impact the Company’s financial position, cash flows and results of operations.

(c)	Long-term debt

In December 2001, the Company entered into a long-term debt agreement for $432,000,000. The withdrawal period of the facility was 18 months starting from the loan agreement date. As of December 31, 2003, the Company has fully utilized the loan amount. In 2003, the interest rate on the loan ranges from 2.6% to 3.2%. The interest payment is due on a semi-annual basis. The principal amount is repayable starting in March 2005 in five semi-annual installments of $86,400,000. The interest expense incurred in 2002 and 2003 was $6,618,541 and $12,326,043, respectively, of which $6,618,541 and $11,921,430 was capitalized as additions to assets under construction in 2002 and 2003, respectively.

With the same financial institutions, the Company has a line of credit of $47,960,575. As of December 31, 2003, the Company has fully drawn on the line of credit. The interest rate for the loan is calculated based on the basic rate of a five-year term loan published by the People’s Bank of China. The principal amount is repayable starting in March 2005 in five semi-annual installments of $9,592,221. The interest rate on the loan ranges 5.02% to 5.58% in 2003. The interest expense incurred in 2002 and 2003 was $428,334 and $2,354,741, respectively, of which $428,334 and $2,277,672 was capitalized as additions to the assets under construction in 2002 and 2003, respectively.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

11.	Indebtedness—(Continued)

(c)	Long-term debt—(Continued)

The long-term debt arrangements contain a liquidity ratio covenant as defined in the loan agreement. The Company has met this covenant at December 31, 2003.

The total outstanding balance of long-term debt is collateralized by the Company’s certain plant and equipment at the original cost of $1,376,474,128 at December 31, 2003.

12.	Income Taxes

The Company is a tax exempted company incorporated in the Cayman Islands. The subsidiaries incorporated in the PRC are governed by the Income Tax Law of the PRC Concerning Foreign Investment and Foreign Enterprises and various local income tax laws (the “Income Tax Laws”). Pursuant to the relevant regulation and upon approval by the governmental agency, the Company’s Shanghai subsidiary is entitled to a full exemption from Foreign Enterprise Income Tax (“FEIT”) for five years starting with the first year of positive accumulated earnings and a 50% reduction for the following five years. In addition, the Company’s Beijing subsidiary enjoys preferential tax treatment, under which the Beijing subsidiary is entitled to a two-year full exemption and a three-year 50% reduction in FEIT, starting the first year of positive accumulated earnings. The Company’s other subsidiaries are subject to respective local country’s income tax law, including Japan, the United States of America and Taiwan.

The Company had minimal operations in jurisdictions other than China.

The principal components of the deferred income tax assets and liabilities are as follows:

	2001	2002	2003
Deferred tax assets
Allowances and reserves	$—	$16,721,931	$328,558
Capitalized interest	1,068,142	892,210	—
Start-up costs	8,053,326	6,441,242	6,878,762
Net operating loss carry forwards	—	67,282,681	84,473,312
Other	—	326,917	—

	$9,121,468	$91,664,981	$91,680,632

Deferred tax liabilities
Capitalized interest	$—	$—	$(5,890,472)
Unrealized exchange gain	—	—	(275,783)
Other	—	—	(53,430)

	$—	$—	$(6,219,685)

No deferred taxes have been recorded relating to these differences, as they are expected to reverse during the tax exemption period.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

13.	Preference Shares

In 2001, the Company issued:

(1)	795,487,950 shares of Series A convertible preference shares for $878,108,780, of which $369,477,596 was outstanding as subscription receivable at December 31, 2001. In 2002 and 2003, the Company received cash payments of $357,547,596 and $11,930,000, respectively, relating to the outstanding subscription receivable.

(2)	219,499,674 shares of Series A-1 preference shares for $2,195, of which $1,576 was outstanding as subscription receivable at December 31, 2001. In 2002, the Company received cash payments of $1,576 relating to the outstanding subscription receivable.

In 2002, the Company issued:

(1)	99,450,994 shares of Series A convertible preference shares for $110,500,000, of which $95,500,000 was outstanding as subscription receivable at December 31, 2002 representing 85,950,859 Series A convertible preference shares. In 2003, the Company received cash payment of $95,079,969 relating to the outstanding subscription receivable leaving a balance of $420,031 at December 31, 2003 representing 378,032 Series A convertible preference shares.

(2)	42,373,000 shares of Series A-2 convertible preference shares for $50,000,140.

(3)	2,350,000 shares of Series B convertible preference shares as partial consideration for the purchase of certain intangible assets.
(4)	22,500,222 shares of Series A convertible preference shares for cash consideration of $25,000,000.

In 2003, the Company issued:

(1)	179,667,007 shares of Series C convertible preference shares and a warrant to purchase 17,966,662 Series C convertible preference shares to investors for $628,034,568 (net of issuance costs of $800,000), of which $105,000,000 was outstanding as subscriptions receivable at December 31, 2003 representing 30,000,000 Series C convertible preference shares. The accounting treatment requires a beneficial conversion feature on the Series C convertible preference shares to be calculated. The proceeds received in the Series C offering were first allocated between the convertible instrument and the Series C warrant on a relative fair value basis. A calculation was then performed to determine the difference between the effective conversion price and the fair market value of the ordinary share at the commitment date resulting in the recognition of a deemed dividend of $34,585,897.

(2)	7,142,857 shares of Series D convertible preference shares and a warrant to purchase 714,286 Series D convertible preference shares for a license agreement with an estimated fair value of $25,000,000. The accounting treatment requires a beneficial conversion feature on the Series D convertible preference shares to be calculated. The consideration received in the Series D offering were first allocated between the convertible instrument and the Series D warrant on a relative fair value basis. A calculation was then performed to determine the difference between the effective conversion price and the fair market value of the ordinary shares at the commitment date resulting in the recognition of a deemed dividend of $1,942,163.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

13.	Preference Shares—(Continued)

(3)	332,993 shares of Series C convertible preference shares and a warrant to purchase 33,299 Series C convertible preference shares to investors for $1,165,432. The accounting treatment requires a beneficial conversion feature on the Series C convertible preference shares to be calculated. The proceeds received in the Series C offering were first allocated between the convertible instrument and the Series C warrant on a relative fair value basis. A calculation was then performed to determine the difference between the effective conversion price and the fair market value of the ordinary share at the commitment date resulting in the recognition of a deemed dividend of $588,569.

(4)	1,718,858 shares of Series C convertible preference shares were issued to certain employees for $6,016,072. These shares were issued at a price below their estimated fair-market value and, accordingly, the Company has recorded a compensation charge of $2,707,201.

At December 31, 2003, the Company is committed to issue:

(1)	95,714,286 shares of Series D convertible preference shares and a warrant to purchase 9,571,428 Series D convertible preference shares. The Company and Motorola have completed the Proposed Asset Purchase on January 16, 2004, and the Company issued the shares and the Series D convertible preference share warrant.

(2)	2,342,856 shares of Series D convertible preference shares for the acquisition of certain equipment and a software license as discussed in Note 16 (d).

The significant terms of the above Series A convertible preference shares, Series A-2 convertible preference shares, Series B convertible preference shares, Series C convertible preference shares and Series D convertible preference shares (“convertible preference shares”) are as follows:

Conversion:

Each convertible preference share is convertible as of December 31, 2003 into one share of ordinary shares at a conversion price of $1.1111, $1.18, $2.75, $2.00 and $2.087 for Series A, Series A-2, Series B, Series C and Series D convertible preference shares, respectively, at the option of the holder at any time after the date of issuance of such shares, or is automatically converted at the consummation of the Company’s sale of ordinary shares in a qualified underwritten initial public offering or obtaining the necessary written consent from the holders of the Company’s preference shares. The conversion price is subject to adjustment for dilution, including but not limited to stock splits, stock dividends and recapitalizations.

Voting rights:

Each convertible preference share has voting rights equivalent to the number of shares of ordinary shares into which it is convertible.

Dividends:

Each Series A, Series A-2, Series C and Series D convertible preference shares has a fixed and cumulative annual liquidating dividend of $0.088888, $0.0944, $0.28 and $0.28, respectively. As of December 31, 2003, accumulated fixed dividends for Series A, Series A-2, Series C and Series D convertible preference shares were $240,984,779, $8,000,022, $50,881,280 and $2,000,000, respectively.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

13.	Preference Shares—(Continued)

The holders of Series B convertible preference shares are entitled to receive noncumulative dividends at an annual rate of $0.24 per share. Such dividends shall be payable when declared by the Board of Directors. As of December 31, 2003, no dividends had been declared.

The Articles of Association of the Company provide that no accrued and unpaid dividends shall be payable upon conversion of the convertible preference shares upon an initial public offering.

Liquidation preference:

In the event of any liquidation, dissolution or winding up of the Company, as defined, the holders of Series A, Series A-2, Series B, Series C and Series D convertible preference shares shall receive $1.1111 per share, $1.18 per share, $3 per share, $3.50 per share and $ 3.50 per share, respectively, plus all cumulative dividends and accrued but unpaid dividends for Series A, Series A-2, Series B, Series C and Series D convertible preference shares. Such amounts will be adjusted for any stock split, stock dividends and recapitalizations.

The significant terms of the above Series A-1 preference shares are as follows:

Each Series A-1 preference share constitutes a separate class of non-transferable, non-voting, non-convertible, dividend-bearing, redeemable preference shares.

The aggregated redemption value of each Series A-1 preference share is $0.00001, if Series A-1 preference shares do not reinvest 100% of the dividends received to purchase additional Series A-1 preference shares.

Dividends are calculated at the following formula: profit multiplied by the total number of shares of convertible preference shares held by Series A-1 stockholder divided by total shares of convertible preference shares. However, dividends on Series A-1 preference shares will be declared only when the Board of Directors does not declare dividends on Series A preference shares and the Company has net income, based on the audited financial statements.

14.	Stock Options

The Company’s employee stock option plans (the “Plans”) allow the Company to offer a variety of incentive awards to employees, consultants or external service advisors of the Company. Options to purchase 99,867,584 ordinary shares and 53,656,650 of Series A convertible preference shares are authorized under the Plans. Under the terms of the plans, options are generally granted at prices equal to the fair market value as estimated by the Board of Directors and expire 10 years from the date of grant and are amortized on a straight-line basis generally over 4 years. As of December 31, 2003, options to purchase 48,078,048 shares of ordinary shares and 10,303,340 shares of preference shares were outstanding. As of December 31, 2003, options to purchase 35,530,036 ordinary shares and 5,815,102 preference shares were available for future grants.

Subsequent to the dates of grant, the Company has obtained a valuation analysis performed by an independent appraiser to reassess the determination of the fair market value of the Company’s

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

14.	Stock Options—(Continued)

ordinary shares. The valuation analysis utilizes generally accepted valuation methodologies such as the income and market approach and discounted cash flow approach to value the Company’s business. As a result, stock compensation expense was recorded for the difference between the market value of the ordinary and preference shares and the exercise price of the employee stock options. Accordingly, the Company recorded stock compensation expense of $712,112, $3,896,927 and $11,439,514 in 2001, 2002 and 2003, respectively.

In January 2004, the Company granted 16,450,691 ordinary share options to new and existing employees. The Company will record deferred compensation of approximately $38,000,000 in 2004 and compensation expense of approximately $10,000,000 in 2004 related to these grants for the difference between the exercise price and the deemed fair value of the ordinary shares.

A summary of the stock option activity is as follows:

	Ordinary Shares		Preference Shares
	Number of Options	Weighted Average Exercise Price	Number Options	Weighted Average Exercise Price
Granted	22,918,500	$0.08	25,837,870	$1.12
Exercised	(9,827,850)	$0.05	(6,975,720)	$1.11
Cancelled	(100,000)	$0.05	—

Options outstanding at December 31, 2001	12,990,650	$0.09	18,862,150	$1.12
Granted	24,841,380	$0.27	25,893,280	$1.11
Exercised	(6,803,200)	$0.11	(30,154,250)	$1.11
Cancelled	(1,998,990)	$0.18	(1,740,090)	$1.11

Options outstanding at December 31, 2002	29,029,840	$0.23	12,861,090	$1.12

Granted	24,400,120	$0.60	1,289,350	$1.11
Exercised	(1,200,050)	$0.38	(2,467,900)	$1.11
Cancelled	(4,151,862)	$0.46	(1,379,200)	$1.11

Options outstanding at December 31, 2003	48,078,048	$0.40	10,303,340	$1.12

The weighted average per-share fair value of options as of the grant date was as follows:

	2001	2002	2003
Ordinary shares	$0.25	$0.43	$1.27
Preference shares	$0.45	$0.55	$0.70

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

14.	Stock Options—(Continued)

The following table summarizes information with respect to stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
Ordinary shares:
$0.05	1,199,850	7.24 years	$0.05	488,220	$0.05
$0.11-$0.15	18,173,030	8.09 years	$0.13	1,081,140	$0.11
$0.50	23,980,268	9.11 years	$0.50	90,645	$0.50
$1.00	4,724,900	9.78 years	$1.00	—	$1.00

Total	48,078,048			1,660,005

Preference shares:
$1.1111	10,230,340	8.22 years	$1.1111	1,143,035	$1.1111
$3.50	73,000	7.84 years	$3.50	10,300	$3.50

Total	10,303,340			1,153,335

Options to non-employees

The Company granted 30,000, 130,000, 20,000 options to purchase ordinary shares and nil, 51,200, 15,750 options to purchase preference shares to its external consultants in exchange for certain services in 2001, 2002 and 2003, respectively. The Company recorded compensation expense of $2,512, $23,383 and $26,296 in 2001, 2002 and 2003, respectively, estimated on the basis of the Black-Scholes option pricing model with the following assumptions:

	2001	2002	2003
Average risk free rate of return	4.38%	3.68%	2.94%
Weighted average contractual option life	4 years	4 years	4 years
Volatility rate	77.75%	76.32%	67.99%
Dividend yield (Preference share only)	8%	8%	8%

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

14.	Stock Options—(Continued)

Option to investors

Pursuant to the terms of the Series A convertible preference share agreement dated in September 2001 between the Company and certain of its shareholders, as amended (the “Purchase Agreement”), the Company granted to certain investors an option (the “Option”) to purchase an aggregate of $35,000,000 worth of Series A convertible preference shares on the same terms and conditions as those purchased by the other investors (as defined in the Purchase Agreement). The fair value of the Option was approximately $5,757,881 at the grant date, estimated on the basis of the Black-Scholes option pricing model with the following assumptions.

2001
Expected volatility	60%
Risk-free interest rate	3%
Expected dividend payment rate as a percentage of the stock price on the date of grant	Nil
Contractual life of stock option	0.75 year

In 2002, the investors exercised an option for cash consideration of $25,000,000 for 22,500,222 of Series A convertible preference shares. The remaining outstanding options expired on June 30, 2002.

Warrants to investors

Pursuant to the terms of the Series C convertible preference share agreement dated on September 8, 2003 between the Company and its stockholders, the Company has granted warrants to purchase 17,966,662 Series C convertible preference shares. The warrants have an exercise price of $0.01 per share and shall become exercisable after March 31, 2005, but only if a qualified public offering is not completed prior to such date. The fair value of the warrants was approximately $35,551,827 at the grant date, estimated on the basis of the Black-Scholes option pricing model with the following assumptions:

2003
Expected volatility	70%
Risk-free interest rate	3%
Expected dividend payment rate as a percentage of the stock price on the date of grant	Nil
Contractual life of the warrant	1.50 year

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

14.	Stock Options—(Continued)

On November 20, 2003, the Company granted to one of its shareholders a warrant to purchase 33,299 Series C convertible preference shares. The warrant has an exercise price of $0.01 per share and becomes exercisable after March 31, 2005, but only if a qualified public offering is not completed prior to such date. The fair value of the warrant was approximately $93,743 at the grant date, estimated on the basis of the Black-Scholes option pricing model with the following assumptions:

2003
Expected volatility	57%
Risk-free interest rate	2%
Expected dividend payment rate as a percentage of the stock price on the date of grant	Nil
Contractual life of the warrant	1.25 year

Pursuant to the license agreements dated December 5, 2003 between the Company and Motorola (Notes 3 & 8), the Company granted Motorola a warrant to purchase 714,286 Series D convertible preference shares. The warrants have an exercise price of $0.01 per share and shall become exercisable after March 31, 2005, but only if a qualified public offering is not completed prior to such date (see Note 21). The fair value of the warrant was approximately $2,064,419 at the grant date, estimated on the basis of the Black-Scholes option pricing model with the following assumptions:

2003
Expected volatility	57%
Risk-free interest rate	2%
Expected dividend payment rate as a percentage of the stock price on the date of grant	Nil
Contractual life of the warrant	1.25 year

Other warrants

In 2003, the Company entered into an intellectual property development license agreement with a third party. The third party has granted SMIC a 10 year license to use its related technology in connection with the design of certain products. In exchange for the license SMIC granted a warrant to purchase 57,143 Series B convertible preference shares at $3.50 per share. SMIC will issue the warrant in increments based upon the third party meeting certain test results, delivery of certain design and circuit schematics and attaining certain other predetermined development milestones. A measurement date has not occurred at December 31, 2003 as no milestones have been met at that date. Accordingly, the fair market value of the warrant has been recorded at December 31, 2003 and this will continue until the third party completes each milestone at which time each warrant relating to the completed milestone is adjusted for the last time to its then-current fair value.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

14.	Stock Options—(Continued)

The fair value of the warrant was approximately $129,942 at December 31, 2003. Estimated on the basis of the Black-Scholes option pricing model with the following assumptions:

2003
Expected price volatility range	60%
Risk-free interest rate	4.5%
Expected dividend payment rate as a percentage of the stock price on the date of grant	Nil
Contractual life of the warrant	10 year

Notes receivable from employees

At December 31, 2001, 2002 and 2003, the Company had notes receivable from employees related to the early exercise of employee stock options in the aggregate amount of $7,893,167, $36,994,608 and $36,026,073, respectively. The notes are full recourse and are secured by ordinary shares and preference shares. The notes are due at various dates from year 2006 to 2008 and payable at varying rates from 3.02% to 4.28% per annum.

The stock sold in consideration for the notes receivable from employees are subject to repurchase by the Company at the original issuance price, and the interest rates charged to certain employees are not considered to be market interest rates. Accordingly under EITF No. 23 “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44” these transactions are accounted for as modifications of the original option agreements requiring variable accounting at the date of modification which coincide with the exercise of the option. Variable accounting requires the Company to recognize as a compensation charge over the remaining vesting terms the incremental increase in the fair value of the underlying stock relating to the stock option at the end of each reporting period. The promissory notes are recorded as a reduction of stockholders’ equity.

At December 31, 2001, 2002 and 2003, the notes earned interest in the aggregate amount of $58,312, $669,714 and $1,223,552, respectively. At December 31, 2001, 2002 and 2003 the Company has the following shares subject to repurchase:

	2001	2002	2003
Ordinary shares	9,827,850	15,928,865	14,467,645
Preference shares	6,771,228	28,890,560	20,318,093

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

14.	Stock Options—(Continued)

Ordinary shares reserved for future issuance

At December 31, 2003, the Company has reserved ordinary shares for future issuance for the following:

Conversion of outstanding preference shares	1,329,900,945
Exercise of outstanding and available for future grant options under the 2001 stock option plans	99,726,526
Warrants to purchase convertible preference shares	34,487,431

1,464,114,902

As discussed in Notes 3, 8 and 16, the Company is committed to issue 1,583,334 Series B and 98,057,142 Series D convertible preference shares and a warrant to purchase 9,571,428 Series D convertible preference shares in connection with certain asset acquisitions and license agreements. These convertible preference shares are convertible into an aggregate of approximately 181,500,000 ordinary shares.

15.	Net Loss Per Share

The ordinary share equivalents of the following outstanding securities are as follows:

	Year ended December 31,
	2001	2002	2003
Net loss attributable to holders of ordinary shares (numerator), basic and diluted	$(2,652,025)	$(102,602,913)	$(103,261,129)

Shares (denominator):
Weighted average ordinary shares outstanding	14,522,817	21,911,758	24,159,467
Weighted average ordinary share outstanding subject to repurchase	(6,522,817)	(13,858,178)	(15,061,147)

Shares used in computation, basic and diluted	8,000,000	8,053,580	9,098,320

Net loss per share, basic and diluted	$(0.33)	$(12.74)	$(11.35)

Shares used in computation, basic and diluted			9,098,320
Weighted average preference shares outstanding (unaudited)			1,107,016,604
Weighted average preference shares outstanding subject to repurchase (unaudited)			(24,694,454)

Shares used in computing pro forma per share amounts on a converted basis on a pre-split basis (unaudited)			1,091,420,470

Shares used in computing pro forma per share amounts on a converted basis and post split basis (Note 21) (unaudited)			10,914,204,700

Pro forma net loss per share on a converted basis, basic and diluted on a post split basis (Note 21) (unaudited)			$(0.01)

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

15.	Net Loss Per Share—(Continued)

For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share in the periods presented, as their effects would have been antidilutive. Such outstanding securities consist of the following:

	December 31,
	2001	2002	2003
Series A convertible preference shares	802,463,670	953,750,786	954,977,374
Series A-2 convertible preference shares	—	42,373,000	42,373,000
Series B convertible preference shares	—	2,752,000	2,563,636
Series C convertible preference shares	—	—	318,008,018
Series D preference shares	—	—	11,978,917
Convertible Promissory Note	—	4,285,714	—
Warrants to purchase Series B convertible preference shares	—	—	62,338
Warrants to purchase Series C convertible preference shares	—	—	31,500,000
Warrants to purchase Series D convertible preference shares	—	—	1,197,892
Option of investors to purchase Series A convertible preference shares	22,500,222	—	—
Outstanding employee options to purchase ordinary shares	12,990,650	29,029,840	48,078,048
Outstanding employee options to purchase Series A convertible preference shares	18,862,150	12,861,090	10,303,340

	856,816,692	1,045,052,430	1,421,042,563

16.	Commitments

(a)	Purchase commitments

At December 31, 2003 the Company had the following commitments to purchase land use rights, machinery and equipment and construction obligations. The machinery and equipment is scheduled to be delivered at the Company’s facility by December 31, 2004. The Company expects to obtain the land use rights and have the facility construction completed no later than December 31, 2004.

Land use rights	$10,000,000
Facility construction	118,000,000
Machinery and equipment	525,000,000

$653,000,000

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

16.	Commitments—(Continued)

(b)	Royalties

Beginning in 2002, the Company has entered into several license and technology agreements with third parties. The terms of the contracts range from 3 to 10 years. The Company is subject to royalty payments based on a certain percentage of product sales, using the third parties’ technology or license. In 2001, 2002 and 2003, the Company incurred royalty expense of $nil, $420,545 and $2,626,916, respectively.

Beginning in 2003, the Company has entered into several license agreements with third parties where the Company provides access to certain licensed technology. The Company will receive royalty payments based on a certain percentage of product sales using the Company’s licensed technology. In 2003, the Company did not earn any royalty income.

(c)	Dividends

The holders of the Series A, Series A-2 Series C and Series D convertible preference shares are entitled to receive dividends of $0.088888, $0.0944, $0.28 and $0.28 per share per annum, subject to adjustments, as set forth in the Memorandum and Articles of Associations to be declared and paid upon a liquidation of the Company or a merger or consolidation of the Company. As of December 31, 2001, 2002 and 2003, the Company has an unrecorded contingent liability on such dividends of $71,319,835, $160,087,940 and $301,866,081, respectively.

(d)	Acquisition Commitments

SMIC has entered into a proposed acquisition agreement with MCEL to purchase certain assets in exchange for Series D convertible preference shares and warrants to purchase Series D convertible preference shares. In addition, the Company has entered into various license agreements with Motorola in exchange for Series D convertible preference shares and warrants (See Note 3).

In September 2003, the Company entered into agreements to acquire certain equipment and a software license in exchange for 2,342,856 Series D convertible preference shares, which are convertible into ordinary shares at a conversion price of $2.087 per share.

(e)	Operating lease as lessor

The Company owns apartment facilities that are leased to the Company’s employees at negotiated prices. The apartment rental agreement is renewed on an annual basis. The Company leases office space to non-related third parties. Office lease agreements are renewed on an annual basis as well. The total amount of rental income recorded in 2001, 2002 and 2003 was $346,854, $1,148,641 and $2,059,986, respectively.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

16.	Commitments—(Continued)

(f)	Operating lease as lessee

The Company leases land use rights, gas tanks and other operational equipment under non-cancelable leases expiring at various times through 2053. Future minimum lease payments under these leases at December 31, 2003 are as follows:

Year ending
2004	$2,585,318
2005	—
2006	57,992
2007	57,992
2008	57,992
Thereafter	2,725,624

$5,484,918

The total operating lease expenses recorded in 2001, 2002 and 2003 was $nil, $2,342,199 and $2,744,842, respectively.

17.	Segment and Geographic Information

The Company is engaged primarily in the manufacturing, trading, packaging, testing, and computer-aided design of integrated circuits and other semiconductor services, and manufacturing design masks. In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results of manufacturing operations when making decisions about allocating resources and assessing performance of the Company. The Company believes it operates in one segment, and all financial segment information required by SFAS No. 131 can be found in the consolidated financial statements.

Geographic Information:

	2001	2002	2003
Total sales:

United States	$—	$15,424,698	$150,029,493
Taiwan	—	23,676,398	76,650,219
Asia Pacific (Excluding Japan and Taiwan)	—	3,050,127	69,801,312
Japan	—	8,044,122	40,981,996
Europe	—	120,000	28,360,484

	$—	$50,315,345	$365,823,504

Revenue is attributed to countries based on location of customers invoiced.

All of the Company’s long lived assets are located in the PRC.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

18.	Significant customers

The following table summarizes net revenue and accounts receivable for customers which accounted for 10% or more of our accounts receivable and net sales:

	Accounts Receivable
	December 31,
	2001	2002	2003
A	—	33%	2%
B	—	1%	11%
C	—	11%	17%
D	—	7%	3%
E	—	—	9%
F	—	—	21%
G	—	7%	—
H	—	—	19%

	Net Revenue
	Year ended December 31,
	2001	2002	2003
A	—	25%	10%
B	—	1%	12%
C	—	17%	11%
D	—	13%	3%
E	—	—	12%
F	—	—	11%
G	—	10%	—
H	—	—	8%

19.	Litigation

On December 19, 2003, TSMC, WaferTech, L.L.C. and TSMC North America filed a complaint against SMIC (Cayman Islands) and SMIC Americas in the United States District Court for the Northern District of California alleging patent infringement and trade secret misappropriation and seeking injunctive relief as well as compensatory and punitive damages. On or about January 13, 2004, TSMC amended the complaint to add SMIC (Shanghai) as a party. With respect to the patent claims, the complaint alleges that the Company has infringed upon certain product and process-related U.S. patents owned by TSMC. With respect to the trade secret claims, the complaint alleges that the Company improperly acquired, used and disclosed TSMC’s trade secrets. The injunctive relief sought by TSMC aims to (i) enjoin the Company from infringing the asserted patents, (ii) enjoin the Company from incorporating, using, selling or disclosing TSMC’s trade secrets and proprietary information, (iii) cause the Company to return such trade secrets and proprietary information to TSMC and (iv) cause the Company to turn over any proceeds received from misappropriation of TSMC’s trade secrets to the court to be held until the conclusion of the litigation.

Semiconductor Manufacturing International Corporation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(In US dollars)

19.	Litigation—(Continued)

Management intends to vigorously defend the Company against these claims by TSMC. The Company implements a variety of measures to protect its intellectual property and related interests, as well as the intellectual property and related interests of its customers and technology partners. The Company requires that all employees execute a confidential information and invention assignment agreement relating to non-competition and intellectual property protection issues prior to commencing their employment at the Company.

The Company is currently a party to various claims and legal proceedings, including the matter noted above. If management believes that a loss arising from these matters is probable and can reasonably be estimated, the Company records the estimated amount of the loss. An unfavorable ruling on these matters could include monetary damages, an injunction prohibiting the Company from utilizing certain technologies in its manufacturing processes and/or a geographical restriction on the Company’s sales. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the results of operations and financial position of the Company. Due to the preliminary stage of the matter with TSMC and the inherent uncertainty regarding these matters, management is unable to estimate the range of possible loss from outstanding litigation and no amounts have been provided for such matters in the consolidated financial statements.

20.	Retirement Benefits

The Company’s local Chinese employees are entitled to a retirement benefit based on their basic salary upon retirement and their length of service in accordance with a state-managed pension plan. The PRC government is responsible for the pension liability to these retired staff. The Company is required to make contributions to the state-managed retirement plan of 22.5% of the monthly basic salary of current employees. Employees are required to make contributions of 6-8% of their basic salary. The contribution of such an arrangement is approximately $321,451, $951,434 and $1,464,332 for the year ended December 31, 2001, 2002 and 2003, respectively. The retirement benefits do not apply to expatriate employees.

21.	Subsequent Events

By a resolution of the board of directors of the Company on January 28, 2004, the ordinary shares in the Company will be split on a ten-for-one basis to be effected in the form of a stock dividend upon the closing of the Company’s initial public offering.

On February 20, 2004, holders of the Company’s convertible preference shares elected, in accordance with the Company’s articles of association, that such shares shall automatically convert into ordinary shares effective upon completion of the global offering. In addition, holders of warrants to purchase the Company’s Series C convertible preference shares agreed to amend such warrants to provide that the warrants would terminate effective upon completion of the global offering. Holders of warrants to purchase the Company’s Series D convertible preference shares did not agree to a similar amendment. Accordingly, if the price to the public in the global offering is less than $3.50 per share, the Series D warrants will not terminate and will remain outstanding after completion of the global offering and will become exercisable on March 31, 2005 for ordinary shares. If the price to the public in the global offering is $3.50 or more per share, the Series D warrants will terminate upon completion of the global offering.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

BALANCE SHEET

On January 16, 2004, the Company completed the acquisition of certain assets from Motorola, Inc. (“Motorola”) and Motorola (China) Electronics Limited (“MCEL”), in exchange for 95,714,286 Series D convertible preference shares and a warrant to purchase 9,571,428 Series D convertible preference shares convertible into the Company’s ordinary shares at a conversion price of $2.087 per share.

The acquisition will be accounted for as a purchase of assets and the Company’s consolidated balance sheet will reflect the assets acquired from the date of acquisition. The Company has determined that the fair value of the assets acquired and liabilities assumed is more clearly evident and, thus, more reliably measurable than the estimation of the value issuance of the Series D convertible preference shares and the warrant. Accordingly, the assets acquired and liabilities assumed have been reflected in the accompanying unaudited pro forma condensed consolidated balance sheet based on their estimated fair values at the date of acquisition.

The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of the assets from Motorola as if it had occurred on December 31, 2003 consolidating the balance sheet of SMIC and the assets acquired and liabilities assumed from Motorola and MCEL.

The unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only, is subject to a number of estimates, assumptions and uncertainties and does not purport to be indicative of the balance sheet that would have occurred if the transaction had been consummated at the date indicated.

The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the historical consolidated financial statements of the Company.

Semiconductor Manufacturing International Corporation

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2003

(In US dollars thousands)

	SMIC	Pro Forma Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$445,276	$30,000	(3)	$475,276
Short-term investments	27,165	—		27,165
Accounts receivable, net of allowances	90,539	—		90,539
Inventories	69,924	—		69,924
Prepaid expense and other current assets	15,387	—		15,387
Assets held for sale	32,591	—		32,591

Total current assets	680,882	30,000		710,882

Land use rights, net	41,935	6,614		48,549
Plant and equipment, net	1,523,564	284,238	(1)	1,807,802
Acquired intangible assets, net	41,120	15,000	(2)	56,120
Investments held to maturity	3,005	—		3,005

TOTAL ASSETS	$2,290,506	$335,852		$2,626,358

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Redeemable convertible promissory note	$15,000	$—		$15,000
Accounts payable	211,762	—		211,762
Notes payable to stockholders	27,018	—		27,018
Deposit received from stockholders	38,351	—		38,351
Accrued expenses and other current liabilities	33,299	—		33,299

Total current liabilities	325,430	—		325,430

Long-term debt	479,961	—		479,961

Total liabilities	805,391	—		805,391

Stockholders’ equity:
Series A convertible preference shares	382	—		382
Series A-1 non-convertible preference shares	2	—		2
Series A-2 convertible preference shares	17	—		17
Series B convertible preference shares	1	—		1
Series C convertible preference shares	73	—		73
Series D convertible preference shares	3	38	(4)	41
Ordinary shares, $0.0004 par value	10	—		10
Warrants	37,840	17,657	(4)	55,497

Additional paid-in capital	1,835,907	335,814	(4)	2,171,721
Subscription receivable from stockholders	(105,420)	—		(105,420)
Notes receivable from stockholders	(36,026)	—		(36,026)
Accumulated other comprehensive income	200	—		200
Deferred stock compensation	(40,583)	—		(40,583)
Accumulated deficit	(207,291)	(17,657)	(4)	(224,948)

Total stockholders’ equity	1,485,115	335,852		1,820,967

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,290,506	$335,852		$2,626,358

See notes to unaudited pro forma condensed consolidated balance sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET

The following pro forma adjustments have been made to the unaudited pro forma condensed consolidated balance sheet:

(1)	Amounts represent the estimated fair values of the assets acquired and obligations assumed from Motorola and MCEL in exchange for 82,857,143 Series D convertible preference shares convertible into ordinary shares at a conversion price of $2.087 per share and a warrant to purchase 8,285,714 Series D convertible preference shares at $0.01 per share.

(2)	Amount represents the estimated fair value of $15,000,000 for license agreements entered into with Motorola and MCEL in January 2004 in exchange for 4,285,714 Series D convertible preference shares and a warrant to purchase 428,571 Series D convertible preference shares at $0.01 per share.

(3)	Amounts represent the issuance of 8,571,429 Series D convertible preference shares and a warrant to purchase 857,143 Series D convertible preference shares at $0.01 per share for $30,000,000.

(4)	The Company issued 95,714,286 Series D convertible preference shares with a par value of $0.0004 and a warrant to purchase 9,571,428 Series D convertible preference shares at $0.01 per share in exchange for certain assets and obligations assumed from Motorola and MCEL. The accounting treatment requires a beneficial conversion feature on the Series D convertible preference shares to be calculated. The consideration received in the Series D offering was first allocated between the convertible instrument and the Series D warrant on a relative fair value basis. A calculation was then performed to determine the difference between the effective conversion price and the fair value of the preference shares at the commitment date resulting in the recognition of a deemed dividend of $17,657,000. The total transaction was valued at $335,852,000.

* * * * *

ANNEX A

GLOSSARY OF TECHNICAL TERMS

ASIC	Application Specific Integrated Circuit. A proprietary integrated circuit designed and manufactured to meet a customer’s specific functional requirements.

Cell	A primary unit that normally repeats many times in an integrated circuit. Cells represent individual functional design units or circuits that may be reused as blocks in designs. For example, a memory cell represents a storage unit in a memory array.

CIS	CMOS Image Sensor. CIS can be used in applications such as still and video cameras and embedded cameras in mobile telephones. It is a fast growing imaging sensor technology. The fabrication of CIS is fully compatible with the mainstream CMOS process, which enables system-on-chip capability, low power consumption and low cost of fabrication.

Clean room	Area within a fab in which the wafer fabrication takes place. The classification of a clean room relates to the maximum number of particles of contaminants per cubic foot within that room. For example, a class 100 clean room contains less than 100 particles of contaminants per cubic foot.

CMOS	Complementary Metal Oxide Silicon. A fabrication process that incorporates n-channel and p-channel CMOS transistors within the same silicon substrate. Currently, this is the most commonly used integrated circuit fabrication process technology and is one of the latest fabrication techniques to use metal oxide semiconductor transistors.

CVD	Chemical Vapor Deposition. A process in which gaseous chemicals react on a heated wafer surface to form solid film.

Die	One individual chip cut from a wafer before being packaged.

Dielectric material	A type of non-conducting material used for isolation purposes between conductors, such as metals.

DRAM	Dynamic Random Access Memory. A device that temporarily stores digital information but requires regular refreshing to ensure data is not lost.

DSP	Digital Signal Processor. A type of integrated circuit that processes and manipulates digital information after it has been converted from an analog source.

EEPROM	Electrically Erasable Programmable Read-Only Memory. An integrated circuit that can be electrically erased and electrically programmed with user-defined information.

EPROM	Erasable Programmable Read-Only Memory. A form of PROM that is programmable electrically yet erasable using ultraviolet light.

FCRAM™	Fast Cycle Random Access Memory. A proprietary form of RAM developed by Fujitsu Limited.

Fill factor	The percentage of LCOS metal surface area used for light reflection as compared to the total surface area. The higher the fill factor, the more light will be reflected from a given surface area.

Flash memory	A type of non-volatile memory where data is erased in blocks. The name “flash” is derived from the rapid block erase operation. Flash memory requires only one transistor per memory cell versus two transistors per memory cell for EEPROMs, making flash memory less expensive to produce. Flash memory is the most popular form of non-volatile semiconductor memory currently available.

High voltage semiconductor	High voltage semiconductors are semiconductor devices that can drive relatively high voltage potential to systems that require higher voltage of between five volts to several hundred volts.

IDM	Integrated Device Manufacturer.

Integrated circuit	An electronic circuit where all the elements of the circuit are integrated together on a single semiconductor substrate.

Interconnect	Conductive materials such as aluminum, doped polysilicon or copper that form the wiring circuitry to carry electrical signals to different parts of the chip.

I/O	Inputs/Outputs.

LCOS	Liquid Crystal On Silicon. A type of micro-display technology.

Logic device	A device that contains digital integrated circuits that perform a function rather than store information.

Low leakage	Characteristic of a transistor that has a low amount of current leakage. Low leakage allows for power-saving. Low leakage semiconductors are primarily used in applications such as cellular telephones, calculators and automotive applications.

Mask	A glass plate with a pattern of transparent and opaque areas used to create patterns on wafers. “Mask” is commonly used to refer to a plate that has a pattern large enough to pattern a whole wafer at one time, as compared to a reticle, where a glass plate can contain the pattern for one or more dies but is not large enough to transfer a wafer-sized pattern all at once.

Mask ROM	A type of non-volatile memory that is programmed during fabrication (mask-defined) and the data can be read but not erased.

Memory	A device that can store information for later retrieval.

Micro-display	A small display that is of such high resolution that it is only practically viewed or projected with lenses or mirrors. A micro-display is typically magnified by optics to enlarge the image viewed by the user. For example, a miniature display smaller than one inch in size may be magnified to provide a 12-inch to 60-inch viewing area.

Micron	A term for micrometer, which is a unit of linear measure that equals one one-millionth (1/1,000,000) of a meter. There are 25.4 microns in one one-thousandth of an inch.

Mixed-signal	The combination of analog and digital circuitry in a single semiconductor.

MOS	Metal Oxide Semiconductor. A type of semiconductor device fabricated with a conducting layer and a semiconducting layer separated by an insulating layer.

NAND Flash	A type of flash memory commonly used for mass storage applications such as MP3 players and digital cameras.

Non-volatile memory	Memory products that maintain their content when the power supply is switched off.

OTP	One-time programmable memory used for program and data storage, usually used in applications that require only a one-time data change.

PROM	Programmable Read-Only Memory. Memory that can be reprogrammed once after manufacturing.

RAM	Random Access Memory. Memory devices where any memory cell in a large memory array may be accessed in any order at random.

RF	Radio Frequency. Radio frequency semiconductors are primarily used in communications devices such as cell phones.

Reticle	See “Mask” above.

ROM	Read-Only Memory. See “Mask ROM” above.

Scanner	An aligner that scans light through a slit across a mask to produce an image on a wafer.

Semiconductor	An element with an electrical resistivity within the range of an insulator and a conductor. A semiconductor can conduct or block the flow of electric current depending on the direction and magnitude of applied electrical biases.

SRAM	Static Random Access Memory. A type of volatile memory product that is used in electronic systems to store data and program instructions. Unlike the more common DRAM, it does not need to be refreshed.

Stepper	A machine used in the photolithography process in making wafers. With a stepper, a small portion of the wafer is aligned with the mask upon which the circuitry design is laid out and is then exposed to strong light. The machine then “steps” to the next area, repeating the process until the entire wafer has been done. Exposing only a small area of a wafer at a time allows the light to be focused more strongly, which gives better resolution of the circuitry design.

System-on-chip	A chip that incorporates functions usually performed by several different devices and therefore generally offers better performance and lower cost.

Systems companies	Companies that design and manufacture complete end market products or systems for sale to the market.

Transistor	An individual circuit that can amplify or switch electric current. This is the building block of all integrated circuits.

Volatile memory	Memory products that lose their content when the power supply is switched off.

Wafer	A thin, round, flat piece of silicon that is the base of most integrated circuits.

ANNEX B

PROPERTY VALUATION REPORT

The following is the text of a letter, summary of values and valuation certificates, prepared for inclusion in this prospectus, received by the Directors from Chesterton Petty Limited, an independent valuer, in connection with their valuations as of December 31, 2003 of our property interests.

Chesterton Petty Ltd
16/F CITIC Tower
1 Tim Mei Avenue
Central
Hong Kong

February 11, 2004

The Directors

Semiconductor Manufacturing International Corporation

18 Zhangjiang Road

PuDong New Area

Shanghai 201203

The People’s Republic of China

Dear Sirs:

In accordance with your instructions to us to value the property interests held by Semiconductor Manufacturing International Corporation and its subsidiaries (hereinafter together known as the “Group”) in the People’s Republic of China (the “PRC”), we confirm that we have carried out inspections, made relevant enquiries and obtained such further information as we consider necessary for the purpose of providing you with our opinion of the open market values of the property interests as at 31 December 2003.

Our valuation is our opinion of the open market value which we would define as intended to mean “the best price at which the sale of an interest in a property would have been completed unconditionally for cash consideration on the date of valuation assuming:

(a)	a willing seller;

(b)	that, prior to the date of valuation, there had been a reasonable period (having regard to the nature of the property and the state of the market) for the proper marketing of the interest, for the agreement of price and terms and for the completion of the sale;

(c)	that the state of the market, level of values and other circumstances were, on any earlier assumed date of exchange of contracts, the same as on the date of valuation;

(d)	that no account is taken of any additional bid by a prospective purchaser with a special interest; and

(e)	that both parties to the transaction had acted knowledgeably, prudently and without compulsion”.

Our valuation has been made on the assumption that the owner sells the property interests on the open market without the benefit of a deferred term contract, leaseback, joint venture, management agreement or any similar arrangement which would serve to increase the values of the property interests. In addition, no account has been taken of any option or right of pre-emption concerning or affecting the sale of the property interests and no forced sale situation in any manner is assumed in our valuation.

We have valued a portion of the property No. 1 in Group I by using the “Direct Comparison Approach” whenever market comparable transactions are available and assumed sale of the property interests with the benefit of vacant possession. However, for the rest of the property No. 1 in Group I, due to the fact that this portion of the property was constructed for specific uses, there is no readily identifiable market comparable sale, and the buildings and structures cannot be valued on the basis of direct comparison. They have therefore been valued on the basis of depreciated replacement cost. We would define “depreciated replacement cost” to be our opinion of the land value in its existing use and an estimate of the new replacement costs of the buildings, including fees and finance charges, from which deductions are then made to allow for age, condition and functional obsolescence. The depreciated replacement cost approach generally provides the most reliable indication of value for property in the absence of a known market based on comparable sales.

The portion of property No. 1 in Group I and the property in Group II, which are under construction, have been valued on the basis of “Depreciated Replacement Cost” with regard to their prevailing cost level and status of construction as at the date of valuation, and we have also assumed that all consents, approvals and licences from the relevant Government authorities for these developments will be granted without any onerous conditions or undue delay which might affect their values.

In respect of the property Nos. 3 and 4 in Group III, which have been subsequently acquired by the Group after our valuation date on 31 December 2003, we have valued them by using the “Depreciated Replacement Cost Approach” and “Direct Comparison Approach”, respectively, where these two valuation approaches have been defined above. (The purpose of stating these property interests acquired by the Group on 16 January 2004 is to disclose details of the property interests held by the Group as at the prospectus date.)

We have been provided with copies of extracts of title documents relating to the properties. However, we have not inspected the original documents to verify ownership or to verify any amendments which may not appear on the copies handed to us. We have relied on the information given by the Group and its PRC legal adviser, Jingtian & Gongcheng Attorneys at Law, regarding the titles to the properties.

We have relied to a considerable extent on information given by the Group and the legal opinion of the Group’s PRC legal adviser. We have no reason to doubt the truth and accuracy of the information provided to us by the Group and/or its PRC legal adviser which is material to the valuations. We have accepted advice given to us on such matters as planning approvals or statutory notices, easements, tenure, leases, particulars of occupancy, identification of the properties, site and floor areas, construction costs incurred and all other relevant information. Dimensions, measurements and areas included in the valuation certificate are based on information contained in the documents and leases provided to us and are therefore only approximations. No on-site measurements have been made. We have been advised by the Group that no material facts have been omitted from the information supplied.

We have inspected the exterior and, where possible, the interior of the properties. However, no structural survey has been made, but in the course of our inspection, we did not note any serious defects. We are not, however, able to report that the properties are free from rot, infestation or any other structural defects. No tests were carried out on any of the services.

We have not carried out investigations on site to determine the suitability of the ground conditions and the services, etc. for any further development. Our valuations are prepared on the assumption that these aspects are satisfactory and that no extraordinary expenses or delays will be incurred during the construction period.

No allowance has been made in our report for any charges, mortgages or amounts owing on any property nor for any expenses or taxation, which may be incurred in effecting a sale. Unless otherwise stated, it is assumed that all properties are free from encumbrances, restrictions and outgoings of an onerous nature, which could affect their values.

Unless otherwise specified, all amounts are denominated in Renminbi.

Our summary of values and valuation certificate are attached herewith.

Yours faithfully,

For and on behalf of
Chesterton Petty Limited

Charles C. K. Chan
Chartered Estate Surveyor
MSc FRICS FHKIS MCIArb RPS(GP)
Executive Director

Enc

Note:

Mr. Charles C. K. Chan, Chartered Estate Surveyor, MSc, FRICS, FHKIS, MCIArb., RPS (GP), has been a qualified valuer with Chesterton Petty Limited since June 1987 and has about 18 years’ experience in the valuation of properties in Hong Kong and has extensive experience in the valuation of properties in the People’s Republic of China.

SUMMARY OF VALUES

	Property	Open Market Value in existing state as at 31 December 2003

Group I — Property held by the Group in the PRC

1.	A Factory Development at No. 18 Zhangjiang Road and an ancillary Residential Development at Lane Nos. 18 and 19 Qing Tong Road and Zhangjiang Hi-Tech Park Area 18 Jie Fang 4 Qiu and 5 Qiu, Shanghai Zhangjiang Hi-Tech Park, PuDong New Area, Shanghai, the PRC	RMB1,713,000,000
	Sub-total :	RMB1,713,000,000

Group II — Property held by the Group under development in the PRC

2.	A Factory Development at Land Nos. 41 and 47 Jie Qu in Beijing Economic and Technological Development Area, Beijing, the PRC	RMB382,500,000
	Sub-total :	RMB382,500,000

Group III — Properties subsequently acquired by the Group in the PRC (1)

3.	MOS17 at No. 15 Xing Hua Road in Xiqing Economic Development Zone in Xiqing District, Tianjin, the PRC	RMB340,660,000

4.	Fifteen residential properties in Tianjin, the PRC	RMB18,240,000
	Sub-total :	RMB358,900,000

	Grand Total :	RMB2,454,400,000

Note:

(1)	The properties were acquired by the Group on 16 January 2004 after our valuation date on 31 December 2003. The purpose of stating the value of these properties is to disclose details of the properties held by the Group as at the prospectus date.

VALUATION CERTIFICATE

Group I—Property held by the Group in the PRC

	Property	Description and tenure	Particulars of occupancy	Open market value in existing state as at 31 December 2003
1.	A Factory Development at No. 18 Zhangjiang Road and an ancillary Residential Development at Lane Nos. 18 and 19 Qing Tong Road and Zhangjiang Hi-Tech Park Area 18 Jie Fang 4 Qiu and 5 Qiu, Shanghai Zhangjiang Hi-Tech Park, PuDong New Area, Shanghai, the PRC

The property comprises a factory development and an ancillary residential development, situated at Shanghai Zhangjiang Hi-Tech Park in PuDong New Area, Shanghai.

The factory development consists of three factory buildings, an office/supportive building and some ancillary structures all erected on a parcel of land of approximately 367,895 sq m (3,960,022 sq ft). The total gross floor area of these buildings and structures is approximately 164,795.03 sq m (1,773,854 sq ft). These buildings are mainly of reinforced concrete/steel frame constructions completed in 2002.

The ancillary residential development is standing on four parcels of lands with a total site area of

The completed portion of the property is currently occupied by the Group for manufacturing and staff quarters uses.

The portion of property under construction, upon completion, will be occupied by the Group for ancillary uses.

The residential blocks of approximately 56,640 sq m (609,673 sq ft) have been leased to staff of the Group at an aggregate monthly rent of RMB800,762 subject to various tenancies for terms on an annual basis while approximately 45,256 sq m (487,136 sq ft) of the residential blocks are currently vacant.

The low-rise residential buildings are currently vacant. According to information provided, the buildings are designated for staff quarters uses.

RMB1,713,000,000 (All the lands were acquired in February 2002 in the sum of RMB106,485,080)

approximately 275,620 sq m (2,966,774 sq ft) comprising 12 residential blocks of 6 to 15 storeys, 60 low-rise residential blocks, a gymnasium, schools, a nursery, a restaurant/shopping arcade and ancillary buildings while there are some ancillary buildings under construction. The total gross floor areas of the completed buildings and the buildings under construction are approximately 158,800.71 sq m (1,709,331 sq ft) and 19,174 sq m (206,389 sq ft), respectively. The completed buildings and structures are mainly of reinforced concrete and brick/concrete constructions completed in about 2002 to 2003. The ancillary buildings under construction are scheduled to be completed in early 2004.

The land use right for the land of the factory development is held for a term of 50 years commencing from 30 August 2002 to 29 August 2052 for industrial uses, while that for the lands of residential development are held for a term of 70 years commencing from 30 August 2002 and expiring on 29 August 2072 for residential uses.

Notes:

(1)	Pursuant to the Land Use Right Transfer Contract dated 4 February 2002 entered into between Shanghai (Z.J.) Hi-Tech Park Development Company Limited (Party A) and Semiconductor Manufacturing International (Shanghai) Corporation (the “Company”), Party A transferred an industrial land of 350,000 sq m and residential land of 280,000 sq m to the Company.
(2)	Pursuant to the Real Estate Certificate No. Hu Fang De Pu Zi (2002) No. 087564 dated 16 December 2002 issued by Shanghai Municipal Building and Land Resources Management Bureau, the land use right of the land of factory development of the property with site area of 367,895 sq m is vested in Semiconductor Manufacturing International (Shanghai) Corporation for a term of 50 years commencing from 30 August 2002 to 29 August 2052 for industrial use. Erecting on the land are seven industrial and ancillary buildings with a total gross floor area of 164,795.03 sq m.
(3)	Pursuant to the Real Estate Certificate Nos. Hu Fang De Pu Zi (2002) No. 082446 dated 28 November 2002 and Hu Fang De Pu Zi (2003) No. 094382 dated 25 June 2003 all issued by Shanghai Municipal Building and Land Resources Management Bureau, the land use right of portion of the land of residential development of the property with site area of 96,299 sq m is vested in Semiconductor Manufacturing International (Shanghai) Corporation for a term of 70 years commencing from 30 August 2002 to 29 August 2072 for residential use. Erecting on the land are 12 residential buildings, an assembly building, a restaurant/shopping arcade, a guesthouse and a management centre. The total gross floor area of these buildings is 127,793.41 sq m.

According to the information provided, Block No. 30-31 has a gross floor area of approximately 5,935.74 sq m.

(4)	Pursuant to the Real Estate Certificate Nos. Hu Fang De Pu Zi (2002) No. 082447 dated 28 November 2002 issued by Shanghai Municipal Building and Land Resources Management Bureau, the land use right of portion of the land of residential development of the property with site area of 30,638 sq m is vested in Semiconductor Manufacturing International (Shanghai) Corporation for a term of 70 years commencing from 30 August 2002 to 29 August 2072 for residential use. Erecting on the land are a gymnasium and two schools. The total gross floor area of these buildings is approximately 12,933.30 sq m.
(5)	Pursuant to the Real Estate Certificate No. Hu Fang De Pu Zi (2002) No. 070518 dated 18 October 2002 issued by Shanghai Municipal Building and Land Resources Management Bureau, the land use right of portion of the land of residential development of the property with site area of 75,620 sq m is vested in Semiconductor Manufacturing International (Shanghai) Corporation for a term of 70 years commencing from 30 August 2002 to 29 August 2072 for residential use. As advised by the Group, high schools are under construction on the land.

(6)	Pursuant to the Real Estate Certificate No. Hu Fang De Pu Zi (2002) No. 070517 dated 18 October 2002 issued by Shanghai Municipal Building and Land Resources Management Bureau, the land use right of portion of the land of residential development of the property with site area of 73,063 sq m is vested in Semiconductor Manufacturing International (Shanghai) Corporation for a term of 70 years commencing from 30 August 2002 to 29 August 2072 for residential use. As advised by the Company, erecting on the land are 60 low-rise residential buildings, which were recently completed.
(7)	According to Planning Permit for Construction Land No. Hu Zhang De (02) 013 dated 19 March 2002 and Planning Permit for Construction Works No. Hu Zhang Jian (03) 046 dated 17 October 2003, the Company is permitted to construct staff quarters (phase 2) of the residential development of the property.
(8)	As advised by the Company, the estimated outstanding construction costs for completion of the construction works as at the date of valuation was about RMB3,847,556.
(9)	As advised by the Company, the aggregate construction costs incurred for the buildings under construction as at the date of valuation was about RMB21,152,444.
(10)	The open market value of the property after completion, according to the development plan provided by the Company, is estimated at RMB1,714,500,000.
(11)	As advised by the Company, the property is subject to mortgages in favour of China Construction Bank (Shanghai Pudong Branch), Industrial and Commercial Bank of China (Shanghai Pudong Branch), Bank of Communications (Shanghai Jinqiao Branch) and Shanghai Pudong Development Bank (Liujiazui Branch).
(12)	A Business Licence Qi Du Hu Pu Zong Zi No. 313496 (Pu Dong) dated 4 March 2003 was issued to Semiconductor Manufacturing International (Shanghai) Corporation. The company is a foreign sole-proprietor, and the registered capital is US$1 billion. The business operation period is from 21 December 2000 to 20 December 2050. The scope of business includes research and development, design, manufacture and sale of semi-conductor products.
(13)	We have been provided with a copy of legal opinion on the title to the property prepared by the Group’s PRC legal adviser, Jingtian & Gongcheng Attorneys at Law (“Jingtian”), dated 28 January 2004, which contains, inter alia, the following information:

(i)	Pursuant to the Land Use Right Transfer Contract entered into between Shanghai (Z.J.) Hi-Tech Park Development Company Limited (Party A) and Semiconductor Manufacturing International (Shanghai) Corporation (Party B) (hereinafter referred as the “Company”) on 4 February 2002, Party A agreed to transfer the land use right of an industrial land of approximately 350,000 sq m and residential land of approximately 280,000 sq m to the Company. The total land area is approximately 630,000 sq m. The lands are for industrial and residential uses, respectively. According to the said contract, the Company promised to pay the land use right transfer fee of RMB106,400,000 (equivalent to US$12,865,000) to Party A before 22 February 2002. In accordance with the said contract, the Company has obtained the Real Estate Certificate Nos. Hu Fang De Pu Zi (2002) No. 082447, Hu Fang De Pu Zi (2002) No. 087564, Hu Fang De Pu Zi (2002) No. 082446, Hu Fang De Pu Zi (2002) No. 070518, and Hu Fang De Pu Zi (2002) No. 070517 all issued by Shanghai Municipal Building and Land Resources Management Bureau. The Company has legally possessed the land use rights of the lands.

(ii)	The Company has advised that the land use right transfer fee has not been paid. Pursuant to said contract, if the Company has not paid the land use right transfer fee in accordance with the term in said contract, the Company is required to pay Party A a penalty equivalent to 0.05% of the contract amount on daily basis. However, Party A had, prior to the due date, agreed in writing to extend the due date for payment of the land use right transfer fee until further written notice from Party A, and to waive any liability for breach of contract (if any), or liability to pay any penalty and interests thereon pursuant to the contract (if any), of the Company arising in relation to the deferred payment of the land use right transfer fee. The Company has not, as of the date of the prospectus, received any written request from Party A to make payment of the land use right transfer fee.

(iii)	The Company has advised that the Company has to pay deed tax and stamp duty arising from the applications for the relevant Real Estate Certificates.

(iv)	Pursuant to the Real Estate Certificate No. Hu Fang De Pu Zi (2002) No. 087564 dated 16 December 2002 issued by Shanghai Municipal Building and Land Resources Management Bureau, the Company has possessed the land use right of the land situated at No. 18 Zhangjiang Road. The site area is 367,895 sq m and the term of land use right is 50 years commencing from 30 August 2002 to 29 August 2052. The land is for industrial use. The Company has also possessed the building ownerships of factories with a total gross floor area of 164,795.03 sq m, which are all erected on the land.

(v)	In respect of the residential developments and ancillary facilities, the legal opinions are as follows:

(a)	Pursuant to the Real Estate Certificate No. Hu Fang De Pu Zi (2002) No. 070517 dated 18 October 2002 issued by Shanghai Municipal Building and Land Resources Management Bureau, the Company has possessed the land use right of the land situated at Zhangjiang Hi-Tech Park Area 18 Jie Fang 5 Qiu. The land area is 73,063 sq m. The land is for residential use and the term of land use right is 70 years commencing from 30 August 2002 to 29 August 2072.

(b)	Pursuant to the Real Estate Certificate No. Hu Fang De Pu Zi (2002) No. 070518 dated 18 October 2002 issued by Shanghai Municipal Building and Land Resources Management Bureau, the Company has possessed the land use right of the land situated at Zhangjiang Hi-Tech Park Area 18 Jie Fang 4 Qiu. The land area is 75,620 sq m. The land is for residential use and the term of land use right is 70 years commencing from 30 August 2002 to 29 August 2072.

(c)	Pursuant to the Real Estate Certificate No. Hu Fang De Pu Zi (2002) No. 082446 dated 28 November 2002 and the Hu Fang De Pu Zi (2003) No. 094882 dated 25 June 2003 both issued by Shanghai Municipal Building and Land Resources Management Bureau, the Company has possessed the land use right of the land situated at Lane No. 18 Qing Tong Road. The land area is 96,299 sq m. The land is for residential use and the term of land use right is 70 years commencing from 30 August 2002 to 29 August 2072. The Company has also possessed the building ownerships of buildings with a total gross floor area of 127,793.41 sq m, which are all erected on the land.

(d)	Pursuant to the Real Estate Certificate No. Hu Fang De Pu Zi (2002) No. 082447 dated 28 November 2002 issued by Shanghai Municipal Building and Land Resources Management Bureau, the Company has possessed the land use right of the land situated at Lane No. 19 Qing Tong Road. The land area is 30,638 sq m. The land is for residential use and the term of land use right is 70 years commencing from 30 August 2002 to 29 August 2072. The Company has also possessed the building ownerships of buildings with a total gross floor area of 12,933.30 sq m, which are all erected on the land. According to the investigation by Jingtian, the land is for residential use and the registered building types are a gymnasium and schools. The said schools have been approved by the authority under Pu She Fa [2001] She Tuan Zi No. 081 dated 30 July 2001.

(e)

According to the Planning Permit for Construction Land No. Hu Zhang De (02) 013 dated 19 March 2002, the Company has the right to develop staff quarters on the land of 200,000 sq m. Pursuant to the Planning Permit for Construction Work No. Hu Pu Jian (01) 223 dated 26 June 2001, the Company has the right to develop residential buildings and ancillary facilities with a total floor area of 67,684 sq m. Pursuant to the Planning Permit for Construction Work No. Hu Pu Jian (03) 040 dated 12 August 2003, the Company has the right to develop a school with a floor area of 19,562.86 sq m. Pursuant to the Planning

Permit for Construction Work No. Hu Zhang Jian (03) 046 dated 17 October 2003, the Company has the right to develop staff quarters (Phase 2 San Biao) with a total floor area of 18,078.71 sq m.

(f)	Pursuant to the Permit for Construction Work No. 006T0508D01-310224200010251901 dated 24 July 2001, the Company has the right to develop staff quarters and ancillary facilities (Phase I and Phase II) with a total floor area of 63,614 sq m and 90,383 sq m, respectively.

(g)	Pursuant to the Permit for Construction Work No. 032W0008D01-310224200302240301 dated 4 September 2003, the Company has the right to develop the school (Phase 2) with a floor area of 19,562 sq m.

(vi)	According to the Real Estate Mortgage Agreement dated 28 December 2001, the Company has mortgaged the industrial land of 367,895.40 sq m and the residential land of 200,000 sq m as well as the completed buildings/structures and the buildings/structures being under construction erected on the lands to China Construction Bank (Shanghai Pudong Branch), Industrial and Commercial Bank of China (Shanghai Pudong Branch), Bank of Communications (Shanghai Jinqiao Branch) and Shanghai Pudong Development Bank (Liujiazui Branch). The mortgage loan amount was US$432,000,000 and RMB396,960,000. According to the said Agreement, the Company has to complete the mortgage registration within 30 days after the date the Agreement is signed. However, the Company and the mortgagees have not completed the mortgage registration within the aforesaid period. As stipulated in the Real Estate Mortgage Agreement, unless agreed in writing by all mortgagees, the Company has promised not to make any guarantee by using the real estate or part of the real estate (no matter it is in prior to the guarantee of the existing agreement) and to lease, sub-lease, grant any permission to use to a third party, subdivide, sell, assign, entrust, co-operate with others or dispose by other means of the mortgaged real estate or part of the mortgaged real estate. On 17 July 2003, the Company applied to all mortgagees for the cancellation of the mortgages in relation to the residential properties, which would be sold, and had obtained approvals from all the mortgagees to cancel their respective mortgagees’ rights. In respect of the mortgaged properties located on Lanes 18 and 19 Qing Tong Road, No. 18 Zhangjiang Road and Zhangjiang Hi-Tech Park Area 18 Jie Fang 4 Qiu and 5 Qiu, the Company obtained the mortgage registration (No. Pu200314090802) on 27 August 2003.

(vii)	In respect of the Land Use Right Transfer Contract, it is a legally binding agreement to both Party A and the Company. As the Company has not paid the land use right transfer fee to Party A, it is Jingtian’s opinion that the Company may be liable for a penalty due to breach of contract if the Company does not pay the land use right transfer fee in full in accordance with the terms stipulated in the contract. Even though the Company may be liable for the said breach of contract, the land use rights, entitled by the relevant Real Estate Certificates, which are possessed by the Company, will not be affected.

(viii)	In view of the outstanding deed taxes and stamp duties in relation to the aforesaid Real Estate Certificates, it is Jingtian’s opinion that according to the aforesaid Real Estate Certificates, after paying the deed taxes and stamp duties, the Company has the right, which complies with and is protected by China’s laws, to transfer, lease or mortgage the land use rights and building ownerships during the terms of the land use rights. In respect of the mortgaged properties, which already obtained the mortgage registration (No. Pu200314090802) on 27 August 2003, the said mortgages are legally valid and their legality has not been lost even though the Company has not yet paid the deed taxes and stamp duties in relation to the relevant land transfers.

(ix)	In respect of the yet-to-be-completed staff quarters and portions of the schools, there are no legal obstacles for the Company to obtain Real Estate Certificates after their completion if the relevant legal procedures will be completed and the relevant taxes will be paid. The Company can transfer, lease or mortgage the staff quarters after obtaining the Real Estate Certificates and paying relevant taxes.

(x)	As above-mentioned in item (vi) regarding the mortgaged properties, on the premise that the aforesaid mortgage has not been discharged, the Company has to obtain an agreement from all mortgagees and complete the change of mortgage registration before making any guarantee, leasing, sub-leasing, granting any permission to use to a third party, subdividing, selling, assigning, entrusting, co-operating or disposing by other means of the mortgaged real estate or part of the mortgaged real estate.

(14)	The status of the title and grant of major approvals and licences in accordance with the information provided by the Group and the aforesaid legal opinions is as follows:

Land Use Right Transfer Contract	Yes

Real Estate Certificates	Yes

Planning Permit for Construction Land	Yes

Planning Permit for Construction Works	Yes

Business Licence	Yes

Group II – Property held by the Group under development in the PRC

	Property	Description and tenure	Particulars of occupancy	Open market value in existing state as at 31 December 2003
2.	A Factory Development at Land Nos. 41 and 47 Jie Qu in Beijing Economic and Technological Development Area, Beijing, the PRC

The subject property is a factory development erected on two parcels of land (the land) with a total site area of approximately 240,139.60 sq m (2,584,863 sq ft).

The property comprises three factories, one office building and some ancillary buildings/structures, which are all under construction. These buildings/structures are mainly of steel frame/reinforced concrete constructions with a total gross floor area of approximately 179,858.63 sq m (1,935,998 sq ft). These buildings are scheduled to be completed in 2004.

The property is held under a land use right for a term of 50 years expiring on 30 December 2052 for industrial use.

			The property is currently under construction. Upon completion, the property will be occupied by the Group for manufacturing use.	RMB382,500,000 (see Note (10)) (All the lands were acquired in December 2002 in the sum of RMB8,277,612.)

Notes:

(1)	Pursuant to the State-owned Land Use Right Transfer Contract Jing Ji Fang De Chu Ran [He] Zi (2002) No. 044 dated 31 December 2002 entered into between Building and Land Management Bureau of Beijing Economic and Technological Development Area (Party A) and Beijing Microelectronics Corporation (now known as Semiconductor Manufacturing International (Beijing) Corporation (the “Company”)), a land of approximately 240,139.60 sq m was granted for a term of 50 years from Party A to the Company.

(2)	Pursuant to the State-owned Land Use Right Certificate Kai Wai Guo Yong (2002) Zi No. 068 dated 31 December 2002, the land is vested in Beijing Microelectronics Corporation (now known as Semiconductor Manufacturing International (Beijing) Corporation (the Company)). The site area is 240,139.60 sq m and the land is designated for industrial use. The land use right is for a term expiring on 30 December 2052.
(3)	In respect of the buildings/structures under construction, the Company has obtained the Planning Permit for Construction Land No. 2003-Kai Gui De Zi-0012 dated 4 April 2003 and the temporary Planning Permit for Construction Works Nos. 2002-Kai Gui Jian Lin Zi-0071 dated 12 September 2002, 2003-Kai Gui Jian Lin Zi-0073 dated 7 August 2003 and 2003-Kai Gui Jian Lin Zi -0093 dated 17 September 2003.
(4)	Pursuant to the approval document for change of company name Jing Ji Guan Xiang Shen Zi [2003] No. 137 dated 12 June 2003 issued by Beijing Economic and Technological Development Area Management Commission, the Company’s original name was changed from Beijing Microelectronics Corporation to Semiconductor Manufacturing International (Beijing) Corporation.
(5)	A Business Licence Qi Du Jing Zong Fu Zi No. 017241 dated 1 August 2003 was issued to Semiconductor Manufacturing International (Beijing) Corporation. The Company is a foreign sole-proprietor, and the registered capital is US$30,000,000. The business operation period is from 25 July 2002 to 24 July 2052. The scope of business includes research and development, design, manufacture and sale of semi-conductor products.
(6)	According to the State-owned Land Use Right Transfer Contract Jing Ji Fang De Chu Ran [He] Zi (2002) No. 044, the salient terms and conditions of the contract are extracted as follows:

(i)	The land is restricted only for the construction of factory for microelectronics products. If the factory manufactures products which are not micro-electronics, the Company will be required to pay a land premium, which is calculated based on the standard land price announced by the Beijing Economic and Technological Development Area;

(ii)	If the Company transfers or leases the subject land to a third party or uses the land for other business activities, the Company will be required to pay a land premium, which is calculated based on the then standard land price and the relevant real estate policies announced by the Beijing Economic and Technological Development Area;

(iii)	If the Company mortgages the land use right and while a mortgagee foreclosures the mortgaged property, the mortgagee should, first of all, deduct a land price, which is equivalent to the then standard land price announced by Beijing Economic and Technological Development Area, from the sale proceeds and then pays the land price to Building and Land Management Bureau of Beijing Economic and Technological Development Area.

(iv)	The factory development should be completed before 31 December 2004; and

(v)	A land use fee of RMB480,279.20 per annum is payable to Building and Land Management Bureau of Beijing Economic and Technological Development Area.

(7)	As advised by the Group, the estimated outstanding construction costs for completion of the construction works as at the date of valuation was about RMB138,889,653.
(8)	As advised by the Group, the aggregate construction costs incurred for the buildings/structures under construction as at the date of valuation was about RMB270,492,673.
(9)

The open market value of the property after completion, according to the development plan provided by the Group, is estimated at RMB486,400,000. This value is our opinion of the subject property upon completion in accordance with the terms and conditions as stipulated in the State-owned Land Use

Right Transfer Contract (please see note 6). According to the non-alienation clause as stipulated in the State-owned Land Use Right Transfer Contract, an additional land premium has to be paid under conditions either transfer of the land use rights in the open market or change of restricted use of the land from microelectronics product manufacturing. We have estimated that the additional land premium payable in the aforesaid conditions has been deducted in arriving at the value of the property upon completion.

(10)	The open market value is our opinion of the subject property in its existing state in accordance with the terms and conditions as stipulated in the State-owned Land Use Right Transfer Contract (please see note 6). According to the non-alienation clause as stipulated in the State-owned Land Use Right Transfer Contract, an additional land premium has to be paid under conditions either transfer of the land use rights in the open market or change of restricted use of the land from microelectronics product manufacturing. We have estimated that the additional land premium payable in the aforesaid conditions has been deducted in arriving at the value of the property.
(11)	We have been provided with a copy of legal opinion on the title to the property prepared by the Group’s PRC legal adviser, Jingtian & Gongcheng Attorneys at Law (Jingtian), dated 28 January 2004, which contains, inter alia, the following information:

(i)	Building and Land Management Bureau of Beijing Economic and Technological Development Area (Party A) and Beijing Microelectronics Corporation (Party B) (hereinafter referred as the “Company”) entered into a State-owned Land Use Right Transfer Contract Jing Ji Fang De Chu Ran [He] Zi (2002) No. 044 on 31 December 2002. Party A agreed to transfer to the Company the land use right of the lands namely Beijing Economic and Technological Development Area No. 41 Jie Qu and No. 47 Jie Qu. The land use right transfer fee was RMB8,277,612. The Company had to pay RMB1,655,522.40 to Party A within 10 days after signing the said contract. The land is zoned for microelectronics factory with a land area of approximately 240,139.60 sq m. Since there was a concession on the land use right transfer fee, the said contract has stipulated that (a) the land is only for microelectronics factory project; (b) if the products manufactured by the Company are not microelectronics, the Company is required to pay additional land premium based on the then standard land price announced by Beijing Economic and Technological Development Area; (c) if the Company transfers or leases the land use right to a third party or the Company carries out other business activities, the Company is required to pay additional land premium based on the then standard land price and the relevant real estate policies announced by Beijing Economic and Technological Development Area; and (d) if the Company mortgages the land use right and a mortgagee forecloses the mortgaged property, the mortgagee has to deduct the land premium, which will be the then standard land price announced by Beijing Economic and Technological Development Area, from the sale proceeds and then pays the land premium to the Building and Land Management Bureau of Beijing Economic and Technological Development Area. Nevertheless, the Company has legally obtained the land use right of the said land and the State-owned Land Use Right Certificate No. Kai Wai Guo Yong (2002) Zi No. 068.

(ii)	Pursuant to the State-owned Land Use Right Certificate Kai Wai Guo Yong (2002) Zi No. 068 dated 31 December 2002, the Company has possessed the land use right of the aforesaid land of 240,139.60 sq m. The land is for industrial use. The term of land use right is 50 years commencing from 31 December 2002 to 30 December 2052. The Company has not yet paid the stamp duty arising from obtaining the State-owned Land Use Right Certificate.

(iii)	Pursuant to the Planning Permit for Construction Land No. 2003-Kai Gui De Zi-0012 dated 4 April 2003, the Company has the right to build industry complex on the aforesaid land of 240,139.60 sq m.

(iv)	Pursuant to the temporary Planning Permit for Construction Works Nos. 2002-Kai Gui De Zi-0071 dated 12 September 2002, 2003-Kai Gui Jian Lin Zi-0073 dated 7 August 2003 and 2003-Kai Gui Jian Lin Zi-0093 dated 17 September 2003, the Company has the right to build temporary constructions of 3,414 sq m, 60 sq m and 7,513.20 sq m, respectively.

(v)	In respect of the State-owned Land Use Right Transfer Contract, it is a legally binding agreement to both Party A and the Company and it is protected by Law. At the land use right transfer fee and deed tax have been fully paid. However, after the Company has paid the outstanding stamp duty the Company has the legal right to transfer the land use right of the land.

(vi)	Nevertheless, the Company has obtained the State-owned Land Use Right Certificate, which is legal, valid and protected by law. According to said contract, (a) if the products manufactured by the Company are not microelectronics, the Company is required to pay additional land premium based on the then standard land price announced by Beijing Economic and Technological Development Area; (b) if the Company transfers or leases the land use right to a third party or the Company carries out other business activities, the Company is required to pay additional land premium based on the then standard land price and relevant real estate policies announced by Beijing Economic and Technological Development Area; and (c) if the Company mortgages the land use right and a mortgagee forecloses the mortgaged property, the mortgagee has, first of all, to deduct the land premium, which will be the then standard land price announced by Beijing Economic and Technological Development Area, from the sale proceeds and then pays the land premium to the Building and Land Management Bureau of Beijing Economic and Technological Development Area. On the premise of compliance with the aforesaid terms, the Company has the right to transfer, lease or mortgage the land use right and building ownerships within the stipulated tenure of the land use right. These rights are in compliance with the China Law and are protected by law.

(vii)	The Company has obtained the relevant Planning Permit for Construction Land. As advised by the Company and confirmed by Jingtian, the Company is applying for the relevant Permits for Construction Work. Once the Company has obtained the relevant Permits for Construction Work and has legally completed the verification process for the completed project, there is no legal obstacle for the Company to obtain Building Ownership Certificates.

(12)	The status of the title and grant of major approvals and licences in accordance with the information provided by the Group and the aforesaid legal opinions is as follows:

State-owned Land Use Right Transfer Contract	Yes

State-owned Land Use Right Certificates	Yes

Planning Permit for Construction Land	Yes

Temporary Planning Permit for Construction Works	Yes

Business Licence	Yes

Group III — Properties subsequently acquired by the Group in the PRC

	Property	Description and tenure	Particulars of occupancy	Open market value in existing state as at 31 December 2003
3.	MOS17 at No. 15 Xing Hua Road in Xiqing Economic Development Zone in Xiqing District, Tianjin, the PRC

The subject property is a factory development, known as MOS17, erected on a parcel of land with a site area of approximately 215,734 sq m (2,322,161 sq ft) in Xiqing Economic Development Zone in Xiqing District, Tianjin.

The factory development comprises 23 buildings and structures, which are mainly of steel frame constructions and a few of concrete/brick constructions, completed in 2001. The total gross floor area of the factory development is approximately 73,181.90 sq m
(787,730 sq ft).

The property is held under a land use right for a term expiring on 28 July 2047 for industrial use.

			The property is currently occupied by Motorola (China) Electronics Limited for production use.	RMB340,660,000 (see Note 6 for details of the acquisition price)

Notes:

(1)	Pursuant to the State-owned Land Use Right Certificate Xi Qing Dan Gou Yong (2003 Geng) No. 139 dated 25 November 2003, the land is designated for industrial use with an area of approximately 321,412.16 sq m, which is held by Motorola (China) Electronics Limited under a land use right for a term expiring on 28 July 2047. (In this valuation, we are given to understand that only a portion of the land with a land area of approximately 215,734 sq m has been transferred to SMIC.)
(2)	Pursuant to the Building Ownership Certificate Fang Quan Zheng Jin Fang Zi No. 000002398 dated 27 November 2003, the buildings of total gross floor area of 102,387.71 sq m are held by Motorola (China) Electronics Limited. (In this valuation, we are given to understand that 73,181.90 sq m of buildings and structures have been transferred to SMIC.)
(3)	Pursuant to the Planning Permit for Construction Work Nos. 97Kai-10 dated 23 December 1997, 98Kai-019 dated 4 December 1998 and 2000Kai-013 dated 19 September 2000, Motorola (China) Electronics Limited was allowed to construct the MOS 17 wafer fab building and ancillary buildings and structures.

(4)	Pursuant to the contract for the assignment of land use rights entered into between Tianjin Xiqing District Planning and Land Administration Bureau (“Party A”) and Motorola (China) Electronics Limited (“Party B”) dated 1 March 1995, some salient terms and clauses as stipulated in the said contract are extracted as follows:

(i)	The Assignee [Party B] may, together with a sale, mortgage, transfer or any other disposal of any structures and buildings in whole or in part, transfer the Land Use Rights or (as the case may be) a proportionate undivided share in the Land Use Rights to any party inside or outside of China. The Assignee shall determine the proportion of the value of the Land Use Rights attributed to any part or parts of the structures and buildings;

(ii)	The planning uses of the land are 80% – 90% for industrial production and 10% – 20% for domestic and service facilities;

(iii)	Coverage percentages of buildings for industrial production use and domestic use are both 20% – 55%;

(iv)	Volume percentages of buildings for industrial production use and domestic use are 0.2 – 1.5 and 1.0 – 1.5, respectively; and

(v)	Heights of buildings for industrial production use and dormitory and public building are 1 – 5 storeys and 5 – 15 storeys, respectively.

(5)	A Business Licence Qi Du Jin Zong Zi No.015804 dated 3 November 2003 was issued to Semiconductor Manufacturing International (Tianjin) Corporation. The Company is a foreign sole-proprietor, and the registered capital is US$690,000,000. The business operation period is from 3 November 2003 to 2 November 2053. The scopes of business include research and development, design, manufacture and sale of semi-conductor products.
(6)	Pursuant to the Asset Purchase Agreement entered into between Motorola (China) Electronics Limited and Semiconductor Manufacturing International Corporation (“SMIC”) dated 23 September 2003, SMIC has acquired assets from the former party in the sum of US$290,000,000. The subject property constituted part of the acquisition.
(7)	We have been provided with a copy of legal opinion on the title to the property prepared by the Group’s PRC legal adviser, Jingtian & Gongcheng Attorneys at Law (“Jingtian”), dated 28 January 2004, which contains, inter alia, the following information:

(i)	Pursuant to the Asset Purchase Agreement entered into between Motorola (China) Electronics Limited and SMIC dated 23 September 2003, SMIC has acquired assets from the former party. The property interests are still held by Motorola (China) Electronics Limited since the process of change of title of the property has not been completed yet.

(ii)	As advised by SMIC, (a) Motorola (China) Electronics Limited has already paid the relevant land use right fee and relevant taxes for the factory development as well as the sale prices and relevant taxes for the residential properties; (b) Motorola (China) Electronics Limited has legal right to possess the property and to transfer part of the purchased asset as stated in the Asset Purchase Agreement dated 23 September 2003 to SMIC; and (c) SMIC has the legal right to acquire the property. It is Jingtian’s opinion that after SMIC has completed the title transfer, has paid relevant taxes and has completed the registration for change of titles of the land use right and building ownership, SMIC will legally possess the land use right and building ownership of the property. In accordance with the Articles of Association of Semiconductor Manufacturing International (Tianjin) Corporation that SMIC will invest the land use right and building ownership of the property into Semiconductor Manufacturing International (Tianjin) Corporation, while Semiconductor Manufacturing International (Tianjin) Corporation has completed the asset verification and the registration for change of title of the property, there is no legal obstacle for Semiconductor Manufacturing International (Tianjin) Corporation to obtain the land use right certificate and building ownership certificate of the property.

(8)	The status of the title and grant of major approvals and licences in accordance with the information provided by the Group and the aforesaid legal opinions is as follows:

Contract for the Assignment of Land Use Rights	Yes

State-owned Land Use Right Certificate	Yes

Building Ownership Certificates	Yes

Planning Permits for Construction Works	Yes

Business Licence	Yes

	Property	Description and tenure				Particulars of occupancy	Open market value in existing state as at 31 December 2003
4.	Fifteen residential properties in Tianjin, the PRC	The subject property comprises 15 residential properties distributing in Cuihu Wunquan Garden situated on Xiaguang Road in Nankai District, Triumphal Arch situated at No. 66 Nanjing Road in Hexi District and Biling Garden situated on the north side of Beidaxue Road in Xiqing District. All the residential properties were completed in 1995. The total gross floor area of the subject property is approximately 3,337.92 sq m (35,930 sq ft). Details of the properties are listed as follows:				The subject property is currently vacant.	RMB18,240,000 (see Note 3 for details of the acquisition price)
		Cuihu Wunquan Garden
		Block	Unit No.	Level	GFA (sq m/ sq ft)
		B Xiangyuan	1074	7	226.68/2,440
			1075	7	194.81/2,097
			1076	7	194.81/2,097
			1105	10	194,81/2,097
			1106	10	232.26/2,500
		B Jiyuan	2072	7	187.95/2,023
			2074	7	226.68/2,440
			2075	7	194.81/2,097
			2076	7	228.54/2,460
			2105	10	194.81/2,097
			2106	10	228.54/2,460

			Sub-total		2,304.7/24,808
		Triumphal Arch
		Block	Unit No.	Level	GFA (sq m/ sq ft)
		B	12A	12	160.42/1,727
			16A	16	160.42/1,727

			Sub-total		320.84/3,454
		Biling Garden
		Unit		GFA (sq m/sq ft)
		A-26		356.19/3,834
		A-27		356.19/3,834

		Sub-total		712.38/7,668

Property	Description and tenure	Particulars of occupancy	Open market value in existing state as at 31 December 2003

The properties in Cuihu Wunquan Garde are held under land use rights all for a term expiring on 25 May 2063 for residential use.

The properties in Triumphal Arch are held under land use rights all for a term expiring on 4 January 2043 for residential use.

The properties in Biling Garden are held under land use rights all for a term expiring on 20 November 2065 for residential use.

Notes:

(1)	Pursuant to the State-owned Land Use Right Certificates and Building Ownership Certificates, the subject property is vested in Motorola (China) Electronics Company Limited. Details of the title particulars are exhibited below.

Property	State-owned Land Use Right Certificate No.	Building Ownership Certificate No.	Gross Floor Area (sq m)	Term of Land Use Right	Use
Unit 1074, Xiangyuan Block B Cuihu Wunquan Garden	Jin Dan Guo Yong (2003 Geng 1) Zi No. 006	Fang Quan Zheng Jin Fang Zi No. 000000421	226.68	Expiring on 25 May 2063	Residential

Unit 1075, Xiangyuan Block B Cuihu Wunquan Garden	Jin Dan Guo Yong (2003 Geng 1) Zi No. 012	Fang Quan Zheng Jin Fang Zi No. 000000419	194.81	Expiring on 25 May 2063	Residential

Unit 1076, Xiangyuan Block B Cuihu Wunquan Garden	Jin Dan Guo Yong (2003 Geng 1) Zi No. 013	Fang Quan Zheng Jin Fang Zi No. 000000422	194.81	Expiring on 25 May 2063	Residential

Unit 1105, Xiangyuan Block B Cuihu Wunquan Garden	Jin Dan Guo Yong (2003 Geng 1) Zi No. 011	Fang Quan Zheng Jin Fang Zi No. 000000420	194.81	Expiring on 25 May 2063	Residential

Unit 1106, Xiangyuan Block B Cuihu Wunquan Garden	Jin Dan Guo Yong (2003 Geng 1) Zi No. 007	Fang Quan Zheng Jin Fang Zi No. 000000423	232.26	Expiring on 25 May 2063	Residential

Unit 2072, Jiyuan Block B Cuihu Wunquan Garden	Jin Dan Guo Yong (2003 Geng 1) Zi No. 005	Fang Quan Zheng Jin Fang Zi No. 000000424	187.95	Expiring on 25 May 2063	Residential

Property	State-owned Land Use Right Certificate No.	Building Ownership Certificate No.	Gross Floor Area (sq m)	Term of Land Use Right	Use

Unit 2074, Jiyuan Block B Cuihu Wunquan Garden	Jin Dan Guo Yong (2003 Geng 1) Zi No. 010	Fang Quan Zheng Jin Fang Zi No. 000000428	226.68	Expiring on 25 May 2063	Residential

Unit 2075, Jiyuan Block B Cuihu Wunquan Garden	Jin Dan Guo Yong (2003 Geng 1) Zi No. 009	Fang Quan Zheng Jin Fang Zi No. 000000426	194.81	Expiring on 25 May 2063	Residential

Unit 2076, Jiyuan Block B Cuihu Wunquan Garden	Jin Dan Guo Yong (2003 Geng 1) Zi No. 008	Fang Quan Zheng Jin Fang Zi No. 000000427	228.54	Expiring on 25 May 2063	Residential

Unit 2105, Jiyuan Block B Cuihu Wunquan Garden	Jin Dan Guo Yong (2003 Geng 1) Zi No. 004	Fang Quan Zheng Jin Fang Zi No. 000000429	194.81	Expiring on 25 May 2063	Residential

Unit 2106, Jiyuan Block B Cuihu Wunquan Garden	Jin Dan Guo Yong (2003 Geng 1) Zi No. 014	Fang Quan Zheng Jin Fang Zi No. 000000425	228.54	Expiring on 25 May 2063	Residential

Unit 12A, Block B Triumphal Arch	Jin Dan Guo Yong (1999) Zi No. 071	Jin Fang Zi No. 000000099	160.42	Expiring on 4 January 2043	Residential

Unit 16A, Block B Triumphal Arch	Jin Dan Guo Yong (1999) Zi No. 073	Jin Fang Zi No. 000000096	160.42	Expiring on 4 January 2043	Residential

Unit A-26 Biling Garden	Jin Dan Guo Yong (2000) Zi No. 119	Fang Quan Zheng Jin Wai Fang Zi No. 110001688	356.19	Expiring on 20 November 2065	Residential

Unit A-27 Biling Garden	Jin Dan Guo Yong (2000) Zi No. 120	Fang Quan Zheng Jin Wai Fang Zi No. 110001689	356.19	Expiring on 20 November 2065	Residential

(2)	A Business Licence Qi Du Jin Zong Zi No. 015804 dated 3 November 2003 was issued to Semiconductor Manufacturing International (Tianjin) Corporation. The Company is a foreign sole-proprietor, and the registered capital is US$690,000,000. The business operation period is from 3 November 2003 to 2 November 2053. The scope of business includes research and development, design, manufacture and sale of semi-conductor products.
(3)	Pursuant to the Asset Purchase Agreement entered into between Motorola (China) Electronics Limited and SMIC dated 23 September 2003, SMIC has acquired assets from the former party in the sum of US$290,000,000. The subject property constituted part of the acquisition.
(4)	We have been provided with a copy of legal opinion on the title to the property prepared by the Group’s PRC legal adviser, Jingtian & Gongcheng Attorneys at Law (Jingtian), dated 28 January 2004, which contains, inter alia, the following information:

(i)	Pursuant to the Asset Purchase Agreement entered into between Motorola (China) Electronics Limited and SMIC dated 23 September 2003, SMIC has acquired assets from the former party. The property interests are still held by Motorola (China) Electronics Limited since the process of change of title of the property has not been completed yet.

(ii)	As advised by SMIC, (a) Motorola (China) Electronics Limited has already paid the relevant land use right fee and relevant taxes for the factory development as well as the sale prices and relevant taxes for the residential properties; (b) Motorola (China) Electronics Limited has legal right to possess the property and to transfer part of the purchased asset as stated in the Asset Purchase Agreement dated 23 September 2003 to SMIC; and (c) SMIC has the legal right to acquire the property. It is Jingtian’s opinion that after SMIC has completed the title transfer, has paid relevant taxes and has completed the registration for the change of titles of the land use right and building ownership, SMIC will legally possess the land use right and building ownership of the property. In accordance with the Articles of Association of Semiconductor Manufacturing International (Tianjin) Corporation, SMIC will invest the land use right and building ownership of the property into Semiconductor Manufacturing International (Tianjin) Corporation, and since Semiconductor Manufacturing International (Tianjin) Corporation has completed the asset verification and the registration of change of title of the property, there is no legal obstacle for Semiconductor Manufacturing International (Tianjin) Corporation to obtain the land use right certificate and building ownership certificate of the property.

(5)	The status of the title and grant of major approvals and licences in accordance with the information provided by the Group and the aforesaid legal opinions is as follows:

State-owned Land Use Right Certificate	Yes

Building Ownership Certificates	Yes

Business Licence	Yes

Integrated One-stop Foundry Services

Design Service Support (1)
Mask Making
Wafer Manufacturing
Wafer Probing (1)
Assembly & Testing Services (2)

Solutions & Competitive Advantages

- Advanced process technologies
- Flexible and customizable solutions
- Integrated one-stop foundry services
- Proximity to electronics manufacturing supply chain in China
- Cost-effective and high-quality customer service
- Strong management, technology development and operations teams

86,363,640 American Depositary Shares

Representing 4,318,182,000 Ordinary Shares

Semiconductor Manufacturing International Corporation

US$                             per ADS

Prospectus

             , 2004

Joint Bookrunners

Credit Suisse First Boston	Deutsche Bank

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our Memorandum and Articles of Association provide that we may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith, in a manner the person reasonably believed to be in, or not opposed to, our best interests, in a manner that was not willfully or grossly negligent, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Any indemnification (unless ordered by a court) shall be made by us only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances, including whether or not the person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by our shareholders.

We intend to enter into indemnification agreements with each of our directors and executive officers that will provide our directors and executive officers with additional protection regarding the scope of the indemnification set forth in our Memorandum and Articles of Association. Pursuant to these agreements, we will indemnify each such person (to the fullest extent permitted by Delaware law, to the extent not inconsistent with the law of the Cayman Islands) against all expenses incurred in connection with any claim by reason or arising out of any event or occurrence relating to the fact that such person is our director or executive officer or is serving at our request at another corporation or entity, or by reason of any activity or inactivity while serving in such capacity. However, we will not be liable to indemnify any such person:

•	for expenses resulting from matters for which such person is prohibited to be indemnified under our Memorandum and Articles of Association or applicable law;

•	in respect of any claim initiated or brought voluntarily by such person (other than in limited specified circumstances);

•	for expenses incurred in relation to any proceedings to enforce the agreement in which material assertions in such proceedings made by such director are finally determined by a court to be not made in good faith or to be frivolous;

•	in respect of any claim if a court of determines that such person acted in a manner that was willfully or grossly negligent; or

•	for expenses and payment of profits arising from securities transactions carried out by such person in violation of Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended.

We plan to obtain a directors and officers liability policy prior to the completion of the global offering. The insured sum, to be determined, will cover all losses for which indemnification is permitted by law which such officer(s) has become legally obligated to pay on account of any claim first made against him individually or otherwise during the policy period, subject to such exclusions as may be stated in the cover. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification from us is sought. In addition, we are not aware of any threatened litigation or proceeding against any of our directors, officers or employees that may result in a claim for indemnification.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Document	Exhibit Number
Form of Underwriting Agreement	1.1
Memorandum of Association	3.1
Articles of Association	3.2
Form of Indemnification Agreement	10.5

Item 7. Recent Sales of Unregistered Securities

Our securities that were sold by us within the past three years and not registered under the Securities Act of 1933 are described below. Unless otherwise indicated, all of the securities described below were offered and issued outside the United States to individuals or entities that to the best of our knowledge were neither citizens nor residents of the United States. Accordingly, the offering and issuance of such securities were not subject to the registration requirements of the Securities Act. No underwriters were involved in the securities issuances described below.

Date of Issuance	Securities*	Aggregate Offering Price (in millions of US$)	Principal Purchasers
Between September 2001 and February 2004	917,439,166 Series A convertible preference shares(1)	1,019.4	86 investors(6)

Between January 2002 and June 2002	42,373,000 Series A-2 convertible preference shares	50.0	1 investor

Between August 2002 and July 2003	8,276,191 Series B convertible preference shares(2)	27.3	4 technology partners

Between September 2003 and February 2004	181,718,858 Series C convertible preference shares(3)	628.8	92 investors(6)

Between December 2003 and January 2004	102,857,143 Series D convertible preference shares(4)	360.0	Motorola, Inc. and its affiliate(6)

Between December 2003 and March 2004	2,342,856 Series D convertible preference shares(5)	8.2	2 technology partners(6)

*	Securities not publicly offered. This table does not reflect the conversion of our preference shares into ordinary shares or the 10-for-1 share split to be effected immediately thereafter and immediately prior to the completion of the global offering.
(1)	As of December 31, 2003, 378,032 of the shares to be issued in this offering had not yet been sold.
(2)	This amount includes shares issuable upon automatic exercise of a warrant to purchase 1,666,667 Series B convertible preference shares having an exercise price of US$3.00 per share, of which 83,333 shares have been exercised, upon automatic exercise of a warrant to purchase 57,143 Series B convertible preference shares having an exercise price of US$3.50 per share and upon conversion of a note convertible into 4,285,714 Series B convertible preference shares at a conversion price of US$3.50 per share. The beneficiary of the note has exercised its right under the note to call the US$15.0 million principal amount of the note in cash. The purchase price for the Series B convertible preference shares issued or issuable was paid or will be paid in the form of license and technology transfers.
(3)	As of December 31, 2003, 31,285,713 of the shares to be issued in this offering had not yet been sold. In addition, we issued and will issue warrants to purchase Series C convertible preference shares to certain of the purchasers of our Series C convertible preference shares. The warrants will expire unexercised upon completion of the global offering.
(4)	As of December 31, 2003, 95,714,286 of the shares to be issued in this offering had not yet been sold. In addition, we issued and will issue warrants to purchase Series D convertible preference shares to Motorola and its affiliate in this offering. The warrants will become exercisable for 172,496,390 ordinary shares (on an as-converted post-split basis) on March 31, 2005 if the price to the public in the global offering is less than US$0.35 per ordinary share (on a post-split basis).
(5)	As of December 31, 2003, none of the shares to be issued in this offering have been sold.
(6)	The sales and issuances of securities to certain of the investors were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented to us their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Description
1.1 —	Form of U.S. and International Underwriting Agreement.*

3.1 —	Memorandum of Association of the Registrant.†

3.2 —	Articles of Association of the Registrant.†

4.1 —	Form of Ordinary Share Certificate.†

4.2 —	Memorandum and Articles of Association of the Registrant (filed as Exhibits 3.1 and 3.2 hereto).

4.3 —	Form of Deposit Agreement, including form of American Depositary Receipt.**

5.1 —	Opinion of Maples and Calder Asia, Cayman Islands counsel to the Registrant.†

5.2 —	Opinion of Ziegler, Ziegler & Associates LLP, counsel to the depositary, as to the validity of the American Depositary Receipts.**

8.1 —	Opinion of Shearman & Sterling LLP, U.S. counsel to the Registrant, regarding certain U.S. tax matters.†

8.2 —	Opinion of Maples and Calder Asia, Cayman Islands counsel to the Registrant, regarding certain Cayman Islands tax matters (included as part of Exhibit 5.1).

10.1 —	Land Use Rights Transfer Contract dated February 4, 2002 between Semiconductor Manufacturing International (Shanghai) Corporation and Zhangjiang Technology Park Development Co.†

10.2 —	State Land Use Right Grant Contract dated December 31, 2002 between Semiconductor Manufacturing International (Beijing) Corporation and Beijing Economic and Technological Development Zone Land Bureau.†

10.3 —	Asset Purchase Agreement dated September 23, 2003 among Semiconductor Manufacturing International Corporation, Motorola, Inc. and Motorola (China) Electronics Limited.†

10.4 —	License Agreement dated August 14, 2002 by and among Fujitsu Limited, Semiconductor Manufacturing International Corporation and Semiconductor Manufacturing International (Shanghai) Corporation.#†

10.5 —	Form of Indemnification Agreement.†

10.6 —	Sixth Amended and Restated Registration Rights Agreement dated February 23, 2003 among Semiconductor Manufacturing International Corporation and the shareholders listed therein.

10.6.1 —	Consent and Agreement dated February 23, 2004 by and among Semiconductor Manufacturing International Corporation, Motorola, Inc. and Motorola (China) Electronics Limited.

10.7 —	Form of Employment Agreement with Executive Officers.†

10.8 —	Form of 2004 Stock Option Plan.†

10.9 —	Form of 2004 Equity Incentive Plan.†

10.10 —	Form of 2004 Employee Stock Purchase Plan.†

10.11 —	2001 Stock Plan.†

10.12 —	2001 Regulation S Stock Plan.†

10.13 —	2001 Preference Shares Stock Plan.†

10.14 —	2001 Regulation S Preference Shares Stock Plan.†

10.15 —	Form of Hong Kong Underwriting Agreement.*

Exhibit Number	Description

21.1 —	Subsidiaries of the Registrant.†

23.1 —	Consent of Deloitte Touche Tohmatsu Certified Public Accountants Limited.

23.2 —	Consent of Maples and Calder Asia (included as part of Exhibit 5.1).

23.3 —	Consent of Shearman & Sterling LLP (included as part of Exhibit 8.1).

23.4 —	Consent of Ziegler, Ziegler & Associates LLP (included as part of Exhibit 5.2).**

23.5 —	Consent of Financial Strategies Consulting Group, LLC.†

23.6 —	Consent of Chesterton Petty Limited.†

24.1 —	Powers of attorney are set forth under “Signatures” in this Part II of the Registration Statement.

*	To be filed by subsequent amendment.
**	Incorporated by reference to the Depositary’s Registration Statement on Form F-6 (filed with respect to the American Depositary Receipts (File No. 333-112725), filed with the Securities and Exchange Commission on February 11, 2004).
#	Confidential treatment has been requested. Confidential material has been redacted and separately filed with the Securities and Exchange Commission.
†	Previously filed.

(b) Financial Statement Schedules.

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in item 6, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on February 25, 2004.

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

By:	/s/ Richard R. Chang
Name:	Richard R. Chang
Title:	Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons on February 25, 2004, in the capacities indicated.

Signature	Title

/s/ Richard R. Chang Richard R. Chang	Chairman of the Board, President and Chief Executive Officer

* Jenny Wang	Chief Financial Officer and Chief Accounting Officer

* David Tse Young Chou	Director

* Ta-Lin Hsu	Director

* Yen-Pong Jou	Director

* Tsuyoshi Kawanishi	Director

* C. Richard Kramlich	Director

* Jimmy Shueh-Mien Lee	Director

* Ming Fang Lu	Director

Signature	Title

* Philip Richard Nicholls	Director

* Henry Shaw	Director

* Lip-Bu Tan	Director

* Yang Yuan Wang	Director

*By:	/s/ Richard R. Chang

Richard R. Chang
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Semiconductor Manufacturing International Corporation, has signed this Registration Statement or amendment thereto in Fremont, California, on February 25, 2004.

SMIC AMERICAS

By:	/s/ Samuel T. Wang
Name:	Samuel T. Wang
Title:	President